Exhibit 2.1

EXECUTION VERSION

JOINT VENTURE CONTRIBUTION AND FORMATION AGREEMENT

BY AND BETWEEN

SEACOR LB Holdings LLC

AND

Montco Offshore, Inc.

August 10, 2017

i

(continued)

ii

(continued)

ANNEXES

Annex A – The Vessels

EXHIBITS

Exhibit A – Form of Administrative Services Agreement
Exhibit B – Form of Company LLC Agreement

Exhibit C – Form of Guarantee Fee Agreement

Exhibit D – Form of Headquarters Lease

Exhibit E – Form of Transition Ship Management Agreement

Exhibit F – Form of Bills of Sale

Exhibit G – Form of Assignment and Assumption Agreement

Exhibit H – Form of Contribution Agreement

Exhibit I – Form of License Agreement

iii

Joint Venture Contribution and Formation Agreement

This Joint Venture Contribution and Formation Agreement (this “Agreement”) is entered into as of August 10, 2017 by and between (a) SEACOR LB Holdings LLC, a Delaware limited liability company (“SLH”), and (b) Montco Offshore, Inc., a Louisiana corporation (“MOI”). SLH and MOI are each referred to herein as a “Party” and collectively as the “Parties”.

WITNESSETH

WHEREAS, MOI and its wholly-owned Subsidiary, Montco Oilfield Contractors, LLC (“MOC” and, together with MOI, the “Debtors”), has each filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) on March 17, 2017 in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”), which bankruptcy cases are jointly administered as In re Montco Offshore, Inc., et al., Case No. 17-31646 (the “Bankruptcy Cases”);

WHEREAS, SLH owns, directly or indirectly through one or more Affiliates, the eleven (11) liftboat vessels set forth on Annex A under the heading “SLH Contributed Vessels” (collectively, the “SLH Contributed Vessels”), and MOI owns the six (6) liftboat vessels set forth on Annex A under the heading “MOI Contributed Vessels” (collectively, the “MOI Contributed Vessels”);

WHEREAS, Falcon Global LLC, a Marshall Islands limited liability company (“FGL”), is owned (a) fifty percent (50%) by SEACOR LB Offshore (MI) LLC, a Marshall Islands limited liability company (“SLBO”), which is a wholly-owned Subsidiary of SLH, and (b) fifty percent (50%) by Montco Global, LLC, a Marshall Islands limited liability company (“MGL”), which is a wholly-owned subsidiary of Montco International, LLC, a Louisiana limited liability company and an Affiliate of MOI (“MIL”);

WHEREAS, FGL owns (through its wholly-owned subsidiaries) the two (2) liftboat vessels set forth on Annex A under the heading “FGL Vessels” (collectively with the MOI Contributed Vessels and the SLH Contributed Vessels, the “Vessels”); and

WHEREAS, the Parties desire to contribute their respective Contributed Assets to a Delaware limited liability company to be formed pursuant to, and in accordance with, the terms and conditions of this Agreement (such entity and any successor thereof, the “Company”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1     Definitions. For purposes of this Agreement:

“Administrative Services Agreement” means that certain Administrative Services Agreement to be entered into on the Closing Date by and between SEACOR Marine and the Company or its applicable Subsidiary designee, substantially in the form attached hereto as Exhibit A.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, where “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Aggregate Contributed Value” means an amount equal to the sum of (a) the MOI Contributed Value plus (b) the SLH Contributed Value.

“Agreement” has the meaning set forth in the preamble.

“Alternative Transaction” has the meaning set forth in Section 5.4(b)(iv).

“Antitrust Law” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other Laws and Decrees that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, whether in the United States or elsewhere.

“Approvals” has the meaning set forth in Section 5.3(a).

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.5(a)(iv).

“Assumption Notice” means a notice of assumption identifying all Contracts of MOI related to the MOI Contributed Assets that MOI believe may be assumed and assigned in connection with the sale of the MOI Contributed Assets and setting forth a good faith estimate of the amount of the Cure Costs applicable to each such Contract (and if no Cure Cost is estimated to be applicable with respect to any particular Contract, the amount of such Cure Cost designated for such Contract shall be “$0.00”).

“Auction” has the meaning set forth in Section 5.4(b).

“Back-up Bidder” has the meaning given to such term in the Bidding Procedures Order.

“Back-up Termination Date” means the date that is one (1) Business Day after the closing of the Plan Transaction (as such term is defined in the Bidding Procedures Order) with the Winning Bidder.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.2.

“Bankruptcy Cases” has the meaning set forth in the recitals.

“Bankruptcy Code” has the meaning set forth in the recitals.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Bidding Procedures Order” means that certain order of the Bankruptcy Court, dated and entered as of August 10, 2017, Docket No. 394, in connection with the Bankruptcy Cases, that, among other things, (a) approves the payment of the Termination Payment on the terms and conditions set forth in Section 5.4(d) and (b) establishes (i) a date by which proposals for Competing Transactions must be submitted by bidders and (ii) procedures for the auction process, and which, in any case, is in form and substance reasonably acceptable to MOI and SLH.

“Bills of Sale” has the meaning set forth in Section 2.5(a)(iii).

“Break-up Fee” has the meaning set forth in Section 5.4(d)(i).

“Business” means, collectively, the MOI Business, the SLH Business and the FGL Business.

“Business Day” means any day, other than a Saturday, Sunday or any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

“Capital Spares” means marine equipment and vessel components which may or may not be associated with a particular vessel, or class of vessel, and could be, in the Ordinary Course of Business, allocated to and utilized in a specific vessel and capitalized subject to amortization for accounting purposes, including marine engines, leg and pad sections and materials, compressors, crane winch and jacking system components.

“Cash Equivalents” means cash, checks, money orders, funds in time and demand deposits or similar accounts, marketable securities, short-term investments, and other cash equivalents and liquid investments.

“Casualty Election” has the meaning set forth in Section 8.3(a).

“Casualty Event” has the meaning set forth in Section 8.3(a).

“CCF” means, with respect to any Person, any Capital Construction Fund (and any and all cash in such Capital Construction Fund) administered by the U.S. Department of Transportation’s Maritime Administration for the benefit of such Person or available for the use, maintenance or refurbishment of any Vessel owned or operated by such Person.

“Certificate of Formation” means a Certificate of Formation of the Company (or one or more wholly-owned Subsidiaries thereof, to be filed prior to Closing with the Secretary of State of the State of Delaware in order to create the Company (or one or more wholly-owned Subsidiaries thereof), in form and substance reasonably acceptable in form and substance to each of MOI and SLH.

“Claiming Party” has the meaning set forth in Section 9.1.

“Closing” has the meaning set forth in Section 2.4.

“Closing Assets” means (without duplication) all current assets primarily related to a Contributed Vessel, (a) including (i) all commercial accounts receivable attributable to the period from and after the date of the Confirmation Order, (ii) all Elected Accounts Receivable, if any, (iii) other prepaid expenses; (iv) other current receivables, (v) Capital Spares and (vi) parts and other inventory; and (b) expressly excluding (i) all Cash Equivalents and intercompany accounts receivable, (ii) any prepaid insurance or other prepaid items for which the Company and its Subsidiaries will not receive benefits after Closing, and (iii) Tax refunds.

“Closing Common Units” has the meaning set forth in Section 2.7(c).

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Indebtedness” means, as of the Reference Date, (a) with respect to SLH, the SLH Eagle/Hawk Indebtedness, and (b) with respect to MOI, the Pre-Petition Facility Indebtedness and the DIP Financing Indebtedness.

“Closing Liabilities” means (without duplication) all current liabilities primarily related to a Contributed Vessel, (a) including (i) all commercial accounts payable attributable to the period from and after the date of the Confirmation Order, (ii) all Elected Accounts Payable, if any, (iii) other accrued expenses, (iv) other current payables, (v) other current Liabilities (other than any indebtedness which is discharged at Closing); (vi) adequate reserves for Taxes or other governmental charges and assessments not yet due and payable (or being contested in good faith by appropriate proceedings), and current deferred lease incentives; and (b) expressly excluding all intercompany accounts payable.

“Closing Net Working Capital” means (without duplication), as of the Reference Date, the amount (expressed as a positive or negative number) equal to (a) with respect to MOI, (i) those Closing Assets that are included as MOI Contributed Assets minus (ii) those Closing Liabilities (excluding for the purposes hereof the Closing Indebtedness) that are included as Contributed MOI Liabilities, and (b) with respect to SLH, (i) those Closing Assets that are included as SLH Contributed Assets minus (ii) those Closing Liabilities (excluding for the purposes hereof the Closing Indebtedness) that are included as Contributed SLH Liabilities, in each case, subject to adjustment in accordance with Section 2.7 and calculated in accordance with the policies and procedures related to Closing Net Working Capital as set forth in the Example Statement and determined in accordance with GAAP.

“C-Lift” means C-Lift LLC, a Delaware limited liability company.

“C-Lift Vessels” means, collectively, (a) the SLH Contributed Vessel owned directly by SEACOR Eagle as set forth opposite its name on Annex A and (b) the SLH Contributed Vessel owned directly by SEACOR Hawk as set forth opposite its name on Annex A.

“COBRA” has the meaning set forth in Section 6.3(e).

“Common Units” has the meaning set forth in Section 2.6(a).

“Company” has the meaning set forth in the recitals.

“Company LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, substantially in the form attached hereto as Exhibit B, to be entered into on the Closing Date pursuant to Section 2.5 hereof.

“Company Secondee” has the meaning set forth in Section 6.3(a).

“Competing Transaction” means any “Competing Transaction” as defined in the Bidding Procedures Order (including any proposal (other than the Transactions or the Plan) from or by a Person or group of Persons (other than SLH or any of its Subsidiaries or Affiliates) with respect to (a) a merger, acquisition, consolidation, dissolution, equitization, equity investment, liquidation, tender offer, recapitalization, plan or reorganization, share exchange, business combination or similar transaction involving MOI and/or one or more of its Subsidiaries, (b) any other transaction (regardless of the form of transaction) involving MOI and/or one or more of its Subsidiaries on a consolidated basis, which would result in the direct or indirect acquisition or disposition of all or any part of the MOI Contributed Assets and Contributed MOI Liabilities (whether in combination with other assets and liabilities of MOI or its Affiliates or otherwise), (c) a direct or indirect credit bid transaction with respect to all or any portion of the MOI Contributed Assets or (d) issuance, sale, transfer or other disposition by MOI or any of its Subsidiaries, directly or indirectly, of any class of equity securities, ownership interests, securities, options, warrants, calls, rights or Contracts convertible into, exchangeable for or evidencing the right to subscribe for or purchase equity securities, ownership interests or voting securities of MOI).

“Confirmation Order” means an order or orders of the Bankruptcy Court that is consistent with this Agreement, and otherwise acceptable to SLH and MOI, and confirms the Plan and approves this Agreement, the Transactions and the execution, delivery and performance by MOI of this Agreement and the other instruments and agreements contemplated hereby.

“Consent” means any consent, waiver, approval, exemption, order or authorization of, or registration, declaration or filing with or notice to, any Person.

“Consolidated Facility” means a single consolidated credit facility for borrowed money, which consolidates and renews or otherwise refinances the Pre-Petition Facility and the DIP Financing.

“Contract” means any agreement, contract, arrangement, commitment, promise, obligation, right, instrument, document, sales order, purchase order or other similar understanding that is binding on any Person or any part of its property under Law (including commitments to enter into any of such), in each case, whether written or oral.

“Contracting Parties” has the meaning set forth in Section 9.14.

“Contributed Assets” means, collectively, the MOI Contributed Assets and the SLH Contributed Assets.

“Contributed Liabilities” means, collectively, the Contributed MOI Liabilities and the Contributed SLH Liabilities.

“Contributed MOI Liabilities” means, subject to the terms and conditions set forth in this Agreement, and provided that the following shall not include any Excluded MOI Liabilities, effective as of the Closing, the following obligations of MOI or its Subsidiaries or Affiliates related to the MOI Contributed Assets, and no others shall be contributed to the Company:

(a)     all Liabilities relating to MOI’s or any of its Subsidiary’s or Affiliate’s ownership, maintenance or operation of the MOI Contributed Assets, to the extent arising from events, facts or circumstances that occur from and after the Closing, but excluding any Liabilities to the extent relating to MOI’s or any of its Subsidiary’s or Affiliate’s ownership, maintenance or operation of the MOI Contributed Assets prior to the Closing or relating to any services that were sold or provided prior to the Closing;

(b)     all Liabilities of MOI or its applicable Subsidiaries under the MOI Transferred Contracts (including all Cure Costs associated therewith), in each case, to the extent arising and relating solely to the period from and after the Closing;

(c)     all Closing Liabilities attributable to, or in respect of, the MOI Contributed Assets;

(d)     the Pre-Petition Facility Indebtedness and the DIP Financing Indebtedness; and

(e)     all Transfer Taxes and property and ad valorem Taxes allocated to MOI pursuant to Section 6.4, in each case, in respect of the MOI Contributed Assets and Contributed MOI Liabilities.

Notwithstanding the foregoing or any other provisions of this Agreement, the Company shall not assume hereunder, and “Contributed MOI Liabilities” shall not include, Liabilities under any Contract to the extent such Liabilities arise as a result of a breach or failure of such Contract occurring prior to, as of, or as a result of, the Closing (including Cure Costs).

“Contributed SLH Liabilities” means, subject to the terms and conditions set forth in this Agreement, and provided that the following shall not include any Excluded SLH Liabilities, effective as of the Closing, the following obligations of SLH or its Subsidiaries or Affiliates related to the SLH Contributed Assets, and no others shall be contributed to the Company:

(a)     all Liabilities relating to SLH’s or any of its Subsidiary’s or Affiliate’s ownership, maintenance or operation of the SLH Contributed Assets, to the extent arising from events, facts or circumstances that occur from and after the Closing, but excluding any Liabilities to the extent relating to SLH’s or any of its Subsidiary’s or Affiliate’s ownership, maintenance or operation of the SLH Contributed Assets prior to the Closing or relating to any services that were sold or provided prior to the Closing;

(b)     all Liabilities of SLH or its applicable Subsidiaries under the SLH Transferred Contracts (including all Cure Costs associated therewith), in each case, to the extent arising and relating solely to the period from and after the Closing;

(c)     all Closing Liabilities attributable to, or in respect of, the SLH Contributed Assets;

(d)     all redelivery obligations under the Sub-Bareboat Charters, subject to the terms and conditions of the Sub-Bareboat Charters and the SLH Bareboat Charters, so long as SEACOR Offshore, as of the date of this Agreement, in compliance, in all material respects, with the SLH Bareboat Charters;

(e)     the SLH Eagle/Hawk Indebtedness;

(f)     all Transfer Taxes and property and ad valorem Taxes allocated to SLH pursuant to Section 6.4, in each case, in respect of the SLH Contributed Assets and the Contributed SLH Liabilities; and

(g)    the Secondment Liabilities.

Notwithstanding the foregoing or any other provisions of this Agreement, the Company shall not assume hereunder, and “Contributed SLH Liabilities” shall not include, Liabilities under any Contract to the extent such Liabilities arise as a result of a breach or failure of such Contract occurring prior to, as of, or as a result of, the Closing (including Cure Costs).

“Contributed Vessels” means, collectively, the MOI Contributed Vessels and the SLH Contributed Vessels.

“Contribution Agreement” shall have the meaning set forth in Section 2.5(a)(v).

“Covered Employee” means an employee of MOI or any of its Subsidiaries, whose duties relate primarily to the operation of the MOI Contributed Vessels.

“Cure Costs” means any and all amounts, costs or expenses that must be paid pursuant to section 365(b)(1) of the Bankruptcy Code to effectuate, pursuant to section 365(a) of the Bankruptcy Code, the assumption by MOI and assignment to the Company of the MOI Transferred Contracts, as agreed to by SLH, MOI and the non-MOI counterparty to the applicable Transferred Contract or otherwise determined by the Bankruptcy Court.

“Damaged Vessel” has the meaning set forth in Section 8.3(a).

“Debtors” has the meaning set forth in the recitals.

“Decree” means any judgment, decree, ruling, injunction, assessment, attachment, undertaking, award, charge, writ, executive order, administrative order, or any other order of any Governmental Authority.

“Delayed Transfer Employee” has the meaning set forth in Section 6.3(m).

“DIP Financing” means that certain Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of May 5, 2017, by and among the Debtors, as borrowers, the lenders and guarantors party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented or modified from time to time, together with all related security and other documentation.

“DIP Financing Indebtedness” means, as of the Reference Date, the amount of aggregate indebtedness outstanding under the DIP Financing, including the principal and accrued but unpaid interest, fees and any other amounts actually due and payable under the DIP Financing.

“Disclosure Schedules” means, collectively, the MOI Disclosure Schedule and SLH Disclosure Schedule.

“Disclosure Statement” means the disclosure statement with respect to the Plan.

“Elected Accounts Payable” has the meaning set forth in Section 2.1(c).

“Elected Accounts Receivable” has the meaning set forth in Section 2.1(c).

“Electing Party” has the meaning set forth in Section 8.3(a).

“Environmental Law” means any applicable foreign, federal, state or local Law relating to pollution, the protection of the environment, natural resources, or human health and safety with regard to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person with whom MOI or any of its Subsidiaries is or was at any time within the past six (6) years treated as a single employer under section 414 of the IRC.

“Estimated Common Units” has the meaning set forth in Section 2.7(c).

“Example Statement” has the meaning set forth in Section 2.6(b).

“Excluded Assets” means, collectively, the Excluded MOI Assets and the Excluded SLH Assets.

“Excluded Liabilities” means, collectively, the Excluded MOI Liabilities and the Excluded SLH Liabilities.

“Excluded Marks” means all Marks that are not a Contributed Asset under this Agreement.

“Excluded MOI Assets” means all assets of MOI or its Affiliates in and to the following:

(a)     any tangible or intangible asset of MOI or its Affiliates that is not primarily related to the ownership and operation of the MOI Business or any of the MOI Contributed Assets;

(b)    except as otherwise included as part of the MOI Contributed Assets, (i) organizational documents, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock certificates, and other documents relating to MOI’s or its Subsidiaries’ organization, maintenance, existence, and operation (except for any such Subsidiary included in the MOI Contributed Assets); (ii) Files and Records related to (A) Taxes paid or payable by MOI or (B) any Liabilities not included in the Contributed MOI Liabilities; (iii) except as otherwise provided in this Agreement, any Tax refund, deposit, prepayment, credit, attribute, or other Tax asset of or with respect to MOI or any of its Subsidiaries or Affiliates; (iv) any other Files and Records that are not primarily related to any SLH Contributed Asset; and (v) any Files and Records or other information to the extent they include any Privileged Communications;

(c)     all capital stock or ownership interests of MOI or any of its Subsidiaries (except in connection with the MOI Contributed Equity Interests);

(d)     all Cash Equivalents (except as otherwise included as part of the Contributed Assets as provided herein) and intercompany accounts receivable;

(e)     all Permits that are not part of the MOI Contributed Assets as provided herein;

(f)     all insurance policies and binders and, except to the extent otherwise included as part of the MOI Contributed Assets or set forth in Section 8.3, all claims, refunds and credits from insurance policies or binders due or to become due with respect to such policies or binders;

(g)     all of MOI’s rights under this Agreement or any Related Agreement;

(h)     all MOI Causes of Action arising out of or related to the Excluded MOI Assets;

(i)     all Intellectual Property owned, used, or held for use by MOI or any of its Subsidiaries or Affiliates that is not that is specifically associated with any MOI Contributed Vessel or otherwise included in the MOI Contributed Assets;

(j)     all Contracts other than the MOI Transferred Contracts;

(k)     all rights and interests in MOI Employee Benefit Plans;

(l)     all of MOI’s and its Subsidiaries’ rights, title and interest in and to any real property (including easements, rights-of-way and water rights) together with all buildings, other improvements, fixtures and appurtenances, and all other rights, privileges and entitlements thereunto belonging or appertaining;

(m)    any CCF for the benefit of MOI or any its Subsidiaries or Affiliates or otherwise available for the use, maintenance or refurbishment of any Vessel owned or operated by MOI or any of its Subsidiaries or Affiliates;

(n)     all of MOI’s commercial accounts receivable other than (i) Elected Accounts Receivable and (ii) accounts receivable attributable to the period from and after the date of the Confirmation Order; and

(o)     those items set forth on Section 1.1-EA of the MOI Disclosure Schedule (as amended or supplemented from time to time pursuant to Section 5.8 or Section 8.3, as the case may be, or otherwise in accordance with this Agreement).

“Excluded MOI Liabilities” means any Liabilities of MOI or any predecessor or any Subsidiary or Affiliate of MOI, of any nature whatsoever, existing before or on the Closing Date or arising thereafter, other than the Contributed MOI Liabilities. All of the Liabilities of MOI or any predecessor or any Subsidiary or Affiliate of MOI (including as described in the preceding sentence) not specifically and expressly contributed to the Company pursuant to this Agreement shall be referred to herein collectively as the “Excluded MOI Liabilities.” For the avoidance of doubt, and without limiting the foregoing, the Company shall not be obligated to assume, and it shall not assume, and MOI shall not be obligated to contribute, and shall not contribute, any of the following Liabilities of MOI or of any predecessor or Subsidiary or Affiliate of MOI other than the Contributed MOI Liabilities (and any such Liabilities shall be considered Excluded Liabilities for all purposes of this Agreement):

(a)     any Liability arising out of, under or in connection with the Excluded MOI Assets;

(b)     any Liability of MOI or any of its Affiliates for Taxes (except as expressly provided for in Section 6.4);

(c)     all Closing Liabilities not included as a Contributed MOI Liability;

(d)     all Liabilities of MOI under this Agreement or any Related Agreement and the Transactions or thereby;

(e)     all Liabilities regarding any vacation days, sick days or other paid time off or any bonus amounts accrued for services through and including the Closing with respect to employees, agents, consultants or other service providers (including Covered Employees) of MOI or its Subsidiaries or Affiliates;

(f)     all Liabilities of MOI or any of its Subsidiaries, Affiliates or equity owners relating to, or arising out of, any threatened or pending Litigation;

(g)    all Liabilities of MOI or any of its Subsidiaries or Affiliates (excluding, for the purposes hereof, FGL and its Subsidiaries) to, with respect to, or in respect of, any employee, agent, consultant or other service provider (including any Covered Employee), including under any MOI Employee Benefit Plan or any other Contract, or pursuant to Law;

(h)     all Liabilities relating to or in connection with each of the MIL-MOI Loan and the Shareholder-MOI Loan, or resulting from the MOI Reorganization;

(i)     all Liabilities in connection with, or relating to, MOI’s or any of its Affiliates’ occupancy, use, lease or sublease of the Headquarters on or prior to the Closing Date;

(j)     all of MOI’s commercial accounts payable other than (i) Elected Accounts Payable and (ii) commercial accounts payable attributable to the period from and after the date of the Confirmation Order; and

(k)    any other Liability that is not a Contributed MOI Liability.

“Excluded SLH Assets” means all assets of SLH or any of its Affiliates in and to the following:

(a)     any tangible or intangible asset of SLH or its Affiliates that is not primarily related to the ownership or operation of the SLH Business or any of the SLH Contributed Assets;

(b)     except as otherwise included as part of the SLH Contributed Assets, (i) organizational documents, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, ownership interest transfer books, ownership interest certificates, and other documents relating to SLH’s or its Subsidiaries’ organization, maintenance, existence, and operation (except for any such Subsidiary included in the MOI Contributed Assets); (ii) Files and Records related to (A) Taxes paid or payable by SLH or (B) any Liabilities not included in the Contributed SLH Liabilities; (iii) except as otherwise provided in this Agreement, any Tax refund, deposit, prepayment, credit, attribute, or other Tax asset of or with respect to SLH or any of its Subsidiaries or Affiliates; (iv) any other Files and Records that are not primarily related to any SLH Contributed Asset; and (v) any Files and Records or other information to the extent they include any Privileged Communications;

(c)     all capital stock or ownership interests of SLH or any of its Subsidiaries (except in connection with the SLH Contributed Equity Interests);

(d)     all Cash Equivalents (except as otherwise included as part of the Contributed Assets as provided herein) and intercompany accounts receivable;

(e)     all Permits that are not part of the SLH Contributed Assets as provided herein;

(f)      all insurance policies and binders and, except to the extent otherwise included as part of the SLH Contributed Assets or set forth in Section 8.3, all claims, refunds and credits from insurance policies or binders due or to become due with respect to such policies or binders;

(g)     all of SLH’s rights under this Agreement or any Related Agreement;

(h)     all SLH Causes of Action arising out of or related to the Excluded SLH Assets;

(i)     all Intellectual Property owned, used, or held for use by SLH or any of its Subsidiaries or Affiliates that is not that is specifically associated with any SLH Contributed Vessel or otherwise included in the SLH Contributed Assets;

(j)     all Contracts other than the SLH Transferred Contracts;

(k)    all rights and interests in employee benefit plans, programs, policies, funds, practices, agreements or arrangements of SLH or its Subsidiaries or Affiliates;

(l)     all of SLH’s and its Subsidiaries’ rights, title and interest in and to any real property (including easements, rights-of-way and water rights) together with all buildings, other improvements, fixtures and appurtenances, and all other rights, privileges and entitlements thereunto belonging or appertaining;

(m)   any CCF for the benefit of SLH or any its Subsidiaries or Affiliates or otherwise available for the use, maintenance or refurbishment of any Vessel owned or operated by SLH or any of its Subsidiaries or Affiliates;

(n)    all of SLH’s commercial accounts receivable other than (i) Elected Accounts Receivable and (ii) accounts receivable attributable to the period from and after the date of the Confirmation Order; and

(o)    those items set forth on Section 1.1-EA of the SLH Disclosure Schedule (as amended or supplemented from time to time pursuant to Section 5.8 or Section 8.3, as the case may be, or otherwise in accordance with this Agreement).

“Excluded SLH Liabilities” means any Liabilities of SLH or any predecessor or any Subsidiary or Affiliate of SLH, of any nature whatsoever, existing before or on the Closing Date or arising thereafter, other than the Contributed SLH Liabilities. All of the Liabilities of SLH or any predecessor or any Subsidiary or Affiliate of SLH (including as described in the preceding sentence) not specifically and expressly contributed to the Company pursuant to this Agreement shall be referred to herein collectively as the “Excluded SLH Liabilities.” For the avoidance of doubt, and without limiting the foregoing, the Company shall not be obligated to assume, and it shall not assume, and SLH shall not be obligated to contribute, and shall not contribute, all of the following Liabilities of SLH or of any predecessor or Subsidiary or Affiliate of SLH other than the Contributed SLH Liabilities (and any such Liabilities shall be considered Excluded Liabilities for all purposes of this Agreement):

(a)     any Liability arising out of, under or in connection with the Excluded SLH Assets;

(b)     any Liability of SLH or any of its Affiliates for Taxes (except as expressly provided for in Section 6.4);

(c)     all Closing Liabilities not included as a Contributed SLH Liability;

(d)     all Liabilities of SLH under this Agreement or any Related Agreement and the Transactions or thereby;

(e)     all Liabilities regarding any vacation days, sick days or other paid time off or any bonus amounts accrued for services through and including the Closing with respect to employees, agents, consultants or other service providers of SLH or its Subsidiaries or Affiliates;

(f)     all Liabilities of SLH or any of its Subsidiaries, Affiliates or equity owners relating to, or arising out of, any threatened or pending Litigation;

(g)    except for the Secondment Liabilities, all Liabilities of SLH or any of its Subsidiaries or Affiliates (excluding, for the purposes hereof, FGL and its Subsidiaries) to, with respect to, or in respect of, any employee, agent, consultant or other service provider, including under any employee benefit plan or any other Contract, or pursuant to Law;

(h)    all Liabilities resulting from the SLH Reorganization;

(i)     all of SLH’s commercial accounts payable other than (i) Elected Accounts Payable and (ii) commercial accounts payable attributable to the period from and after the date of the Confirmation Order; and

(j)     any other Liability that is not a Contributed SLH Liability.

“FGL” has the meaning set forth in the recitals.

“FGL Business” means the ownership, maintenance and operation of the two liftboat vessels set forth opposite FGL’s name on Annex A.

“FGL Contribution Value” means an aggregate amount equal to $18,300,000, which is the deemed value of each of MOI’s and SLH’s equity interest in FGL, as of December 31, 2016.

“FGL Impairment Charges” means the aggregate amount of any and all impairment charges with respect to FGL’s or any of its Subsidiaries assets for the period from and after December 31, 2016 until the Closing Date, subject to adjustment in accordance with Section 2.7.

“FGL LLC Agreement” means that certain Limited Liability Company Agreement of FGL, dated and effective as of September 24, 2014, as amended, restated or modified from time to time in accordance with its terms.

“FGL Term Loan” means that certain Loan Agreement, dated as of August 3, 2015, providing for a Senior Secured Term Loan, by and between (a) FGL, Falcon Pearl LLC and Falcon Diamond LLC, as joint and several borrowers, (b) DNB Markets, Inc. Clifford Capital Pte. Ltd. and NIBC Bank N.V., as mandated lead arrangers, (c) DNB Markets, Inc., as book runner, (d) DNB Bank ASA, New York Branch, as facility agent and security trustee, and (e) the lenders party thereto, as amended, restated, supplemented or modified from time to time, together with all related security and other documentation.

“Files and Records” means all files, documents, data, instruments, papers, computer files, information and records and all other books and records in any form or media (including any backup documentation and work papers), including construction drawings, reports, all records relating to assets, Liabilities, inspections, environmental reports and assessments, fixture plans, personnel records, ledgers, journals, studies, reports, budgets, forecasts, projections and competitive or capital spending analysis, information relating to Taxes, Tax Returns, sales literature, promotional literature, marketing materials, transactions and transaction histories, customer records, customer lists and prospective customer lists, customer information, price lists, mailing lists, distribution lists, policies, procedures, correspondence files and similar materials.

“Financing Arrangements” has the meaning set forth in Section 5.9.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any federal, state, local, or foreign government or governmental or regulatory authority, agency, board, bureau, commission, court, department, or other governmental entity.

“Guarantee Fee Agreement” means that certain Guarantee Fee Agreement to be entered into on the Closing Date by and between SEACOR Parent, the Company and MOI, substantially in the form attached hereto as Exhibit C.

“Hardware” means any and all computer and computer-related hardware, including, but not limited to, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.

“Hazardous Materials” means (a) any petroleum, petroleum-derived substances, by-products or other hydrocarbons, flammable explosives, radioactive materials, radon, asbestos, or polychlorinated biphenyls and (b) any chemicals, wastes, materials or substances which are regulated, classified or defined as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutant” or “contaminant” or any similar denomination under any Environmental Law.

“Headquarters” means the corporate office of MOI located at 17751 Highway 3235, Galliano, Louisiana.

“Headquarters Lease” means that certain Lease Agreement for the Headquarters to be entered into on the Closing Date by and between the Company and Orgeron Real Estate, substantially in the form attached hereto as Exhibit D.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Independent Accountants” has the meaning set forth in Section 2.7(b).

“Independent Accountants Fees” has the meaning set forth in Section 2.7(b).

“Intellectual Property” means (a) all issued patents and patent applications, together with all reissuances, continuations, continuations-in-part, divisionals, extensions and reexaminations thereof; (b) all Marks; (c) all copyrights, together with all registrations and applications for registration therefor and renewals in connection therewith; (d) all trade secrets, know-how, technology, improvements, drawings and inventions; and (e) all computer software (including data and databases).

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Jones Act” means the Laws contained, in and promulgated under or in connection with, 46 U.S.C. § 50501, as amended or revised from time to time and any successor or replacement Laws, relating to the ownership and operation of vessels in the U.S. coastwise trade.

“Knowledge” of MOI (and other words of similar import) means the actual knowledge, without inquiry, of those persons set forth on Section 1.1-K of the MOI Disclosure Schedule. “Knowledge” of SLH (and other words of similar import) means the actual knowledge, without inquiry, of those persons set forth on Section 1.1-K of the SLH Disclosure Schedule.

“Law” means any federal, state, local or foreign law (including any common law), constitution, treaty, statute, ordinance, rule, regulation, legal requirement, judgment, order, writ, injunction or decree of any Governmental Authority, which is applicable to the Transactions or the context in which the word Law is used in this Agreement, as the case may be.

“Liability” means all indebtedness, losses, claims (including “claims” as defined in section 101(5) of the Bankruptcy Code), damages, expenses, fines or other penalties, costs, royalties, proceedings, deficiencies, duties, obligations and other liabilities (including those arising out of any Litigation, such as any settlement or compromise thereof or judgment or award therein) of a Person (whether absolute, accrued, contingent, fixed, liquidated or unliquidated, or otherwise, or whether known or unknown, or whether due or to become due, and whether in Contract, tort, strict liability or otherwise, and whether or not resulting from third-party claims).

“License Agreement” has the meaning set forth in Section 2.5(a)(xiii).

“Lien” means any mortgage, pledge, lien, charge, security interest, option, right of first refusal, right of first offer, servitude, easement, hypothecation, restrictive covenant, encroachment, security agreement, equitable interest, earn-out, conditional sale or other title retention device or arrangement, deed of trust, or other similar encumbrance or restriction of any kind, in each case whether contingent, fixed or otherwise or whether relating to any property or right or the income or profits therefrom; provided, however, that “Lien” shall not be deemed to include any license of Intellectual Property.

“Litigation” means any action, cause of action, arbitration, suit, claim, investigation, audit, hearing or proceeding, whether civil, criminal, administrative, investigative or arbitral, whether at Law or in equity and whether before any Governmental Authority.

“Marks” means, collectively, all trademarks, service marks, trade dress, logos, trade names, and Internet domain names, or other indicia of origin that includes, relates to or derives from any such marks, logos or dress or names, and any related abbreviations, acronyms or other formatives based thereon (whether alone or in combination with any other words, phrases or designs, and whether registered or not), together with all goodwill associated therewith (and any name or trademark, service mark, trade name, logo, Internet domain name, or other indicia of origin that is confusingly similar thereto or derived therefrom), and all common law rights, applications, registrations, and renewals in connection therewith.

“Material MOI Contract” means a MOI Contract requiring payments to or from MOI or any of its Affiliates in excess of $250,000 per annum, or which is otherwise material to the MOI Business.

“MGL” has the meaning set forth in the recitals.

“MIL” has the meaning set forth in the recitals.

“MIL-MOI Loan” means the amount of outstanding principal and accrued but unpaid interest, fees and other amounts payable by MIL to MOI pursuant to that certain Promissory Note, dated November 1, 2014, which amount as of the date of this Agreement is approximately $18,161,282.

“MOC” has the meaning set forth in the recitals.

“MOI” has the meaning set forth in the preamble.

“MOI Balance Sheet” has the meaning set forth in Section 3.16.

“MOI Balance Sheet Date” has the meaning set forth in Section 3.16.

“MOI Business” means the ownership, maintenance and operation of the MOI Contributed Assets (including the MOI Contributed Vessels and the MOI Contributed Equity Interests).

“MOI Causes of Action” means, collectively, any rights, demands, claims, causes of action, prepayments, refunds, rights of recovery, credits, allowances, rebates, or rights of setoff or subrogation and other claims of MOI or its Subsidiaries or Affiliates against any Person (other than MOI or any of its Subsidiaries or Affiliates, or SLH or any of its Subsidiaries or Affiliates).

“MOI Contract” means any Contract of MOI or any of its Affiliates primarily relating to the MOI Business.

“MOI Contributed Assets” means (a) the MOI Contributed Equity Interests, (b) the MOI Contributed Vessels, and (c) all of MOI’s (or its Subsidiaries’ or Affiliates’) right, title, and interests in, to and under all of the business, assets, personal properties, contractual rights, goodwill, going concern value, rights and claims primarily related, and reasonably necessary, to the ownership and operation of the MOI Business, wherever situated and of whatever kind and nature, tangible or intangible, whether or not reflected on the books and records of MOI or any of its Subsidiaries or Affiliates (other than the MOI Excluded Assets) to be acquired at the Closing. Without limiting the foregoing, the MOI Contributed Assets include (without duplication) all of MOI’s (or its Subsidiaries’ or Affiliates’, as the case may be) rights, title and interests in, to and under each of the following assets:

(i)       each MOI Contributed Vessel’s engines, component parts, tackle, winches, cordage, general outfit, electronic and navigation equipment, radio installations, appurtenances, appliances, inventory, spare parts, stores, tools, supplies and provisions, whether on board or ashore;

(ii)      to the maximum extent permitted by the Bankruptcy Code, all MOI Transferred Contracts and the rights and benefits accruing thereunder, including each charter or other Contract with customers in effect at Closing for the utilization or deployment of each MOI Contributed Vessel;

(iii)     to the extent assignable to the Company under Law and to the maximum extent permitted by the Bankruptcy Code, each Permit held, used or intended to be used by MOI or any of its Affiliates in connection with or related to the MOI Business (including all such Permits set forth on Section 3.12(b) of the MOI Disclosure Schedule), and all of the rights and benefits accruing thereunder (for the avoidance of doubt, solely to the extent that the applicable Governmental Authority Consents to or otherwise approves the assignment or transfer of the applicable Permit but only to the extent such Consent or approval is required by the terms of such Permit);

(iv)     all technical or regulatory documentation in any form or media pertaining to each MOI Contributed Vessel that MOI or any of its Subsidiaries or Affiliates have in their respective possession or which is physically aboard a MOI Contributed Vessel, including class certificates, loadline certificates, radio licenses, operating manuals, preventative maintenance manuals and other similar certificates, licenses, manuals and documentation;

(v)      all Files and Records of MOI or any of its Subsidiaries or Affiliates primarily relating to any MOI Contributed Asset;

(vi)      to the extent transferable, all rights of MOI or any of its Affiliates under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent primarily relating to the MOI Contributed Vessels or any of the MOI Contributed Assets (including, in each case, any of their respective component parts), or any services provided to MOI or any of its Affiliates primarily in connection with the MOI Contributed Vessels or the MOI Contributed Assets (including, in each case, any of their respective component parts), or to the extent otherwise primarily affecting any MOI Contributed Vessels or any MOI Contributed Assets (including, in each case, any of their respective component parts), other than any warranties, representations and guarantees pertaining exclusively to any MOI Excluded Assets;

(vii)     all Intellectual Property owned, used, or held for use by MOI or its Subsidiaries or Affiliates (and the right to use certain Marks that are described on Section 1.1-IP of the MOI Disclosure Schedule on the terms and conditions set forth in the License Agreement) and that is specifically associated with any MOI Contributed Vessel, including (A) all Intellectual Property (or the right to use certain Marks, as applicable) set forth on Section 1.1-IP of the MOI Disclosure Schedule and (B) the exclusive design rights and Intellectual Property related to, or in connection with, any 235 and 335 Class Vessels;

(viii)    all deposits, credits, advanced payments, security deposits, prepaid items and all prepaid or deferred charges and expenses primarily relating to any MOI Contributed Asset previously paid by MOI or any of its Subsidiaries or Affiliates (not including any amounts paid in connection with any Contract with any MOI employee or any agent or consultant related to the MOI Contributed Vessels, none of which amounts, if any, shall be deemed a reimbursable expense to MOI under this Agreement);

(ix)      all furniture, fixtures, trade fixtures, shelving, furnishings, equipment, vehicles, leasehold improvements, and other tangible personal property owned by MOI or any of its Affiliates or required for the MOI Business (including all artwork, desks, chairs, tables, Hardware, data processing equipment, information technology (other than such information technology used by MOI or any of its Subsidiaries pursuant to licenses that prohibit the sublicense or transfer thereof), copiers, telephone lines and numbers, facsimile machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies) that is located at the Headquarters;

(x)     subject to Section 8.3, all insurance proceeds received by MOI or any of its Subsidiaries or Affiliates in respect of any damage or loss to, or casualty affecting, any MOI Contributed Vessel as a result of events or circumstances occurring prior to the Closing Date, to the extent such damage, loss or casualty has not been fully repaired or restored at the time of the Closing;

(xi)       all rights to refunds of any Taxes to the extent such Taxes constitute Contributed MOI Liabilities;

(xii)      all MOI Causes of Action arising out of or relating to any of the MOI Contributed Assets, including any rights against third parties under Transferred Contracts;

(xiii)     all Closing Assets attributable to, or in respect of, the MOI Contributed Assets;

(xiv)     all customer accounts of the MOI Contributed Vessels and the customer relationships and goodwill relating thereto;

(xv)      all rights, title and interest of MOI or any of its Subsidiaries or Affiliates in and to any property subject to a MOI Personal Property Lease that is used in or held for use in connection with the MOI Business, to the extent any such MOI Personal Property Lease is a Transferred Contract; and

(xvi)     without limiting the foregoing, all other business, assets, rights or properties used exclusively in connection with the ownership or operation of the MOI Business and not specifically set forth herein.

“MOI Contributed Equity Interests” means, following completion of the MOI Reorganization, all of the equity interests, directly or indirectly, owned by MOI in MGL.

“MOI Contributed Value” means an amount equal to (a) the MOI Contributed Vessels Value, minus (b) the aggregate amount of the Pre-Petition Facility Indebtedness, minus (c) the aggregate amount of the DIP Financing Indebtedness, plus (d) MOI’s Transaction Costs, plus (e) the amount of Closing Net Working Capital contributed by MOI to the Company, subject to adjustment pursuant to Section 2.7, plus (f) an amount equal to the FGL Contribution Value; minus (g) an amount equal to the product of (i) 0.50 multiplied by (ii) the aggregate amount of FGL Impairment Charges.

“MOI Contributed Vessels” has the meaning set forth in the recitals.

“MOI Contributed Vessels Value” means $163,359,700.

“MOI Disclosure Schedule” has the meaning set forth in Article III.

“MOI Employee Benefit Plans” has the meaning set forth in Section 3.11(a).

“MOI Financial Statements” has the meaning set forth in Section 3.16.

“MOI Insurance Policies” has the meaning set forth in Section 3.14.

“MOI Material Adverse Effect” means any effect, change, condition, circumstance, development or event that, individually or in the aggregate with all other effects, changes, conditions, circumstances, developments or events has had, or would reasonably be expected to have, a material adverse effect on the business, assets, operation, condition (financial or otherwise) or results of operation of the MOI Business or the MOI Contributed Assets (excluding the Excluded Assets and the Excluded Liabilities), taken as a whole, other than any effect, change, condition, circumstance, development or event arising from or related to: (a) general business or economic conditions in any of the geographical areas in which the MOI Contributed Vessels operate; (b) any condition or occurrence affecting the liftboat vessel industry generally; (c) national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (d) financial, banking, or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index); (e) the occurrence of any act of God or natural disaster, including any fire, flood, hurricane, tornado, or other weather event; (f) changes in Law or accounting rules; (g) the taking of any action expressly contemplated by this Agreement or any Related Agreement or taken with the prior written Consent of SLH; (h) the operations of the MOI Business in connection with the Bankruptcy Cases; (i) the sale of any Excluded MOI Assets to any third parties by MOI or any of its Affiliates; (j) any effects or changes arising from or related to the breach of this Agreement by SLH; and (k) the filing of the Bankruptcy Cases; provided, however, that in the case of the foregoing clauses (a) through (f), such effects, changes, conditions, circumstances, developments or events shall be taken into account in determining whether any material adverse effect has occurred to the extent that any such effects, changes, conditions, circumstances, developments or events have, or would reasonably be expected to have, a disproportionate effect on the Business (excluding the Excluded Assets and the Excluded Liabilities) or the Contributed Assets relative to other participants operating in the liftboat vessel industry.

“MOI Personal Property Leases” has the meaning set forth in Section 3.9.

“MOI Reorganization” means that certain internal reorganization involving MGL pursuant to which MIL will transfer to MOI all of the equity interests, directly or indirectly, owned by MIL in MGL, the consummation of such transfer to be in full payment and satisfaction of each of the MIL-MOI Loan and the Shareholder-MOI Loan.

“MOI Transferred Contracts” has the meaning set forth in Section 5.8(a).

“Non-Material MOI Contract” means a MOI Contract that is not a Material MOI Contract.

“Non-Party Affiliates” has the meaning set forth in Section 9.14.

“Ordinary Course of Business” means the ordinary and usual course of normal day to day operations of the Business through the date hereof consistent with past practice.

“Orgeron Real Estate” means Orgeron Real Estate L.L.C., a Louisiana limited liability company.

“Outside Date” has the meaning set forth in Section 8.1(b)(ii).

“Party” and “Parties” have the meaning set forth in the preamble.

“Permit” means any franchise, approval, authorization, consent, clearance, permit, license, order, registration, certificate, variance or similar right issued, granted by, given by or under the authority of a Governmental Authority or pursuant to any Law.

“Permitted Lien” means (a) Liens for Taxes not yet delinquent; (b) mechanic’s, workmen’s, repairmen’s, warehousemen’s, carrier’s or other similar Liens, including all statutory liens, arising or incurred in the Ordinary Course of Business, that in each case have been bonded over or otherwise secured (and with respect to any such Liens of MOI, such bond or security shall be in a manner acceptable to SLH in SLH’s reasonable discretion); (c) Liens for crew wages (including wages of the master of the applicable Vessel) incurred in the Ordinary Course of Business and that are not yet due and payable or that are being contested in good faith by appropriate proceeds; (d) Liens for general average or salvage (including contract salvage) and liens for wages of stevedores employed by or on behalf of the applicable Party or the operator, agent or master of the applicable Vessel, which in each case, that are not yet due and payable or that are being contested in good faith by appropriate proceedings; (e) Liens for necessaries provided to a Vessel incurred in the Ordinary Course of Business that are not yet due and payable; (f) other liens arising by operation of Law in the Ordinary Course of Business in connection with operating, maintaining or repairing a Vessel that are (1) not yet due and payable and (2) would not and will not materially detract from the value of such Vessel or materially interfere with the use of any such Vessel as currently used or contemplated to be used; (g) any other Liens affecting, with respect to MOI, the MOI Contributed Assets, or, with respect to SLH, the SLH Contributed Assets, as applicable, that the other Party has expressly stated are acceptable to such Party in a writing delivered to MOI or SLH, as applicable; (h) Liens under the Financing Arrangements of the Company and its Subsidiaries from and after the Closing; and (i) Liens that, individually and in the aggregate with all other Permitted Liens, do not and will not materially detract from the value of any of the Contributed Assets or materially interfere with the use of any of the Contributed Assets as currently used or contemplated to be used.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or any other entity, including any Governmental Authority or any group of any of the foregoing.

“Plan” means the chapter 11 plan of reorganization of the Debtor MOI, which provides for the Transactions, including all exhibits and supplements thereto, and that is consistent with this Agreement and acceptable to SLH and MOI, as confirmed by the Confirmation Order.

“Pre-Petition Facility” means that certain Second Amended and Restated Credit Agreement, dated as of January 29, 2016, by and among MOI, a non-Debtor affiliate of MOI and Orgeron Real Estate, as borrowers, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented or modified from time to time, together with all related security and other documentation.

“Pre-Petition Facility Indebtedness” means, as of the Reference Date, the aggregate amount of indebtedness outstanding under the Pre-Petition Facility, including the principal and accrued but unpaid interest, fees and any other amounts actually due and payable under the Pre-Petition Facility.

“Privilege” has the meaning set forth in Section 5.6(c).

“Privileged Communications” means any files, work product or other communications which are protected by Privilege arising under Law from a Party’s engagement of its legal counsel in connection with the Transactions or any matters related thereto (including, in the case of MOI, the Bankruptcy Cases).

“Procedures Motion” means the motion or motions of MOI, in form and substance reasonably acceptable to SLH, seeking approval and entry of the Bidding Procedures Order, including that certain Motion for Approval filed by MOI on June 23, 2017, Docket No. 302.

“Proration Period” has the meaning set forth in Section 6.4(b).

“Qualified Bid” has the meaning given to such term in the Bidding Procedures Order.

“Qualified Firm” has the meaning set forth in Section 8.3(a).

“Reference Date” has the meaning set forth in Section 2.4.

“Related Agreements” means the Company LLC Agreement, the Transition Ship Management Agreement, the Bills of Sale delivered pursuant to Section 2.5, the Guarantee Fee Agreement, the Assignment and Assumption Agreement, the Contribution Agreement, the Headquarters Lease, the Administrative Services Agreement and the License Agreement.

“Release” means any release, spilling, emitting, leaking, pumping, pouring, emptying, injecting, depositing, disposing, discharging, dispersing, leaching or migrating into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Materials).

“Removed Contract” has the meaning set forth in Section 5.8(e).

“Representative” means, when used with respect to a Person, the Person’s controlled Affiliates (including Subsidiaries) and such Person’s and any of the foregoing Persons’ respective officers, directors, managers, members, shareholders, partners, employees, agents, representatives, advisors (including financial advisors, bankers, consultants, legal counsel, and accountants), and financing sources.

“Restoration Cost” has the meaning set forth in Section 8.3(a).

“SEACOR Acadian” means SEACOR Acadian Companies Inc., a Delaware corporation.

“SEACOR Eagle” means SEACOR Eagle, LLC, a Delaware limited liability company.

“SEACOR Hawk” means SEACOR Hawk, LLC, a Delaware limited liability company.

“SEACOR Marine” means SEACOR Marine LLC, a Delaware limited liability company.

“SEACOR Payroll” means SEACOR Marine Payroll Management LLC, a Delaware limited liability company.

“SEACOR Offshore” means SEACOR LB Offshore LLC, a Delaware limited liability company.

“SEACOR Parent” means SEACOR Marine Holdings Inc., a Delaware corporation listed on the New York Stock Exchange under the symbol “SMHI”.

“Secondment Liabilities” has the meaning set forth in Section 6.3(l).

“Shareholder-MOI Loan” means the amount of outstanding principal and accrued but unpaid interest, fees and other amounts payable by Lee A. Orgeron to MOI pursuant to that certain Promissory Note, dated October 28, 2013, which amount as of the date of this Agreement is approximately $21,204,670.

“SLBO” has the meaning set forth in the recitals.

“SLH” has the meaning set forth in the preamble.

“SLH Balance Sheet” has the meaning set forth in Section 4.15.

“SLH Balance Sheet Date” has the meaning set forth in Section 4.15.

“SLH Bareboat Charters” means, collectively, the bareboat charter agreement for the liftboat vessel Respect-265 and the bareboat charter agreement for the liftboat vessel Influence-265, in each case, as set forth and further described on Section 1.1-BC of the SLH Disclosure Schedule.

“SLH Bareboat Payments” means the aggregate amount of all outstanding payments made by SLH or any of its Affiliates from and after June 13, 2017 until the Reference Date pursuant to the SLH Bareboat Charters.

“SLH Bareboat Vessels” means, collectively, the liftboat vessel Respect-265 and the liftboat vessel Influence-265, which are the subject of the SLH Bareboat Charters.

“SLH Business” means the ownership, maintenance and operation of the SLH Contributed Assets (including the SLH Contributed Vessels and the SLH Contributed Equity Interests).

“SLH Cash Contribution” means $15,000,000.

“SLH Causes of Action” means, collectively, any rights, demands, claims, causes of action, prepayments, refunds, rights of recovery, credits, allowances, rebates, or rights of setoff or subrogation and other claims of SLH or its Subsidiaries or Affiliates against any Person (other than SLH or any of its Subsidiaries or Affiliates, or MOI or any of its Subsidiaries or Affiliates).

“SLH Contract” means any Contract of SLH or any of its Affiliates primarily relating to the SLH Business.

“SLH Contributed Assets” means (a) the SLH Contributed Equity Interests, (b) the SLH Contributed Vessels (whether contributed directly by SLH or one of its Affiliates, or, with respect to the C-Lift Vessels, indirectly through the contribution of the SLH Contributed Equity Interests), and (c) all of SLH’s (or its Subsidiaries’ or Affiliates’) right, title, and interests in, to and under all of the business, assets, personal properties, contractual rights, goodwill, going concern value, rights and claims primarily related, and reasonably necessary, to the ownership and operation of the SLH Business, wherever situated and of whatever kind and nature, tangible or intangible, whether or not reflected on the books and records of SLH or any of its Subsidiaries or Affiliates (other than the SLH Excluded Assets) to be acquired at the Closing (whether contributed directly by SLH or one of its Affiliates, or, with respect to the C-Lift Vessels, indirectly through the contribution of the SLH Contributed Equity Interests). Without limiting the foregoing, the SLH Contributed Assets include (without duplication) all of SLH’s (or its Subsidiaries’ or Affiliates’, as the case may be) rights, title and interests in, to and under each of the following assets (whether contributed directly by SLH or one of its Affiliates, or, with respect to the C-Lift Vessels, indirectly through the contribution of the SLH Contributed Equity Interests):

(i)      each SLH Contributed Vessel’s engines, component parts, tackle, winches, cordage, general outfit, electronic and navigation equipment, radio installations, appurtenances, appliances, inventory, spare parts, stores, tools, supplies and provisions, whether on board or ashore;

(ii)     all SLH Transferred Contracts and the rights and benefits accruing thereunder, including each charter or other Contract with customers in effect at Closing for the utilization or deployment of each SLH Contributed Vessel ;

(iii)     to the extent assignable to the Company under Law, each Permit held, used or intended to be used by SLH or any of its Affiliates in connection with or related to the SLH Business (including all such Permits set forth on Section 4.11(b) of the SLH Disclosure Schedule), and all of the rights and benefits accruing thereunder (for the avoidance of doubt, solely to the extent that the applicable Governmental Authority Consents to or otherwise approves the assignment or transfer of the applicable Permit but only to the extent such Consent or approval is required by the terms of such Permit);

(iv)     all technical or regulatory documentation in any form or media pertaining to each SLH Contributed Vessel that SLH or any of its Subsidiaries or Affiliates have in their respective possession or which is physically aboard an SLH Contributed Vessel, including class certificates, loadline certificates, radio licenses, operating manuals, preventative maintenance manuals and other similar certificates, licenses, manuals and documentation;

(v)     all Files and Records of SLH or any of its Subsidiaries or Affiliates primarily relating to any SLH Contributed Asset;

(vi)     to the extent transferable, all rights of SLH or any of its Affiliates under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent primarily relating to the SLH Contributed Vessels or any of the SLH Contributed Assets (including, in each case, any of their respective component parts), or any services provided to SLH or any of its Affiliates primarily in connection with the SLH Contributed Vessels or the SLH Contributed Assets (including, in each case, any of their respective component parts), or to the extent otherwise primarily affecting any SLH Contributed Vessels or any SLH Contributed Assets (including, in each case, any of their respective component parts), other than any warranties, representations and guarantees pertaining exclusively to any SLH Excluded Assets;

(vii)     all Intellectual Property owned, used, or held for use by SLH or its Subsidiaries or Affiliates (and the right to use certain Marks that are described on Section 1.1-IP of the SLH Disclosure Schedule on the terms and conditions set forth in the License Agreement) and that is specifically associated with any SLH Contributed Vessel, including all Intellectual Property (or the right to use certain Marks, as applicable) set forth on Section 1.1-IP of the SLH Disclosure Schedule;

(viii)     all deposits, credits, advanced payments, security deposits, prepaid items and all prepaid or deferred charges and expenses primarily relating to any SLH Contributed Asset previously paid by SLH or any of its Subsidiaries or Affiliates;

(ix)       subject to Section 8.3, all insurance proceeds received by SLH or any of its Subsidiaries or Affiliates in respect of any damage or loss to, or casualty affecting, any SLH Contributed Vessel as a result of events or circumstances occurring prior to the Closing Date, to the extent such damage, loss or casualty has not been fully repaired or restored at the time of the Closing;

(x)       all rights to refunds of any Taxes to the extent such Taxes constitute Contributed SLH Liabilities;

(xi)      all SLH Causes of Action arising out of or relating to any of the SLH Contributed Assets, including any rights against third parties under Transferred Contracts;

(xii)     all Closing Assets attributable to, or in respect of, the SLH Contributed Assets;

(xiii)     the SLH Cash Contribution;

(xiv)     to the extent transferrable, the software systems and other information technology systems associated with the administration and management of the SLH Contributed Vessels that are set forth on Section 1.1-IT of the SLH Disclosure Schedule;

(xv)     all customer accounts of the SLH Contributed Vessels and the customer relationships and goodwill relating thereto;

(xvi)     all rights, title and interest of SLH or any of its Subsidiaries or Affiliates in and to any property subject to a SLH Personal Property Lease that is used in or held for use in connection with the ownership or operation of the SLH Business, to the extent any such SLH Personal Property Lease is a Transferred Contract; and

(xvii)     without limiting the foregoing, all other business, assets, rights or properties used exclusively in connection with the ownership or operation of the SLH Business and not specifically set forth herein.

“SLH Contributed Equity Interests” means all of the equity interests, directly or indirectly, owned by SLH in SLBO, and, following completion of the SLH Reorganization, all of the equity interests, directly or indirectly, owned by SLH in C-Lift.

“SLH Contributed Value” means an amount equal to (a) the SLH Contributed Vessels Value, minus (b) $4,350,000, plus (c) an amount equal to the product of (i) 0.50 multiplied by (ii) the SLH Bareboat Payments, minus (d) the SLH Eagle/Hawk Indebtedness, plus (e) the SLH Cash Contribution, plus (f) the amount of Closing Net Working Capital contributed by SLH to the Company, subject to adjustment pursuant to Section 2.7, plus (g) the FGL Contribution Value, minus (h) an amount equal to the product of (i) 0.50 multiplied by (ii) the aggregate amount of FGL Impairment Charges, plus (i) the Voluntary Loan Amounts.

“SLH Contributed Vessels” has the meaning set forth in the recitals.

“SLH Contributed Vessels Value” means $112,950,600.

“SLH Disclosure Schedule” has the meaning set forth in Article IV.

“SLH Eagle/Hawk Facility” means, collectively, (a) that certain Credit Agreement, dated as of June 28, 2017, providing for a Senior Secured Credit Facility, by and between SEACOR Eagle, as borrower, DNB Bank ASA, as facility agent and security trustee, and the lenders party thereto, as amended, restated, supplemented or modified from time to time, together with all related security and other documentation, and (b) that certain Credit Agreement, dated as of June 28, 2017, providing for a Senior Secured Credit Facility, by and between SEACOR Hawk, a borrower, DNB Bank ASA, as facility agent and security trustee, and the lenders party thereto, as amended, restated, supplemented or modified from time to time, together with all related security and other documentation.

“SLH Eagle/Hawk Indebtedness” means, as of the Reference Date, the aggregate amount of indebtedness outstanding under the SLH Eagle/Hawk Facility, including the principal and accrued but unpaid interest, fees and any other amounts actually due and payable under the SLH Eagle/Hawk Facility.

“SLH Employee Benefit Plan” has the meaning set forth in Section 4.10(a).

“SLH Financial Statements” has the meaning set forth in Section 4.15.

“SLH Insurance Policies” has the meaning set forth in Section 4.13.

“SLH Material Adverse Effect” means any effect, change, condition, circumstance, development or event that, individually or in the aggregate with all other effects, changes, conditions, circumstances, developments or events has had, or would reasonably be expected to have, a material adverse effect on the business, assets, operation, condition (financial or otherwise) or results of operation of the SLH Business or the SLH Contributed Assets (excluding the Excluded Assets and the Excluded Liabilities), taken as a whole, other than any effect, change, condition, circumstance, development or event arising from or related to: (a) general business or economic conditions in any of the geographical areas in which the SLH Contributed Vessels operate; (b) any condition or occurrence affecting the liftboat vessel industry generally; (c) national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (d) financial, banking, or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index); (e) the occurrence of any act of God or natural disaster, including any fire, flood, hurricane, tornado, or other weather event; (f) changes in Law or accounting rules; (g) the taking of any action expressly contemplated by this Agreement or any Related Agreement or taken with the prior written Consent of MOI; (h) the sale of any Excluded SLH Assets to any third parties by SLH or any of its Affiliates; and (i) any effects or changes arising from or related to the breach of this Agreement by MOI; provided, however, that in the case of the foregoing clauses (a) through (f), such effects, changes, conditions, circumstances, developments or events shall be taken into account in determining whether any material adverse effect has occurred to the extent that any such effects, changes, conditions, circumstances, developments or events have, or would reasonably be expected to have, a disproportionate effect on the Business (excluding the Excluded Assets and the Excluded Liabilities) or the Contributed Assets relative to other participants operating in the liftboat vessel industry.

“SLH Personal Property Leases” has the meaning set forth in Section 4.8.

“SLH Reorganization” means that certain internal reorganization involving C-Lift and SEACOR Hawk pursuant to which (a) SEACOR Marine shall distribute its 99% equity interest in C-Lift to SEACOR Acadian, (b) SEACOR Acadian shall contribute such 99% equity interest in C-Lift to SLH, (c) SEACOR Offshore shall distribute its 1% equity interest in C-Lift to SLH, which will result in SLH owning 100% of the equity interests in C-Lift, (d) SEACOR Offshore shall distribute its 100% equity interest in SEACOR Hawk to SLH, and (e) SLH shall contribute such 100% equity interest in SEACOR Hawk to C-Lift.

“SLH Transferred Contracts” has the meaning set forth in Section 5.8(a).

“SLH’s Determination” has the meaning set forth in Section 2.7(a).

“Sub-Bareboat Charters” means, collectively, (a) the sub-bareboat charter agreement in respect of the SLH Bareboat Charter for the liftboat vessel Respect-265, which such sub-bareboat charter agreement shall be entered into at or prior to Closing by and between SEACOR Offshore and the Company (or its Subsidiary designee) on substantially the same terms and conditions set forth in the applicable SLH Bareboat Charter, and (b) the sub-bareboat charter agreement in respect of the SLH Bareboat Charter for the liftboat vessel Respect-265, which such sub-bareboat charter agreement shall be entered into at or prior to Closing by and between SEACOR Offshore and the Company (or its Subsidiary designee) on substantially the same terms and conditions set forth in the applicable SLH Bareboat Charter.

“Subject Party” has the meaning set forth in Section 9.1.

“Subsidiary” means, with respect to any Person, means, on any date, any Person (a) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (b) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or more than fifty percent (50%) of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person.

“Tax” or “Taxes” means any United States federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, stamp, occupation, premium, windfall profits, environmental (including taxes under section 59A of the IRC), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Payment” has the meaning set forth in Section 5.4(d)(i).

“Transaction Costs” means, with respect to any Party and without duplication, such Party’s documented costs and expenses incurred solely in connection with this Agreement and the Transactions, including (a) all fees of law firms, commercial banks, investment banks, accountants, public relations firms, experts and consultants and (b) any costs, fees and expenses associated with obtaining any Consent in connection with the Transactions (including such costs, fees and expenses associated with any filings with, or notices to, Governmental Authorities or any other Person, including any such filings or notices required under Antitrust Laws), excluding, solely with respect to MOI, those fees, costs and expenses incurred by a Party in administering, managing or participating in the Bankruptcy Cases.

“Transactions” means the transactions contemplated by this Agreement and the Related Agreements.

“Transfer Tax” means all stamp, documentary, filing, recording, registration, sales, use, transfer, added-value or similar non-income Taxes, fees or governmental charges imposed under Law in connection with the Transactions.

“Transferred Contracts” has the meaning set forth in Section 5.8(a).

“Transition Ship Management Agreement” means that certain SHIPMAN 2009 Standard Ship Management Agreement to be entered into on the Closing Date by and between SEACOR Marine and the Company (or its designated Subsidiary), substantially in the form attached hereto as Exhibit E.

“United States Citizen” means a citizen of the United States within the meaning of, and as interpreted under, the Jones Act, qualified to engage in the U.S. coastwise trade.

“Vessels” has the meaning set forth in the recitals.

“Voluntary Loan” has the meaning given to such term in the FGL LLC Agreement.

“Voluntary Loan Amounts” means, as of the Reference Date, the aggregate amount of outstanding principal and accrued but unpaid interest, fees and other amounts payable on any outstanding Voluntary Loans made by SLBO in respect of the failure of MGL to fund a capital contribution pursuant to the terms and conditions of Section 9.1 of the FGL LLC Agreement.

“WARN Act” has the meaning set forth in Section 6.3(i).

“Winning Bidder” has the meaning given to such term in the Bidding Procedures Order.

Section 1.2     Interpretations. Unless otherwise indicated herein to the contrary:

(a)     When a reference is made in this Agreement to an Article, Section, Exhibit, Annex, Schedule, clause or subclause, such reference shall be to an Article, Section, Exhibit, Annex, Schedule, clause or subclause of this Agreement.

(b)     The words “include,” “includes” or “including” and other words or phrases of similar import, when used in this Agreement, shall be deemed to be followed by the words “without limitation.”

(c)     The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)     The word “if” and other words of similar import shall be deemed, in each case, to be followed by the phrase “and only if.”

(e)     The use of “or” herein is not intended to be exclusive.

(f)     The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

(g)     All terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(h)     References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any Contract shall be deemed to refer to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References herein to a Person are also to its successors and permitted assigns. Any reference herein to a Governmental Authority shall be deemed to include reference to any successor thereto. References from or through any date means, unless otherwise specified, from and including or through and including such date, respectively.

(i)     Any reference herein to “Dollars” or “$” shall mean United States dollars.

(j)     References in this Agreement to materials or information “furnished to SLH” or “furnished to the Company” and other phrases of similar import include all materials or information made available to SLH, the Company or their respective Representatives in the data room prepared by MOI on or prior to 5:00 P.M. Eastern time on the date that is at least five (5) Business Days prior to the Closing or provided to SLH, the Company or their respective Representatives in response to requests for materials or information.

(k)     References to “days” shall refer to calendar days unless Business Days are specified. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

ARTICLE II
FORMATION OF VENTURE; CLOSING; RELATED TRANSACTIONS

Section 2.1     Formation of Company; Certain Transactions Prior to Closing.

(a)     Following execution of this Agreement and, in any event, prior to the Closing, SLH will cause the Company, and one or more wholly-owned Subsidiaries thereof, to be formed as a direct or indirect wholly-owned Subsidiary of SLH by (i) filing the Certificate of Formation with the Secretary of State of the State of Delaware and any other required documents with such other applicable Governmental Authorities as SLH shall determine after consultation with MOI and (ii) executing, or causing the execution of, a sole member limited liability company agreement of the Company. Prior to the Closing, SLH will cause the Company to take, and following the Closing, subject to the terms and conditions of the Company LLC Agreement, the Company will take, all actions reasonably requested by a Party to the extent necessary in order to permit such Party to comply with any Laws, subject to reimbursement by the requesting Party of any costs imposed on the Company (or, prior to the Closing, SLH) by such actions.

(b)     Following execution of this Agreement and, in any event, prior to the Closing, (i) SLH shall and shall cause its Affiliates to consummate the SLH Reorganization and (ii) MOI shall and shall cause its Affiliates to consummate the MOI Reorganization.

(c)     At least five (5) Business Days prior to the Closing Date, each of MOI and SLH may (but is not obligated to) elect by delivery of a written notice to the other Party, to contribute to the Company (i) commercial accounts receivable attributable to a period or period(s) prior to the date of the Confirmation Order (and, in the case of MOI, after the filing of the Bankruptcy Cases) (“Elected Accounts Receivable”) and (ii) those commercial accounts payable corresponding to such Elected Accounts Receivable during such period or period(s) (“Elected Accounts Payable”), in each case, subject to the Consent of such other Party (such Consent not to be unreasonably withheld, conditioned or delayed), and such written notice shall identify such period or periods and provide a reasonably detailed summary of all commercial accounts receivable and commercial accounts payable corresponding to such period or periods.

Section 2.2     Contribution of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, each of SLH and MOI, as applicable, shall (or, if applicable, shall cause its applicable Affiliates to) contribute, transfer, assign, convey and deliver to the Company (or one or more wholly-owned Subsidiaries of the Company as may be designed by the Company), as a capital contribution to the Company by SLH or MOI, as applicable, and the Company shall (or shall cause such Subsidiary or Subsidiaries to) accept, assume and acquire, each of SLH’s and MOI’s respective Contributed Assets, free and clear of all Liens (other than any Permitted Liens). Nothing herein shall be deemed to contribute, transfer, assign, convey or deliver the Excluded Assets to the Company or any Subsidiary thereof (and neither the Company nor any Subsidiary of the Company shall accept, assume or acquire, and shall be deemed not to have accepted, assumed or acquired, any of the Excluded Assets), and each of SLH and MOI, as applicable, shall retain all of its respective right, title and interest in, to, and under its respective Excluded Assets.

Section 2.3     Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall (or shall cause one or more wholly-owned Subsidiaries of the Company as may be designed by the Company to) accept, assume and acquire each of SLH’s and MOI’s respective Contributed Liabilities. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any Subsidiary of the Company shall accept, assume or acquire, and shall be deemed not to have accepted, assumed or acquired, any of the Excluded Liabilities, and each of SLH and MOI, as applicable, shall retain all of its respective Excluded Liabilities.

Section 2.4     Closing. The closing of the Transactions (the “Closing”) shall take place at the offices of DLA Piper LLP located at 1000 Louisiana Street, Suite 2800, Houston, Texas 77002-5005 (or such other location as shall be mutually agreed upon by MOI and SLH) commencing at 10:00 A.M. Eastern Time on a date mutually agreed upon by MOI and SLH that is within ten (10) Business Days following the date of the Confirmation Order, or if, by the conclusion of such ten (10) Business Day period all of the conditions to the obligations of MOI and SLH to consummate the Transactions as set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing itself, but subject to the satisfaction or waiver of those conditions) are not satisfied or waived, then within five (5) Business Days following the date upon which all such conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing itself, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived, or such other date and time as MOI and SLH shall otherwise mutually agreed (such date, the “Closing Date”). Subject to Section 8.3, for purposes of this Agreement and the Transactions, the transfer from the Parties to the Company (or its wholly-owned Subsidiary designee) of possession of, title to and risk of loss associated with, the Contributed Assets shall be deemed to occur at 12:01 A.M. Eastern time, or such other time as shall be mutually agreed upon by MOI and SLH prior thereto, on the Closing Date (the “Reference Date”).

Section 2.5     Closing Payments and Deliveries. On the Closing Date:

(a)     SLH shall (and shall cause its Affiliates or Subsidiaries, as applicable, to):

(i)     deliver to the Company and MOI the Company LLC Agreement, duly executed by SLH;

(ii)     pay to the Company, by wire transfer of immediately available funds to the account designated by SLH for the Company, an amount equal to the SLH Cash Contribution;

(iii)     deliver to the Company, or its Subsidiary designee, one or more Bills of Sale substantially in the form of Exhibit F (the “Bills of Sale”), duly executed by SLH and/or its applicable Affiliates or Subsidiaries, for the SLH Contributed Vessels (excluding the C-Lift Vessels);

(iv)     deliver to the Company an Assignment and Assumption Agreement substantially in the form of Exhibit G (the “Assignment and Assumption Agreement”), duly executed by SLH and/or its applicable Affiliates or Subsidiaries, for the Contributed Assets and Contributed Liabilities, and duly executed assignments of the U.S. trademark registrations and applications included in the SLH Contributed Assets, if any, in a form suitable for recording in the U.S. trademark office, and general assignments of all other Intellectual Property included in the SLH Contributed Assets;

(v)     deliver to the Company a Contribution Agreement substantially in the form of Exhibit H (the “Contribution Agreement”), duly executed by SLH, for the SLH Contributed Equity Interests;

(vi)     deliver to the Company the Transition Ship Management Agreement, duly executed by SEACOR Marine;

(vii)     deliver to the Company the Administrative Services Agreement, duly executed by SEACOR Marine;

(viii)     deliver to the Company and MOI the Guarantee Fee Agreement, duly executed by SEACOR Parent;

(ix)     deliver to the Company and MOI, evidence in form and substance reasonably acceptable to MOI, that the SLH Reorganization was duly and fully consummated prior to the Closing;

(x)     execute and deliver to the Company a certificate, in accordance with Treasury Regulation Section 1.1445-2(b), certifying that SLH is not a foreign person with the meaning of Section 1445 of the IRC;

(xi)     execute and deliver to the Company and MOI a certificate certifying to the amount of the SLH Eagle/Hawk Indebtedness;

(xii)     deliver to MOI a duly executed certificate from an officer of SLH to the effect that each of the conditions specified in Section 7.2(a) and Section 7.2(b) is satisfied;

(xiii)     deliver to the Company, or its Subsidiary designee, a License Agreement substantially in the form of Exhibit I (the “License Agreement”), duly executed by SLH and/or its applicable Affiliates for the Marks with respect to which only a right to use such Mark is included in the Contributed Assets;

(xiv)     deliver to the Company, or its Subsidiary designee, the Sub-Bareboat Charters, duly executed by SEACOR Offshore; and

(xv)     execute and deliver to the Company, or its Subsidiary designee, all other instruments of conveyance and transfer, in form and substance reasonably acceptable to MOI, as are necessary to convey the SLH Contributed Assets to the Company and otherwise make effective the Transactions.

(b)     MOI shall (and shall cause its Affiliates or Subsidiaries, as applicable, to):

(i)     deliver to the Company and SLH the Company LLC Agreement, duly executed by MOI;

(ii)     deliver to the Company, or its Subsidiary designee, one or more the Bills of Sale, duly executed by MOI and/or its applicable Affiliates or Subsidiaries, for the MOI Contributed Vessels;

(iii)     deliver to the Company the Assignment and Assumption Agreement, duly executed by MOI and/or its applicable Affiliates or Subsidiaries, for the Contributed Assets and Contributed Liabilities, and duly executed assignments of the U.S. trademark registrations and applications included in the MOI Contributed Assets, if any, in a form suitable for recording in the U.S. trademark office, and general assignments of all other Intellectual Property included in the MOI Contributed Assets;

(iv)     deliver to the Company the Contribution Agreement, duly executed by MOI, for the MOI Contributed Equity Interests;

(v)     deliver to the Company and SLH, evidence in form and substance reasonably acceptable to SLH, that the MOI Reorganization was duly and fully consummated prior to the Closing;

(vi)     execute and deliver to the Company a certificate, in accordance with Treasury Regulation Section 1.1445-2(b), certifying that SLH is not a foreign person with the meaning of Section 1445 of the IRC;

(vii)     execute and deliver to the Company and SLH a certificate certifying to the amount of the Pre-Petition Facility Indebtedness and the DIP Financing Indebtedness;

(viii)     deliver to SLH a duly executed certificate from an officer of MOI to the effect that each of the conditions specified in Section 7.1(a) and Section 7.1(b) is satisfied;

(ix)     deliver to SLH a copy of the Confirmation Order entered by the Bankruptcy Court;

(x)     deliver to the Company, or its Subsidiary designee, the License Agreement, duly executed by MOI and/or its applicable Affiliates for the Marks with respect to which only a right to use such Mark is included in the Contributed Assets, if applicable;

(xi)     deliver to the Company and SLH (or its applicable Affiliate) the Guarantee Fee Agreement, duly executed by MOI; and

(xii)     execute and deliver to the Company, or its Subsidiary designee, all other instruments of conveyance and transfer, in form and substance reasonably acceptable to SLH, as are necessary to convey the MOI Contributed Assets to the Company and otherwise make effective the Transactions.

(c)     the Company shall (or shall cause one or more wholly-owned Subsidiaries of the Company, as may be designed by the Company, to):

(i)     pay all Cure Costs necessary to cure all defaults, if any, and to pay all actual or pecuniary losses that have resulted from such defaults under the Transferred Contracts;

(ii)     execute and deliver to SLH and MOI the Company LLC Agreement;

(iii)     execute and deliver to each of SLH and MOI (or their applicable Affiliates) the applicable Assignment and Assumption Agreement, for the Contributed Assets and Contributed Liabilities, as applicable;

(iv)     execute and deliver to each of SLH and MOI the applicable Contribution Agreement, for the MOI Contributed Equity Interests and the SLH Contributed Equity Interests, as applicable;

(v)     execute and deliver to SLH (or its applicable Affiliate) the Transition Ship Management Agreement;

(vi)     execute and deliver to SLH (or its applicable Affiliate) the Administrative Services Agreement;

(vii)     execute and deliver to SLH (or its applicable Affiliates) and MOI the Guarantee Fee Agreement;

(viii)     execute and deliver to Orgeron Real Estate the Headquarters Lease;

(ix)     execute and deliver to each of SLH (or its applicable Affiliate) and, if applicable, MOI the applicable License Agreement, for the Marks to which only a right to use such Mark is included in the MOI Contributed Assets and the SLH Contributed Assets, as applicable,

(x)     execute and deliver to SLH (or its applicable Affiliate), the Sub-Bareboat Charters, duly executed by SEACOR Offshore;

(xi)     execute and deliver a counterpart signature page to this Agreement, agreeing to be bound by the terms and conditions of this Agreement that are applicable to the Company, and thereafter the Company shall be deemed a “Party” for purposes of this Agreement as though an original party hereto; and

(xii)     execute and deliver to any other Party all other instruments of conveyance and transfer, in form and substance reasonably acceptable to such other Party, as are necessary to convey the Contributed Assets to the Company, or its Subsidiary designee, and otherwise make effective the Transactions.

Section 2.6     Issuance of Common Units.

(a)     Concurrently with the Closing, the Company shall (and the Parties shall cause the Company to) issue a number of common units in the Company (the “Common Units”) to each of MOI and SLH, as applicable, determined as follows:

(i)     with respect to MOI, the Company shall issue to MOI an aggregate number of Common Units (rounded to the nearest whole Common Unit, if necessary) representing the same percentage of the total issued and outstanding Common Units (immediately after giving effect to the issuances contemplated by this Section 2.6) as the percentage obtained by dividing (A) the MOI Contributed Value by (B) the Aggregate Contributed Value; and

(ii)     with respect to SLH, the Company shall issue to SLH an aggregate number of Common Units (rounded to the nearest whole Common Unit, if necessary) representing the same percentage of the total issued and outstanding Common Units (immediately after giving effect to the issuances contemplated by this Section 2.6) as the percentage obtained by dividing (A) the SLH Contributed Value by (B) the Aggregate Contributed Value.

(b)     At least three (3) Business Days prior to the Closing Date, SLH shall deliver to MOI its good faith written determination, calculated in accordance with the policies and procedures set forth in the example statement of Common Units and Aggregate Contributed Value exchanged by, or on behalf of, the Parties on the date hereof by email with the subject line “Example Statement – Section 2.6(b)” (the “Example Statement”), of (i) the number of Common Units to be issued by the Company to each of MOI and SLH in accordance with Section 2.6(a) and (ii) the Aggregate Contributed Value and each of its component parts, including (A) the estimated Closing Net Working Capital contributed to the Company by each of SLH and MOI, (B) the estimated amount of FGL Impairment Charges, (C) the estimated amount of SLH Bareboat Payments, (D) the estimated amount of Closing Indebtedness and (E) the estimated amount of the Voluntary Loan Amounts, along with reasonable supporting information, documentation and calculations. MOI shall cooperate with SLH and provide SLH access to MOI’s and its Subsidiaries’ and Affiliates’ books, records and employees as are reasonably requested by SLH, and to the extent necessary, in each case, to enable SLH to complete and confirm the estimated calculations described in this Section 2.6, and, following such delivery of SLH’s written determination, SLH shall cooperate with MOI in responding to any questions by MOI regarding such written determination.

(c)     For the avoidance of doubt, the Parties agree that, following Closing, (i) MOI shall not be liable for any Voluntary Loan Amounts and (ii) any such Voluntary Loan Amounts shall not be due to SLBO.

Section 2.7     Post-Closing Adjustment.

(a)     After the Closing Date, MOI, SLH and the Company shall cooperate and provide each other access to their respective books, records and employees as are reasonably requested, and to the extent necessary, in connection with the matters addressed in this Section 2.7. As soon as practicable after the Closing, but no later than forty-five (45) days after the Closing Date, SLH shall in good faith determine, in accordance with the policies and procedures set forth in the Example Statement, the (i) actual Closing Net Working Capital contributed to the Company by each of SLH and MOI, (ii) actual amount of FGL Impairment Charges, (iii) the actual amount of SLH Bareboat Payments, (iv) the actual amount of the Closing Indebtedness and (v) the actual amount of the Voluntary Loan Amounts, in each case, as of the Reference Date, and deliver to MOI its written determination of such amounts, along with reasonable supporting information, documentation and calculations (“SLH’s Determination”).

(b)     If MOI objects to SLH’s Determination, then MOI shall provide SLH written notice thereof forty-five (45) days after receiving SLH’s Determination, along with a reasonably detailed explanation of the nature and bases of such objections. If SLH and MOI are unable to agree on such disputed items contained in SLH’s Determination within forty-five (45) days after SLH’s receipt of MOI’s written notice of objections to SLH’s Determination, SLH and MOI shall refer such dispute to BDO USA, LLP or, if that firm declines to act as provided in this Section 2.7(b), another firm of independent public accountants mutually acceptable to MOI and SLH (the “Independent Accountants”), which firm shall make a final and binding determination as to only those matters in dispute (and only such matters), based on written (not oral) submissions so long as a copy of such submissions has been provided to the other Party, with respect to this Section 2.7(b) on a timely basis and promptly shall notify the Parties in writing of its resolution. The Independent Accountants shall not have the power to modify or amend any term or provision of this Agreement, modify previously agreed to items among the Parties or assign a value to any particular item greater than the greatest value for such item claimed by any Party or less than the lowest value claimed by any Party. The fees, expenses and costs of the Independent Accountants (the “Independent Accountants Fees”) in connection with such review and report shall be paid by the Company; provided, however, that the Company shall apportion such Independent Accountants Fees to each of SLH and MOI pursuant to Section 2.7(d). If MOI does not object to SLH’s Determination within the time period and in the manner set forth in the first sentence of this Section 2.7(b) or if MOI accepts in writing SLH’s Determination, then (i) the actual Closing Net Working Capital contributed to the Company by each of SLH and MOI, (ii) the actual amount of FGL Impairment Charges, (iii) the actual amount of SLH Bareboat Payments, (iv) the actual amount of Closing Indebtedness and (v) the actual amount of the Voluntary Loan Amounts, in each case, as set forth in SLH’s Determination, shall become final and binding upon the Parties for all purposes hereunder. If MOI does object to SLH’s Determination within the time period and in the manner set forth herein, then (i) the actual Closing Net Working Capital contributed to the Company by each of SLH and MOI, (ii) the actual amount of FGL Impairment Charges, (iii) the actual amount of SLH Bareboat Payments, (iv) the actual amount of Closing Indebtedness and (v) the actual amount of the Voluntary Loan Amounts, in each case, as set forth in SLH’s Determination, shall become final and binding upon the Parties for all purposes hereunder, except with respect to, and only to the extent of, those matters objected to by MOI in such written notice objecting to SLH’s Determination.

(c)     If the number of Common Units to be issued to each of MOI and SLH calculated as set forth in Section 2.6 using the actual Closing Net Working Capital contributed to the Company by each of SLH and MOI, the actual amount of FGL Impairment Charges, the actual amount of SLH Bareboat Payments, the actual amount of Closing Indebtedness and the actual amount of the Voluntary Loan Amounts (in each case, as finally determined or agreed pursuant to Section 2.7(b)), and the amount of Independent Accountants Fees, if any, apportioned to SLH and MOI by the Company pursuant to Section 2.7(d), (such number of Common Units of MOI or SLH, as applicable, the “Closing Common Units”)) is different than the number of Common Units that were issued to each of MOI and SLH at Closing (calculated using the estimated Closing Net Working Capital contributed to the Company by each of SLH and MOI, the estimated amount of FGL Impairment Charges, the estimated amount of SLH Bareboat Payments, the estimated amount of Closing Indebtedness and the estimated amount of the Voluntary Loan Amounts, in each case, pursuant to Section 2.6 (such number of Common Units of MOI or SLH, as applicable, the “Estimated Common Units”), then the Company shall (and SLH and MOI shall cause the Company to) take the following actions:

(i)     if the number of Closing Common Units of a Party is greater than the Estimated Common Units of such Party, the Company shall automatically issue to such Party, for no additional consideration, a number of Common Units equal to the result of (A) the Closing Common Units of such Party minus (B) the Estimated Common Units of such Party;

(ii)     if the number of Closing Common Units of a Party is less than the Estimated Common Units of such Party, the Company shall redeem from such Party, and cancel for no additional consideration, a number of Common Units equal to the result of (A) the Estimated Common Units of such Party minus (B) the Closing Common Units of such Party; and

(iii)     adjust, in the books and records of the Company, (A) MOI’s initial capital contribution to the Company and capital account to reflect the actual MOI Contributed Value (as finally determined or agreed pursuant to Section 2.7(b)) and (B) SLH’s initial capital contribution to the Company and capital account to reflect the actual MOI Contributed Value (as finally determined or agreed pursuant to Section 2.7(b)).

(d)     Notwithstanding anything to the contrary in this Agreement, in the event the Company pays Independent Accountants Fees in connection with this Section 2.7, then each of SLH, MOI and the Company agree that (i) the Company shall apportion the aggregate amount of such Independent Accountants Fees to each of SLH, on the one hand, and MOI, on the other hand, based upon the percentage that the amount not awarded to such Party by the Independent Accountants bears to the amount actually contested by such Party in connection with the determination of the Independent Accountants pursuant to Section 2.7(b), and (ii) for the purposes of the determination of the Closing Common Units of MOI and SLH hereunder, (A) the MOI Contributed Value will be reduced by an amount equal to MOI’s applicable portion of the Independent Accountants Fees, if any, as determined pursuant to clause (i) above, and (B) the SLH Contributed Value will be reduced by an amount equal to SLH’s applicable portion of the Independent Accountants Fees, if any, as determined pursuant to clause (i) above, in each case, in full satisfaction of such Party’s applicable portion of the Independent Accountants Fees as determined in accordance with clause (i) above.

ARTICLE III
MOI’s REPRESENTATIONS AND WARRANTIES

MOI represents and warrants to SLH and the Company that the statements contained in this Article III are true and correct as of the date of this Agreement and as of the Closing, except as set forth in the disclosure schedule delivered to SLH by MOI as of the date of this Agreement (the “MOI Disclosure Schedule”).

Section 3.1     Organization of MOI; Good Standing. MOI is a corporation, duly organized, validly existing and in good standing under the Laws of the state of its incorporation and has, subject to the necessary authority from the Bankruptcy Court, all requisite power and authority to own, lease and operate its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, has not had, and would not reasonably be expected to have, a MOI Material Adverse Effect.

Section 3.2     Authorization of Transaction. Subject to the Bankruptcy Court’s entry of the Bidding Procedures Order, the Confirmation Order and any other necessary order to close the sale of the Contributed Assets as contemplated hereunder, MOI has full power and authority (including full corporate or other organizational power and authority) to execute and deliver this Agreement, the Related Agreements and all other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement, the Related Agreements and all other agreements contemplated hereby to which MOI is a party have been duly authorized by MOI. Upon due execution hereof and thereof by MOI, this Agreement, the Related Agreements and all other agreements contemplated hereby to which MOI is a party (assuming in each case due authorization, execution and delivery by SLH and the Company where applicable) shall constitute, subject to the Bankruptcy Court’s entry of the Bidding Procedures Order, the Confirmation Order and any other necessary order to close the sale of the Contributed Assets, the valid and legally binding obligations of MOI, enforceable against MOI in accordance with their respective terms and conditions, subject to applicable bankruptcy, insolvency, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity (the “Bankruptcy and Equity Exception”).

Section 3.3     Noncontravention; Government Filings. Except as set forth on Section 3.3 of the MOI Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the Transactions (including the assignments and assumptions referred to in Article II), will (a) conflict with or result in a breach or violation of or default under the organizational documents of MOI, (b) subject to the entry of the Confirmation Order and any other necessary order to close the sale of the Contributed Assets, materially conflict with, or result in any material violation or material breach of or material default (with or without notice or lapse of time, or both) under any Law or Decree to which MOI is subject in respect of the MOI Contributed Assets, or (c) subject to the entry of the Confirmation Order and any other necessary order to close the sale of the Contributed Assets, materially conflict with, result in a material breach or violation of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Contract or Permit constituting a Contributed Asset to which MOI or any of its Affiliates is a party or to which it or any of the MOI Contributed Assets is subject or by which it or any of the MOI Contributed Assets are bound. Other than as required or pursuant to the Bankruptcy Code, the Confirmation Order, the HSR Act and any other necessary order of the Bankruptcy Court to close the sale of the MOI Contributed Assets, MOI is not required to give any notice to, make any material filing with, or obtain any material Consent from any Person in order for the Parties to consummate the Transactions or any Related Agreement.

Section 3.4     Title; Sufficiency; Capitalization. Immediately prior to the Closing, MOI will have, and, upon delivery to the Company on the Closing Date of the Related Agreements, and subject to the terms of the Confirmation Order and any other necessary order to consummate the Transactions, MOI will thereby transfer to the Company or its Subsidiaries, good and valid title to, or, in the case of property leased by MOI or its Affiliates, a valid leasehold interest in, or, in the case of Intellectual Property licensed to MOI or any of its Affiliates, a valid license in, all of the MOI Contributed Assets, free and clear of all Liens (other than any Permitted Liens). Except in connection with this Agreement, MOI is not a party to any option, warrant, right, Contract, call, put or other agreement or commitment providing for the disposition of acquisition of any interest in any of the MOI Contributed Vessels. The MOI Contributed Assets constitute all of the assets and properties, used or held for use in, or which are necessary for, the operation of the MOI Business and are sufficient for the Company to conduct the operation of the MOI Business from and after the Closing Date as currently conducted. Without limiting the generality of the forgoing, (a) as of immediately prior to Closing, MOI will be the direct owner, holder of record and beneficial owner of all MOI Contributed Equity Interests, (b) the MOI Contributed Equity Interests are owned free and clear of all Liens and restrictions on transfer other than those arising under this Agreement, the operating agreement of MGL, or applicable securities Laws, and (c) none of the MOI Contributed Equity Interests are subject to any voting trust, member or partnership agreement or voting agreement with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting other than those arising pursuant to this Agreement or the operating agreement of MGL, and MOI will thereby transfer to the Company, good and valid title to the MOI Contributed Equity Interests, free and clear of all Liens other than those arising under the operating agreement of MGL, applicable securities Laws or any Financing Arrangements of the Company or its Subsidiaries from and after Closing.

Section 3.5     Litigation; Decrees. Other than the Bankruptcy Cases or with respect to any Excluded Liabilities or as set forth on Section 3.5 of the MOI Disclosure Schedule, (a) there is no material Litigation pending or, to MOI’s Knowledge, threatened, in each case, against MOI or any of its Affiliates in connection with the ownership or operation of the MOI Business, or to which any of the MOI Contributed Assets are, or, to MOI’s Knowledge would become, subject; (b) neither MOI nor any of its Affiliates or their respective assets or properties is subject to any outstanding material Decree applicable to the ownership, maintenance or operation of any MOI Contributed Asset; and (c) MOI is not subject to any outstanding Decree that would prevent or materially impair or materially delay MOI’s ability to consummate the Transactions or perform its obligations hereunder on a timely basis.

Section 3.6     Labor Relations. Except as set forth in Section 3.6 of the MOI Disclosure Schedule, (a) none of MOI or any of its Affiliates is a party to, bound by or negotiating any collective bargaining agreement or other arrangement with any worker collective, union, works council or other labor organization covering any Covered Employee or relating to any MOI Contributed Vessel, (b) there are not, nor have there been in the past three (3) years, any strikes, work stoppages, slowdowns, lockouts, picketing, or arbitrations pending or, to the Knowledge of MOI, threatened against or involving any of the Covered Employees or the MOI Contributed Vessels, (c) there are not, nor have there been in the past three (3) years, any material grievances or other labor disputes pending or, to the Knowledge of MOI, threatened against or involving any of the Covered Employees or the MOI Contributed Vessels and (d) there are not, nor have there been in the past three (3) years, any material unfair labor practice charges, grievances or complaints pending or, to the Knowledge of MOI, threatened by or on behalf of any of the Covered Employees. MOI and its Affiliates have complied and are in compliance in all material respects with all Laws in respect of personnel, labor, labor relations, employment and employment practices (including those related to registration, insurance, health, safety, immigration, classification, wages, hours, data privacy and discrimination) in connection with the Covered Employees.

Section 3.7     Brokers’ Fees. Other than the fees and expenses payable to Houlihan Lokey, Inc. in connection with the Transactions, which shall be borne by MOI, none of MOI or any of its Affiliates has entered into any Contract to pay any fees or commissions to any broker, finder or agent with respect to the Transactions for which SLH or any of its Affiliates, or the Company or any of its Subsidiaries, could become liable or obligated to pay.

Section 3.8     Taxes.

(a)     With respect to the MOI Contributed Assets and the ownership and operation of the MOI Business, MOI and its Affiliates have timely filed all material Tax Returns required to be filed with the appropriate Tax authorities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted or to be obtained on behalf of MOI or any of its Affiliates), and all such Tax Returns are true, correct and complete in all material respects; and all material amounts of Taxes payable by or on behalf of MOI or any of its Affiliates have been timely paid (except as prohibited by the Bankruptcy Court).

(b)     MOI is not a foreign person within the meaning of section 1445 of the IRC.

(c)     All deficiencies asserted or assessments in respect of an amount of Tax made as a result of any examinations by any Tax authority of the Tax Returns related to the MOI Contributed Assets or the ownership and operation of the MOI Business have been fully paid, and, except as set forth on Section 3.8 of the Disclosure Schedules, there are no audits or investigations by any Tax authority in progress (other than audits or investigations of which none of MOI, any of its Subsidiaries or any of their respective Representatives have received written notice and as to which none of MOI, any of its Affiliates or any of their respective Representatives have sent anything in writing to the applicable Tax authority), nor has any of MOI, any of its Affiliates or any of their respective Representatives received any written notice from any Tax authority that it intends to conduct such an audit or investigation, in each case, related to the MOI Contributed Assets or the ownership and operation of the MOI Business (other than any proof of claim filed by a taxing authority in the Bankruptcy Cases).

(d)     MOI and its Affiliates have complied in all respects with all Laws relating to the payment and withholding of Taxes with respect to the Contributed Assets and the ownership and operation of the MOI Business and have duly and timely withheld and paid over to the appropriate Tax authorities all amounts required to be so withheld and paid over under all Laws with respect to the MOI Contributed Assets and the ownership and operation of the MOI Business.

(e)     Since April 1, 2015, no written claim has been made by a Tax authority in a jurisdiction in which none of MOI or any of its Affiliates currently file a Tax Return such that MOI or any of its Affiliates is or may be subject to taxation by that jurisdiction with respect to the Contributed Assets or the ownership and operation of the MOI Business.

(f)     No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including any applicable statute of limitation) has been executed or filed with any Tax authority by or on behalf of MOI or any of its Affiliates that would be binding on the Company or any of its Subsidiaries with respect to the MOI Contributed Assets and the ownership and operation of the MOI Business (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business).

(g)     There are no Liens for Taxes upon any of the Contributed Assets, except for Permitted Liens.

Section 3.9     Tangible Personal Property. Section 3.9 of the MOI Disclosure Schedule sets forth a list of all MOI Transferred Contracts that constitute leases of personal property (“MOI Personal Property Leases”) relating to personal property held, used or intended to be used by MOI or any of its Affiliates in connection with the ownership and operation of the MOI Business. MOI has made available to SLH and the Company true and complete copies of the MOI Personal Property Leases. Without limiting the generality of Section 3.4, (a) MOI or its applicable Affiliate has a valid and enforceable leasehold interest under each of the MOI Personal Property Leases, subject to the Bankruptcy and Equity Exception; (b) each of the MOI Personal Property Leases is in full force and effect; (c) there is no material default under any MOI Personal Property Lease by MOI or any of its Affiliate or, to the Knowledge of MOI, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder; and (d) no party to any of the MOI Personal Property Leases has exercised any termination rights with respect thereto.

Section 3.10     Transferred Contracts; Contributed Vessels.

(a)     Each of the MOI Transferred Contracts is in full force and effect and is a valid and binding obligation of MOI or its applicable Affiliate, as the case may be, and, to MOI’s Knowledge, the other parties thereto, in accordance with its terms and conditions, in each case subject to the terms of the Confirmation Order and the Bankruptcy and Equity Exception.  MOI has made available to SLH and the Company true and complete copies of each MOI Transferred Contract in MOI’s or any of its Affiliates’ possession or control. There is no material default under any of the MOI Transferred Contracts by MOI or any of its Affiliates or, to the Knowledge of MOI, by any other party thereto, and none of MOI or any of its Affiliates has received any written notice of any default or event that with notice or lapse of time or both would constitute a default by MOI or any of its Affiliates under any MOI Transferred Contract. Subject only to the satisfaction of the Cure Costs applicable to the MOI Transferred Contracts and the entry of the Confirmation Order, each MOI Transferred Contract may be assumed by MOI and assigned to, and assumed by, the Company or its Subsidiaries pursuant to section 365 of the Bankruptcy Code.

(b)     Without limiting the generality of Section 3.10(a) or Section 3.12, (i) each MOI Contributed Vessel is lawfully and duly documented under the United States flag with a coastwise endorsement, with a valid and unexpired certificate of documentation issued by the U.S. Coast Guard, (ii) each MOI Contributed Vessel is eligible for operation in the coastwise trade of the United States, (iii) each MOI Contributed Vessel is afloat and in good operating condition for the trades in which it is currently operating, (iv) each MOI Contributed Vessel holds all valid and unexpired certificates, licenses and permits from the United States Coast Guard and other Governmental Authorities required for the operation of such MOI Contributed Vessel in its current trades, (v) to the Knowledge of MOI, no event has occurred and no condition exists that would materially or adversely affect the condition of any MOI Contributed Vessel and (vi) each MOI Contributed Vessel is in class and, to the Knowledge of MOI, free of any recommendations.

Section 3.11     MOI Employee Benefits.

(a)     Section 3.11(a) of the MOI Disclosure Schedule lists all MOI Employee Benefit Plans. “MOI Employee Benefit Plans” means “employee benefit plans,” as defined in section 3(3) of ERISA (whether or not subject to ERISA), including any “multiemployer plans” as defined in section 3(37) of ERISA, and all other employee benefit plans, programs, policies, funds, practices, agreements or arrangements, including bonus or incentive plans, equity or equity-linked arrangements, compensation or deferred compensation arrangements, change in control, severance or termination pay, sick leave, vacation pay or other paid time off, disability, medical insurance and life insurance, and any other benefit arrangement, in any case, adopted, sponsored, maintained, contributed to, or required to be contributed to, by MOI or any of its Affiliates, or in respect of which MOI or any of its Affiliates could reasonably be expected to have any Liability (including by virtue of any ERISA Affiliate relationship) with respect to any Covered Employee.

(b)     True, correct and complete copies of the following documents, with respect to each of the MOI Employee Benefit Plans, have been made available to SLH and the Company: (i) any plan documents, and all material amendments thereto, (ii) the most recent summary plan descriptions (including letters or other documents updating such descriptions), (iii) the most recent IRS determination letter or opinion letter with respect to any MOI Employee Benefit Plan that is a retirement plan, and (iv) any other related document(s) or items reasonably requested by SLH or the Company.

(c)     Each of the MOI Employee Benefit Plans that is intended to qualify under section 401 of the IRC has been determined by the IRS to be so qualified, and, to the Knowledge of MOI, nothing has occurred with respect to any such plan which could reasonably be expected to adversely affect such favorable determination or the qualified status of such plan.

(d)     Each of the MOI Employee Benefit Plans is and has been adopted, operated, administered and maintained, in all material respects, in accordance with its terms and all provisions of Law.

(e)     None of MOI, any of its Affiliates, or any ERISA Affiliate, has any Liability to or in respect of any employee benefit plan, program, policy, fund, practice, agreement or arrangement which could result in any Liability to SLH or the Company from or after the Closing.

Section 3.12     Compliance with Laws; Permits.

(a)     MOI and its Affiliates are in compliance in all material respects with all Laws applicable to the ownership and operation of the MOI Business (except for Laws addressed in Section 3.13, which Laws are addressed in such Section). None of MOI, any of its Affiliates or any of their respective Representatives have received any notice of, or been charged with the material breach or violation of, any Laws applicable to the ownership and operation of the MOI Business. There are no investigations pending or, to the Knowledge of MOI, threatened against MOI or any of its Affiliates regarding the possible material breach or violation of any Laws applicable to the ownership and operation of the MOI Business.

(b)     Section 3.12(b) of the MOI Disclosure Schedule sets forth, with respect to each MOI Contributed Vessel, a list of all material Permits held, used or required to be used by MOI or any of its Affiliates, or otherwise required, in connection with or related to the ownership and operation of the MOI Business, including all such Permits required pursuant to any Law (including any Environmental Law), in each case that are in effect on the date hereof, and all applications for any such Permits that are in process on the date hereof. MOI and its applicable Affiliates are in compliance in all material respects with all such Permits. Such Permits constitute all Permits which are required for the ownership and operation of the MOI Business as presently conducted. Each such Permit is in full force and effect and has not expired. All applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Authority. None of MOI or any of its Affiliates has received any notice from any Governmental Authority or issuer of any such Permit with respect to the revocation, suspension, restriction, limitation or termination thereof nor is there any Litigation pending or, to MOI’s Knowledge, threatened, the object of which is to revoke, restrict, limit or terminate any such Permit. None of MOI or any of its Affiliates is in material default or violation of any term, condition or provision of any such Permit.

(c)     Without limiting the generality of the forgoing, MOI and each of its Subsidiaries, Affiliates and Representatives is a United States Citizen to the extent such Person is required to be a United States pursuant to, or in connection with, the Jones Act in order for such Persons to engage in the MOI Business.

Section 3.13      Environmental Matters. With respect to each MOI Contributed Vessel: (a) MOI and each of its Affiliates is in, and during the past three (3) years has been in, compliance with all Environmental Laws in all material respects, and none of MOI or any of its Affiliates has received any written notice or allegation of any material breach or violation of any Environmental Laws which remains outstanding; (b) there is no material Litigation pending or, to MOI’s Knowledge, threatened against MOI or any of its Affiliates pursuant to Environmental Law, including with regard to any non-compliance with or Liability under Environmental Law and with regard to any Release of or exposure to any Hazardous Materials; and (c) there has been no Release of any Hazardous Material into the environment arising from MOI’s or any of its Affiliates’ operation of any MOI Contributed Vessel (i) in material violation of Environmental Law, (ii) that requires investigation, remediation or other response action to comply with Environmental Law, or (iii) that could reasonably be expected to result in personal or bodily injury or property damage, which in the case of (i), (ii), or (iii) could reasonably be expected to result in MOI or any of its Affiliates incurring material Liabilities under any Environmental Laws. Notwithstanding any other provisions of this Agreement, Section 3.12(b) and this Section 3.13 contain the exclusive representations of MOI and its Affiliates concerning any matter arising under Environmental Law.

Section 3.14     Insurance. Subject to Section 6.5, all of MOI’s and its Affiliates’ material policies of insurance by which the MOI Contributed Assets (the “MOI Insurance Polices”) are covered are in full force and effect. All premiums due on such MOI Insurance Policies have been paid or, if due and payable prior to the Closing, will be paid prior to the Closing in accordance with the payment terms of such MOI Insurance Policies. Subject to Section 6.5, all such MOI Insurance Policies are valid and binding in accordance with their terms and have not been subject to a lapse in coverage. Subject to Section 6.5, none of MOI, its Affiliates or any of their respective Representatives have received any notice of cancellation or non-renewal of any such MOI Insurance Policy. There are no material claims related to the MOI Business pending under any such MOI Insurance Policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of MOI or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such MOI Insurance Policy. The MOI Insurance Policies are of the type and in the amounts customarily carried by Persons operating liftboat vessels comparable to the MOI Contributed Vessels.

Section 3.15     Intellectual Property. MOI or its applicable Affiliates owns or has a valid right to use all Intellectual Property that is a MOI Contributed Asset and which is reasonably necessary for the conduct of the MOI Business as is currently conducted, and MOI or its applicable Affiliate has made all necessary filings and paid all necessary registration, maintenance and renewal fees for the purpose of maintaining all of the registered Intellectual Property that is a MOI Contributed Asset. To the Knowledge of MOI, none of MOI, any of its Affiliates or any of their respective Representatives have received from any third party any claim that MOI or any of its Affiliates is infringing the Intellectual Property of a third party, and no third party is infringing any Intellectual Property that is a MOI Contributed Asset.

Section 3.16     Financial Statements. MOI has made available to SLH and the Company true and complete copies of MOI’s consolidated unaudited balance sheets as of June 30, 2017 (the “MOI Balance Sheet” and the date of the MOI Balance Sheet, the “MOI Balance Sheet Date”), and December 31, 2016 and the related unaudited statements of income (collectively, the “MOI Financial Statements”). The MOI Financial Statements (a) have been prepared in accordance with the books and records of MOI and its Subsidiaries, (b) have been prepared in accordance with GAAP throughout the periods indicated and (c) fairly present, in all material respects, the assets, liabilities, results of operations and financial condition of MOI and its Subsidiaries for such periods, subject to normal year-end audit adjustments and the absence of footnotes. Since the MOI Balance Sheet Date, except in connection with the Bankruptcy Cases, MOI and its Subsidiaries have operated the MOI Business only in the Ordinary Course of Business and none of MOI or any of its Subsidiaries has incurred any indebtedness, obligations or Liabilities of any kind that would have been required to be reflected in, reserved against or otherwise described in the MOI Balance Sheet or in the notes thereto in accordance with GAAP, other than Liabilities incurred in the Ordinary Course of Business since the MOI Balance Sheet Date, Liabilities under this Agreement or any of the Related Agreements, Excluded MOI Liabilities and Liabilities that would not reasonably be expected to result in a MOI Material Adverse Effect.

Section 3.17     MGL.

(a)     MGL has not conducted any business other than organizational-related activities and matters or, prior to its involvement in the Transactions, entered into any material Contracts with any Person other than the FGL LLC Agreement or in connection with the FGL Term Loan. As of the date hereof, and as of immediately prior to the Closing, MGL has no (i) assets or properties (whether real, personal, tangible or intangible) other than its ownership of fifty percent (50%) of the equity interests of FGL, or (ii) Liabilities or obligations other than for (A) organizational expenses related to FGL, (B) its obligations or Liabilities under the FGL LLC Agreement or in connection with the FGL Term Loan and (C) expenses associated with the negotiation and consummation of the Transactions.

(b)     MGL does not have and has never had any employees. MGL does not maintain, sponsor or contribute to, and could not incur any liability under any employment agreement, consulting agreement, collective bargaining agreement, benefit plan or any other policy or agreement for the remuneration of employees, including the payment of any salaries or other benefits. MGL is not party to, or a guarantor of, any Contract with any labor organization.

(c)     MGL is, and always has been, an entity taxable as a partnership or an entity disregarded from its owner for federal, state and local income tax purposes. MGL has not filed any election to be treated as anything other than a partnership for federal income tax purposes. No federal, state, local or foreign taxes are due and payable by MGL.

(d)     Except as a result of the consummation of the Transactions or in connection with the FGL Term Loan, MGL does not have any indebtedness, is not guarantor of any indebtedness for borrowed money of any Person, and is not (and its assets and properties are not subject to) any Lien.

Section 3.18     No Other Representations or Warranties. Except for the representations and warranties expressly contained in Article IV and in the certificate delivered to MOI pursuant to Section 2.5(a)(xii), MOI acknowledges and agrees that neither SLH nor any of its Representatives has made, and that MOI has not relied upon, any representation or warranty, whether express or implied, with respect to SLH or any of SLH’s Affiliates or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to MOI by or on behalf of SLH. Except as expressly set forth in this Agreement, MOI acknowledges and agrees that the SLH Contributed Assets are sold “as is, where is” and that the Company agrees to accept the SLH Contributed Assets and the SLH Business in the condition they are in as of the Closing based on its own inspection examination and determination with respect to all matters.

ARTICLE IV
SLH’S REPRESENTATIONS AND WARRANTIES

SLH represents and warrants to MOI and the Company that the statements contained in this Article IV are true and correct as of the date of this Agreement and as of the Closing, except as set forth in the disclosure schedule delivered to MOI by SLH as of the date of this Agreement (the “SLH Disclosure Schedule”).

Section 4.1     Organization of SLH; Good Standing. SLH is, and the Company will be at Closing, a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of its formation and has (and, in the case of the Company, will have at Closing) all requisite power and authority to own, lease, and operate its assets and to carry on its business as now being conducted and is (and, in the case of the Company, will be) duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, has not had, and would not reasonably be expected to have, an SLH Material Adverse Effect. The Company has not engaged in any activities or incurred any Liabilities other than in connection with the Transactions.

Section 4.2     Authorization of Transaction. SLH has full power and authority (including full limited liability company or other entity power and authority) to execute and deliver this Agreement, the Related Agreements and all other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement, the Related Agreements and all other agreements contemplated hereby to which SLH is a party have been duly authorized by SLH. Upon due execution hereof and thereof by SLH, this Agreement, the Related Agreements and all other agreements contemplated hereby to which SLH is a party (assuming in each case due authorization, execution and delivery by MOI and the Company where applicable) shall constitute the valid and legally binding obligation of SLH, enforceable against SLH in accordance with their respective terms and conditions, subject to the Bankruptcy and Equity Exception.

Section 4.3     Noncontravention; Government Filings. Except as set forth on Section 4.3 of the SLH Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the Transactions (including the assignments and assumptions referred to in Article II) will (a) conflict with or result in a breach or violation of or default under organizational documents of SLH or the Company, (b) conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under any Law or Decree to which SLH is subject in respect of the SLH Contributed Assets or (c) conflict with, result in a breach or violation of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Contract to which SLH or any of its Affiliates is a party or to which it or any of the SLH Contributed Assets is subject or by which it or any of the SLH Contributed Assets are bound, except, in the case of either clause (b) or clause (c), for such conflicts, breaches, violations, defaults, accelerations, rights or failures to give notice as would not, individually or in the aggregate, prevent or materially impair or delay SLH’s or the Company’s ability to consummate the Transactions or perform its obligations hereunder on a timely basis. Other than as required or pursuant to the Bankruptcy Code, the Confirmation Order, the HSR Act and any other necessary order of the Bankruptcy Court to close the sale or transfer of the SLH Contributed Assets, SLH is not required to give any notice to, make any material filing with, or obtain any material Consent from any Person in order for the Parties to consummate the Transactions or any Related Agreement.

Section 4.4     Title; Sufficiency; Capitalization. Immediately prior to the Closing, SLH (or its applicable Affiliates) will have, and, upon delivery to the Company on the Closing Date of the Related Agreements, and subject to the terms of the Confirmation Order and any other necessary order to consummate the Transactions, SLH will thereby transfer, or cause to be transferred, to the Company or its Subsidiaries, good and valid title to, or, in the case of property leased by SLH or its Affiliates, a valid leasehold interest in, or, in the case of Intellectual Property licensed to SLH or any of its Affiliates, a valid license in, all of the SLH Contributed Assets, free and clear of all Liens (other than any Permitted Liens). Except in connection with this Agreement and the SLH Reorganization, SLH is not a party to any option, warrant, right, Contract, call, put or other agreement or commitment providing for the disposition of acquisition of any interest in any of the SLH Contributed Vessels. The SLH Contributed Assets constitute all of the assets and properties, used or held for use in, or which are necessary for, the operation of the SLH Business and are sufficient for the Company to conduct the operation of the SLH Business from and after the Closing Date as currently conducted. Without limiting the generality of the forgoing, (a) as of immediately prior to Closing, SLH will be the direct owner, holder of record and beneficial owner of all SLH Contributed Equity Interests, (b) the SLH Contributed Equity Interests are owned free and clear of all Liens and restrictions on transfer other than those arising under this Agreement, the operating agreement of SLBO or the operating agreement of C-Lift, as applicable, or applicable securities Laws, and (c) none of the SLH Contributed Equity Interests are subject to any voting trust, member or partnership agreement or voting agreement with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting other than those arising pursuant to this Agreement or the operating agreement of SLBO or the operating agreement of C-Lift, as applicable, and SLH will thereby transfer to the Company, good and valid title to the SLH Contributed Equity Interests, free and clear of all Liens other than those arising under the operating agreement of SLBO or the operating agreement of C-lift, as applicable, applicable securities Laws or any Financing Arrangements of the Company from and after Closing.

Section 4.5     Litigation; Decrees. Except as set forth on Section 4.5 of the SLH Disclosure Schedule, there is no material Litigation pending or, to SLH’s Knowledge, threatened, in each case, against SLH or any of its Affiliates in connection with the ownership or operation of the SLH Business, or to which any of the SLH Contributed Assets are, or, to SLH’s Knowledge would become, subject; neither SLH nor any of its Affiliates or their respective assets or properties is subject to any outstanding material Decree applicable to the ownership, maintenance or operation of any SLH Contributed Asset; and SLH is not subject to any outstanding Decree that would prevent or materially impair or materially delay SLH’s ability to consummate the Transactions or perform its obligations hereunder on a timely basis.

Section 4.6     Brokers’ Fees. None of SLH or any of its Affiliates has entered into any Contract to pay any fees or commissions to any broker, finder or agent with respect to the Transactions for which MOI or any of its Affiliates could become liable or obligated to pay.

Section 4.7     Taxes.

(a)     With respect to the SLH Contributed Assets and the ownership and operation of the SLH Business, SLH and its applicable Affiliates have timely filed all material Tax Returns required to be filed with the appropriate Tax authorities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted or to be obtained on behalf of SLH or any of its Affiliates), and all such Tax Returns are true, correct and complete in all material respects; and all material amounts of Taxes payable by or on behalf of SLH or any of its Affiliates have been timely paid (except as prohibited by the Bankruptcy Court).

(b)     SLH is not a foreign person within the meaning of section 1445 of the IRC.

(c)     All deficiencies asserted or assessments in respect of an amount of Tax made as a result of any examinations by any Tax authority of the Tax Returns related to the SLH Contributed Assets or the ownership and operation of the SLH Business have been fully paid, and there are no audits or investigations by any Tax authority in progress (other than audits or investigations of which none of SLH, any of its Affiliates or any of their respective Representatives have received written notice and as to which none of SLH, any of its Affiliates or any of their respective Representatives have sent anything in writing to the applicable Tax authority), nor has any of SLH, any of its Affiliates or any of their respective Representatives received any written notice from any Tax authority that it intends to conduct such an audit or investigation, in each case, related to the SLH Contributed Assets or the ownership and operation of the SLH Business (other than any proof of claim filed by a taxing authority in the Bankruptcy Cases).

(d)     SLH and its Affiliates have complied in all respects with all Laws relating to the payment and withholding of Taxes with respect to the Contributed Assets and the ownership and operation of the SLH Business and have duly and timely withheld and paid over to the appropriate Tax authorities all amounts required to be so withheld and paid over under all Laws with respect to the SLH Contributed Assets and the ownership and operation of the SLH Business.

(e)     Since April 1, 2015, no written claim has been made by a Tax authority in a jurisdiction in which none of SLH or any of its Affiliates currently file a Tax Return such that SLH or any of its Affiliates is or may be subject to taxation by that jurisdiction with respect to the Contributed Assets or the ownership and operation of the SLH Business.

(f)     No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including any applicable statute of limitation) has been executed or filed with any Tax authority by or on behalf of SLH or any of its applicable Affiliates that would be binding on the Company or any of its Subsidiaries with respect to the SLH Contributed Assets and the ownership and operation of the SLH Business (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business).

(g)     There are no Liens for Taxes upon any of the Contributed Assets, except for Permitted Liens.

Section 4.8     Tangible Personal Property. Section 4.8 of the SLH Disclosure Schedule sets forth a list of all SLH Transferred Contracts that constitute leases of personal property (“SLH Personal Property Leases”) relating to personal property held, used or intended to be used by SLH or any of its Affiliates in connection with the ownership and operation of the SLH Business. SLH has made available to MOI and the Company true and complete copies of the SLH Personal Property Leases. Without limiting the generality of Section 4.4, (a) SLH or its applicable Affiliate has a valid and enforceable leasehold interest under each of the SLH Personal Property Leases, subject to the Bankruptcy and Equity Exception; (b) each of the SLH Personal Property Leases is in full force and effect; (c) there is no material default under any SLH Personal Property Lease by SLH or any of its Affiliates or, to the Knowledge of SLH, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder; and (d) no party to any of the SLH Personal Property Leases has exercised any termination rights with respect thereto.

Section 4.9     Transferred Contracts; Contributed Vessels.

(a)     Each of the SLH Transferred Contracts is in full force and effect and is a valid and binding obligation of SLH or its applicable Affiliate, as the case may be, and, to SLH’s Knowledge, the other parties thereto, in accordance with its terms and conditions, in each case subject to the Bankruptcy and Equity Exception.  SLH has made available to MOI and the Company true and complete copies of each SLH Transferred Contract in SLH’s or any of its Affiliates’ possession or control. There is no material default under any of the SLH Transferred Contracts by SLH or any of its Affiliates or, to the Knowledge of SLH, by any other party thereto, and none of SLH or any of its Affiliates has received any written notice of any default or event that with notice or lapse of time or both would constitute a default by SLH or any of its Affiliates under any SLH Transferred Contract.

(b)     Without limiting the generality of Section 4.9(a) or Section 4.11, and except as set forth on Section 4.9(b) of the SLH Disclosure Schedule, (i) each SLH Contributed Vessel and SLH Bareboat Vessel is lawfully and duly documented under the United States flag with a coastwise endorsement, with a valid and unexpired certificate of documentation issued by the U.S. Coast Guard, (ii) each SLH Contributed Vessel and SLH Bareboat Vessel is eligible for operation in the coastwise trade of the United States, (iii) each SLH Contributed Vessel and SLH Bareboat Vessel is afloat and in good operating condition for the trades in which it is currently operating, (iv) each SLH Contributed Vessel and SLH Bareboat Vessel holds all valid and unexpired certificates, licenses and permits from the United States Coast Guard and other Governmental Authorities required for the operation of such SLH Contributed Vessel in its current trades, (v) to the Knowledge of SLH, no event has occurred and no condition exists that would materially or adversely affect the condition of any SLH Contributed Vessel or any SLH Bareboat Vessel and (vi) each SLH Contributed Vessel and SLH Bareboat Vessel is in class and, to the Knowledge of SLH, free of any recommendations.

Section 4.10     SLH Employee Benefits.

(a)     Section 4.10(a) of the SLH Disclosure Schedule lists each “SLH Employee Benefit Plan.”

(b)     True, correct and complete copies of the following documents, with respect to each of the SLH Employee Benefit Plans, have been made available to MOI and the Company: (i) any plan documents, and all material amendments thereto, (ii) the most recent summary plan descriptions (including letters or other documents updating such descriptions), and (iii) any other related document(s) or items reasonably requested by MOI or the Company.

(c)     Each of the SLH Employee Benefit Plans that is intended to qualify under section 401 of the IRC has been determined by the IRS to be so qualified, and, to the Knowledge of SLH, nothing has occurred with respect to any such plan which could reasonably be expected to adversely affect such favorable determination or the qualified status of such plan.

(d)     Each of the SLH Employee Benefit Plans is and has been adopted, operated, administered and maintained, in all material respects, in accordance with its terms and all provisions of Law.

Section 4.11     Compliance with Laws; Permits.

(a)     SLH and its Affiliates are in compliance in all material respects with all Laws applicable to the ownership and operation of the SLH Business (except for Laws addressed in Section 4.12, which Laws are addressed in such Section). None of SLH, any of its Affiliates or any of their respective Representatives have received any notice of, or been charged with the material breach or violation of, any Laws applicable to the ownership and operation of the SLH Business. There are no investigations pending or, to the Knowledge of SLH, threatened against SLH or any of its Affiliates regarding the possible material breach or violation of any Laws applicable to the ownership and operation of the SLH Business.

(b)     Section 4.11(b) of the SLH Disclosure Schedule sets forth, with respect to each SLH Contributed Vessel, a list of all material Permits held, used or required to be used by SLH or any of its Affiliates, or otherwise required, in connection with or related to the ownership and operation of the SLH Business, including all such Permits required pursuant to any Law (including any Environmental Law), in each case that are in effect on the date hereof, and all applications for any such Permits that are in process on the date hereof. SLH and its applicable Affiliates are in compliance in all material respects with all such Permits. Such Permits constitute all Permits which are required for the ownership and operation of the SLH Business as presently conducted. Each such Permit is in full force and effect and has not expired. All applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Authority. None of SLH or any of its Affiliates has received any notice from any Governmental Authority or issuer of any such Permit with respect to the revocation, suspension, restriction, limitation or termination thereof nor is there any Litigation pending or, to SLH’s Knowledge, threatened, the object of which is to revoke, restrict, limit or terminate any such Permit. None of SLH or any of its Affiliates is in material default or violation of any term, condition or provision of any such Permit.

(c)     Without limiting the generality of the forgoing, SLH and each of its Subsidiaries, Affiliates and Representatives is a United States Citizen to the extent such Person is required to be a United States pursuant to, or in connection with, the Jones Act in order for such Persons to engage in the SLH Business.

Section 4.12     Environmental Matters(a)     . With respect to each SLH Contributed Vessel: (a) SLH and each of its Affiliates is in, and during the past three (3) years has been in, compliance with all Environmental Laws in all material respects, and none of SLH or any of its Affiliates has received any written notice or allegation of any material breach or violation of any Environmental Laws which remains outstanding; (b) there is no material Litigation pending, or to SLH’s Knowledge, threatened against SLH or any of its Affiliates pursuant to Environmental Law, including with regard to any non-compliance with or Liability under Environmental Law and with regard to any Release of or exposure to any Hazardous Materials; and (c) there has been no Release of any Hazardous Material into the environment arising from SLH’s or any of its Affiliates’ operation of any SLH Contributed Vessel in (i) material violation of Environmental Law, (ii) that requires investigation, remediation or other response action to comply with Environmental Law, or (iii) that could result in personal or bodily injury or property damage, which in the case of (i), (ii), or (iii) could reasonably be expected to result in SLH or any of its Affiliates incurring material Liabilities under Environmental Laws. Notwithstanding any other provisions of this Agreement, Section 4.11(b) and this Section 4.12 contain the exclusive representations of SLH and its Affiliates concerning any matter arising under any Environmental Law.

Section 4.13     Insurance. Subject to Section 6.5, all of SLH’s and its Affiliates’ material policies of insurance by which the SLH Contributed Assets (the “SLH Insurance Policies”) are covered are in full force and effect. All premiums due on such SLH Insurance Policies have been paid or, if due and payable prior to the Closing, will be paid prior to the Closing in accordance with the payment terms of such SLH Insurance Policies. Subject to Section 6.5, all such SLH Insurance Policies are valid and binding in accordance with their terms and have not been subject to a lapse in coverage. Subject to Section 6.5, none of SLH, its Affiliates or any of their respective Representatives have received any notice of cancellation or non-renewal of any such SLH Insurance Policy. There are no material claims related to the SLH Business pending under any such SLH Insurance Policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of SLH or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such SLH Insurance Policy. The SLH Insurance Policies are of the type and in the amounts customarily carried by Persons operating liftboat vessels comparable to the SLH Contributed Vessels.

Section 4.14     Intellectual Property. Except as set forth on Section 4.14 of the SLH Disclosure Schedule, SLH or its applicable Affiliates owns or has a valid right to use all Intellectual Property that is an SLH Contributed Asset and which is reasonably necessary for the conduct of the SLH Business as is currently conducted, and SLH or its applicable Affiliate has made all necessary filings and paid all necessary registration, maintenance and renewal fees for the purpose of maintaining all of the registered Intellectual Property that is an SLH Contributed Asset. To the Knowledge of SLH, none of SLH, any of its Affiliates or any of their respective Representatives have received from any third party any claim that SLH or any of its Affiliates is infringing the Intellectual Property of a third party, and no third party is infringing any Intellectual Property that is an SLH Contributed Asset.

Section 4.15     Financial Statements. SLH has made available to MOI and the Company true and complete copies of SLH’s consolidated unaudited balance sheets as of June 30, 2017 (the “SLH Balance Sheet” and the date of the SLH Balance Sheet, the “SLH Balance Sheet Date”), and December 31, 2016 and the related unaudited statements of income (collectively, the “SLH Financial Statements”). The SLH Financial Statements (a) have been prepared in accordance with the books and records of SLH and its Subsidiaries, (b) have been prepared in accordance with GAAP throughout the periods indicated and (c) fairly present, in all material respects, the assets, liabilities, results of operations and financial condition of SLH and its Subsidiaries for such periods, subject to normal year-end audit adjustments and the absence of footnotes. Since the SLH Balance Sheet Date, SLH and its Subsidiaries have operated the SLH Business only in the Ordinary Course of Business and none of SLH or any of its Subsidiaries has incurred any indebtedness, obligations or Liabilities of any kind that would have been required to be reflected in, reserved against or otherwise described in the SLH Balance Sheet or in the notes thereto in accordance with GAAP, other than Liabilities incurred in the Ordinary Course of Business since the SLH Balance Sheet Date, Liabilities under this Agreement or any of the Related Agreements, Excluded SLH Liabilities and Liabilities that would not reasonably be expected to result in an SLH Material Adverse Effect.

Section 4.16     Sufficient Funds; Adequate Assurances. SLH has, and upon the Closing will have, immediately available funds sufficient for the satisfaction of all of SLH’s obligations under this Agreement, including the payment of the SLH Cash Contribution and all fees, expenses of, and other amounts required to be paid by, SLH in connection with the Transactions. SLH and the Company are and shall be capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Transferred Contracts and the related Contributed Liabilities.

Section 4.17     SLBO.

(a)     SLBO has not conducted any business other than organizational-related activities and matters or, prior to its involvement in the Transactions, entered into any material Contracts with any Person other than the FGL LLC Agreement or in connection with the FGL Term Loan. As of the date hereof, and as of immediately prior to the Closing, SLBO has no (i) assets or properties (whether real, personal, tangible or intangible) other than its ownership of fifty percent (50%) of the equity interests of FGL, or (ii) Liabilities or obligations other than for (A) organizational expenses related to FGL, (B) its obligations or Liabilities under the FGL LLC Agreement or in connection with the FGL Term Loan and (C) expenses associated with the negotiation and consummation of the Transactions.

(b)     SLBO does not have and has never had any employees. SLBO does not maintain, sponsor or contribute to, and could not incur any liability under any employment agreement, consulting agreement, collective bargaining agreement, benefit plan or any other policy or agreement for the remuneration of employees, including the payment of any salaries or other benefits. SLBO is not party to, or a guarantor of, any Contract with any labor organization.

(c)     Since August 1, 2014, SLBO has elected to be classified as a corporation for federal income tax purposes. As of the date hereof, there are no federal, state, local or foreign taxes due and payable by SLBO.

(d)     Except as a result of the consummation of the Transactions or in connection with the FGL Term Loan, SLBO does not have any indebtedness, is not guarantor of any indebtedness for borrowed money of any Person, and is not (and its assets and properties are not subject to) any Lien.

Section 4.18     C-Lift.

(a)     C-Lift has not conducted any business other than organizational-related activities and matters or, prior to its involvement in the Transactions, entered into any material Contracts with any Person other than the operating agreements (or similar governing documents) for, as of the date hereof, SEACOR Eagle and, following the consummation of the SLH Reorganization, SEACOR Eagle and SEACOR Hawk or in connection with the SLH Eagle/Hawk Facility. Except for the assets, properties, Liabilities and obligations referenced on Section 4.18 of the SLH Disclosure Schedule, C-Lift has no material (i) assets or properties (whether real, personal, tangible or intangible) other than in connection with (A) as of the date hereof, its ownership of the equity interests of SEACOR Eagle, and (B) following consummation of the SLH Reorganization, its ownership of SEACOR Eagle and SEACOR Hawk, or (ii) Liabilities or obligations other than for (A) organizational expenses related to (1) as of the date hereof, SEACOR Eagle, and (2) following consummation of the SLH Reorganization, SEACOR Eagle and SEACOR Hawk, (B) its obligations or Liabilities in connection with the SLH Eagle/Hawk Facility or under the operating agreements (or similar governing documents) for, as of the date hereof, SEACOR Eagle, and, following consummation of the SLH Reorganization, SEACOR Eagle and SEACOR Hawk and (C) expenses associated with the negotiation and consummation of the Transactions.

(b)     C-Lift does not have and has never had any employees. C-Lift does not maintain, sponsor or contribute to, and could not incur any liability under any employment agreement, consulting agreement, collective bargaining agreement, benefit plan or any other policy or agreement for the remuneration of employees, including the payment of any salaries or other benefits. C-Lift is not party to, or a guarantor of, any Contract with any labor organization.

(c)     C-Lift is, and always has been, an entity taxable as a partnership or an entity disregarded from its owner for federal, state and local income tax purposes. C-Lift has not filed any election to be treated as anything other than a partnership for federal income tax purposes. No federal, state, local or foreign taxes are due and payable by C-Lift.

(d)     Except as a result of the consummation of the Transactions or in connection with the SLH Eagle/Hawk Facility, C-Lift does not have any indebtedness, is not guarantor of any indebtedness for borrowed money of any Person, and is not (and its assets and properties are not subject to) any Lien.

Section 4.19     No Other Representations or Warranties. Except for the representations and warranties expressly contained in Article III and in the certificate delivered to SLH pursuant to Section 2.5(b)(viii), SLH acknowledges and agrees that neither MOI nor any of its Representatives has made, and that SLH has not relied upon, any representation or warranty, whether express or implied, with respect to MOI or any of MOI’s Affiliates or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to SLH by or on behalf of MOI. Except as expressly set forth in this Agreement, SLH and the Company acknowledges and agrees that the MOI Contributed Assets are sold “as is, where is” and SLH and the Company agree to accept the MOI Contributed Assets and the MOI Business in the condition they are in as of the Closing based on its own inspection examination and determination with respect to all matters.

ARTICLE V
PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing (except as otherwise expressly stated to apply to a different period):

Section 5.1     Efforts; Cooperation; Permits.

(a)     Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions (including by giving, or causing to be given, any notices to, making any filings with, and using commercially reasonable efforts to obtain any Consents of Governmental Authorities as are necessary and appropriate to consummate the Transactions). Without limiting the generality of the foregoing, (a) MOI shall use its commercially reasonable efforts to cause the conditions set forth in Section 7.1 that are within its control or influence to be satisfied or fulfilled and (b) SLH shall use its commercially reasonable efforts to cause the conditions set forth in Section 7.2 that are within its control or influence to be satisfied or fulfilled.

(b)     As soon as practicable following the date of this Agreement, MOI and SLH shall reasonably cooperate and use their respective commercially reasonable efforts to obtain for the Company and its Subsidiaries all Permits required for the Company’s and its Subsidiaries’ ownership and operation (including maintenance and repairs) of the Contributed Assets from and after the Closing (including, with respect to Permits related to the MOI Business, all the Permits set forth on Section 3.12(b) of the MOI Disclosure Schedule, and, with respect to Permits related to the SLH Business, all the Permits set forth on Section 4.11(b) of the SLH Disclosure Schedule). Each of MOI and SLH shall reasonably cooperate and use their commercially reasonable efforts to provide all documents and/or information necessary to obtain such Permits for the Company and its Subsidiaries and execute such papers as may reasonably be required. From and after the date of this Agreement, the Parties will, subject to Section 6.1, cooperate to comply with, to the extent possible, all Laws so that the Company and its Subsidiaries may, from and after the Closing, operate the MOI Business and the SLH Business, in each case, in the Ordinary Course of Business until all of the required Permits can be transferred to, or obtained by, the Company and its Subsidiaries. To the extent permitted by applicable, and consistent with, Law, MOI and SLH, as applicable, shall (and, if required, with the Consent of any Governmental Authority) execute a power of attorney authorizing the Company and/or its applicable Subsidiaries to operate using such Permits of MOI or SLH, as applicable, and to execute and file, at such Party’s sole cost and expense, any documents or instruments (including fictitious name Consents, which shall be withdrawn as soon as the Company and/or its applicable Subsidiaries obtains its own applicable Permits) required in order to permit the Company and its Subsidiaries to lawfully operate under such Permits of MOI or SLH, as applicable, in accordance with the foregoing. The Company shall indemnify and hold each of MOI and SLH harmless for any Liability arising out of, related to, or resulting from any of the foregoing, including the granting of any power of attorney, other than to the extent arising out of MOI’s or SLH’s fraud, willful or intentional misconduct or gross negligence. Each Party will provide prompt notification to each other Party when any such Permit is obtained, taken, made, given or denied, as applicable, and will advise each other Party of any material communications with any Governmental Authority in connection therewith.

Section 5.2     Covenants Pending The Closing.

(a)     From and after the date of this Agreement until Closing, except (i) with respect to MOI, as set forth on Section 5.2 of the MOI Disclosure Schedule, (ii) with respect to SLH, as set forth on Section 5.2 of the SLH Disclosure Schedule, (iii) as required by Law or, with respect to MOI, by order of the Bankruptcy Court, (iv) as otherwise expressly contemplated by this Agreement or (v) with the prior written Consent of the other Party (which Consent shall not be unreasonably withheld, conditioned or delayed), each of MOI and SLH shall (and shall cause their respective Affiliates to) (A) conduct the operation of its respective Business only in the Ordinary Course of Business and (B) use its commercially reasonable efforts to (1) preserve the present business operations, organization and goodwill of its respective Business, (2) preserve the present relationships with material vendors and suppliers of its respective Business and (3) otherwise maintain its respective Contributed Vessels and Contributed Assets (and, in the case of MOI and its Affiliates, their respective employees) in their respective current condition. Without limiting the generality of the foregoing, each of MOI and SLH agrees from the date of this Agreement until the Closing to: (I) perform necessary repair and maintenance on its respective Contributed Vessels and Contributed Assets in the Ordinary Course of Business and as otherwise required by Law, and (II) use its respective commercially reasonable efforts to maintain and preserve its respective Contributed Vessels and Contributed Assets in their present condition (including by using their respective commercially reasonable efforts to renew, in the Ordinary Course of Business, any Permits constituting a Contributed Asset of such Party that come up for renewal), other than with respect to reasonable wear and tear in the Ordinary Course of Business.

(b)     Except (i) with respect to MOI, as set forth on Section 5.2 of the MOI Disclosure Schedule, (ii) with respect to SLH, as set forth on Section 5.2 of the SLH Disclosure Schedule, (iii) as required by Law or, with respect to MOI, by order of the Bankruptcy Court, (iv) as otherwise contemplated by this Agreement or (v) with the prior written Consent of the other Party (which Consent shall not be unreasonably withheld, conditioned or delayed), neither MOI or SLH shall (and each of MOI and SLH shall cause their respective Subsidiaries and Affiliates not to), solely as it relates to its respective Business:

(i)     introduce any material change with respect to the operation of its Business, including any material change to its respective Contributed Vessels or the types, nature, composition or quality of its respective inventory, Capital Spares, services or other Contributed Assets;

(ii)     sell, lease (as lessor), transfer, assign, convey or otherwise dispose of, or impose or suffer to be imposed any Lien (except for Permitted Liens) on, any of its respective Contributed Assets (except for the purpose of disposing of obsolete or worthless properties or assets), or acquire any material properties or assets that would constitute a Contributed Asset;

(iii)     (A) with respect to MOI and its Affiliates, (I) enter into any Contract which would be a Material MOI Contract (or amend, modify or supplement in any material manner or renew or terminate any Material MOI Contract) or (II) within the five (5) Business Day period described in Section 5.8(c)(ii), enter into any Contract which would be a Non-Material MOI Contract; and (B) with respect to SLH, enter into any material SLH Contract that would be a Transferred Contract;

(iv)     other than as may be necessary to separate its respective Excluded Assets from its respective Contributed Assets, (A) amend, modify or supplement in a material manner or terminate any of its respective Transferred Contracts, Permits (constituting a Contributed Asset) or any of its other Contributed Assets, (B) waive, compromise or grant any release or relinquishment of any material rights or claims under any of its respective Transferred Contract, Permits (constituting a Contributed Asset) or any of its other Contributed Assets or (C) otherwise take any action not required by the terms of any of its respective Transferred Contracts, Permits (constituting a Contributed Asset) or any of its other Contributed Assets that would result in any increase in any payments to be made thereunder or that would adversely affect such Party’s rights thereunder or impose additional non-monetary obligations on such Party;

(v)     enter into any Contract for any capital expenditures in connection with any of its Contributed Assets in excess of $500,000 for any such individual commitment and $1,000,000 for all such commitments in the aggregate;

(vi)     with respect to MOI and its Subsidiaries and Affiliates, increase the compensation or benefits of any Covered Employee;

(vii)     with respect to MOI and its Subsidiaries and Affiliates, terminate or transfer the employment of any Covered Employee, or alter the duties or responsibilities of any Covered Employee, in any case such that the applicable individual would no longer be a Covered Employee;

(viii)     with respect to MOI and its Subsidiaries and Affiliates, negotiate or enter into any collective bargaining agreement or other arrangement with any worker collective, union, works council or other labor organization covering the Covered Employees; or

(ix)     agree to do anything prohibited by this Section 5.2.

(c)     From and after the date of this Agreement until the Closing, the business and operations of FGL shall be conducted in the Ordinary Course of Business and otherwise in accordance with the terms and conditions of the FGL LLC Agreement. For the avoidance of doubt, and in furtherance of the forgoing, with respect to the business, management and operation of FGL between the date of this Agreement until Closing, the Parties and their respective applicable Affiliates may take any action with respect to FGL that is permitted by the FGL LLC Agreement (including making additional Capital Contributions (as defined in the FGL LLC Agreement) to FGL or making a Voluntary Loan) so long as such action is taken in accordance with the terms and conditions of, and applicable procedures therefor, if any, set forth in the FGL LLC Agreement; except that neither MOI or SLH shall (and each of MOI and SLH shall cause their respective Affiliates not to) exercise any of their respective rights under Article XIII of the FGL LLC Agreement. Each of MOI and SLH agrees to (and to cause its respective Affiliates to) waive any restrictions on, or conditions to, transfer, if any, set forth in the FGL LLC Agreement solely with respect to, and to the extent necessary to consummate, (i) the transfer of the MOI Contributed Equity Interests and the SLH Contributed Equity Interests to the Company, (ii) the MOI Reorganization and (iii) the SLH Reorganization.

Section 5.3     Consents; Regulatory Approvals.

(a)     In furtherance, and not in limitation, of Section 5.1, each Party will, in order to consummate the Transactions, (i) proceed diligently and in good faith, and use its commercially reasonable efforts, to obtain as promptly as practicable Consents required by it and to make all filings required to be made by it with, and to give all notices required to be given by it to, Governmental Authorities or any other Person in order to consummate the Transactions, which, includes those Consents set forth on, with respect to MOI, Section 5.3(a) of the MOI Disclosure Schedule, and, with respect to SLH, Section 5.3(a) of the SLH Disclosure Schedule (collectively, the “Approvals”), and (ii) provide such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request in connection therewith, subject to Section 6.10.

(b)     Each Party will provide prompt notification to each other Party when any such Consent is obtained, taken, made, given or denied, as applicable, and will advise each other Party of any material communications with any Governmental Authority or other Person regarding any of the Transactions.

(c)     In furtherance of the forgoing Sections 5.3(a) and (b):

(i)      Each Party will prepare, as soon as is practical following execution of this Agreement, all necessary filings in connection with the Transactions that may be required to be filed by such Party with any applicable Governmental Authority or under the HSR Act or under any other federal, state or local Laws. Each Party will submit such filings as soon as practicable after the execution hereof (except for filings with the Bankruptcy Court, which such filings are addressed solely in Section 5.4), and, with respect to such filings under the HSR Act, as soon as practicable following the date on which SLH is selected as the Winning Bidder at the Auction or such earlier date on which the Bankruptcy Court determines that there are no Competing Transactions or Qualified Bids other than the Transactions. The Parties will request expedited treatment of any such filings, will promptly furnish each other with copies of any notices, correspondence or other written communication from the relevant Governmental Authority, will promptly make any appropriate or necessary subsequent or supplemental filings and will promptly cooperate in the preparation of such filings as is reasonably necessary and appropriate. Each Party has the right to review in advance a copy of (and all information related to MOI or SLH or any of its respective Contributed Assets, in each case as applicable, and the Transactions with respect to) any filing with any Governmental Authority made by any other Party in connection with the Transactions.

(ii)      Each Party will, and will cause its respective Affiliates to, cooperate in good faith with the applicable Governmental Authorities and other Persons in obtaining as promptly practicable the Approvals.

(iii)     Each Party will promptly furnish the other Party copies of any notices or written communications received by such Party or any of its Representatives from any Governmental Authority concerning the Transactions, and each Party will permit counsel to the other Party an opportunity to review in advance, and such Party will consider in good faith the views of, or changes proposed by, such counsel in connection with, any proposed filing or other communications by such Party and/or its Affiliates to any Governmental Authority concerning the Transactions; provided that the Parties shall have the joint right to approve in advance any filing or other communication that must be submitted jointly by SLH and MOI. Each Party will provide the other Party and their counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning the Transactions.

Section 5.4     Bankruptcy Court Matters.

(a)     Competing Transactions. This Agreement is subject to approval by the Bankruptcy Court and the marketing process set forth in the Bidding Procedures Order.

(b)     Bankruptcy Court Filings. If SLH is selected as the Winning Bidder at the auction undertaken pursuant to the Bidding Procedures Order (the “Auction”) or such earlier date on which the Bankruptcy Court determines that there are no Competing Transactions or Qualified Bids other than the Transactions, MOI agrees as follows:

(i)     MOI shall (1) as promptly as practicable following the closing of the Auction, or such earlier date on which the Bankruptcy Court determines that there are no Competing Transactions or Qualified Bids other than the Transactions, file with the Bankruptcy Court, and use its reasonable best efforts to obtain approval of, the Disclosure Statement and the Plan, in each case (I) consistent with the terms and conditions of the Transactions and (II) acceptable in form and substance to each of MOI and SLH, and (2) use its reasonable best efforts to seek entry of the Confirmation Order in form and substance (including with respect to all findings of fact and conclusions of Law) acceptable to the Parties. SLH agrees that it will promptly take such actions as are reasonably requested by MOI to assist in obtaining the Bankruptcy Court’s entry of the Confirmation Order and a finding of adequate assurance of future performance by the Company, including assisting in furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by SLH under this Agreement and demonstrating that SLH is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code. MOI shall file such motions or pleadings as may be appropriate or necessary to assume and assign the MOI Transferred Contracts in accordance with the Transactions and to determine the amount of the Cure Costs (in consultation with SLH and subject to Section 5.8); provided that, subject to Section 5.8, nothing herein shall preclude MOI from filing motions to reject any Contracts that are not MOI Transferred Contracts.

(ii)     MOI agrees that all pleadings (including any motions or plans) filed by MOI or any of its Affiliates in the Bankruptcy Cases shall be consistent with (and shall not conflict with, supersede, abrogate, nullify, modify, interfere with or restrict) the terms and conditions of this Agreement and otherwise reasonably acceptable in form and substance to SLH and MOI; provided, however, that all such pleadings that pertain or relate in any way to SLH or the Transactions must be acceptable in form and substance to SLH in its sole direction.

(iii)     In the event the Confirmation Order, Bidding Procedures Order or any other orders of the Bankruptcy Court relating to this Agreement shall be appealed or petition for certiorari or motion for rehearing or reargument shall be filed with respect thereto, MOI agrees to use its reasonable best efforts to defend against such appeal, petition or motion and SLH agrees to reasonably cooperate in such efforts.

(iv)     Following the closing of the Auction, or such earlier date on which the Bankruptcy Court determines that there are no Competing Transactions or Qualified Bids other than the Transactions, MOI shall not, nor shall it authorize or permit any of its Affiliates or Representatives to, solicit or otherwise encourage any Person with respect to the submission of any inquiries, proposals or offers of any Competing Transaction with respect to the sale or disposition of any of the MOI Contributed Assets or negotiating the terms or conditions of any such Competing Transaction; provided, however, that so long as MOI is not in breach of this Section 5.4, nothing shall prohibit MOI or its Affiliates or Representatives from entering into confidentiality agreements with any Person or furnishing to any Person any information relating to the MOI Contributed Assets with respect to any unsolicited proposal or expression of interest, which constitutes a Competing Transaction, that MOI determines in good faith would have constituted the Winning Bid if submitted during the Auction (an “Alternative Transaction”). MOI shall as promptly as practicable (any in any event within twenty-four (24) hours after receipt) inform SLH of any proposal (or any subsequent modification to the material terms thereof, including price) (written or oral) for an Alternative Transaction received and any information received related to the price and material terms and conditions of such Alternative Transaction except to the extent MOI is advised in writing by external counsel that Antitrust Laws, the proceedings in the Bankruptcy Cases or other Law prohibit sharing such information.

(c)     Back-up Bidder. MOI and SLH agree that, if SLH is not the Winning Bidder at the Auction, but SLH is selected as the Back-up Bidder in accordance with the Bidding Procedures Order, then (a) MOI shall give SLH prompt written notice of such fact, and (b) notwithstanding anything to the contrary in this Agreement, if MOI gives written notice to SLH on or before the Back-up Termination Date, certifying that MOI (i) failed to consummate the sale with the Winning Bidder in the Auction and (ii) terminated the purchase or acquisition agreement with the Winning Bidder in the Auction, SLH and MOI shall promptly consummate the Transactions upon the terms and conditions as set forth herein and the Bidding Procedures Order.

(d)     Approval of Break-up Fee and Expense Reimbursement.

(i)     In consideration for SLH having expended considerable time and expense in connection with this Agreement and the negotiation thereof and the identification and quantification of assets of MOI, MOI shall pay SLH, in accordance with the terms and subject to the express conditions hereof and the Bidding Procedures Order, (a) a break-up fee in an amount equal to $3,960,000 (the “Break-up Fee”) plus (b) the amount of the reasonable out-of-pocket costs, fees and expenses of SLH and its Subsidiaries (including reasonable legal, financial advisory, accounting and other similar costs, fees and expenses) incurred in connection with the Transactions (to the extent such out-of-pocket costs, fees and expenses of SLH and its Subsidiaries are not otherwise paid or reimbursed by MOI under its cash collateral orders) up to an aggregate amount of $1,000,000 (such reimbursement of expenses collectively with the Break-up Fee, the “Termination Payment”). MOI shall use its reasonable best efforts to seek the approval of the Bankruptcy Court of the Procedures Motion and the Transactions, including the Termination Payment (and deeming the Termination Payment as administrative priority expenses under Sections 503(b) and 507(a)(l) of the Bankruptcy Code), and the entry by the Bankruptcy Court of the Bidding Procedures Order approving the payment of the Termination Payment pursuant to the terms of this Section 5.4(d).

(ii)     The Termination Payment shall be paid within five (5) Business Days following the occurrence of: (A) the Bankruptcy Court’s approval of a Competing Transaction, (B) the termination of this Agreement by SLH pursuant to Section 8.1(c), or (C) the termination of this Agreement for any other reason in accordance with the terms and conditions of Article VIII; provided that, in the case of this clause (C), at the time of such termination, SLH would have been permitted to terminate this Agreement in accordance with Section 8.1(c).

Section 5.5     Notice of Developments. Each Party will give prompt written notice to the other Parties of (a) the existence of any fact or circumstance, or the occurrence of any action or event, of which it has Knowledge that has caused, or would reasonably be likely to cause, a condition to a Party’s obligations to consummate the Transactions set forth in Article VII not to be timely satisfied, (b) the receipt of any notice or other communication from any Governmental Authority in connection with the Transactions, (c) any Casualty Event or (d) any events or developments that materially affect the MOI Contributed Value or the SLH Contributed Value (including any FGL Impairment Charges), as applicable. The delivery of any notice pursuant to this Section 5.5 shall not have any effect on the representations, warranties, covenants and agreements contained in this Agreement for purposes of determining satisfaction of any condition herein and shall not be deemed to amend or supplement this Agreement. The failure to deliver any such notice shall not constitute a waiver of any right or condition to the consummation of the Transactions by any Party.

Section 5.6     Access; No Contact.

(a)     Upon the reasonable request of SLH and to the extent not otherwise prohibited by Law, MOI will (and MOI will cause its Representatives and Affiliates to) permit SLH and its Representatives to have, upon reasonable advance written notice, access to (i) all properties, Files and Records Permits and Transferred Contracts included in the MOI Contributed Assets (and SLH may make extracts and copies of any such Files and Records), (ii) MOI’s and its Affiliates’ customers, suppliers, creditors, and employees and officers who have significant responsibility for any MOI Contributed Asset, (iii) the Covered Employees, and (iv) the MOI Contributed Vessels, in each case, during normal business hours, and in a manner so as not to interfere unreasonably with the normal business operations of MOI; provided, however, that, for avoidance of doubt, SLH and its Representatives shall not collect or perform or analyze any environmental samples without the prior written consent of MOI; provided, further, that MOI shall have the right to have a Representative present for any communications by SLH or its Representatives with customers, suppliers, creditors, employees or officers of MOI or any of its Affiliates, and any access by SLH or any of its Representatives to a MOI Contributed Vessel. No such access or examination, whether occurring prior to or after the date of this Agreement, shall diminish or obviate any of the representations, warranties, covenants or agreements of the Parties contained in this Agreement or the Related Agreements. SLH will indemnify and hold harmless MOI, its Affiliates and their Representatives for any and all Liabilities incurred by MOI or its Affiliates or their respective Representatives to the extent arising out of any exercise of the access rights under this Section 5.6(a).

(b)     Upon the reasonable request of MOI and to the extent not otherwise prohibited by Law, SLH will (and SLH will cause its Representatives and Affiliates to) permit MOI and its Representatives to have, upon reasonable advance written notice, access to (i) all properties, Files and Records, Permits and Transferred Contracts included in the SLH Contributed Assets (and MOI may make extracts and copies of any such Files and Records), (ii) SLH’s and its Affiliates’ customers, suppliers, creditors, and employees and officers who have significant responsibility for any SLH Contributed Asset, and (iii) the SLH Contributed Vessels, in each case, during normal business hours, and in a manner so as not to interfere unreasonably with the normal business operations of SLH or its applicable Affiliate; provided, however, that, for avoidance of doubt, MOI and its Representatives shall not collect or perform or analyze any environmental samples without the prior written consent of SLH; provided, further, that SLH shall have the right to have a Representative present for any communications by MOI or its Representatives with customers, suppliers, creditors, employees or officers of SLH or any of its Affiliates, and any access by MOI or any of its Representatives to an SLH Contributed Vessel. No such access or examination, whether occurring prior to or after the date of this Agreement, shall diminish or obviate any of the representations, warranties, covenants or agreements of the Parties contained in this Agreement or the Related Agreements. MOI will indemnify and hold harmless SLH, its Affiliates and their Representatives for any and all Liabilities incurred by SLH or its Affiliates or their respective Representatives to the extent arising out of any exercise of the access rights under this Section 5.6(b). SLH shall deliver, or shall cause to be delivered, the most recent IRS determination letter or opinion letter with respect to any SLH Employee Benefit Plan that is a retirement plan promptly following the issuance of such IRS determination letter or opinion letter to SLH or its applicable Affiliate.

(c)     Notwithstanding the forgoing, a Party may restrict or otherwise prohibit access to any Files and Records or information to the extent that (i) in the reasonable good faith judgment of such Party, any Contract or applicable Law requires such Party to restrict or otherwise prohibit access to such documents or information, (ii) such Files and Records or information includes Privileged Communications and access to such documents or information would reasonably be expected to result in a risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such Privileged Communications (any such privilege, “Privilege”), or (iii) in the reasonable good faith judgment of such Party, such access would violate any obligations of such Party or any of its Affiliates with respect to confidentiality obligations to any third party. In the event that a Party does not provide access to Files and Records or information in reliance on the preceding sentence, such Party shall use its commercially reasonable efforts to communicate the applicable information to the other Party in a way that would not violate the foregoing restrictions, including by (A) using its commercially reasonable efforts to obtain the required consent of any third party necessary (in such Party’s good faith judgment) to provide such disclosure or (B) providing such information in redacted form as is necessary to preserve such Privilege or comply with such Law, or otherwise make appropriate substitute disclosure arrangements, to the extent possible, that are reasonably acceptable to SLH and MOI.

Section 5.7     Bulk Transfer Laws. SLH and the Company hereby waives compliance by MOI and its Subsidiaries with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale or transfer of any or all of the MOI Contributed Assets to the Company. Pursuant to the Confirmation Order, the transfer of the MOI Contributed Assets shall be free and clear of any Liens (other than Permitted Liens) in the MOI Contributed Assets, including any Liens or claims arising out of the bulk transfer laws, and the parties shall take such steps as may be necessary or appropriate to so provide in the Confirmation Order.

Section 5.8     Assumption and Assignment of Transferred Contracts; Cure Costs.

(a)     Section 5.8(a) of the MOI Disclosure Schedule contains a list of those MOI Contracts that the Parties elect to have assumed by MOI and assigned to the Company on the Closing Date (the “MOI Transferred Contracts”), and Section 5.8(a) of the SLH Disclosure Schedule contains a list of those SLH Contracts that the Parties elect to have assigned to the Company on the Closing Date (the “SLH Transferred Contracts” and, collectively with the MOI Transferred Contracts, the “Transferred Contracts”). Without limiting the generality of Section 5.6, at the other Party’s reasonable request, MOI or SLH, as applicable, shall make reasonably available to such other Party the Contracts to which MOI or SLH or any of its respective Affiliates is a party, as the case may be, that primarily relates to such Party’s respective Business or any of its respective Contributed Assets or Contributed Liabilities or is otherwise material to such Party’s respective Business, and the appropriate employees necessary to discuss such Contracts.

(b)     The Cure Costs necessary to cure all monetary defaults, if any, and to pay all actual or pecuniary losses that have resulted from such defaults under the MOI Transferred Contracts, shall be paid by the Company, on or before the Closing.

(c)

(i)     Notwithstanding anything in this Agreement to the contrary, with respect to any SLH Contract and any Material MOI Contract, the Parties may from time to time by mutual written agreement, at any time prior to, (x) with respect to any SLH Contract, the date that is five (5) Business Days prior to the Closing Date, and (y) with respect to any Material MOI Contract, the earlier of the date that is five (5) Business Days prior to the Closing Date and the date on which the Bankruptcy Code or the Bankruptcy Court would require a determination to assume or reject such Contract, amend or revise Section 5.8(a) of the MOI Disclosure Schedule or Section 5.8(a) of the SLH Disclosure Schedule, as the case may be, in order to (A) add any Material MOI Contract or SLH Contract, as applicable, to such Schedule or (B) eliminate any Material MOI Contract or SLH Contract, as applicable, from such Schedule.

(ii)     Notwithstanding anything in this Agreement to the contrary, with respect to any Non-Material MOI Contract, SLH may from time to time in its sole discretion, at any time prior to the earlier of the date that is five (5) Business Days prior to the Closing Date and the date on which the Bankruptcy Code or the Bankruptcy Court would require a determination to assume or reject such Contract, amend or revise Section 5.8(a) of the MOI Disclosure Schedule in order to (A) add any Non-Material MOI Contract to such Schedules or (B) eliminate any Non-Material MOI Contract from such Schedules.

(iii)     Automatically upon the addition of any Contract to any Schedule in accordance with Section 5.8(c)(i) or Section 5.8(c)(ii), as applicable, such Contract shall become a Transferred Contract (and Contributed Asset) for all purposes under this Agreement, and the Parties shall take such steps as are reasonably necessary to cause such Contract to be assumed and assigned to the Company as promptly as possible at or following the Closing (subject to required approvals of the Bankruptcy Court, if any). Automatically upon the deletion of any Contract from any Schedule in accordance with Section 5.8(c)(i) or Section 5.8(c)(ii), as applicable, such Contract shall no longer be a Transferred Contract and shall be deemed an Excluded Asset for all purposes under this Agreement.

(d)     Notwithstanding anything in this Agreement to the contrary, (i) from and after the date hereof through the Closing, MOI will not reject or take any action (or fail to take any action that would result in rejection by operation of Law) to reject, repudiate or disclaim any MOI Contract without the prior written Consent of SLH, and (ii) the Company shall have no obligation to purchase, acquire or assume any Contract (or any Liabilities thereunder) if a true and complete copy of such Contract has not been made available by MOI to SLH and the Company in accordance with Section 3.10.

(e)     Notwithstanding anything herein to the contrary, to the extent the assumption and/or assignment of any MOI Transferred Contract is, after giving effect to applicable provisions of the Bankruptcy Code, not permitted by Law or not permitted without the consent of another Person, and such restriction cannot be effectively overridden or canceled by the Confirmation Order or other order of the Bankruptcy Court, then this Agreement shall not constitute an agreement to assign or an assignment or transfer of the same (each a “Removed Contract”), and (subject to Section 6.1) the Parties shall cooperate in good faith and use commercially reasonable efforts to obtain any required Consent(s) and, once such required Consent(s) is obtained, such Removed Contract will be assumed and assigned as though it were one of the Transferred Contracts hereunder, as applicable. Such commercially reasonable efforts shall not require any material payment or other material consideration from any Party (other than the Cure Costs, which shall be the responsibility of the Company), and any such Consent shall contain terms and conditions reasonably acceptable to each of MOI and SLH. For the avoidance of doubt, the term “material” in the prior sentence means material in the context of the relevant Removed Contract. If any such Consent shall not be obtained, or if any attempted assignment would be ineffective or would impair the Company’s rights under the MOI Contributed Asset in question, MOI shall, subject to any approval of the Bankruptcy Court that may be required, use commercially reasonable efforts for a reasonable period of time following the Closing, to obtain for the Company the benefits and burdens thereunder. These commercially reasonable efforts shall not require any material payment or other material consideration from any Party (other than the Cure Costs, which shall be the responsibility of the Company). For the avoidance of doubt, the term “material” in the prior sentence means material in the context of the relevant Removed Contract.

Section 5.9     Financing Arrangements. From and after the date of this Agreement until the Closing, each Party agrees to (and to cause their respective Representatives and Affiliates to) use its commercially reasonable efforts and to cooperate in good faith with the other Party, to cause the Company (or one of its Subsidiaries), as borrower, to (i) enter into the Consolidated Facility to consolidate and renew the Pre-Petition Facility and the DIP Financing, and (ii) enter into such intercreditor or similar agreements or arrangements with and among the lenders with respect to the Consolidated Facility, the SLH Eagle/Hawk Facility and the FGL Term Loan, in each case, on terms mutually acceptable to MOI, SLH, the Company and such lenders (all of the foregoing being collectively referred to herein as the “Financing Arrangements”); provided, that, the Parties acknowledge and agree that the terms and conditions of the Financing Arrangements shall provide that Orgeron Real Estate shall not be a co-borrower under the Financing Arrangements and that Lee Orgeron, in his individual capacity, will not be a personal guarantor under the Financing Arrangements.

ARTICLE VI
OTHER COVENANTS

The Parties agree as follows with respect to the period from and after the Closing (except as otherwise expressly stated to apply to a different period):

Section 6.1     Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will, at the requesting Party’s sole cost and expense, take such further action (including the execution and delivery of such other reasonable instruments of sale, transfer, conveyance, assignment, assumption and confirmation, providing materials and information) as the other Party may reasonably request which actions shall be reasonably necessary to transfer, convey or assign to the Company all of the Contributed Assets or to confirm the Company’s assumption of the Contributed Liabilities.

Section 6.2     Access; Enforcement; Record Retention. From and after the Closing, upon the written request by MOI or SLH, the Company will permit such Party and their Representatives to have reasonable access during normal business hours, and in a manner so as not to interfere unreasonably with the normal business operations of the Company, to all properties, personnel, books and records, and Transferred Contracts of or related to such Party’s respective Contributed Assets or such Party’s respective Contributed Liabilities for the purposes of (a) preparing Tax Returns, (b) monitoring or enforcing rights or obligations of such Party under this Agreement or any of the Related Agreements, or (c) complying with the requirements of any Governmental Authority; provided, however, that, for avoidance of doubt, the foregoing shall not require the Company to take any such action if (i) such action may result in a waiver, loss or breach of any Privilege, (ii) such action could reasonably be expected to result in violation of Law, or (iii) providing such access or information would be reasonably expected to be disruptive to its normal business operations. The Company agrees to maintain the files or records which are contemplated by the first sentence of this Section 6.2 in a manner consistent in all material respects with its document retention and destruction policies, as in effect from time to time, for six (6) years following the Closing.

Section 6.3     Covered Employees.

(a)     Offer of Employment. Prior to the date hereof, MOI provided SLH with a list of all Covered Employees, including their current base wage and hourly rate, incentive bonus opportunities, title, job function, work location, credited service date, active work status, and other material employment and compensation terms, and such list is true, complete and accurate as of the date hereof. Subject to Section 5.2(b), MOI shall update such list as soon as practicable following any changes to the information contained therein or in the Covered Employees. SLH shall consider in good faith offering employment, or causing one of its Subsidiaries or Affiliates (other than the Company or its Subsidiaries) to offer employment, to all or substantially all of the Covered Employees. Not less than five (5) Business Days prior to the Closing, SLH shall make available to MOI a list of the Covered Employees who will not be offered employment. Prior to the Closing, but subject to Section 6.3(m), SLH shall, or shall cause one of its Subsidiaries or Affiliates (other than the Company or its Subsidiaries) to, make an offer of employment, effective as of and contingent upon the Closing, to all of the Covered Employees (with terms and conditions of employment substantially comparable in the aggregate to those of SEACOR Payroll’s employees with similar or corresponding positions) who were not specifically excluded by SLH pursuant to the immediately preceding sentence. Such offers of employment shall be for each Covered Employee’s then-current role with MOI, and shall provide for secondment to the Company or its Subsidiaries (and any Covered Employee who accepts such an offer of employment and commences services to the Company or its Subsidiaries via secondment as of or following the Closing, a “Company Secondee”). Notwithstanding the anything herein to the contrary, nothing herein shall be construed as to prevent any Person (including SLH and its Subsidiaries and Affiliates) from terminating the employment of any other Person (including any Covered Employee and any Company Secondee), consistent with Law, at any time after the Closing.

(b)     Compensation and Benefits. Commencing upon the Closing and continuing through the first anniversary thereof, SLH or its Affiliates shall make available or cause to be made available to the Company Secondees who are then employed by SLH or its Affiliates compensation and employee benefits that are in the aggregate substantially comparable to the compensation and employee benefits provided by SEACOR Payroll to its employees with similar or corresponding positions immediately prior to the Closing.

(c)     Service Credit. Each Company Secondee shall be given credit for all service with MOI and its Subsidiaries, and their respective predecessors, under any employee benefit plans or arrangements of SLH and its Affiliates maintained by SLH or its Affiliates in which such Company Secondees participate following the Closing Date, in each case solely for purposes of eligibility and vesting, but only to the extent that such service was recognized under a corresponding MOI Employee Benefit Plan immediately prior to the Closing. Notwithstanding the foregoing, nothing in this Section 6.3(c) shall be construed to require crediting of service that would result in a duplication of benefits.

(d)     Waiver of Pre-Existing Conditions. Subject to Section 6.3(m), upon or as soon as reasonably practicable following the Closing, SLH or its Affiliates shall provide the Company Secondees with access to certain of SLH’s or its applicable Affiliates’ benefit plans or programs under the terms and conditions of those plans and programs, as applicable. SLH or its applicable Affiliates shall use commercially reasonable efforts to cause the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Secondees under any such welfare benefit plans to the extent that such conditions, exclusions or waiting periods did not apply under a corresponding MOI Employee Benefit Plan immediately prior to the Closing.

(e)     Welfare Benefit Claims; COBRA. Subject to Section 6.3(m), upon or as soon as reasonably practicable following the Closing, SLH or its Affiliates shall commence providing welfare coverage to the Company Secondees, as applicable, in accordance with any applicable employee benefit plans or programs of SLH or its Affiliates. MOI shall be responsible in accordance with its applicable welfare plans (and the applicable welfare plans of its Subsidiaries or Affiliates) in effect at all times for all reimbursement claims (including medical and dental claims) for expenses incurred, and for all non-reimbursement claims (including life insurance claims) incurred, under MOI’s or its Subsidiaries’ or Affiliates’ employee benefit plans, programs, policies, funds, practices, agreements and arrangements (including the MOI Employee Benefit Plans). SLH or its Affiliates shall be responsible in accordance with the applicable welfare plans of SLH or its Affiliates for all reimbursement claims (including medical and dental claims) for expenses incurred, and for all non-reimbursement claims (including life insurance claims) incurred, after the Closing (or the date of commencement of the applicable Company Secondee’s employment with SLH or its applicable Affiliate, if later) by Company Secondees and their dependents. For purposes of this Section 6.3(e), a claim shall be deemed to have been incurred as follows: (i) for health, dental and prescription drug benefits, upon provision of such services, and (ii) for life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, disability or accident giving rise to such benefits. MOI or its Affiliates shall provide coverage required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), under MOI’s or its Affiliates’ employee benefit plans, programs, policies, funds, practices, agreements and arrangements (including the MOI Employee Benefit Plans). SLH or its Affiliates shall provide coverage required by COBRA to Company Secondees and their eligible dependents or beneficiaries under SLH’s or its Affiliates’ group health plans with respect to qualifying events under such plans occurring after the Closing.

(f)     Tax Reporting. The Parties shall adopt the “standard procedure” for preparing and filing IRS Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53. Under this procedure, MOI will not be relieved from filing a Form W-2 with respect to any Covered Employees, and SLH or its applicable Affiliate will undertake to file (or cause to be filed) a Form W-2 for each Company Secondee only with respect to the portion of the year during which such Company Secondee is employed by SLH or its applicable Affiliate that includes the Closing Date, excluding the portion of such year that such Company Secondee was employed by MOI or not otherwise employed by SLH or its applicable Affiliate. The Parties shall also adopt the “standard procedure” of Revenue Procedure 2004-53 for purposes of IRS Forms W-4 (Employee’s Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate).

(g)     No Third Party Beneficiary Rights. The Parties agree that nothing in this Section 6.3, whether express or implied, is intended to create any third party beneficiary rights in any Person (including any Covered Employee). Nothing in this Section 6.3 provides, or shall be deemed to provide, any Person with any right to any particular benefit or level of compensation or benefits (or the right to participate in any particular employee benefit plan, program, policy, fund, practice, agreement or arrangement), nor shall anything in this Section 6.3 guarantee employment or service to any Person or for any particular length of time. Nothing in this Section 6.3 shall be deemed to amend any employee benefit plan, program, policy, fund, practice, agreement or arrangement, or be deemed to prevent any Person from amending or terminating any employee benefit plan, program, policy, fund, practice, agreement or arrangement.

(h)     Cooperation. After the Closing Date, SLH shall, and shall cause its Affiliates to, reasonably cooperate with MOI to provide such current information regarding the Company Secondees as may reasonably be necessary to facilitate determinations of eligibility for, and payments of benefits to, the Company Secondees under any applicable employee benefit plan, program, policy, fund, practice, agreement or arrangement that continues to be maintained by MOI or its Affiliates.

(i)     WARN. MOI shall, or shall cause it applicable Subsidiary or Affiliate to, comply with the Worker Adjustment and Retraining Notification Act and any other similar Laws (collectively, the “WARN Act”) with respect to any closings, layoffs, terminations or other events that occur with respect to the employees of MOI or its Subsidiaries or Affiliates (including the Covered Employees in their respective capacities as employees of MOI or its Subsidiaries or Affiliates), or the termination of such employment on or prior to the Closing Date (it being understood that for such purposes, and without prejudice to SLH’s rights and obligations as described in Section 6.3(a), MOI may assume that SLH shall offer or cause one of its Subsidiaries or Affiliates (other than the Company or its Subsidiaries) to offer, employment to all or substantially all of the Covered Employees). SLH shall, or shall cause its applicable Subsidiary or Affiliate to, comply with the WARN Act with respect to any closings, layoffs, terminations or other events that occur with respect to Company Secondees, or the termination of such employment following the Closing Date. MOI shall (i) provide to SLH on the Closing Date a list and details of any termination of, or other relevant event affecting, employees of MOI or its Subsidiaries or Affiliates (together with the applicable work location, reason for termination and other relevant information) that occurred during the 90-day period immediately prior to the Closing; and (ii) promptly provide similar information to SLH following any termination of, or relevant events affecting, employees of MOI or its Subsidiaries or Affiliates that occur after the Closing.

(j)     Controlled Group Liability. Notwithstanding anything herein to the contrary, MOI shall, and shall take all actions necessary to, retain and be responsible for, and to ensure that none of SLH, the Company or their respective Subsidiaries or Affiliates have any Liability relating to or in respect of, all Liabilities of MOI (including any Liabilities of MOI in respect of its Subsidiaries or Affiliates and any ERISA Affiliates) (i) under or in connection with Title IV or Section 302 of ERISA, or Sections 412 and 4971 of the IRC; (ii) as a result of any failure to fully comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the IRC, or the requirements of the Patient Protection and Affordable Care Act; (iii) under or in connection with any corresponding or similar provisions of other applicable (including foreign) Laws; and (iv) relating to the employment or termination of employment by MOI or any of its Subsidiaries or Affiliates of any of their respective employees (including any Covered Employees).

(k)     Access to Employees. Without limiting the generality of Section 5.6, from and after the date hereof, SLH, its Affiliates and/or its Representatives may meet and otherwise communicate with employees of MOI or its Subsidiaries or Affiliates, upon prior written notice to MOI (in a manner so as not to interfere unreasonably with the normal business operations of MOI), including to interview and/or offer employment pursuant to the terms of this Section 6.3 to MOI’s or its Subsidiaries’ or Affiliates’ employees, and MOI may elect to have Representatives present during such communications.

(l)     Secondment. Notwithstanding anything to the contrary in this Agreement, the Parties agree and acknowledge that the Company shall bear all Liabilities with respect to the employment, compensation, and benefits of the Company Secondees, and with respect to the employment, compensation, and benefits of each other employee of SLH or its Subsidiaries or Affiliates who provides services to the Company or its Subsidiaries via secondment, in each case during the period such Person provides services to the Company or its Subsidiaries via secondment (the “Secondment Liabilities”). The Company shall indemnify and hold each of SLH and its Subsidiaries and Affiliates (other than the Company and its Subsidiaries) harmless for any Liability arising out of, related to, or resulting from the Secondment Liabilities.

(m)     Delayed Transfer. Notwithstanding anything to the contrary in this Agreement, to the extent that it can be accommodated in accordance with applicable Laws, any Covered Employee who would otherwise become a Company Secondee, but who is not actively at work as of the Closing Date due to a leave of absence, disability or sick leave (in each case, reasonably expected to last for more than two weeks following the Closing), shall remain an employee of MOI or its Subsidiaries or Affiliates (other than the Company and its Subsidiaries) and shall not be hired by SLH or any of its Subsidiaries or Affiliates (including the Company and its Subsidiaries) until such time as such Person is able to return to active work status (each, a “Delayed Transfer Employee”). Each such Delayed Transfer Employee shall not be considered a Company Secondee unless and until such Person returns to actively at work status with SLH or its Affiliates prior to the first anniversary of the Closing or such longer period as required by applicable Laws. With respect to each such Delayed Transfer Employee, any references to the termination of any employment-related obligations of MOI or any of its Affiliates, and the assumption or commencement of employment-related obligations by SLH and its Affiliates as of the Closing, shall be deemed to apply instead as of the date such employee returns to actively at work status with SLH or its Affiliates.

Section 6.4     Certain Tax Matters.

(a)     Transfer Taxes. All Transfer Taxes attributable to the contribution to the Company of the MOI Contributed Assets and Contributed MOI Liabilities shall be borne by MOI (to the extent not covered by section 1146 of the Bankruptcy Code), and all Transfer Taxes attributed to the contribution to the Company of the SLH Contributed Assets and Contributed SLH Liabilities shall be borne by SLH. A Party that is required by Law to file any Tax Returns in connection with Transfer Taxes shall prepare and timely file such Tax Returns; provided, however, that the other Parties shall be entitled to receive such Tax Returns and other documentation reasonably in advance of filing by such preparing Party, but not less than ten (10) Business Days prior to the due date of such Tax Returns, and such Tax Returns and other documentation shall be subject to the other Parties’ approval, which shall not be unreasonably withheld, delayed, or conditioned. The Parties hereto shall cooperate to permit the filing party to prepare and timely file any such Tax Returns and shall provide each other with any applicable exemption certificates.

(b)     Tax Adjustments. Property and ad valorem Taxes (other than Transfer Taxes) imposed upon, assessed directly against or payable with respect to the SLH Contributed Assets or the MOI Contributed Assets (including real estate Taxes, personal property Taxes and similar Taxes) for the Tax period in which the Closing occurs (the “Proration Period”) will be apportioned and prorated on the Closing Date between MOI (with respect to the MOI Contributed Assets) or SLH (with respect to the SLH Contributed Assets), on the one hand, and the Company, on the other hand, based upon the number of days in the Proration Period that such assets are owned by SLH or MOI, on the one hand, and the Company or a Company Subsidiary, on the other; and any refunds of such Taxes for the Tax period in which the Closing occurs shall be apportioned in a like manner. If the precise amount of any such Tax cannot be ascertained on the Closing Date, apportionment and proration shall be computed as of the Closing Date on the basis of the amount payable for each respective item during the Tax period immediately preceding the Proration Period and such apportionment and proration shall be deemed final, regardless of the actual amount of any such Tax (or refund thereof) as the same may be determined thereafter. As of the Closing Date, if MOI or SLH, as applicable, have paid more than their allocated portion of such Taxes prior to the Closing, then the Company shall pay to MOI or SLH, as applicable, an amount equal to such excess; and if MOI or SLH, as applicable, has paid less than their allocated portion of such Taxes prior to the Closing, MOI or SLH, as applicable, shall pay to the Company an amount equal to such deficiency.

Section 6.5     Insurance Matters. The Company acknowledges that, upon the Closing, all insurance coverage provided in relation to MOI or SLH or their respective Contributed Assets (whether such policies are maintained with third party insurers or with MOI or SLH or their respective Affiliates) shall cease to provide any coverage to the Company or their respective Contributed Assets and no further coverage shall be available to the Company or the Contributed Assets under any such policies.

Section 6.6     Acknowledgements.

(a)     Each of SLH and the Company acknowledges that it has received from MOI certain projections, forecasts, and prospective or third party information relating to MOI, the MOI Contributed Vessels, the MOI Contributed Assets, the Contributed MOI Liabilities and other related topics. Each of SLH and the Company acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts and in such information; (ii) such Party is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and information so furnished; and (iii) none of SLH, the Company or any other Person shall have any claim against any MOI or any of its respective directors, officers, Affiliates, agents or other Representatives with respect thereto. Accordingly, except as otherwise expressly provided in this Agreement, each of SLH and the Company acknowledges that neither MOI nor any other Person makes any representations or warranties with respect to such projections, forecasts, or information.

(b)     MOI acknowledges that it has received from SLH and the Company certain projections, forecasts, and prospective or third party information relating to SLH and the Company, the SLH Contributed Vessels, the SLH Contributed Assets, the Contributed SLH Liabilities and other related topics. MOI acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts and in such information; (ii) such Party is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and information so furnished; and (iii) none of MOI or any other Person shall have any claim against any SLH or the Company or any of their respective directors, officers, Affiliates, agents or other Representatives with respect thereto. Accordingly, except as otherwise expressly provided in this Agreement, MOI acknowledges that neither SLH nor any other Person makes any representations or warranties with respect to such projections, forecasts, or information.

Section 6.7     Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the existence or subject matter of this Agreement without the prior written approval of the other Party, unless a press release or public announcement is required by Law or a Decree of the Bankruptcy Court. If any such announcement or other disclosure is required by Law or a Decree of the Bankruptcy Court, the disclosing Party shall give the nondisclosing Party prior notice of, and an opportunity to comment on, the proposed disclosure. The Parties acknowledge that MOI shall file this Agreement with the Bankruptcy Court in connection with obtaining the Bidding Procedures Order and the Confirmation Order.

Section 6.8     Excluded Marks. The Excluded Marks may appear on some of the Contributed Assets, including on signage. The Company acknowledges and agrees that it does not have and, upon consummation of the Transactions, will not have, any right, title, interest, license, or other right to use the Excluded Marks. The Company shall, as soon as reasonably practicable after the Closing Date, remove the Excluded Marks from, or cover or conceal the Excluded Marks on, any Contributed Assets, or otherwise refrain from the use and display of the Contributed Assets on which the Excluded Marks are affixed.

Section 6.9     Release. Notwithstanding anything to the contrary contained herein, effective as of the Closing, (a) each of MOI and SLH (individually and on behalf of its Affiliates and Representatives) hereby releases and forever discharges the Company and the other Party and their respective Affiliates and each of their respective successors, assigns and Representatives from any and all actual or potential claims, causes of action, proceedings, Litigation, Liabilities, damages expenses and/or Liability of whatever kind or nature (including attorneys’ fees and costs), in law or equity, known or unknown, suspected or unsuspected, now existing or hereafter arising, whether contractual, in tort or otherwise, which such Party had, has or may have in the future to the extent relating to their respective Excluded Assets or Excluded Liabilities, as the case may be, and (b) the Company (individually and on behalf of its Subsidiaries) hereby releases and forever discharges each of MOI and SLH, as applicable, and their respective Affiliates and each of their respective successors, assigns and Representatives from any and all actual or potential claims, causes of action, proceedings, Litigation, Liabilities, damages expenses and/or Liabilities of whatever kind or nature (including attorneys’ fees and costs), in law or equity, known or unknown, suspected or unsuspected, now existing or hereafter arising, whether contractual, in tort or otherwise, which the Company or its Subsidiaries had, has or may have in the future to the extent relating to (i) in the case of MOI and its related parties described above, the MOI Contributed Assets and the Contributed MOI Liabilities, and (ii) in the case of SLH and its related parties described above, the SLH Contributed Assets and the Contributed SLH Liabilities; provided, however, that nothing in this Agreement (including this Section 6.9 shall (A) constitute a release of any Person arising from conduct of such Person that constitutes willful or intentional breach, fraud or gross negligence, or (B) be construed to release any Person from, or affect or impair, any of its contractual obligations arising under or in connection with this Agreement and the Transactions, including its respective obligations in respect of the Contributed Assets, Contributed Liabilities, Excluded Assets and Excluded Liabilities.

Section 6.10     Confidentiality. Each Party hereto agrees that, except with the prior written consent of the other Parties, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other Parties (including their respective Businesses, the Contributed Assets or the Contributed Liabilities) to which such Party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement or the Transactions; provided, however, that such confidential information, knowledge or data may be disclosed to a Party’s Affiliates or Representatives (provided that such Affiliates or Representatives of any Party, as the case may be, will be informed by such Party of the confidential nature of such information and shall be directed by such Party to keep such information confidential in accordance with the contents of this Agreement). The confidentiality obligations of this Section 6.10 do not apply to any information, knowledge or data (a) which is publicly available or becomes publicly available through no act or omission of the party wishing to disclose the information, knowledge or data; or (b) to the extent that it is required (or a Party reasonably believes it is required) to be disclosed by (or to comply with) any Law, regulation or legal process or by the rules of any stock exchange, regulatory body or Governmental Authority; provided that, in the case of clause (b), the Party making such disclosure (i) furnishes or discloses (as applicable) only that portion of such confidential information, knowledge or data that is required (or that such Party reasonably believes is required) pursuant to (or to comply with) any such Law, regulation or legal process or by the rules of any stock exchange, regulatory body or Governmental Authority and (ii) to the extent reasonably practicable and permitted by Law, provides the other Parties with prior written notice of the disclosure to be made.

ARTICLE VII
CONDITIONS TO OBLIGATION TO CLOSE

Section 7.1     Conditions to SLH’s Obligations to Effect the Closing. SLH’s obligation to consummate the Transactions is subject to satisfaction or waiver of the following conditions:

(a)     the representations and warranties set forth in Article III qualified as to “materiality”, “MOI Material Adverse Effect”, “material adverse effect” or words of similar import shall have been true and correct in all respects, and such representations and warranties not so qualified shall be true and correct in all material respects, in each case, on the date hereof and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date);

(b)     MOI shall have performed and complied with in all material respects with its respective covenants and agreements hereunder that are required to be performed and complied with by MOI on or prior to the Closing Date;

(c)     the Bankruptcy Court (i) shall have entered the Confirmation Order and any other order necessary to close the Transactions, including the transfer of the Contributed Assets, in each case, in form and substance (including with respect to all findings of fact and conclusions of Law) acceptable to the Parties, (ii) such orders shall be in full force and effect, (iii) no order staying, reversing, modifying or amending such orders shall be in effect on the Closing Date, and (iv) such orders shall be final and not subject to appeal;

(d)     all applicable waiting periods under any Antitrust Law shall have expired or otherwise been terminated;

(e)     no Law or Decree shall be in effect that restrains, enjoins or otherwise prohibits consummation of any of the Transactions;

(f)     each delivery contemplated by Section 2.5(b) and Section 2.5(c) shall have been delivered;

(g)     MOI shall have filed the Assumption Notice with the Bankruptcy Court and served the Assumption Notice via first class mail on each counterparty to a Contract listed thereon;

(h)     since the date of this Agreement, no MOI Material Adverse Effect shall have occurred; and

(i)     the Company (or its Subsidiaries) shall have consummated the Financing Arrangements in accordance with Section 5.9 substantially simultaneously with the Closing, and customary Lien releases and financing statement terminations shall have been executed and delivered with respect to any Lien on the Contributed Assets that is not under the Financing Arrangements.

For the avoidance of doubt, SLH shall have the right to waive any of the conditions set forth in this Section 7.1 (including Section 7.1(c)) in its sole and absolute discretion.

Section 7.2     Conditions to MOI’s Obligations to Effect the Closing. MOI’s obligations to consummate the Transactions are subject to satisfaction or waiver of the following conditions:

(a)     the representations and warranties set forth in Article IV qualified as to “materiality”, “material adverse effect” or words of similar import shall have been true and correct in all respects, and such representations and warranties not so qualified shall be true and correct in all material respects, in each case, on the date hereof and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date);

(b)     SLH shall have performed and complied with in all material respects with its covenants and agreements hereunder that are required to be performed and complied with by SLH on or prior to the Closing Date;

(c)     the Bankruptcy Court shall have entered (i) the Confirmation Order and any other order necessary to close the Transactions, including the transfer of the Contributed Assets, in each case, in form and substance (including with respect to all findings of fact and conclusions of Law) acceptable to the Parties, (ii) such orders shall be in full force and effect, (iii) no order staying, reversing, modifying or amending such orders shall be in effect on the Closing Date, and (iv) such orders shall be final and not subject to appeal;

(d)     all applicable waiting periods under any Antitrust Law shall have expired or otherwise been terminated;

(e)     no Law or Decree shall be in effect that restrains, enjoins or otherwise prohibits consummation of any of the Transactions;

(f)     each delivery contemplated by Section 2.5(a) and Section 2.5(c) shall have been delivered;

(g)     since the date of this Agreement, no SLH Material Adverse Effect shall have occurred; and

(h)     the Company (or its Subsidiaries) shall have consummated the Financing Arrangements in accordance with Section 5.9 substantially simultaneously with the Closing, and customary Lien releases and financing statement terminations shall have been executed and delivered with respect to any Lien on the Contributed Assets that is not under the Financing Arrangements.

For the avoidance of doubt, MOI shall have the right to waive any of the conditions set forth in this Section 7.2 (including Section 7.2(c)) in their sole and absolute discretion.

Section 7.3     No Frustration of Closing Conditions. Neither MOI nor SLH may rely on the failure of any condition to their respective obligations to consummate the Transactions set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was primarily caused by such Party’s failure to perform its obligations hereunder.

ARTICLE VIII
TERMINATION RIGHTS

Section 8.1     Termination of Agreement. This Agreement may be terminated prior to the Closing as follows (and, if applicable, subject to SLH’s right to payment of the Termination Payment in accordance with the provisions of Section 5.4(d)):

(a)     by the mutual written Consent of SLH and MOI;

(b)     by any Party by giving written notice to the other Party if:

(i)     any court of competent jurisdiction or other competent Governmental Authority shall have enacted or issued a Law or Decree or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such Law or Decree or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a Party if the failure to consummate the Closing because of such action by a Governmental Authority shall be due to the failure of such Party to have fulfilled any of its obligations under this Agreement;

(ii)     the Closing shall not have occurred prior to December 31, 2017 (the “Outside Date”); provided, however, that if the Closing shall not have occurred on or before the Outside Date due to a breach of any representations, warranties, covenants or agreements contained in this Agreement by MOI or SLH, as applicable, such that any of the conditions set forth in Article VII would not be satisfied, then the breaching Party may not terminate this Agreement pursuant to this Section 8.1(b)(ii);

(iii)     the Confirmation Order has not been entered by the Bankruptcy Court by the Outside Date; provided, however, that if the Confirmation Order shall not have been entered on or before the Outside Date, due to a breach of any representations, warranties, covenants or agreements contained in this Agreement by MOI or SLH, as applicable, such that any of the conditions set forth in Article VII would not be satisfied, then the breaching Party may not terminate this Agreement pursuant to this Section 8.1(b)(iii);

(iv)     if (A) the Bankruptcy Cases are converted to cases under chapter 7 of the Bankruptcy Code prior to the Closing or (B) the Bankruptcy Cases are dismissed;

(v)     if (A) the Bankruptcy Court enters an order approving a Competing Transaction or (B) the Bankruptcy Court enters an order that otherwise precludes the consummation of the Transactions on the terms and conditions set forth in this Agreement; provided, however, that any such ability to terminate this Agreement pursuant to this Section 8.1(b)(v) is subject to Section 5.4(c) and the limitations set forth in the Bidding Procedures Order and to SLH’s right to payment of the Termination Payment in accordance with the provisions of Section 5.4(d); or

(c)     by SLH, by giving written notice to MOI if there has been a breach by MOI of any representation, warranty, covenant or agreement contained in this Agreement that has prevented the satisfaction of any of the conditions to the obligations of SLH at the Closing set forth in Section 7.1(a) and Section 7.1(b), and such breach or unsatisfied condition has not been waived by SLH, or, if such breach or unsatisfied condition is curable (including any payment default), cured by MOI prior to the earlier to occur of (i) ten (10) Business Days after receipt of SLH’s notice of intent to terminate and (ii) the Outside Date; provided, however, that SLH may not terminate this Agreement pursuant to this Section 8.1(c) if SLH is in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(d)     by MOI, by giving written notice to SLH if there has been a breach by SLH of any representation, warranty, covenant or agreement contained in this Agreement that has prevented the satisfaction of the conditions to the obligations of MOI at the Closing set forth in Section 7.2(a) and Section 7.2(b), and such breach has not been waived by MOI, or, if such breach is curable (including any payment default), cured by SLH prior to the earlier to occur of (i) ten (10) Business Days after receipt of MOI’s notice of intent to terminate or (ii) the Outside Date; provided, however, that MOI may not terminate this Agreement pursuant to this Section 8.1(d) if MOI is in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(e)     by SLH, upon the appointment of a trustee or examiner (except a fee examiner) pursuant to Section 1104 of the Bankruptcy Code; or

(f)     by SLH or MOI in accordance with Section 8.3(b).

Section 8.2     Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all rights and obligations of the Parties hereunder shall terminate upon such termination and shall become null and void (except that Article I, Article IX, the penultimate sentence of Section 5.1(b), the last sentence of Section 5.6(a), the last sentence of Section 5.6(b), Section 6.6 and this Section 8.2 (and the definitions of all defined terms appearing in the foregoing sections) shall survive any such termination) and no Party shall have any Liability to the other Party hereunder; provided, however, that nothing in this Section 8.2 shall relieve any Party from any liability or damages (which the Parties agree shall be determined by the courts referred to in Section 9.9 and, to the extent proven, shall not necessarily be limited to reimbursement of expenses or out of pocket costs and expenses) for any breach occurring prior to any such termination set forth in this Agreement; provided, further, that, upon entry of the Confirmation Order, any such damages caused to SLH shall be treated as an administrative expense claim against MOI’s bankruptcy estate pursuant to sections 503(b) and 507(a)(2) of the Bankruptcy Code and payable by MOI from its bankruptcy estate.

Section 8.3     Casualty Events.

(a)     If a MOI Contributed Vessel or SLH Contributed Vessel, as applicable, is damaged or destroyed, or the physical condition thereof is materially and adversely changed, in each case by a casualty or other loss (such MOI Contributed Vessel or SLH Contributed Vessel, as the case may be, the “Damaged Vessel”) at any time from the date of this Agreement until the Closing (a “Casualty Event”), then MOI or SLH, as the case may be, shall promptly notify the other Party of the occurrence of such Casualty Event. Following a Casualty Event, SLH and MOI shall cooperate in good faith to determine and mutually agree upon the amount of the cost of restoring such Damaged Vessel (and its related Contributed Assets located on such Damaged Vessel) to substantially the same condition prior to such Casualty Event; provided that, if SLH and MOI are unable to mutually agree to such amount within twenty (20) days after delivery by MOI or SLH to the other Party of written notice of the occurrence of such Casualty Event, then SLH and MOI will engage an independent qualified firm, reasonably acceptable to SLH and MOI (a “Qualified Firm”), to promptly determine the amount of the cost of restoring such Damaged Vessel (and its related Contributed Assets located on such Damaged Vessel) to substantially the same condition prior to such Casualty Event (as mutually agreed to by SLH and MOI or as determined by the Qualified Firm, the “Restoration Cost”). If the restoration of such Damaged Vessel to substantially the same condition prior to such Casualty Event would not be completed prior to the Closing, then the Party that does not own such Damaged Vessel (the “Electing Party”) shall have the right to elect, subject to the other Party’s written consent (which consent shall not be unreasonable withheld, conditioned or delayed) (the “Casualty Election”), by delivery of a written notice of such election to the other Party within thirty (30) days following the Electing Party’s receipt of notice of such Casualty Event, to either:

(i)     cause the Company, or its wholly-owned Subsidiary designee, to take possession of such Damaged Vessel in connection with the Closing and, at the Electing Party’s option, either (A) reduce the MOI Contributed Value or the SLH Contributed Value, as the case may be, and the Aggregate Contributed Value, in each case, by an amount equal to the Restoration Cost, or (B) require MOI or SLH, as the case may be, to assign to the Company, or its wholly-owned Subsidiary designee, any insurance or other proceeds relating to such Casualty Event at the Closing less (and only to the extent of) any amounts used by such Party for restoration and repair of such Damaged Vessel prior to Closing;

(ii)     exclude such Damaged Vessel from the Transactions and reduce the MOI Contributed Value or the SLH Contributed Value, as applicable, and the Aggregate Contributed Value, in each case, by an amount equal to the applicable portion of the Aggregate Contributed Value attributed to such Damaged Vessel (and its related Contributed Assets located on such Damaged Vessel) as set forth on Section 8.3 of the MOI Disclosure Schedule or Section 8.3 of the SLH Disclosure Schedule, as applicable; or

(b)     Notwithstanding the forgoing, if the Restoration Cost arising from any Casualty Event (individually or in combination with any other Casualty Event(s)) is determined in accordance with this Agreement to be thirty percent (30%) or more of the Aggregate Contributed Value (which Aggregate Contributed Value will be determined assuming no Casualty Events have occurred), then the Electing Party (in addition to the right to make the Casualty Elections pursuant to Section 8.3(a)) shall have the right to elect, subject to the prior written consent of the other Party (which consent shall not be unreasonably withheld conditioned or delayed) to terminate this Agreement by delivering written notice of such election to termination to the other Party.

(c)     In connection with any assignment of awards, proceeds or insurance under Section 8.3(a)(i)(B), (i) the portion of the Aggregate Contributed Value allocated to the applicable Damaged Vessel as set forth under Section 8.3 of the MOI Disclosure Schedule or Section 8.3 of the SLH Disclosure Schedule shall be reduced by an amount equal to the applicable deductible or self-insured retention amount under MOI’s insurance or SLH’s insurance, as applicable (provided, that such reduction shall not exceed the amount by which the cost, as of the Closing Date, to repair the Damaged Vessel is greater than the amount of insurance proceeds assigned to the Company, or its wholly-owned Subsidiary designee), and (ii) such assignment of proceeds or awards shall be reduced by the amount of (A) all actual and documented, out-of-pocket repair costs incurred by MOI or SLH or their respective Affiliates, as the case may be, in connection with such Damaged Vessel and (B) all actual and documented, out-of-pocket collection costs of MOI or SLH or their respective Affiliates respecting any awards or other proceeds.

(d)     If a Damaged Vessel is excluded from the Transactions in accordance with the terms and conditions of this Section 8.3, then such Damaged Vessel shall automatically be deemed to be an Excluded Asset hereunder and such Damaged Vessel shall be removed from Annex A and the applicable sections of the SLH Disclosure Schedules or the MOI Disclosure Schedules, as applicable, provided, however, that the failure of the Parties to so remove such Damaged Vessel from Annex A and the applicable sections of the SLH Disclosure Schedules or the MOI Disclosure Schedules will not prevent the exclusion of such Damaged Vessel from the Transactions from being effective.

(e)     Section 8.3 of the MOI Disclosure Schedule shall set forth the applicable portion of the Aggregate Contributed Value attributable to each MOI Contributed Vessel, and Section 8.3 of the SLH Disclosure Schedule shall set forth the applicable portion of the Aggregate Contributed Value attributable to each SLH Contributed Vessel.

(f)     Notwithstanding anything in this Agreement to the contrary, (i) if any Casualty Event occurs less than fifteen (15) Business Days prior to the Outside Date and the conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing), the Parties agree to work in good faith to expedite the determination of the Restoration Cost in accordance with Section 8.3(a), except that the Parties shall disregard all time periods set forth in such Section 8.3(a) in an effort to complete the process set forth therein prior to the Outside Date; or (ii) if at any time the Closing is to occur in accordance with Section 2.4, a Casualty Event shall have occurred and the determination of the Restoration Cost in connection with such Casualty Event shall not have been completed in accordance with Section 8.3(a), then either MOI or SLH may elect by written notice to the other Party to delay the Closing until the fifteenth (15th) Business Day following the date on which such determination has been completed; provided that the conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing).

Section 8.4     Remedies. The rights and remedies herein provided are cumulative and none is exclusive of any other remedy; provided that, if SLH is entitled to and receives the Termination Payment in connection with the termination of this Agreement, then the Termination Payment shall constitute the sole and exclusive remedy of SLH in connection with such termination of this Agreement.

ARTICLE IX
MISCELLANEOUS

Section 9.1     Survival; Claims. All representations, warranties, covenants and obligations in this Agreement, and the right to commence any Litigation or other claim with respect thereto, shall survive the Closing Date. In the event that the Company is entitled to enforce a valid claim against either MOI or SLH (the “Subject Party”) arising under the terms of this Agreement, and MOI or SLH, as the case may be (the “Claiming Party”), is not entitled to enforce such claim against the Subject Party, then, the Company hereby grants the Claiming Party the right to, and agrees that the Claiming Party may, enforce such claim in the name, and on behalf, of the Company and agree to any settlement in the name, and on behalf, of the Company, in each case, under the terms and conditions of this Agreement.

Section 9.2     Expenses. Except as otherwise expressly set forth herein (including in connection with Section 2.7(d), the penultimate sentence of Section 5.1(b), the last sentence of Section 5.6(a), and the last sentence of Section 5.6(b)), (a) MOI shall pay its own Transaction Costs and (b) the Company shall, or shall cause a wholly-owned Subsidiary of the Company to, pay or reimburse SLH for all the Transaction Costs of SLH.

Section 9.3     Entire Agreement. This Agreement and the Related Agreements constitute the entire agreement between the Parties with respect to the Transactions and supersede any prior understandings, agreements or representations (whether written or oral) by or between the Parties to the extent they relate in any way to the subject matter hereof.

Section 9.4    Incorporation of Exhibits and Disclosure Schedules. The Exhibits and Annexes to this Agreement and the Disclosure Schedules are incorporated herein by reference and made a part hereof.

Section 9.5     Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of MOI and SLH except as expressly provided herein. No waiver of any breach of this Agreement shall be construed as an implied amendment or agreement to amend or modify any provision of this Agreement. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant. No conditions, course of dealing or performance, understanding or agreement purporting to modify, vary, explain, or supplement the terms or conditions of this Agreement shall be binding unless this Agreement is amended or modified in writing pursuant to the first sentence of this Section 9.5 except as expressly provided herein. Except where a specific period for action or inaction is provided herein, no delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

Section 9.6     Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written Consent of the other Parties; provided, however, that the Company may assign this Agreement and any or all rights or obligations hereunder (including the Company’s rights to purchase the Contributed Assets and assume the Contributed Liabilities) to any Affiliate of the Company; provided, that any such assignment shall not relieve the Company of its obligations under this Agreement. Upon any such permitted assignment, the references in this Agreement to the Company shall also apply to any such assignee unless the context otherwise requires.

Section 9.7     Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing except as expressly provided herein. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient; (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (c) upon receipt of confirmation of receipt if sent by facsimile transmission; (d) on the day such communication was sent by e-mail; or (e) three (3) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to MOI:                              Montco Offshore, Inc.

17751 Hwy 3235

Galliano, LA 70354

Attention: Derek Boudreaux

Facsimile: (985) 325-6795

E-mail: derek.boudreaux@montco.com

With a copy (which shall not constitute notice to MOI) to:

DLA Piper LLP (US)

1000 Louisiana Street, Suite 2800

Houston, Texas 77002-5005

Attention: W. Christopher Schaeper

Facsimile: (713) 300-6008

E-mail: Chris.Schaeper@dlapiper.com

If to SLH:                               SEACOR LB Holdings LLC

c/o SEACOR Marine Holdings, Inc.

7910 Main Street, 2nd Floor

Houma, Louisiana 70360

Attention: Jesus Llorca

E-mail:      jllorca@seacormarine.com

With a copy (which shall not constitute notice to SLH) to:

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, New York 10005

Attention: David E. Zeltner

E-mail: DZeltner@milbank.com

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section 9.7.

Section 9.8     Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of New York (without giving effect to the principles of conflict of Laws thereof that would cause the application of the Laws of any other jurisdiction), except to the extent that the Laws of such state are superseded by the Bankruptcy Code.

Section 9.9     Submission to Jurisdiction; Service of Process. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Bankruptcy Court in any Litigation arising out of or relating to this Agreement or any Related Agreement or the Transactions or thereby and agrees that all claims in respect of such Litigation may be heard and determined in any such court. Each Party also agrees not to (a) attempt to deny or defeat such exclusive jurisdiction by motion or other request for leave from the Bankruptcy Court or (b) bring any Litigation arising out of or relating to this Agreement or any Related Agreement or the Transactions or thereby in any other court. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any Litigation so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.7; provided, however, that nothing in this Section 9.9 shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any Litigation so brought shall be conclusive and may be enforced by Litigation or in any other manner provided by law or in equity. The Parties intend that all foreign jurisdictions will enforce any Decree of the Bankruptcy Court in any Litigation arising out of or relating to this Agreement or any Related Agreement or the Transactions or thereby.

Section 9.10     Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.11     Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event that a Party does not perform its obligations under this Agreement in accordance with its specific terms or otherwise breaches this Agreement, so that, in addition to any other remedy that SLH or MOI may have under law or equity, either Party shall be entitled, without the requirement of posting a bond or other security, to injunctive relief to prevent any breaches of the provisions of this Agreement by the other Party and to enforce specifically this Agreement and the terms and provisions hereof.

Section 9.12     Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

Section 9.13     No Third Party Beneficiaries. Except as set forth in Section 9.14 and this Section 9.13, this Agreement shall not confer any rights or remedies upon any Person other than each Party hereto and their respective successors and permitted assigns.

Section 9.14     Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or related in any manner to this Agreement or the Related Agreements may be made only against (and are expressly limited to) the Persons that are expressly identified as parties hereto or thereto (the “Contracting Parties”). In no event shall any Contracting Party have any shared or vicarious Liability for the actions or omissions of any other Person. No Person who is not a Contracting Party, including any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, and any financial advisor or lender to, any of the foregoing (“Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute or based upon any theory that seeks to impose Liability of an entity party against its owners or Affiliates) for any causes of action or Liabilities arising under, out of, in connection with or related in any manner to this Agreement or the Related Agreements or based on, in respect of, or by reason of this Agreement or the Related Agreements or their negotiation, execution, performance or breach; and, to the maximum extent permitted by Law, each Contracting Party waives and releases all such causes of action and Liabilities against any such Non-Party Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Non-Party Affiliates with respect to the performance of this Agreement or the Related Agreements or any representation or warranty made in, in connection with, or as an inducement to this Agreement or the Related Agreements. The Parties acknowledge and agree that the Non-Party Affiliates are intended third-party beneficiaries of this Section 9.14.

Section 9.15     Mutual Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.16     Privileged Communications. The Parties acknowledge and agree that notwithstanding any provision of this Agreement, whether or not the Closing occurs, no Party nor any of its Affiliates shall have access to (and each hereby waives any right of access it may otherwise have with respect to) any Privileged Communications of the other Parties, if such access will cause such Privileged Communications to lose the benefit of the Privilege. Without limiting the generality of the foregoing, each Party acknowledges and agrees to the following, upon and after the Closing, to the extent it will cause any Privileged Communications to lose the benefit of the Privilege: (a) no Party nor any of its Affiliates shall be a holder of, or have any right, title or interest to the Privileged Communications of any other Party; (b) only the Party that, as of the Closing, owns the Privileged Communications shall hold property rights in such Privileged Communications and shall have the right to waive or modify such property rights; and (c) such Party shall have no duty whatsoever to reveal or disclose any Privileged Communications to any other Party or any of its Affiliates. To the extent that a Party’s Privileged Communications is disclosed or made available to another Party prior to Closing, and as a consequence the Privilege applicable thereto may reasonably be lost, the Parties agree (i) that the disclosure, receipt and/or review of such Privilege Communication is entirely inadvertent and shall not waive, modify, limit or impair in any form or fashion the Privilege of the Privileged Communications, (ii) it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the applicable Privilege, (iii) the Party owning the Privileged Communications shall have the right in its sole discretion and at any time to require the return and/or destruction of such Privileged Communications.

Section 9.17     Disclosure Schedules. All capitalized terms not defined in a Party’s Disclosure Schedules shall have the meanings ascribed to them in this Agreement. The representations and warranties of MOI and SLH, as applicable, in this Agreement are made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth in, with respect to MOI, the MOI Disclosure Schedule, and, with respect to SLH, the SLH Disclosure Schedule. The disclosure of any matter in any section of a Party’s Disclosure Schedule shall be deemed to be a disclosure for all purposes of this Agreement, to the extent that such disclosure is reasonably apparent on its face. The listing of any matter shall expressly not be deemed to constitute an admission by MOI or SLH, as applicable, or to otherwise imply, that any such matter is material, is required to be disclosed under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in a Party’s Disclosure Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in a Party’s Disclosure Schedule be deemed or interpreted to expand the scope of such Party’s representations, warranties, or covenants set forth in this Agreement. All attachments to a Party’s Disclosure Schedule are incorporated by reference into the applicable section of such Party’s Disclosure Schedule in which they are directly or indirectly referenced. The information contained in a Party’s Disclosure Schedule is in all respects provided subject to Section 6.10.

Section 9.18     Headings; Table of Contents. The section headings and the table of contents contained in this Agreement and the Disclosure Schedules are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.19     Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

Section 9.20     Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SEACOR LB HOLDINGS LLC

By:	/s/Jesús Llorca
Name:	Jesús Llorca
Title:	Vice President

[Signature Page to Joint Venture Contribution and Formation Agreement]

MONTCO OFFSHORE, INC.

By:	/s/ Derek C. Boudreaux
Name:	Derek C. Boudreaux
Title:	Secretary - Chief Financial Officer

[Signature Page to Joint Venture Contribution and Formation Agreement]

ANNEX A

The Vessels

SLH Contributed Vessels
Direct Owner Affiliated with SLH*	Vessel Name
SEACOR LB Offshore LLC	Power- 265
SEACOR LB Offshore LLC	Legacy- 250
SEACOR Hawk LLC	Hawk- 245
SEACOR Eagle LLC	Eagle- 245
SEACOR LB Offshore LLC	Gale- 245
SEACOR LB Offshore LLC	Storm- 245
SEACOR LB Offshore LLC	Champion 230
SEACOR LB Offshore LLC	Endeavor- 200
SEACOR LB Offshore LLC	Intervention- 200
SEACOR LB Offshore LLC	Supporter- 200
SEACOR LB Offshore LLC	Victory- 200

*As of the date of this Agreement, (i) SEACOR Offshore is owned 100% by SLH; (ii) C-Lift is owned 99% by SEACOR Marine and 1% by SEACOR Offshore; (iii) each of SLH and SEACOR Marine are owned 100% by SEACOR Acadian; (iv) SEACOR Hawk is owned 100% by SEACOR Offshore; and (v) SEACOR Eagle is owned 100% by C-Lift. Following the completion of the SLH Reorganization, (A) each of SEACOR Hawk and SEACOR Eagle will be owned 100% by C-Lift, and (B) C-Lift will be owned 100% by SLH.

MOI Contributed Vessels
Direct Owner of MOI Vessels	Vessel Name
Montco Offshore, Inc.	Jill- 335
Montco Offshore, Inc.	Robert- 335
Montco Offshore, Inc.	Myrtle- 245
Montco Offshore, Inc.	Kayd- 245
Montco Offshore, Inc.	Paul- 235
Montco Offshore, Inc.	Caitlin- 235

FGL Vessels
Direct Owner of FGL Vessels**	Vessel Name
Falcon Diamond LLC	Falcon Diamond
Falcon Pearl LLC	Falcon Pearl

**Each of Falcon Diamond LLC and Falcon Pearl LLC are wholly-owned subsidiaries of FGL

Exhibit A

Administrative Services Agreement

This ADMINISTRATIVE SERVICES AGREEMENT, dated as of [●], 2017 (this “Agreement”), is made between SEACOR Marine LLC, a Delaware limited liability company (“SEACOR”), and Falcon Global Holdings LLC, a Delaware limited liability company (the “Company”, which term includes all of its direct and indirect subsidiaries).

WHEREAS, on August 10, 2017, SEACOR LB Holdings LLC, a Delaware limited liability Company (“SLH”), and Montco Offshore, Inc., a Louisiana corporation (“MOI”), entered into that certain Joint Venture Contribution and Formation Agreement (the “Contribution Agreement”) pursuant to which SLH and MOI agreed to form, and contribute certain assets to, the Company;

WHEREAS, pursuant to the terms of, and concurrently with the consummation of the transactions contemplated by, the Contribution Agreement SLH and MOI are entering into that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof (the “Company LLC Agreement”), to give effect to certain transactions contemplated by the Contribution Agreement and to continue the operation of the Company; and

WHEREAS, the Company desires that SEACOR and certain of its affiliates provide and furnish to the Company certain services in order to assist the Company, and SEACOR is willing to do so, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.     Commencement; Services. The Services (as defined below) shall commence as of the date of this Agreement and shall continue until terminated as provided in Section 5. SEACOR hereby agrees that it shall use its commercially reasonable efforts to provide and furnish to the Company the following services during the term of this Agreement (the “Services”), consistent with the reasonable needs of the Company and the reasonable availability of SEACOR’s officers and other employees:

1.1     Assistance with Tax Returns. SEACOR shall (a) assist the Company with the preparation and filing of all tax returns required by applicable law to be filed by the Company, and (b) consult and coordinate with the Company and federal, state and local tax authorities and/or any attorneys, auditors, tax advisors, accountants and other experts professionally employed or retained by the Company, with respect to administrative, accounting and tax matters, including with respect to any financial statements, quarterly and annual reports, income and franchise taxes, and Schedules K-1 to be provided to each member of the Company under the Company LLC Agreement (each, a “Member”), in each case, consistent with the terms and conditions of the Company LLC Agreement.

1.2     Routine Legal Services. SEACOR shall provide routine legal services to the Company, including consultation on strategies and governmental compliance, attorney selection, and reviewing legal bills. Subject to the direction of the Company, SEACOR shall manage any claim, litigation, arbitration or other proceedings (whether in court, in front of an arbitral tribunal or governmental agency or otherwise) involving the Company (except for any such claim, litigation, arbitration or other proceeding between SEACOR and the Company), including any settlement discussions in connection therewith.

1.3     Administration of Employee Benefit Plans. SEACOR shall assist the Company in administering and coordinating the Company’s payroll, employee benefit plans and other human resources-related matters, including administering any management or equity incentive plans and employee profit sharing plans, monitoring and processing pension plans and employee benefit enrollment, making required employee benefit related tax filings, handling other related compliance tasks and general consulting related to employee benefits.

1.4     Insurance. SEACOR shall cause to be maintained in effect policies of insurance providing coverage to the Company (and, in the case of directors’ and officers’ liability insurance, covering the Company’s directors and officers) for general liability, errors and omissions liability, directors’ and officers’ liability and such other risks and/or liabilities that are from time to time insured by SEACOR for the benefit of the Company, its affiliates, in each case with at least the same coverage with respect to amounts, limits and terms as in effect for SEACOR, its subsidiaries or affiliates. SEACOR shall also assist the Company with adjusting and negotiating settlements, with or on behalf of claimants or underwriters, of any claim for damages that are recoverable under policies of insurance maintained in accordance with this Section 1.4.

1.5     Consulting on Public Relations. SEACOR shall provide consulting services with respect to the Company’s public and community relations and branding efforts, and shall be responsible for all public and community relations and branding matters of the Company, except that SEACOR may not issue any press release regarding the Company without the Company’s prior written consent, which such consent shall not be unreasonably withheld, conditioned or delayed.

1.6     Reports. SEACOR shall assist the Company in the preparation, maintenance and distribution of all financial reports and statements or other reports and statements, and budgets, estimates, books, records, accounts and other information required to be prepared, maintained or distributed, in each case, consistent with and pursuant to Article 6 of the Company LLC Agreement.

1.7     Tax Distributions; Capital Accounts. SEACOR shall assist the Company in (a) calculating each Member’s tax distributions, in each case, consistent with and pursuant to Article 5 of the Company LLC Agreement, and (b) maintaining accurate Capital Accounts (as defined in the Company LLC Agreement) of the Members, in each case, consistent with and pursuant to Article 4 of the Company LLC Agreement.]

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1.8     Financing Arrangements. SEACOR shall assist the Company in preparing and updating reports, certificates, documents and other information, including all supporting schedules and documentation, required under any credit facilities and other financing arrangements of the Company.

1.9     Accounting Services. SEACOR shall assist the Company in establishing and maintaining with respect to the Company an accounting system, including the development, implementation, maintenance and monitoring of internal control over financial reporting and disclosure controls and procedures, and maintaining books and records, in accordance with generally acceptable accounting principles in effect in the United States from time to time consistently applied throughout the applicable period and otherwise in accordance with the Company LLC Agreement and as may be necessary to comply with applicable laws or regulations.

1.10     Contract Administration Services. SEACOR shall assist the Company in generally administering, complying with and performing the actions required by the Company pursuant to the terms and conditions of each contract known to SEACOR (provided that SEACOR has in its possession a copy of each such contract) under which the Company has any obligations or rights (except this Agreement and any other agreement between SEACOR on the one hand, and the Company, on the other hand). Subject to Section 7.6(b) of the Company LLC Agreement, SEACOR is authorized to deal directly with the counterparties under any such contracts on behalf of the Company and to receive notifications from counterparties pursuant to such contracts.

1.11     Additional Services. In addition to the forgoing services described this Section 1, SEACOR shall assist in connection with, and provide to, the Company the services listed and described on Schedule A.

2.     Fees and Payment.

2.1     In consideration for the Services provided by SEACOR to the Company under this Agreement, the Company shall pay SEACOR a quarterly fee of $400,000 (the “Service Fee”); provided that the parties agree that such Service Fee shall be subject to an increase by amendment to this Agreement for (a) any additional services requested by the Company, (b) any increase in the overhead costs and expenses of SEACOR that is a result of any changes in any laws, rules (including accounting rules) or regulations of any governmental or other competent authority or agency having jurisdiction or authority over SEACOR or the Company and which affect the Services, (c) any increase in the number of vessels owned or operated, directly or indirectly, by the Company and (d) any material increase in the business activities of the Company, and SEACOR and the Company agree that they shall amend this Agreement under Section 13.6 to reflect any changes required to reflect such additional services and/or such increase in the Service Fee, as applicable.

2.2     In addition, the Company shall reimburse SEACOR for any third party documented out-of-pocket costs and expenses reasonably incurred by SEACOR during the preceding calendar quarter in providing the Services hereunder, including the cost of travel, communications and reproduction, and all reasonable fees and expenses of third party attorneys, auditors, tax advisors, accountants and other experts or professional advisers, in each case, that are not employees of SEACOR or any affiliate of SEACOR, with respect to any legal, administrative, accounting, tax and other matters (collectively, the “Expenses”); provided, however, that the Expenses shall not include the compensation paid by SEACOR (or one of its affiliates) to SEACOR’s officers and employees who are rendering the Services to the Company.

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2.3     On the date of this Agreement, (a) if the date of this Agreement is the first day of a calendar quarter, the Company shall pay SEACOR, the Service Fee, or (b) if the date of this Agreement is not the first day of a calendar quarter, the Company shall pay SEACOR a pro rata portion of the Service Fee for the initial calendar quarter, which shall be an amount equal to the product of (i) the Service Fee multiplied by (ii) a fraction, the numerator of which is the number of calendar days remaining in such calendar quarter, and the denominator of which is the total number of calendar days in such calendar quarter. At the beginning of each fiscal quarter, SEACOR shall deliver to the Company an invoice for the Service Fee and the Expenses payable by the Company with respect to the Services provided by SEACOR in connection with this Agreement for the preceding fiscal quarter. The Company shall pay in full the amount due as stated on each SEACOR invoice within ten (10) business days of the date of the delivery of such invoice, except to the extent such invoice is subject to a bona fide dispute or challenge by the Company.

3.     Personnel.

3.1     At all times during the performance of the Services, all persons performing such Services (including agents, temporary employees, independent third parties, and consultants), who are collectively referred to herein as the “SEACOR Employees”, shall be construed as being independent from the Company and no SEACOR Employee shall be considered or deemed to be an employee of the Company nor entitled to any employee benefits from the Company as a result of this Agreement or the provision of the Services to the Company. For the avoidance of doubt, SEACOR acknowledges and agrees that throughout the period that a SEACOR Employee is providing Services hereunder, SEACOR is solely responsible for the payment of wages, providing of benefits and satisfaction of all employment-related obligations (including all obligations with respect to employee leave, immigration, recordkeeping, employment-related taxes and compliance with all labor and employment laws).

3.2     SEACOR will have the right, in its sole discretion, to (a) designate which personnel it will assign to perform the Services, and (b) remove and replace such personnel at any time. SEACOR will use reasonable commercial efforts to assign those personnel who have the requisite experience and expertise as reasonably determined by it to perform the particular Services in question. The Company shall not have the authority to terminate any such personnel’s employment with SEACOR or any other third party, and SEACOR shall have the sole and exclusive control over such personnel performing the Services.

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4.     Term. The term of this Agreement shall commence as of and from the date of this Agreement, and shall continue until the date that is the first anniversary of the date of this Agreement (the “Initial Term”); provided, however, that on such date, and on each anniversary of such date thereafter, this Agreement shall be automatically extended for one (1) additional twelve-month period, unless either party gives the other party written notice of its election to terminate this Agreement at least ninety (90) days prior to the end of the Initial Term or the end of any subsequent twelve-month extension period. Notwithstanding the foregoing, each party shall have the right to terminate this Agreement at any time in accordance with Section 5.

5.     Termination and Post-Termination Obligation.

5.1     Termination. Either party shall have the right, at any time, to terminate this Agreement with or without cause upon sixty (60) days’ prior written notice, or, in the event of a party’s Default hereunder, in accordance with the terms and conditions of Section 6.

5.2     Company’s Obligations.

(a)     The termination of this Agreement shall not terminate the Company’s obligation to provide to SEACOR all information required by SEACOR if and when necessary in order to present SEACOR’s financial and accounting information in accordance with generally accepted accounting principles.

(b)     In addition, upon termination of this Agreement, the Company shall be required to pay to SEACOR the aggregate amount of all outstanding and unpaid amounts of (i) all unpaid Service Fees for which the Company is liable under this Agreement, and (ii) all unpaid Expenses for which the Company is liable under this Agreement; provided, however, that the amounts referred to in clause (i) above shall not be payable in the event of termination of this Agreement for a Default by SEACOR.

5.3     SEACOR’s Obligation. SEACOR agrees to (a) furnish to the Company such further information, (b) execute and deliver to the Company such other documents, and (c) do such other acts and things, all as the Company may reasonably request in order to permit the Company to file all certificates, notices, tax returns, documents or other instruments or perform other actions as may be required by law applicable to the Company, its operations and/or assets (whether owned, chartered, leased or hired).

5.4     Effect of Termination. Section 5, Section 6.2, Section 6.3, Section 7, Section 9, Section 11 and Section 13 shall survive any termination of this Agreement.

6.     Default and Remedies.

6.1     Event of Default. A party shall be in default (a “Default”) hereunder if (a) such party commits a material breach of any term of this Agreement and such breach continues uncured (if capable of being cured) for thirty (30) days following receipt of written notice thereof from the other party, (b)  such party makes a general assignment for the benefit of its creditors, (c) following the date of this Agreement, there is a filing seeking an order for relief in respect of such party in an involuntary case under any applicable bankruptcy, insolvency or other similar law and such case remains undismissed for thirty (30) days or more, (d) a trustee or receiver is appointed for such party or its assets or any substantial part thereof, or (e) following the date of this Agreement, such party files a voluntary petition under any bankruptcy, insolvency or similar law of the relief of debtors.

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6.2     Remedies.

(a)     If there is any Default by the Company hereunder, SEACOR may exercise any or all of the following remedies: (i) declare immediately due and payable all sums for which the Company is liable under this Agreement (including (A) the entire Service Fee and all Expenses incurred by SEACOR, which are payable in respect of the fiscal quarter in which such Default occurs in accordance with the terms of Section 5.2(b), and (B) all unpaid Services Fees and Expenses for any preceding fiscal quarter); (ii) decline to perform any of its obligations hereunder; and/or (iii) terminate this Agreement by issuing a written notice to the Company specifying the date and reasons for termination.

(b)     If there is any Default by SEACOR hereunder, the Company may terminate this Agreement by issuing a written notice to SEACOR specifying the date and reasons for termination and recover any fees paid in advance for the period following the effective date of termination.

(c)     The rights and remedies herein provided are cumulative and none is exclusive of any other remedy, and, in addition to the remedies set forth in clauses (a) and (b) above, a non-Defaulting party shall have all other remedies available at law or equity, subject to Section 6.3 below.

6.3     Liabilities.

(a)     Consequential and Other Damages. Except as provided in Section 7, neither party shall be liable to the other party, whether in contract, tort (including negligence and strict liability), or otherwise, for any special, indirect, incidental or consequential damages whatsoever (including loss of profits), which in any way arise out of, relate to, or are a consequence of, its performance or nonperformance hereunder, or the provision of or failure to provide any Service hereunder.

(b)     Limitation of Liability. NOTWITHSTANDING THE FORUM IN WHICH ANY CLAIM OR ACTION MAY BE BROUGHT OR ASSERTED OR THE NATURE OF ANY SUCH CLAIM OR ACTION, IN NO EVENT SHALL ANY DIRECTOR, OFFICER, EMPLOYEE OR AGENT OF SEACOR BE PERSONALLY LIABLE TO THE COMPANY IN RESPECT OF ANY SERVICES RENDERED HEREUNDER BY SUCH PERSON EXCEPT IN THE CASE OF FRAUD OR WILLFUL MISCONDUCT. EXCEPT AS PROVIDED IN SECTION 7, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL SEACOR, ITS SUBSIDIARIES AND ITS AFFILIATES, EXCEPT IN THE CASE OF FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, BE LIABLE TO THE COMPANY IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT IN AN AMOUNT THAT SHALL EXCEED THE LESSER OF (A) THE AMOUNT OF THE CLAIM AND (B) THE SERVICE FEE PAID OR PAYABLE BY THE COMPANY IN RESPECT OF THE FISCAL QUARTER IN WHICH THE SERVICES GIVING RISE TO SUCH CLAIM OR ACTION WERE RENDERED OR REQUIRED TO BE RENDERED. The parties agree that this provision limiting remedies and liquidating damages is reasonable under the circumstances and the Company acknowledges that SEACOR, its subsidiaries and its affiliates (including directors, officers, employees and agents) shall have no other financial liability to the Company whatsoever.

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7.     Indemnification.

7.1     The Company hereby releases SEACOR and its officers, directors, managers, employees and agents (each, a “SEACOR Indemnified Party”), and the Company shall indemnify, defend and hold harmless the SEACOR Indemnified Parties, from and against any and all liabilities, claims, damages, losses and expenses (including court costs and reasonable attorneys’ fees) of any kind or nature (“Losses and Expenses”), arising from, relating to or in connection with provision of the Services by SEACOR or the use of the Services by the Company, inclusive of those persons for which the Services have been rendered, provided, however, that the SEACOR Indemnified Parties shall not be indemnified by the Company for any Losses and Expenses that have resulted from the fraud, willful misconduct or gross negligence of SEACOR in connection with the provision of the Services.

7.2     SEACOR shall indemnify, defend and hold harmless the Company and its officers, directors, managers, employees and agents (“Company Indemnified Parties”) from and against any and all Losses and Expenses that have resulted from the fraud, willful misconduct or gross negligence of SEACOR in connection with the provision of the Services.

7.3     Nothing in this Section 7 or Section 6 shall be deemed to eliminate or limit, in any respect, the Company’s express obligation in this Agreement to pay the Service Charges and Expenses for Services rendered in connection with this Agreement.

8.     No Right of Set-Off. Except as provided in the last sentence of Section 2.3, the Company shall pay the full amount of the Service Fees and Expenses that are payable pursuant to this Agreement. The Company shall not set-off, counterclaim or otherwise withhold any amount owed to SEACOR under this Agreement on account of any obligation owed by SEACOR to the Company that has not been finally adjudicated, settled or otherwise agreed upon by the parties in writing.

9.     Confidentiality. Each of the parties agrees that any confidential information of the other party received in the course of performance under this Agreement shall be kept strictly confidential by the parties, and shall not be disclosed to any person without the prior written consent of the other party, except as required by law, rule, regulation or court order. Upon the termination of this Agreement, each party shall return to the other party all of such other party’s confidential information to the extent that such information has not been previously returned; provided that a party may retain confidential information solely to the extent necessary to comply with applicable law or for regulatory, audit or internal record retention purposes

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10.     Compliance with Laws. Each of the Company and SEACOR shall comply in all material respects with any and all applicable statutes, rules, regulations, orders or restrictions of any domestic or foreign government, or instrumentality or agency thereof, in respect of the conduct of its obligations under this Agreement.

11.     Dispute Resolution. In the event of any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any provision of this Agreement, or calculation or allocation of the costs of any Service, including claims seeking redress or asserting rights under any law (each, a “Dispute”), the parties shall negotiate in good faith in an attempt to resolve such Dispute amicably. If such Dispute has not been resolved to the mutual satisfaction of the parties within thirty (30) days after the initial written notice of the Dispute (or such longer period as the parties may agree), then either party may seek any remedies that are available under law, subject to Section 6 and Section 7 of this Agreement; provided, that such dispute resolution process shall not modify or add to the remedies available to the parties under this Agreement.

12.     Representations and Warranties. Each party hereto represents and warrants that (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation; (b) it has full power and authority to enter into this Agreement and to perform its obligations hereunder; and (c) the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder have been duly and validly authorized by all necessary corporate action.

13.     General Provisions.

13.1     Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing except as expressly provided herein. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient; (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (c) upon receipt of confirmation of receipt if sent by facsimile transmission; (d) on the day such communication was sent by e-mail; or (e) three (3) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

(i)            If to SEACOR, to:

c/o SEACOR Marine Holdings Inc.

7910 Main Street, 2nd Floor

Houma, Louisiana 70360

Attention: Jesus Llorca

Email: jllorca@seacormarine.com

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with a copy (which copy shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, New York 10005

Attention: David E. Zeltner

Email: Dzeltner@milbank.com
Facsimile: (212) 822-5003

(ii)           If to the Company, to:

Falcon Global Holdings LLC

7910 Main Street, 2nd Floor

Houma, Louisiana 70360

Attention: [____]

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section14.1

13.2     Force Majeure. A party shall not be deemed to have breached this Agreement to the extent that performance of its obligations or attempts to cure any breach are made impossible or impracticable due to any act of God, fire, natural disaster, act of terror, act of government, shortage of materials or supplies after the date hereof, labor disputes or any other cause beyond the reasonable control of such party (a “Force Majeure”). The party whose performance is delayed or prevented shall promptly notify the other party of the Force Majeure cause of such prevention or delay and shall (if reasonably within such party’s control or influence) take commercially reasonable steps to mitigate the effects of Force Majeure and to resolve the Force Majeure as expeditiously as possible.

13.3     Access. The Company shall make available on a timely basis to SEACOR all information reasonably requested by SEACOR to enable it to provide the Services. The Company shall give SEACOR reasonable access, during regular business hours and at such other times as are reasonably required or requested, to its premises for the purposes of providing the Services.

13.4     Books and Records. Upon the termination of Services with respect to which SEACOR holds books, records or files, including current and archived copies of computer files, owned by the Company and used by SEACOR in connection with the provision of a Service to the Company, SEACOR will return all of such books, records or files as soon as reasonably practicable. In the event SEACOR needs access to such books, records or files for legal or tax reasons, the Company shall cooperate with SEACOR and make such books, records or files available to SEACOR. The parties agree that regardless of the location of such books, records and files, the Company shall at all times retain ownership over same.

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13.5     Independent Contractors. The parties shall operate as, and have the status of, independent contractors and neither party shall act as or be a partner, co-venturer or employee of the other party. Unless specifically authorized to do so in writing, neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of the other party, whether express or implied, or to bind the other party in any respect whatsoever.

13.6     Amendment and Waiver. No amendment, waiver, modification, replacement, termination or cancellation of any provision of this Agreement will be valid unless the same shall be in writing and signed by each party hereto. Any waiver hereunder shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement nor the failure to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

13.7     Succession and Assignment. No party may assign its rights or delegate its obligations under this Agreement to any person without the prior written consent of the other party; provided, however, that the Company shall be entitled to assign this Agreement to any subsidiary of the Company without obtaining the consent of SEACOR. Any attempted or purported assignment or delegation without such required consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

13.8     Governing Law; Jurisdiction.

(a)     This Agreement shall be governed by and construed in accordance with the internal Laws of the State of New York (without giving effect to the principles of conflict of Laws thereof that would cause the application of the Laws of any other jurisdiction).

(b)     Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the U.S. sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each party hereto hereby irrevocably and unconditionally agrees that all claims or causes of action (whether in contract, tort or otherwise) in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. Each party hereto agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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(c)     Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State court or federal court of the U.S. sitting in New York City. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)     Each party hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 13.1 hereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

13.9     Waiver of Jury Trial. Each party hereto irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation or claim arising out of or relating to this Agreement or the transactions contemplated hereby.

13.10     Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of the parties under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid, or unenforceable provisions, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

13.11     Sections and Headings. The sections and headings contained in this Agreement are for convenience only, are not intended to define, limit, expand or describe the scope or intent of any clause or provision of this Agreement and shall not affect the meaning or interpretation of this Agreement.

13.12     Entire Agreement. This Agreement, together with the Schedule attached hereto and the Contribution Agreement, constitutes the entire agreement and understanding of the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

13.13     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

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13.14     No Third Party Beneficiaries. Except as provided in Section 7.1 and Section 7.2 with respect to indemnification, nothing in this Agreement, express or implied, is intended to or shall confer upon anyone other than the parties hereto (and their respective successors and permitted assigns) any right, benefit or remedy of any nature whatsoever under or because of this Agreement except that Services to be provided by SEACOR hereunder shall also be provided to all subsidiaries included within the “Company” for purposes of this Agreement, all of which shall be entitled to the benefit thereof.

13.15     Errors and Omissions. Inadvertent delays, errors or omissions that occur in connection with the performance of this Agreement or the transactions contemplated hereby shall not constitute a breach of this Agreement; provided that any such delay, error or omission is corrected as promptly as commercially practicable after discovery.

13.16     Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Section, paragraph, and clause are references to the Sections, paragraphs and clauses of this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) each party has participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; (i) a reference to any person includes such person’s successors and permitted assigns; (j) any reference to “days” means calendar days unless business days are expressly specified; (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, if the last day of such period is not a business day, the period shall end on the next succeeding business day; and (l) whenever a reference is made to SEACOR’s affiliates, such reference shall be deemed to exclude the Company and its subsidiaries unless otherwise expressly indicated.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement effective as of the day and year first written above.

SEACOR MARINE LLC

By:	/s/
Name:
Title:

FALCON GLOBAL HOLDINGS LLC

By:	/s/
Name:
Title:

[Signature Page to Administrative Services Agreement]

Schedule A

Additional Services

SEACOR shall assist in connection with, and provide to, the Company the following services:

1.	Assistance in connection with any audit;

2.	Consolidation / General Ledger Maintenance;

3.	Accounts Payable Services;

4.	Marine Documentation Services;

5.	Cash Management Services;

6.	Treasury Management Services;

7.	Establishment and maintenance of bank accounts and relationships;

8.

Information Technology Services, Support and Infrastructure (including, without limitation, data network services, voice and telecommunication services, end user computing services, global applications infrastructure services, email systems, software maintenance, licensing and support, operational management, website services, etc.); and

9.	Information Technology Infrastructure Procurement Services.

Exhibit B

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

Falcon Global Holdings LLC

Dated as of [●], 2017

The limited liability company interests represented by this AMENDED AND RESTATED Limited Liability Company Agreement have not been registered under the Securities Act, the securities laws of any state of the United States or any other applicable securities laws in reliance upon exemptions from the registration requirements of the Securities Act and such laws. Such LIMITED LIABILITY COMPANY INTERESTS must be acquired for investment only and may not be offered for sale, pledged, hypothecated, sold, assigned or transferred at any time except in compliance with (i) the Securities Act, any applicable state securities laws, and any other applicable securities laws; and (ii) the terms and conditions of this AMENDED AND RESTATED Limited Liability Company Agreement. The LIMITED LIABILITY COMPANY INTERESTS may not be transferred of record except in compliance with such laws and THE TERMS AND CONDITIONS OF this AMENDED AND RESTATED Limited Liability Company Agreement. Therefore, purchasers of such LIMITED LIABILITY COMPANY INTERESTS will be required to bear the risk of their investment for an indefinite period of time.

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT
OF
Falcon GLobal HOldings LLC

i

SCHEDULES

Schedule I – Capital Accounts

Schedule II – Capitalization Table

Schedule III – Vessels to be Reactivated

Schedule IV – Affiliate Transactions

Schedule V – Board of Managers

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

Falcon Global HOldings LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Falcon Global Holdings LLC, dated as of [●], 2017, is entered into by and among Falcon Global Holdings LLC, a Delaware limited liability company (the “Company”), and the Members. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Section 2.1.

RECITALS

WHEREAS, the Company was formed as a limited liability company under the Act by the filing of the Certificate of Formation of the Company with the Office of the Secretary of State of Delaware on [●], 2017 and the entering into of a limited liability company agreement of the Company dated as of such date (the “Initial Agreement”);

WHEREAS, pursuant to that certain Joint Venture Contribution and Formation Agreement, dated as of August 10, 2017 (as amended, supplemented or modified from time to time, the “Contribution Agreement”), by and between SEACOR LB Holdings LLC, a Delaware limited liability company (“SLH”), and Montco Offshore, Inc., a Louisiana corporation (“MOI”), SLH and MOI contributed certain tangible and intangible assets to the Company;

WHEREAS, pursuant to the Contribution Agreement, the Members desire to enter into this Agreement to give effect to the transactions provided for therein;

WHEREAS, concurrently with the execution of this Agreement, the Company is entering into an Administrative Services Agreement with SEACOR Marine LLC, a Delaware limited liability company (“SEACOR Marine”);

WHEREAS, concurrently with the execution of this Agreement, the Company is entering into a Transition Services Agreement with SEACOR Marine;

WHEREAS, concurrently with the execution of this Agreement, the Company is entering into a Lease Agreement with Orgeron Real Estate L.L.C., a Louisiana limited liability company, for the occupancy of the corporate office of the Company; and

WHEREAS, the parties hereto wish to effect (a) the amendment and restatement of the Initial Agreement, (b) the admission of additional members of the Company and (c) the continued operation of the Company on the terms and conditions set forth herein.

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AGREEMENT

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1.       FORMATION OF THE COMPANY

Section 1.1     Formation of the Company. The Company was formed as a limited liability company under the Act by the filing of the Certificate with the Office of the Secretary of State of the State of Delaware on [●], 2017. The Company shall accomplish all filing, recording, publishing and other acts necessary or appropriate for compliance with all requirements for operation of the Company as a limited liability company under this Agreement and the Act and under all other laws of the State of Delaware and such other jurisdictions in which the Company determines that it may conduct business.

Section 1.2     Name. The name of the Company is “Falcon Global Holdings LLC”, as such name may be modified from time to time by the Board of Managers as it may deem advisable.

Section 1.3     Business of the Company. Subject to the limitations specified in this Agreement, the principal business purpose of the Company shall be to own, operate and charter self-propelled, self-elevating liftboat vessels, as well as the provision of services for well servicing, decommissioning, plug and abandonment, maintenance and removal of offshore structures and related services and activities, and, in furtherance of such purpose, may (a) conduct any business or activity that may be conducted by a limited liability company organized pursuant to the Act and (b) except as otherwise limited herein, enter into, make and perform all contracts, agreements and other undertakings, and engage in all activities and transactions as the Board of Managers may reasonably deem necessary or advisable to the carrying out of the foregoing business of the Company.

Section 1.4     Location of Principal Place of Business. The location of the principal place of business of the Company (including with respect to all administrative matters) shall be 7910 Main Street, 2nd Floor, Houma, Louisiana 70360, and the principal business operations of the Company shall be conducted from 17751 Highway 3235, Galliano, Louisiana 70354, or, in each case, such other location as may be determined by the Board of Managers from time to time. In addition, the Company may maintain such other offices as the Board of Managers may deem advisable at any other place or places within or without the State of Delaware.

Section 1.5     Registered Agent. The registered agent for the Company shall be National Registered Agents, Inc., located at 160 Greentree Drive, Suite 101, Dover, Delaware 19904, or such other registered agent as the Board of Managers may designate from time to time.

Section 1.6     Term. The term of the Company commenced on the date of filing of the Certificate, and shall be perpetual unless the Company is earlier dissolved and terminated in accordance with the provisions of this Agreement.

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Section 1.7     Title to Company Assets. Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, shall be held by the Company as an entity, and no Member or Manager, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof.

ARTICLE 2.       DEFINITIONS

Section 2.1     Definitions. The following terms used in this Agreement shall have the following meanings.

“Act” means the Delaware Limited Liability Company Act, 6 Del. Code §§ 18-101 et seq., and any successor statute, as it may be amended from time to time.

“Actual Reactivation Costs” means, as of any date, the reasonable and documented costs of reactivation actually paid by the Company or any of its Subsidiaries in connection with the reactivation of the Idle Vessels listed on Schedule III.

“Additional Amount” has the meaning set forth in Section 8.15(c).

“Additional Capital Contribution” means any Capital Contribution in addition to the initial Capital Contribution made by a Member to the Company pursuant to Section 3.1.

“Additional Member” has the meaning set forth in Section 8.14(a).

“Adjusted Capital Account” has the meaning set forth in Section 4.2(b).

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as amended, modified or supplemented from time to time.

“Annual Premium Rate” has the meaning set forth in Section 3.2(f)(i).

“Approved Sale” has the meaning set forth in Section 9.2(a)(iii).

“Assignees” has the meaning set forth in Section 9.2(d).

“Available Cash” means, at the time of any distribution, the excess of (a) all cash then held by the Company to the extent not otherwise required to pay Company expenses over (b) the amount of reserves established by the Board of Managers in accordance with Section 5.4.

“Bankruptcy Cases” has the meaning set forth in the Contribution Agreement.

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“Bankruptcy Code” means the United States Bankruptcy Code, title 11 of the United States Code, as amended from time to time (or any succeeding law).

“Bankruptcy Court” has the meaning set forth in the Contribution Agreement.

“Base Amount” has the meaning set forth in Section 8.15(a).

“Board of Managers” means the board of managers of the Company established pursuant to Section 8.3.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks are authorized or required to close in New York City, New York.

“Call Notice” has the meaning set forth in Section 3.2(c).

“Capital Account” means with respect to each Member the account established and maintained for such Member on the books of the Company in compliance with Regulation §§ 1.704-1(b)(2)(iv) and 1.704-2, as amended. Subject to the preceding sentence, each Member’s Capital Account balance shall initially equal the amount of cash and the Contribution Value of any other property contributed by such Member, which initial Capital Account balance is set forth opposite such Member’s name under the heading “Initial Capital Account Balance” on Schedule I. Throughout the term of the Company, each Capital Account will be (a) increased by the amount of (i) income and gains allocated to such Capital Account pursuant to Article 4 and (ii) any cash and the Contribution Value of any other property subsequently contributed to such Capital Account, and (b) decreased by the amount of (i) losses and deductions allocated to such Capital Account pursuant to Article 4 and (ii) cash and the Distribution Value of any other property distributed or transferred from such Capital Account pursuant to Article 3, 5 or 10.

“Capital Call” has the meaning set forth in Section 3.2(b).

“Capital Contribution” means a contribution to the capital of the Company.

“Certificate” means the Certificate of Formation of the Company, as amended, modified or supplemented from time to time.

“Chairman of the Board” has the meaning set forth in Section 8.3(a)(ii).

“Chief Executive Officer” means the chief executive officer of the Company from time to time.

“Closing” has the meaning of such term as set forth in the Contribution Agreement.

“Closing Date” has the meaning of such term as set forth in the Contribution Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any succeeding law).

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“Common Percentage Interest” means, as of any date of determination, with respect to any Member, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate number of Common Units held by such Member and (b) the denominator of which is the aggregate number of Common Units held by all Members, in each case, as of such date.

“Common Units” has the meaning set forth in Section 3.8(a).

“Company” has the meaning set forth in the Preamble.

“Company Sale Agents” has the meaning set forth in Section 9.4(f).

[“Consolidated Facility” has the meaning ascribed to such term in the Contribution Agreement.]1

“Contribution Agreement” shall have the meaning set forth in the Recitals.

“Contribution Date” has the meaning set forth in Section 3.2(c).

“Contribution Non-Payment Event” has the meaning set forth in Section 3.2(f).

“Contribution Value” means the Value of a Company asset contributed by a Member to the Company (net of liabilities secured by such contributed asset that the Company is treated as assuming or taking subject to).

“Corporate Opportunity” has the meaning set forth in Section 7.4.

“Default Amount” has the meaning set forth in Section 3.2(f)(i).

“Default Contribution” has the meaning set forth in Section 3.2(f).

“Default Guarantee Amount” has the meaning set forth in Section 3.2(g).

“Default Guarantee Premium” has the meaning set forth in Section 3.2(g)(i).

“Default Loan” has the meaning set forth in Section 3.2(f)(i).

“Default Premium” has the meaning set forth in Section 3.2(f)(i).

“Defaulting Member” has the meaning set forth in Section 3.2(f).

“Distribution Value” means the Value of a Company asset distributed to a Member by the Company (net of liabilities secured by such distributed asset that such Member is treated as assuming or taking subject to).

“Election Notice” has the meaning set forth in Section 8.15(c).

“Election Period” has the meaning set forth in Section 8.15(c).

1  Note to Draft: Parties contemplate including the actual name of the facility at Closing.

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“Equity Interests” means any and all membership or other equity interests in the Company or any securities convertible into or exchangeable for such equity interests, including warrants or options to acquire such equity interests. For purposes of clarification, “Equity Interests” include only Common Units on the Closing Date but may in the future include other classes of securities with rights that are preferential to the rights of the Common Units.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Interests” has the meaning set forth in Section 8.15(e).

“Fiscal Year” has the meaning set forth in Section 6.4.

“Funding Member” has the meaning set forth in Section 3.2(g).

“GAAP” means generally accepted accounting principles in the United States.

“Guarantee Fee Agreement” means that certain Guarantee Fee Agreement, dated as of the date hereof, by and between the Company, Falcon Global USA LLC, a Delaware limited liability company and wholly-owned Subsidiary of the Company, and SEACOR Marine Holdings Inc., a Delaware limited liability company.

“Guarantee Loan” has the meaning set forth in Section 3.2(g)(i).

“Guarantee Non-Payment Event” has the meaning set forth in Section 3.2(g).

“Guaranteeing Member” has the meaning set forth in Section 3.2(e).

“Guaranty” has the meaning set forth in Section 3.2(e).

“Idle Vessel” means any liftboat vessel listed on Schedule III.

“Imputed Reactivation Costs” means, with respect to each Idle Vessel, the dollar amount set forth opposite such Idle Vessel’s name on Schedule III.

“Indemnified Party” has the meaning set forth in Section 8.10(a).

“Indemnity Obligations” has the meaning set forth in Section 8.11.

“Initial Agreement” has the meaning set forth in the Recitals.

“IRS” means the United States Internal Revenue Service.

“Jones Act” means the laws contained in and rules and regulations promulgated under or in connection with, 46 U.S.C. 50501, as amended or revised from time to time and any successor or replacement thereof, relating to the ownership and operation of vessels in the U.S. coastwise trade.

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“Liquidator” has the meaning set forth in Section 10.2(c).

“Liquidity Event” means a Sale of the Company or dissolution or liquidation of the Company in accordance with the terms of this Agreement.

“Manager” means any Person appointed to the Board of Managers.

“Member” means each of the Persons listed on the signature pages attached hereto, as well as each Substituted Member and each Additional Member.

“Member Parties” has the meaning set forth in Section 8.11.

“MOI” has the meaning set forth in the Recitals.

“MOI Manager” has the meaning set forth in Section 8.3(a)(i)(B).

“Net Income” and “Net Loss”, respectively, for any period means the income or loss of the Company for such period as determined in accordance with the method of accounting followed by the Company for federal income tax purposes, including, for all purposes, any income exempt from tax and any expenditures of the Company which are described in Code Section 705(a)(2)(B); provided, however, that in determining Net Income and Net Loss and every item entering into the computation thereof, solely for the purpose of adjusting the Capital Accounts of the Members (and not for tax purposes), (a) any income, gain, loss or deduction attributable to the taxable disposition of any Company asset shall be computed as if the adjusted basis of such Company asset on the date of such disposition equaled its book value as of such date, (b) if any Company asset is distributed in-kind to a Member, the difference between its Value and its book value at the time of such distribution shall be treated as gain or loss, and (c) any depreciation, cost recovery and amortization as to any Company asset shall be computed by assuming that the adjusted basis of such Company asset equaled its book value determined under the methodology described in Regulation §1.704-1(b)(2)(iv)(g)(3); and provided, further, that any item (computed with the adjustments in the preceding proviso) allocated under Section 4.2 shall be excluded from the computation of Net Income and Net Loss.

“New Issuance Notice” has the meaning set forth in Section 8.15(b).

“Non-Defaulting Member” has the meaning set forth in Section 3.2(f).

“Notifying Manager/Officer” has the meaning set forth in Section 8.7.

“Notifying Member” has the meaning set forth in Section 7.4.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury, or any successor thereto.

“Offer Notice” has the meaning set forth in Section 9.3(a).

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“Offer Period” has the meaning set forth in Section 9.3(b).

“Offer Price” has the meaning set forth in Section 9.3(a).

“Offeree” has the meaning set forth in Section 9.3(a).

“Outstanding Bankruptcy Claims” has the meaning set forth in Section 5.3(a)(ii).

“Outstanding Claims” has the meaning set forth in Section 5.3(a)(iii).

“Partnership Audit Adjustment” has the meaning set forth in Section 6.5.

“Permitted Transferee” means, with respect to any Member, any Affiliate of such Member.

“Person” means any individual, partnership, limited liability company, association, corporation, trust or other entity.

“Plan” means that certain [Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code], dated [●], 2017, of MOI, as confirmed by that certain order of the Bankruptcy Court entered on [●], 2017, as amended, modified, restated or supplemented from time to time.

“Preemptive Offer Record Date” has the meaning set forth in Section 8.15(b).

“Preemptive Right” has the meaning set forth in Section 8.15(a).

“Prohibited Person” means any Person that is (a) located within, or doing business or operating from, a country or other territory subject to a general embargo administered by OFAC, (b) designated on the OFAC list of “Specially Designated Nationals”, (c) otherwise targeted under economic or financial sanctions administered by the United States, OFAC or any other national economic sanctions authority, (d) an Affiliate of any Person described in clauses (a), (b) or (c) above, (e) a banking institution chartered or licensed in a jurisdiction against which the U.S. Secretary of the Treasury has imposed special measures under Section 311 of the USA PATRIOT Act of 2001, as amended or any successor law, or (f) not a United States Citizen.

“Reactivation Default Amount” has the meaning set forth in Section 13.5(b).

“Reactivation Notice” has the meaning set forth in Section 13.5(a).

“Reactivation Premium” has the meaning set forth in Section 13.5(b).

“Regulation” means a Treasury Regulation promulgated under the Code, as such Treasury Regulations may be amended from time to time (including corresponding provisions of succeeding Treasury Regulations).

“Reimbursement Deadline” has the meaning set forth in Section 13.5(b).

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“Sale of the Company” means a transaction or series of related transactions pursuant to which a Person or group of Persons (that, immediately prior to the contemplated transaction or series of related transactions, is not an Affiliate of SLH) acquires, directly or indirectly, (a)  more than fifty percent (50%) of the Equity Interests (regardless of the form of such transaction or series of related transactions, including whether by merger, consolidation or sale or transfer or issuance of the Company’s Equity Interests); or (b) all or substantially all of the Company’s and its Subsidiaries’ assets determined on a consolidated basis.

“SEACOR Marine” has the meaning set forth in the Recitals.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SLH” has the meaning set forth in the Recitals.

“SLH Eagle/Hawk Facility” means, collectively, (a) that certain Credit Agreement, dated as of June 28, 2017, providing for a Senior Secured Credit Facility, by and between SEACOR Eagle, as borrower, DNB Bank ASA, as facility agent and security trustee, and the lenders party thereto, as amended, restated, supplemented or modified from time to time, together with all related security and other documentation, and (b) that certain Credit Agreement, dated as of June 28, 2017, providing for a Senior Secured Credit Facility, by and between SEACOR Hawk, a borrower, DNB Bank ASA, as facility agent and security trustee, and the lenders party thereto, as amended, restated, supplemented or modified from time to time, together with all related security and other documentation.

“SLH Manager” has the meaning set forth in Section 8.3(a)(i)(A).

“Subject Interest” has the meaning set forth in Section 9.3(a).

“Subject Member” has the meaning set forth in Section 5.3(a)(iii).

“Subsidiary” means, with respect to any specified Person, any other Person in which such specified Person, directly or indirectly through one or more Affiliates or otherwise, beneficially owns at least fifty percent (50%) of either the ownership interest (determined by equity or economic interests) in, or the voting control of, such other Person.

“Substituted Member” means any Person admitted to the Company as a substituted Member pursuant to the provisions of Article 9.

“Tag-Along Acceptance Notice” has the meaning set forth in Section 9.5(b).

“Tag-Along Expiration Date” has the meaning set forth in Section 9.5(b).

“Tag-Along Notice” has the meaning set forth in Section 9.5(a).

“Tag-Along Rightholder” has the meaning set forth in Section 9.5(a).

“Tag-Along Sale” has the meaning set forth in Section 9.5(a).

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“Tag-Along Seller” has the meaning set forth in Section 9.5(a).

“Tag-Along Triggering Units” has the meaning set forth in Section 9.5(a).

“Tag-Along Units” has the meaning set forth in Section 9.5(b).

“Tax Amount” means, in respect of any Member, the excess of (a) the product of (i) the Board of Managers’ estimate of taxable income allocable to such Member for the Fiscal Year through the end of the month preceding the date on which such distribution is made, multiplied by (ii) the highest marginal effective rate of federal, state and local income taxes generally applicable in respect of the operating income of the Company to calendar-year individuals or corporations, whichever is greater, resident in New Orleans, Louisiana, in the calendar quarter preceding the date of the distribution, over (b) the amount of distributions previously made to such Member pursuant to Section 5.1 during the Fiscal Year in which the taxable income arose, or pursuant to Section 5.2 in respect of the Fiscal Year with respect to which the distribution is being made.

“Tax Distribution” has the meaning set forth in Section 5.2.

“Tax Matters Partner” shall mean SLH, or if SLH shall resign such position or no longer be able to serve as “tax matters partner” or “partnership representative” (as defined in Section 8.9(c)), the Tax Matters Partner for such purpose shall be such other person as designated by the Board of Managers.

“TEFRA” means the Tax Equity and Fiscal Responsibility Act of 1982, as amended from time to time.

“Third-Party Buyer” has the meaning set forth in Section 9.5(a).

“Transaction Documents” means this Agreement, the Contribution Agreement and all other documents executed in connection herewith or contemplated hereby.

“Transfer” means any direct or indirect transfer, sale, assignment, conveyance, change of legal, record or beneficial ownership or other disposition, including a transfer effected by means of a merger, consolidation or dissolution, and including any testamentary disposition or transfer pursuant to any applicable laws of intestate succession or by gift.

“Transferee” has the meaning set forth in Section 9.1.

“Transferor” has the meaning set forth in Section 9.1.

“Unelected Amounts” has the meaning set forth in Section 8.15(c).

“United States Citizen” means a citizen of the United States within the meaning of, and as interpreted under the Jones Act, qualified to engage in the U.S. coastwise trade.

“Value” of (a) a Member’s Common Units in the Company, as of any date, means an amount equal to the product of (i) the fair market value as of such date of all Common Units then outstanding, based upon the total consideration that would be received upon the sale of the Company or all of its assets as a going concern between a willing buyer and a willing seller with the former under no compulsion to buy and the latter under no compulsion to sell, all parties having reasonable knowledge of all relevant facts, as determined upon a reasonable basis and in good faith by the Board of Managers (it being understood that the Board of Managers shall be under no obligation to obtain an independent valuation of the Company), multiplied by (ii) such Member’s Common Percentage Interest, and (b) any asset of the Company, as the case may be, as of any date, means the fair market value of such asset, as of such date, as determined upon a reasonable basis and in good faith by the Board of Managers.

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“Void Transfer” has the meaning set forth in Section 9.1.

“Withdrawing Member” has the meaning set forth in Section 9.2(d).

Section 2.2     Rules of Interpretation. Unless the context otherwise clearly requires: (a) a term has the meaning assigned to it in this Agreement; (b) “or” is not exclusive; (c) wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine or neuter shall include the masculine, feminine and neuter; (d) provisions apply to successive events and transactions; (e) all references in this Agreement to “include” or “including” or similar expressions shall be deemed to mean “including without limitation”; (f) all references in this Agreement to designated “Articles,” “Sections,” “Schedules,” “ “paragraphs,” “clauses” and other subdivisions are to the designated Articles, Sections, Schedules, paragraphs, clauses and other subdivisions of this Agreement, and the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Schedule, Exhibit, paragraph, clause or other subdivision; and (g) any definition of or reference to any agreement, instrument, document, statute or regulation herein shall be construed as referring to such agreement, instrument, document, statute or regulation as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein). This Agreement is among financially sophisticated and knowledgeable parties and is entered into by the parties in reliance upon the economic and legal bargains contained herein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party who prepared, or cause the preparation of, this Agreement or the relative bargaining power of the parties. Wherever in this Agreement a Member or other Person is empowered to take or make a decision, direction, consent, vote, determination, election, action or approval, such Member or Person is entitled to consider, favor and further such interests and factors as it desires, including its own interests, and has no duty or obligation to consider, favor or further any other interest of the Company, any Subsidiary of the Company or any other Member or Person. Wherever in this Agreement a Member is permitted or required to make a decision or determination or take an action in its “discretion” or its “judgment,” that means that such Member may take that decision in its “sole discretion” or “sole judgment” without regard to the interests of any other Person.

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ARTICLE 3.       CAPITAL CONTRIBUTIONS

Section 3.1     Initial Contributions.

(a)        The initial Capital Contributions and Capital Account balances for each Member shall be as set forth on Schedule I.

(b)        Any Additional Member admitted to the Company will be issued a number of Common Units or such other Equity Interests, and will make such Capital Contributions, if any, in each case as the Board of Managers deems appropriate.

(c)        Except as otherwise required by law or pursuant to Section 3.2, (i) no Member shall be required to make any Additional Capital Contributions to the Company without the prior consent of such Member and the Board of Managers, and (ii) no Member shall be permitted to make any Additional Capital Contributions to the Company without the prior consent of the Board of Managers and the other Member.

Section 3.2     Additional Contributions.

(a)        The Members and the Company acknowledge that each Member hereby commits to make Additional Capital Contributions from time to time in accordance with this Agreement and subject to the conditions set forth in this Section 3.2.

(b)        Subject to Section 3.2(c), each Member shall make Capital Contributions in cash to the Company pursuant to calls for capital by the Company (each such call, a “Capital Call”). Capital Contributions requested pursuant to Capital Calls shall be made by the Members on a pro rata basis in accordance with their respective Common Percentage Interests as of the date such Capital Call is made.

(c)        Capital Calls may be made by the Board of Managers from time to time in accordance with this Section 3.2, but only if and to the extent the Board of Managers reasonably determines that the Company or its business, properties or prospects would be adversely affected without additional capital and no other commercially reasonable source of funding is readily available at such time (excluding for the purposes hereof the availability of any funds pursuant to Section 3.7). Each Capital Call shall be accompanied by a written call notice (the “Call Notice”) and delivered by the Company to the Members promptly after the Board of Managers’ approval for such Capital Call. Each Call Notice shall specify (i) the purpose of such Capital Call in accordance with this Section 3.2(c); (ii) the aggregate amount of such Capital Call; (iii) the amount of funds required to be contributed by each Member; and (iv) the date on which the funds to satisfy such Capital Call must be received by the Company (the “Contribution Date”), which date shall be no earlier than the tenth (10th) Business Day following the date of the Call Notice.

(d)        Subject to Sections 3.2(c), on each Contribution Date, each Member shall make payment of the funds necessary to satisfy its respective pro rata portion of the applicable Capital Call by wire transfer of immediately available funds to the bank account designated by the Company and specified in the Call Notice or by such other payment method as is mutually agreed to by the Members and the Company.

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(e)        The Members acknowledge that SLH has agreed to guaranty, or cause one or more of its Affiliates to agree to guaranty, certain financial obligations of the Company or certain of its Subsidiaries as further described in the Guarantee Fee Agreement. In addition, at any time or from time to time hereafter, the Board of Managers may request either or both Members to guaranty, or cause one or more of its Affiliates to guaranty, certain other financial obligations of the Company or its Subsidiaries currently existing or hereafter created, it being understood, however, that no Member shall have any obligation to provide, or agree to provide, any such guaranty. Any Member which has provided, or may hereafter provide, such a guaranty of financial obligations of the Company as described in this Section 3.2(e) (any such guaranty, a “Guaranty”) is herein referred to as a “Guaranteeing Member”.

(f)        If a Member (a “Defaulting Member”) fails to make an additional Capital Contribution as and when required pursuant to the provisions of this Section 3.2 (a “Contribution Non-Payment Event”; and the unpaid amount of Additional Capital Contribution being referred to as a “Default Contribution”), then the Company shall promptly notify such Defaulting Member of such default. Notwithstanding anything to the contrary in this Agreement, if the relevant Contribution Non-Payment Event is not cured in full within fourteen (14) calendar days, any other Member that is not (x) a Defaulting Member with respect to any additional Capital Contribution as provided under this Section 3.2(f), (y) a Guaranteeing Member that is the subject of a default in performing a financial obligation under a Guaranty under Section 3.2(g) or (z) a Member that is the subject of a default in performing its obligations under Section 13.5, in any case, at such time (whether one or more, the “Non-Defaulting Member”), may, at its option and at any time thereafter by written notice to the Board of Managers and the Defaulting Member, elect any of the following remedies:

(i)     Loan to Defaulting Member. The Non-Defaulting Member may elect to advance an amount equal to the Default Contribution as a loan (the “Default Loan”) to the Defaulting Member, the proceeds of which shall be disbursed directly to the Company as the contribution or payment of the Default Contribution, and which shall be deemed to cure any such default and to be a contribution of the Default Contribution by the Defaulting Member. Such Default Loan shall be subject to a premium (the “Default Premium”) at a rate per annum (the “Annual Premium Rate”) equal to the lesser of (A) twelve percent (12%) and (B) the maximum rate permitted by applicable law, compounding quarterly, from the date the Non-Defaulting Member agrees to make the Default Loan to the Defaulting Member until paid in full. The Default Premium shall be computed daily and shall be the amount equal to the product of (1) the product of (x) the amount of the Default Contribution multiplied by (y) the quotient of the Annual Premium Rate divided by 365, multiplied by (2) the number of days since the date the Non-Defaulting Member agrees to make the Default Loan until the date upon which the Defaulting Member pays in full the Default Contribution and the Default Premium owing thereon (such aggregate amount, the “Default Amount”). Such Default Loan and accrued interest thereon shall be due and payable on the date that is one (1) year after the date such Non-Defaulting Member makes the Default Loan, and shall be repaid (aa) voluntarily by the Defaulting Member, or (bb) directly and automatically from an assignment of distributions of the Company which would otherwise have been paid to the Defaulting Member (and such Defaulting Member hereby agrees to such automatic assignment of distributions at the demand of the Non-Defaulting Member).

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(ii)     Contributions by the Non-Defaulting Member. The Non-Defaulting Member may elect to pay to the Company an amount equal to the Default Contribution as an Additional Capital Contribution to the Company, which shall be deemed to cure such default. A Non-Defaulting Member making an Additional Capital Contribution under this Section 3.2(f)(ii) shall receive in respect thereof an issuance by the Company of a number of Common Units equal to the result of the quotient of (I) the amount of the Additional Capital Contribution being made by such Non-Defaulting Member, divided by (II) the amount equal to the Value of a Common Unit determined as of such date.

(iii)     Acquisition of all Common Units of the Defaulting Member. The Non-Defaulting Member may elect, upon giving written notice to the Defaulting Member, to acquire all (but not less than all) of the Defaulting Member’s Common Units in the Company, in which case the Defaulting Member shall conclusively be deemed to have offered all of its Common Units to the Non-Defaulting Member or its designee and the Non-Defaulting Member or its designee shall, notwithstanding any further right granted by law or otherwise, have the option to purchase all of the Common Units held by such Defaulting Member for an amount of consideration equal to the product of (I) the Value of the Defaulting Member’s Common Units determined as of such date multiplied by (II) ninety percent (90%). If the Non-Defaulting Member elects to purchase the Defaulting Member’s Common Units under this Section 3.2(f)(iii), the amount of the Default Contribution shall be applied against the consideration payable for such Common Units, and the balance shall be paid in cash at the closing of such purchase and sale, which shall occur within thirty (30) calendar days following the Non-Defaulting Member’s written notice specified above.

(g)        If a Guaranteeing Member defaults in performing a financial obligation under a Guaranty, and any such failure continues uncured for a period of fourteen (14) calendar days (such failure, a “Guarantee Non-Payment Event”, and any unpaid amount, the “Default Guarantee Amount”), then any other Member that is not a Defaulting Member under Section 3.2(f) and is not a Guaranteeing Member that has defaulted in performing a financial obligation under a Guaranty under this Section 3.2(g), in either case, at such time (whether one or more, the “Funding Member”), may, at its option and at any time thereafter by written notice to the Board of Managers and the Guaranteeing Member, elect either of the following remedies:

(i)     Loan to Guaranteeing Member. The Funding Member may elect to advance an amount equal to the Default Guarantee Amount as a loan (the “Guarantee Loan”) to the Guaranteeing Member, the proceeds of which shall be disbursed directly to the Company as the payment of the Default Guarantee Amount. Such Guarantee Loan shall be deemed to cure any such default under the applicable Guaranty for the purposes of this Agreement. Such Guarantee Loan shall be subject to a premium (the “Default Guarantee Premium”) at a rate per annum equal to the Annual Premium Rate, compounding quarterly, from the date the Funding Member agrees to make the Guarantee Loan to the Guaranteeing Member until paid in full. The Default Guarantee Premium shall be computed daily and shall be the amount equal to the product of (1) the product of (x) the amount of the Default Guarantee Amount multiplied by (y) the quotient of the Annual Premium Rate divided by 365, multiplied by (2) the number of days since the date the Funding Member agrees to make the Guarantee Loan until the date upon which the Guaranteeing Member pays in full the Default Guarantee Amount and Default Guarantee Premium owing thereon. Such Guarantee Loan and accrued interest thereon shall be due and payable on the date that is one (1) year after the date such Funding Member makes the Guarantee Loan, and shall be repaid (A) voluntarily by the Guaranteeing Member, or (B) directly and automatically from an assignment of distributions of the Company which would otherwise have been paid to the Guaranteeing Member (and such Guaranteeing Member hereby agrees to such automatic assignment of distributions at the demand of the Funding Member).

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(ii)     Institute Claims. In the event that the Company is entitled to enforce a claim against the Guaranteeing Member as a result of the Guarantee Non-Payment Event, then the Funding Member may institute or enforce such claim against the Guaranteeing Member in the name, and on behalf, of the Company and agree to any settlement in the name, and on behalf, of the Company.

Section 3.3     Return of Contributions. No Member shall be entitled to the return of any part of its Capital Contributions except as specified in this Agreement. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

Section 3.4     Interest on Capital Contributions. No Member shall be entitled to interest on, or with respect to, any Capital Contribution.

Section 3.5     Withdrawal; Return of Capital Contributions. Except as otherwise provided in this Agreement, no Member shall be entitled to (a) withdraw any part of such Member’s Capital Contribution, (b) receive distributions from the Company or (c) receive any property other than cash in return for such Member’s Capital Contributions.

Section 3.6     Form of Capital Contribution. Unless otherwise agreed to by the Board of Managers, all Capital Contributions shall be made in cash.

Section 3.7     Advances by Members. If the Board of Managers reasonably determines that the Company does not have sufficient funds to pay its obligations after taking into account other then-currently available funding sources (excluding for the purposes hereof the availability of any Capital Contributions pursuant to Section 3.2), then any Member(s) that may agree to do so may advance all or part of the funds required to, or on behalf of, the Company. An advance described in this Section 3.7 constitutes a loan from such Member(s) to the Company, and shall not constitute a Capital Contribution. Repayment of such advances shall be on such commercially reasonable terms and conditions mutually acceptable to the Board of Managers and such Member making an advance hereunder; provided, however, that, (a) if a Non-Defaulting Member has made a Default Loan to a Defaulting Member in connection with Section 3.2(f), then any amounts that would otherwise be paid by the Company to such Defaulting Member to repay any advance by such Defaulting Member to the Company shall instead be paid to the Non-Defaulting Member and applied to repay such Default Loan until such Default Loan is repaid in full, or (b) if a Funding Member has made a Guarantee Loan to a Guaranteeing Member in connection with Section 3.2(g), then any amounts that would otherwise be paid by the Company to such Guaranteeing Member to repay any advance by such Guaranteeing Member to the Company shall instead be paid to the Funding Member and applied to repay such Guarantee Loan until such Guarantee Loan is repaid in full.

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Section 3.8     Ownership and Issuance of Units.

(a)        As of the Closing Date (as defined in the Contribution Agreement), the Company has issued Equity Interests designated as Common Units (“Common Units”) to each Member, and each Member owns that number of Common Units as appears opposite its name on Schedule II, which such schedule shall be updated from time to time by the Board of Managers to reflect any changes and adjustments to the number of Common Units or other Equity Interests issued to, and held by, the Members and each Member’s respective Common Percentage Interest or otherwise resulting from the admission or removal of any Member or any Transfer or issuance of Equity Interests made in accordance with this Agreement; provided, that a failure to reflect any such change, adjustment, or other action on Schedule II shall not prevent any such change, adjustment or other action from being effective.

(b)        Each Member and the Company agrees and acknowledges that, the number of Common Units issued to MOI and SLH as of the Closing Date is subject to a post-Closing adjustment in accordance with the terms and conditions of Section 2.7 of the Contribution Agreement to reflect the actual value of the assets (net of liabilities) contributed to the Company by each of MOI and SLH as of the Closing (as defined in the Contribution Agreement). Each of the Members and the Company agrees that the Board of Managers is fully authorized to, and shall, adjust (i) Schedule I to reflect the actual (A) initial Capital Account balance and (B) initial Capital Contribution of each of MOI and SLH, and (ii) Schedule II to reflect the issuance or redemption of Common Units to, or from, each of MOI and SLH, as the case may be, in each case, as determined by and pursuant to the terms, conditions and procedures of Section 2.7 of the Contribution Agreement. In furtherance of the forgoing, each Member hereby irrevocably agrees to grant any rights, enter into any contracts or other agreements and execute and deliver all other documents or instruments, in each case, as reasonably requested by the Board of Managers (or otherwise reasonably necessary or appropriate as determined by the Board of Managers) to effectuate and carry out the purposes of this Section 3.8(b).

Section 3.9     Voting Rights.

(a)        All Members shall be entitled to one vote for each Common Unit held by such Member for any matter for which approval of the Members is required by this Agreement, and, except as expressly set forth in this Agreement, the Common Units shall have no voting rights.

(b)        Any action requiring the affirmative vote of Members under this Agreement, unless otherwise specified herein, may be taken by vote at a meeting or, in lieu thereof, by the unanimous written consent of all Members entitled to vote thereon.

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ARTICLE 4.       ALLOCATION OF NET INCOME AND NET LOSS

Section 4.1     General. The Members agree to treat the Company as a partnership and the Members as partners for federal income tax purposes and shall file all tax returns accordingly. Except as provided in Section 4.2, Net Income or Net Loss, as the case may be, and each item of income, gain, loss and deduction entering into the computation thereof, for each Fiscal Year (or any other period that the Tax Matters Partner deems appropriate) shall be allocated to the Members (and credited and debited to their Capital Accounts) so as, to the extent possible, to cause each Member’s Capital Account balance, as increased by the amount of such Member’s share of partnership minimum gain (as defined in Regulation § 1.704-2(g)(1) and (3)) and the amount of such Member’s share of partner nonrecourse debt minimum gain (as defined in Regulation § 1.704-2(i)(5)), to equal the amount that would be distributed to such Member if the Company sold all of its assets for their book value in cash, paid all of its liabilities to the extent required by their terms (limited, with respect to each nonrecourse liability (as defined in Regulation § 1.704-2(b)(3)) or partner nonrecourse debt (as defined in Regulation § 1.704-2(b)(4)), to the book value of the assets securing each such liability), and distributed its cash to the Members pursuant to Section 10.3 in complete liquidation.

Section 4.2     Other Allocation Provisions.

(a)        If during a Fiscal Year there is a net decrease in “partnership minimum gain” (within the meaning of Regulation § 1.704-2(d)) with respect to the Company, then there shall be allocated to each Member items of income and gain of the Company for such Fiscal Year (and, if necessary, for succeeding Fiscal Years) equal to such Member’s share of the net decrease in partnership minimum gain (within the meaning of Regulation § 1.704-2(g)(2)), subject to the exceptions set forth in Regulation § 1.704-2(f)(2) and (3), and to any exceptions provided by the Commissioner of the IRS pursuant to Regulation § 1.704-2(f)(5); provided, that if the Company has any discretion as to an exception provided pursuant to Regulation § 1.704-2(f)(5), the Tax Matters Partner may exercise reasonable discretion on behalf of the Company. The foregoing is intended to be a “minimum gain chargeback” provision as described in Regulation § 1.704-2(f) and shall be interpreted and applied in all respects in accordance with such Regulation.

If during a Fiscal Year there is a net decrease in partner nonrecourse debt minimum gain (as determined in accordance with Regulation § 1.704-2(i)(3)) with respect to the Company, then, in addition to the amounts, if any, allocated pursuant to the preceding paragraph, any Member with a share of such partner nonrecourse debt minimum gain (determined in accordance with Regulation § 1.704-2(i)(5)) as of the beginning of the Fiscal Year shall, subject to the exceptions set forth in Regulation § 1.704-2(i)(4), be allocated items of income and gain of such Fiscal Year for the Fiscal Year (and, if necessary, for succeeding Fiscal Years) equal to such Member’s share of the net decrease in the partner nonrecourse debt minimum gain. The foregoing is intended to be the “chargeback of partner nonrecourse debt minimum gain” required by Regulation § 1.704-2(i)(4) and shall be interpreted and applied in all respects in accordance with such Regulation.

(b)        If during any Fiscal Year a Member unexpectedly receives an adjustment, allocation or distribution described in Regulation § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), which causes or increases a deficit balance in such Member’s Adjusted Capital Account, there shall be allocated to such Member items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain of the Company for such Fiscal Year) in an amount and manner sufficient to eliminate such deficit as quickly as possible. The foregoing is intended to be a “qualified income offset” provision as described in Regulation § 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in all respects in accordance with such Regulation.

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A Member’s “Adjusted Capital Account”, at any time, shall equal the Member’s Capital Account at such time (x) increased by the sum of (A) the amount of the Member’s share of partnership minimum gain (as defined in Regulation § 1.704-2(g)(1) and (3)), (B) the amount of the Member’s share of partner nonrecourse debt minimum gain (as defined in Regulation § 1.704-2(i)(5)) and (C) any amount of the deficit balance in its Capital Account that the Member is treated as obligated to restore pursuant to Regulation § 1.704-1(b)(2)(ii)(c) and (y) decreased by reasonably expected adjustments, allocations and distributions described in Regulation §§ 1.704-1(b)(2)(ii)(d)(4), (5) and (6). This definition shall be interpreted consistently with Regulation § 1.704-1(b)(2)(ii)(d).

(c)        Notwithstanding anything to the contrary in this Article 4,

(i)     losses, deductions, or expenditures subject to Code Section 705(a)(2)(B) that are attributable to a particular partner nonrecourse liability shall be allocated to the Member that bears the economic risk of loss for the liability in accordance with the rules of Regulation § 1.704-2(i); and

(ii)     losses, deductions, or expenditures subject to Code Section 705(a)(2)(B) that are attributable to partnership nonrecourse liabilities shall be allocated to the Members in a manner consistent with the manner in which distributions are made (or to be made) in accordance with Section 5.01.

(d)

(i)     Notwithstanding any provision of Section 4.1, no allocation of Net Loss or an item of loss or deduction shall be made to a Member if it would cause the Member to have a negative balance in its Adjusted Capital Account. Allocations of Net Loss or of items of loss or deduction that would be made to a Member but for this Section 4.2(d)(i) shall instead be made to other Members pursuant to Section 4.1 to the extent not inconsistent with this Section 4.2(d)(i). To the extent allocations of Net Loss or of items of loss or deduction cannot be made to any Member because of this Section 4.2(d)(i), such allocations shall be made to the Members in accordance with Section 4.1 notwithstanding this Section 4.2(d)(i).

(ii)     If any Member has a deficit in its Adjusted Capital Account, such Member shall be specially allocated items of Company income and gain in the amount of such deficit as rapidly as possible; provided, however, that an allocation pursuant to this Section 4.2(d)(ii) shall be made if and only to the extent that such Member would have a deficit in its Adjusted Capital Account after all other allocations provided for in this Agreement have been tentatively made as if this Section 4.2(d)(ii) were not in this Agreement.

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(e)        To the extent that any item of income, gain, loss or deduction has been specially allocated pursuant to paragraph (b) or (d) of this Section 4.2 and such allocation is inconsistent with the way in which the same amount otherwise would have been allocated under Section 4.1, subsequent allocations under Section 4.1 shall be made, to the extent possible and without duplication, in a manner consistent with paragraph (a), (b), (c) or (d), which negate as rapidly as possible the effect of all such inconsistent allocations under said paragraph (b) or (d).

(f)        Except to the extent otherwise required by the Code and Regulations, if any Equity Interest in the Company or part thereof is transferred in any Fiscal Year, the items of income, gain, loss, deduction and credit allocable to such Equity Interest for such Fiscal Year shall be apportioned between the transferor and the transferee in proportion to the number of days in such Fiscal Year the Equity Interest is held by each of them, except that, if they agree between themselves and so notify the Tax Matters Partner within thirty (30) calendar days after the transfer, then at their option and expense, (i) all items or (ii) extraordinary items, including capital gains and losses, may be allocated to the Person who held the Equity Interest on the date such items were realized or incurred by the Company.

(g)        If the Company is required to pay any amount of taxes (including withholding taxes) with respect to any of its income, such amount shall be allocated to the Members in the same manner as the income subject to such taxes is allocated.

(h)        Any allocations made pursuant to this Article 4 shall be made in the following order:

(i)       Section 4.2(a);

(ii)      Section 4.2(b);

(iii)     Section 4.2(c);

(iv)     Section 4.2(e);

(v)      Section 4.2(g); and

(vi)     Section 4.1, as modified by Section 4.2(d).

These provisions shall be applied as if all distributions and allocations were made at the end of the Fiscal Year. Where any provision depends on the balance of a Capital Account of any Member, such Capital Account shall be determined after the operation of all preceding provisions for the year. These allocations shall be made consistently with the requirements of Regulation § 1.704-2(j).

Section 4.3     Allocations for Income Tax Purposes.

(a)        The income, gains, losses, deduction and credits of the Company for any Fiscal Year shall be allocated to the Members in the same manner as Net Income and Net Loss were allocated to the Members for such Fiscal Year pursuant to Sections 4.1 and 4.2; provided, however, that solely for federal, state and local income and franchise tax purposes and not for book or Capital Account purposes, income, gain, loss and deduction with respect to any Company asset properly carried on the Company’s books at a value other than the tax basis of such Company asset shall be allocated in a manner determined in the discretion of the Tax Matters Partner, so as to take into account (consistently with Code Section 704(c) principles) the difference between such Company asset’s book basis and its tax basis.

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(b)        For purposes of Regulation § 1.752-3(b), the Company shall allocate the Consolidated Facility to the MOI Contributed Assets (as defined in the Contribution Agreement).  Any “excess nonrecourse liabilities” (within the meaning of Regulation § 1.752-3(a)) relating to the Consolidated Facility shall, to the extent permissible under applicable law, be allocated to MOI. For purposes of Regulation § 1.752-3(b), the Company shall allocate the SLH Eagle/Hawk Facility to the SLH Contributed Assets (as are defined in the Contribution Agreement).  Any “excess nonrecourse liabilities” (within the meaning of Regulation § 1.752-3(a)) relating to such SLH Eagle/Hawk Facility shall, to the extent permissible under applicable law, be allocated to SLH.

Section 4.4     Withholding and Entity-Level Taxes.

(a)        The Company shall comply with withholding requirements under federal, state and local law and shall remit amounts withheld to and file required forms with the applicable jurisdictions. To the extent the Company is required to withhold and pay over any amounts to any authority with respect to distributions or allocations to any Member or to the extent the Company is required to pay any income tax (including interest and penalties) that (as reasonably determined by the Tax Matters Partner based upon this Agreement) is attributable or allocable to any Member, the amount withheld or paid shall be deemed to be, at the option of the Tax Matters Partner, either a distribution by the Company to such Member (which shall reduce the amounts that would subsequently otherwise be distributed to such Member pursuant to Section 5.1 in the order in which they would otherwise have been distributable) or a demand loan by the Company to such Member, in each case in the amount of the withholding or payment. In the event of any claimed over-withholding, Members shall be limited to an action against the applicable jurisdiction. If the amount was deemed to be a demand loan, the Company may, at its option, (a) at any time require the Member to repay such loan in cash or (b) at any time reduce any subsequent distributions by the amount of such loan. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, its withholding obligations.

(b)        If the Company, the Tax Matters Partner, or any of their respective Affiliates, or any of their respective officers, directors, managers, members, partners, shareholders, employees, consultants, agents or advisors becomes liable as a result of a failure to withhold and remit taxes in respect of any Member hereunder, then such Member shall, to the fullest extent permitted by law, indemnify and hold harmless the Company, the Tax Matters Partner, or any of their respective Affiliates, or any of their respective officers, directors, managers, members, partners, shareholders, employees, consultants, agents or advisors, as the case may be, in respect of all taxes, including interest and penalties, and any expenses incurred in any examination, determination, resolution and payment of such liability, except with respect to any penalties or expenses that arise as a result of any act or omission with respect to which a court of competent jurisdiction has issued a final, nonappealable judgment that the Company, the Tax Matters Partner, or any of their respective Affiliates, or any of their respective officers, directors, employees, managers, members, partners, shareholders, and, as determined by the Tax Matters Partner in its sole and absolute discretion, consultants, agents or advisors was grossly negligent or engaged in willful misconduct or fraud. Additionally, each Member shall indemnify the Company against any losses and liabilities (including interest and penalties) related to any income tax payable by the Company that (as reasonably determined by the Tax Matters Partner based upon this Agreement) is attributable or allocable to such Member. The provisions contained in this Section 4.4(b) shall survive the termination of the Company and the Transfer of any Equity Interest.

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ARTICLE 5.       DISTRIBUTIONS

Section 5.1     Other Distributions. Subject to the provisions of Section 5.2 and Section 5.3, the Company shall distribute Available Cash at the times and in amounts as determined by the Board of Managers. Any distribution made to the Members pursuant to this Section 5.1 (other than at liquidation or sale of all or substantially all of the Company’s assets, which distributions shall be made pursuant to the terms of Section 10.3) shall be distributed to the Members in accordance with their respective Common Percentage Interests determined as of the date of such distribution.

Section 5.2     Tax Distributions. Subject to the Act and to any restrictions contained in any agreement to which the Company is bound, the Board of Managers shall make a distribution to the extent of Available Cash (each, a “Tax Distribution”), at the same time and with the same priority, to the Members, pro rata in accordance with their relative Tax Amounts, until each Member has received an amount equal to its Tax Amount; provided, that any amounts distributed to a Member pursuant to this Section 5.2 shall be deemed to be an advance of distributions to which such Member is otherwise entitled pursuant to Section 5.1 or Section 10.3. Tax Distributions shall be made no later than ten (10) Business Days prior to each due date for quarterly estimated U.S. federal income tax payments for individuals or corporations, whichever is earlier. No distributions other than Tax Distributions shall be made to Members at any time when a Tax Distribution required to be paid by the Company has not been paid, and any distributions made in contravention of this sentence shall be promptly repaid by the Members receiving such distributions upon the Company’s demand.

Section 5.3     Limitations on Distributions.

(a)        Anything to the contrary herein notwithstanding:

(i)     no distribution pursuant to this Agreement shall be made if such distribution would (x) result in a violation of the Act or (y) violate the terms of any, to the extent applicable, agreement or any other instrument to which the Company or any of its direct or indirect Subsidiaries is a party;

(ii)     in accordance with the Plan, if, at any time, (A) any amount of the [Allowed Claims (as defined in the Plan)]2 in the Bankruptcy Cases have not been paid or otherwise discharged in full, including the full and complete resolution of any contingencies related to such Allowed Claims (such Allowed Claims and related contingencies, collectively, the “Outstanding Bankruptcy Claims”), and (B) MOI is entitled to receive a distribution pursuant to the terms of this Agreement (whether pursuant to Section 5.1, Section 5.2, Section 10.3 or otherwise), then, subject to the rights of the Company or SLH under Section 3.2(e) if MOI is a Defaulting Member and the rights of the Company and SLH under Section 5.3(a)(iii) if MOI is the Subject Member, all such distributions otherwise payable to MOI will (1) first, be applied to satisfy all such Outstanding Bankruptcy Claims until such time as all such Outstanding Bankruptcy Claims have been paid or otherwise discharged in full and (2) thereafter, the balance, if any, of any such distributions shall be paid to MOI in accordance with the terms and conditions of this Agreement;

2  Note to Draft: Defined term to be conformed to the Plan at Closing.

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(iii)     if, at any time, (A) in connection with any Litigation (as defined in the Contribution Agreement) brought pursuant to Section 9.1 of the Contribution Agreement, or otherwise arising out of or in connection with the Contribution Agreement, any amounts payable by SLH or MOI, as applicable (the “Subject Member”), to SLH, MOI or the Company in connection with such Litigation pursuant to a final, non-appealable judgment by a court of competent jurisdiction have not been paid or otherwise discharged in full, (any such amounts, “Outstanding Claims”), and (B) the Subject Member is entitled to receive a distribution pursuant to the terms of this Agreement (whether pursuant to Section 5.1, Section 5.2, Section 10.3 or otherwise), then all such distributions otherwise payable to the Subject Member will (1) first, be applied to satisfy all such Outstanding Claims until such time as all such Outstanding Claims have been paid or otherwise discharged in full and (2) thereafter, the balance, if any, of any such distributions shall be paid to the Subject Member in accordance with the terms and conditions of this Agreement;

(iv)     if, at any time following the Reimbursement Deadline, (A) any amount of the Actual Reactivation Costs is outstanding and unpaid and (B) SLH is entitled to receive a distribution pursuant to the terms of this Agreement (whether pursuant to Section 5.1, Section 5.2, Section 10.3 or otherwise), then such distributions otherwise payable to SLH will (1) first, be applied to satisfy any such outstanding and unpaid Actual Reactivation Costs owed to the Company until the amount of such outstanding and unpaid Actual Reactivation Costs is reduced to zero and (2) thereafter, the balance, if any, of any such distributions shall be paid to SLH in accordance with the terms and conditions of this Agreement;

(v)     in the event that (A) a Liquidity Event occurs following the date of delivery of the Reactivation Notice but prior to the Reimbursement Deadline, (B) as of the date of such Liquidity Event, any amount of the Actual Reactivation Costs is outstanding and unpaid and (C) SLH is entitled to receive a distribution in connection with such Liquidity Event pursuant to the terms of this Agreement, then such distributions otherwise payable to SLH will (1) first, be applied to satisfy any such outstanding and unpaid Actual Reactivation Costs owed to the Company until the amount of such outstanding and unpaid Actual Reactivation Costs are reduced to zero and (2) thereafter, the balance, if any, of any such distributions shall be paid to SLH in accordance with the terms and conditions of this Agreement; provided, that, for the avoidance of doubt, the terms and conditions set forth in Section 13.5(b) will not apply in connection with Actual Reactivation Costs paid in accordance with this Section 5.3(a)(v); and

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(vi)     in the event that (A) a Liquidity Event occurs prior to the completion of the reactivation of any Idle Vessel and (B) SLH is entitled to receive a distribution in connection with such Liquidity Event pursuant to the terms of this Agreement, then (1) the Imputed Reactivation Costs will be deemed due and payable by SLH to the Company as of the date of such Liquidity Event and (2) such distributions otherwise payable to SLH will (I) first be applied to satisfy the amount of such Imputed Reactivation Costs until the outstanding and unpaid Imputed Reactivation Costs are reduced to zero and (II) thereafter, the balance, if any, of any such distributions shall be paid to SLH in accordance with the terms and conditions of this Agreement.

(b)        In the event that a distribution is not made as a result of the application of paragraph (a)(i) of this Section 5.3, all amounts so retained by the Company shall continue to be subject to all of the debts and obligations of the Company. The Company shall make such distribution (with accrued interest actually earned thereon) as soon as such distribution would not be prohibited pursuant to this Section 5.3.

(c)        Any amounts applied to satisfy any (i) Outstanding Bankruptcy Claims, (ii) Outstanding Claims, (iii) Actual Reactivation Costs, (iv) Actual Reactivation Costs, or (v) Imputed Reactivation Costs, as applicable, as a result of the application of paragraphs (a)(ii)-(vi) of this Section 5.3, shall be treated as if they were distributed to the Member otherwise entitled to such amounts, as applicable, for purposes of this Agreement.

Section 5.4     Reserves. The Company may establish reserves in such amounts and for such time periods as the Board of Managers determines are reasonably necessary for estimated accrued Company expenses and any contingent or unforeseen Company liabilities. When such reserves are no longer necessary, in the determination of the Board of Managers, the balance may be distributed to the Members in accordance with this Article 5.

ARTICLE 6.      BOOKS OF ACCOUNT; RECORDS
AND REPORTS; FISCAL YEAR

Section 6.1     Books and Records. Proper and complete records and books of account shall be kept by the Company in which shall be entered fully and accurately all transactions and other matters related to the Company’s business as are usually entered into records and books of account maintained by Persons engaged in businesses of a like character, including the Capital Account established for each Member. The Company books and records shall be kept in a manner determined by the Board of Managers in its sole discretion to be most beneficial for the Company. The books and records shall at all times be maintained at the principal office of the Company and shall be open to the inspection and examination of the Members or their duly authorized representatives for a proper purpose as set forth in Section 18-305 of the Act during reasonable business hours and at the sole cost and expense of the inspecting or examining Member. The Company shall maintain at its principal office and make available to any Member or any designated representative of any Member a list of names, addresses and Common Percentage Interests of all Members.

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Section 6.2     Annual Reports. Within ninety (90) calendar days after the end of each Fiscal Year, the Company shall send to each Person who was a Member at any time during such Fiscal Year a copy of Schedule K-1 to IRS Form 1065 (or any successor form) indicating such Member’s share of the Company’s income, loss, gain, expense and other items relevant for federal income tax purposes and corresponding analogous state and local tax forms; provided, however, that such ninety (90)-calendar day period shall be reasonably extended to the extent it is not possible to provide the materials specified in this Section 6.2 within ninety (90) days following the end of a Fiscal Year due to the failure of third parties (including Persons in which the Company has invested directly or indirectly) to provide information necessary to prepare such materials.

Section 6.3     Financial Reports. The Company shall deliver the following reports to the Members at the times specified below:

(a)        as soon as available and in any event within sixty (60) calendar days after the end of each of the first three quarters of each Fiscal Year of the Company, consolidated balance sheets of the Company and its Subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the period then ended prepared in conformity with GAAP applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

(b)        as soon as available and in any event within one hundred twenty (120) calendar days after the end of each Fiscal Year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the year then ended prepared in conformity with GAAP applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation; and

(c)        to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act, actually prepared by the Company, as soon as available.

Section 6.4     Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be the calendar year; provided, however, that the last Fiscal Year of the Company shall end on the date on which the Company is terminated.

Section 6.5     Amended Returns. In the event of an adjustment by the IRS or any state or local taxing authority of any item of income, gain, loss, deduction or credit of the Company for a taxable year of the Company beginning after December 31, 2017 under Section 6225(a) of the Code or similar provision of state or local law (a “Partnership Audit Adjustment”) that results, or would with the passing of time result, in a final assessment under Section 6232 of the Code or similar provision of state or local law, unless the Tax Matters Partner elects not to apply the provisions of this Section 6.5, upon the receipt of an amended Schedule K-1 from the Company (other than pursuant to Code Section 6226 or similar provision of state or local law), each Member (and each former Member) agrees to file an amended return as provided under Section 6225(c)(2) of the Code or similar provision of state or local law taking into account all Partnership Audit Adjustments allocated to such Member (or former Member) as proposed in the Partnership Audit Adjustment (or, for the avoidance of doubt, as otherwise allocated pursuant to this Agreement if not allocated in the Partnership Audit Adjustment), and to pay the amount of any tax (including any interest and penalties thereon) due with respect to such amended return in such a manner and in such amount that the amount of any “imputed underpayment” of the Company, within the meaning of Section 6225(a)(1) of the Code or similar provision of state or local law, otherwise resulting from the Member’s (or former Member’s) allocable share of the Partnership Audit Adjustment is determined without regard to the portion of the Partnership Audit Adjustment taken into account by such Member (or former Member) on such amended return. The provisions contained in this Section 6.5 shall survive the termination of the Company and the Transfer of any Equity Interest.

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ARTICLE 7.      POWERS, RIGHTS AND DUTIES OF THE MEMBERS

Section 7.1     Limitations. Other than as set forth in this Agreement, the Members (other than those Members that are also members of the Board of Managers, and solely in such Member’s capacity as members of the Board of Managers) shall not participate in the management or control of the Company’s business nor shall they transact any business for the Company, nor shall they have the power to act for or bind the Company, said powers being vested solely and exclusively in the Board of Managers.

Section 7.2     Liability. Subject to the provisions of the Act, no Member shall be liable for the repayment, satisfaction or discharge of any Company liabilities whatsoever in excess of the balance of such Member’s Capital Account. No Member shall be personally liable for the return of any portion of the Capital Contributions (or any return thereon) of any other Member.

Section 7.3     Priority. Except as otherwise provided in this Agreement, no Member shall have priority over any other Member as to Company allocations or distributions.

Section 7.4     Corporate Opportunities. Each Member hereby expressly acknowledges and agrees that if it identifies or otherwise acquires knowledge or receives information of any transaction or potential transaction or matter that relates directly to owning and operating self-propelled, self-elevating liftboat vessels (any such transaction or potential transaction, a “Corporate Opportunity”), and such Member or its Affiliate (the “Notifying Member”) desires to actively pursue such Corporate Opportunity, then such Member will communicate and present all material information received by such Member regarding such Corporate Opportunity to the Board of Managers. Following such presentation, the Board of Managers shall determine as soon as practicable whether the Company will pursue such Corporate Opportunity and if (a) the Board of Managers determines that the Company will not pursue such Corporate Opportunity, it shall promptly provide written notice of such determination to the Notifying Member and the Notifying Member may pursue such Corporate Opportunity independently of the Company either by itself or in conjunction with third parties or (b) the Board of Managers determines that the Company will pursue such Corporate Opportunity, it shall promptly provide written notice of such determination to the Notifying Member and the Notifying Member shall not directly or indirectly pursue such Corporate Opportunity independently of the Company. For the avoidance of doubt, (i) a decision by the Board of Managers that the Company will not to pursue a Corporate Opportunity shall not be subject to challenge by any Member if the Board of Managers reasonably determined that the Company does not have the ability to fund such Corporate Opportunity through (A) a Capital Call that would not result in any Member becoming a Defaulting Member under Section 3.2(f) or (B) any other commercially reasonable source of funding that is readily available at such time (excluding for the purposes hereof the availability of any funds pursuant to Section 3.7), and (ii) no Member shall have any obligation to offer any business opportunity other than a Corporate Opportunity to the Board of Managers, the Company or any of its Subsidiaries and will not be restricted from owning, operating, managing, controlling, engaging in, participating in, investing in, financing, rendering services for or otherwise carrying out any business opportunity that is not a Corporate Opportunity.

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Section 7.5     Member Standard of Care. To the fullest extent permitted by law, no Member shall have any fiduciary duties whatsoever to the Company or to any other Member except as set forth in Section 7.4. For the avoidance of doubt, the fiduciary duties of each Member of the Company in respect of “corporate opportunities” shall be limited to the communication of Corporate Opportunities to the Board of Managers (in his or her capacity as a Member, in accordance with Section 7.4) and to refraining from pursuing any such Corporate Opportunities (directly or indirectly) that the Company determines to pursue in accordance with Section 8.7. To the extent that any Member has any liabilities or duties at law or in equity, including fiduciary duties or other standards of care, more expansive than those set forth in this Section 7.5, such liabilities and duties are hereby eliminated to the extent permitted under the Act.

Section 7.6     Certain Actions. Notwithstanding anything to the contrary contained in this Agreement, and without limitation, the Company shall not take, directly or indirectly on behalf of the Company or any of its Subsidiaries, and no Manager, officer or employee of the Company shall have any authority to cause or to permit the Company or any of its Subsidiaries to take, any of the following actions, unless such action is first approved by the holders of eighty percent (80%) or more of the total amount of then-outstanding Common Units:

(a)        change the Company’s or any of its Subsidiaries’ principal business purpose as set forth in Section 1.3;

(b)        following the date of this Agreement, except as provided on Schedule IV or as otherwise expressly contemplated by this Agreement, enter into any material transaction (or series of related transactions) between the Company or any of its Subsidiaries, on the one hand, and a Member or Manager or an Affiliate of such Member or Manager, on the other hand (in the case of this clause (b), such approval not to be unreasonably withheld, conditioned or delayed); or

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(c)        except as specifically provided for herein, change any tax election of the Company or any of its Subsidiaries if such change would result in a material and adverse effect on the Members.

ARTICLE 8.      POWERS, RIGHTS AND DUTIES OF THE BOARD OF MANAGERS

Section 8.1     Authority. Subject to the limitations provided in this Agreement and except as specifically contemplated by this Agreement, the Board of Managers shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Any action authorized by the Board of Managers shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Board of Managers as set forth in this Agreement.

Section 8.2     Powers and Duties of the Board of Managers.

(a)         Except as otherwise specifically provided herein, the Board of Managers shall have all rights and powers of a “manager” under the Act, and shall have such exclusive and complete authority, rights and powers in the management of the Company business to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement; provided, however, that no individual Manager shall have the authority or right to act for or bind the Company without the requisite consent of the Board of Managers as provided herein.

(b)        Without limiting the generality of the foregoing, the Board of Managers shall have the authority, in its sole discretion and without the consent of any Member, to take, and to cause and permit the Company or any of its Subsidiaries to take, any of the following actions:

(i)     amend this Agreement in accordance with Section 12.1;

(ii)     issue and sell additional Common Units or other Equity Interests and admit Additional Members in accordance with Section 8.14;

(iii)     effect a merger or consolidation or membership interest exchange of the Company or any Subsidiary thereof, a sale of all or substantially all of the Company’s, and/or any of its Subsidiaries’, assets, or any other transaction that involves a Sale of the Company; or

(iv)     take or file any action or institute any proceedings under any chapter of the Bankruptcy Code, or, in accordance with Article 10, wind-up, dissolve and/or liquidate the Company or any Subsidiary thereof;

provided, however, that solely to the extent any such action would have a material and disproportionate adverse effect on the rights and obligations of any Member hereunder relative to rights and obligations of the other Members hereunder, then such action will, in addition to approval by the Board of Managers, require the prior written consent of each such affected Member and, provided, further, that the issuance and sale of Equity Interests in accordance with Sections 8.14 and 8.15 shall not be considered to have a disproportionate adverse effect on the rights and obligations of any Member.

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Section 8.3     Board of Managers. A Board of Managers shall be established to manage the business and affairs of the Company in accordance with the following terms:

(a)        Appointment and Term of Managers; Vacancies; Removal.

(i)         The Board of Managers shall initially consist of up to three (3) Managers designated in accordance with this Section 8.3(a), as such number of Managers shall be set from time to time by unanimous vote of the Board of Managers. The Managers shall be designated as follows:

(A)     SLH shall have the right to designate up to two (2) Managers (each, an “SLH Manager”); and

(B)     MOI shall have the right to designate one (1) Manager (the “MOI Manager”).

(ii)     The Board of Managers shall from time to time by majority vote elect a Chairman of the Board (the “Chairman of the Board”) who shall preside at all meetings of the Board of Managers and shall have such other powers and duties as may be delegated to him or her by the Board of Managers. The Board of Managers, including the Chairman of the Board, shall initially be composed of the Persons set forth on Schedule V, which such schedule shall be updated from time to time by the Board of Managers to reflect any changes to the Board of Managers pursuant to this Article 8.

(iii)     Each Manager shall hold office from the time of his or her appointment until his or her death, resignation or removal. If at any time any Manager ceases to serve on the Board of Managers (whether due to death, resignation, removal or otherwise), then only the Member entitled to designate such Manager pursuant to this Section 8.3(a) shall be entitled to designate a replacement for such Manager in accordance with this Section 8.3(a) by written notice to the Company and the other Member; provided, that any replacement must either be (A) an executive officer of the designating Member or any of its Affiliates or (B) otherwise reasonably acceptable to the other Member.

(iv)     SLH may at any time, with or without cause, remove any Manager designated by SLH upon written notice to the Company. MOI may at any time, with or without cause, remove any Manager designated by MOI upon written notice to the Company.

(v)     Each Manager (including the Chairman of the Board) shall be a United States Citizen.

(b)        Meetings. Meetings of the Board of Managers, regular or special, may be held at any place within or without the State of Delaware. Members of the Board of Managers may participate in a meeting of the Board of Managers by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting. The Board of Managers may from time to time fix times and places for regular meetings of the Board of Managers, following which no notice of such meetings need be given. A special meeting of the Board of Managers shall be held whenever called by any Manager then in office, at such time and place as shall be specified in the notice or waiver thereof. Written notice of each special meeting shall be given by the person calling the meeting to each Manager personally, or by faxing or emailing, and telephoning the same, not later than two (2) Business Days prior to the time and date scheduled for such special meeting. Attendance at any meeting of the Board of Managers shall constitute waiver of notice of such meeting. Additionally, a waiver of such notice in writing signed by the Manager entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

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(c)        Quorum and Voting. A whole number of Managers exceeding fifty percent (50%) of the entire Board of Managers entitled to vote, either present or represented by proxy, shall constitute a quorum for the transaction of business. If there exists less than a quorum at any meeting of the Board of Managers, a majority of the Managers present may adjourn the meeting from time to time; provided, that notice of such adjournment and the time and place of the rescheduled meeting shall be given to all of the Managers not then in attendance. The vote of a majority of the Managers present at a meeting at which a quorum is present, or at an adjourned meeting, shall be the act of the Board of Managers. Each Manager shall have one vote for any matter for which approval of the Board of Managers is required by the Act or this Agreement; provided, that any voting rights related to any of the Board of Manager seats as to which SLH has the right to designate a Manager shall be fully exercisable by any SLH designated Manager then serving on the Board of Managers and present at a meeting without the need for a signed proxy as described in Section 8.3(d).

(d)        Proxies. Each Manager entitled to vote at a meeting of the Board of Managers may authorize another person or persons to act for him or her by proxy. Each proxy shall be signed by the Manager giving such proxy and delivered to the Company.

(e)        Written Consent of Managers in Lieu of a Meeting. Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting if all members of the Board of Managers unanimously consent thereto in writing.

(f)        Resignation. Any Manager may resign at any time upon written notice to the Company. Any such resignation shall take effect at the time specified therein or, if the time be not specified, upon receipt thereof, and the acceptance of such resignation, unless required by the terms thereof, shall not be necessary to make such resignation effective.

(g)        Compensation. The members of the Board of Managers shall not be entitled to receive compensation for services to the Company in their capacities as Managers.

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Section 8.4     Officers, Agents and Employees.

(a)        Appointment and Term of Office. The Board of Managers shall appoint a Chief Executive Officer who shall govern the day-to-day operations of the Company and who shall initially be Lee Orgeron. In addition, the Board of Managers may appoint, and may delegate power to appoint, such other officers, agents and employees of the Company as it may deem necessary or proper, who shall hold their offices or positions for such terms, have such authority and perform such duties as may from time to time be determined by or pursuant to authorization of the Board of Managers. Each officer of the Company shall be a United States Citizen . Except as may be prescribed otherwise by the Board of Managers in a particular case, all officers of the Company shall hold their offices at the pleasure of the Board of Managers for an unlimited term and need not be reappointed annually or at any other periodic interval. Any action taken by an officer of the Company pursuant to authorization of the Board of Managers shall constitute the act of, and serve to bind, the Company. Persons dealing with the Company are entitled to rely conclusively on authority of such officers set forth in the authorization of the Board of Managers.

(b)        Resignation and Removal. Any officer may resign at any time upon written notice to the Company. Any officer, agent or employee of the Company may be removed by the Board of Managers with or without cause at any time. The Board of Managers may delegate such power of removal as to officers, agents and employees not appointed by the Board of Managers.

(c)        Compensation. The compensation of the officers of the Company shall be fixed by the Board of Managers, but this power may be delegated to any officer in respect of other officers under his or her control.

(d)        Standard of Care. Subject to Section 8.7, the officers, in the performance of their duties as such, shall owe to the Company and to the Members duties of loyalty and due care, in each case, of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware. For the avoidance of doubt, the fiduciary duties of each officer of the Company in respect of “corporate opportunities” shall be limited to the communication of Corporate Opportunities to the Board of Managers (in his or her capacity as an officer, in accordance with Section 8.7) and to refraining from pursuing any such Corporate Opportunities (directly or indirectly) that the Company determines to pursue in accordance with Section 8.7. No officer shall be liable to the Company or the Members for any monetary damages for breach of fiduciary duty as a officer other than for (i) breach of such officer’s duty of loyalty to the Company or its Members, (ii) acts or omissions that were not in good faith or which involve fraud, intentional misconduct or a knowing violation of law, or (iii) any transaction from which the officer derived an improper personal benefit.

Section 8.5     Company Funds. Company funds shall be held in the name of the Company and shall not be commingled with those of any other Person. Company funds shall be used only for the business of the Company.

Section 8.6     Other Activities . The members of the Board of Managers shall not be required to manage the Company as their sole and exclusive function. The members of the Board of Managers may engage in or possess any interests in business ventures and may engage in other activities of every kind and description independently or with others in addition to those relating to the Company. Each Member authorizes, consents to and approves of such present and future activities by such Persons. Neither the Company nor any Member shall have any right by virtue of this Agreement or the relationship created hereby in or to other ventures or activities of the members of the Board of Managers or to the income or proceeds derived therefrom.

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Section 8.7     Corporate Opportunities. If any Manager or officer identifies or otherwise acquires knowledge or receives information of any Corporate Opportunity, and such Manager, officer or its respective Affiliate (the “Notifying Manager/Officer”) desires to actively pursue such Corporate Opportunity, then such Notifying Manager/Officer will have the obligation to communicate and present all material information received by such Notifying Manager/Officer regarding such Corporate Opportunity to the Board of Managers. Following such presentation, the Board of Managers shall determine as soon as practicable whether the Company will pursue such Corporate Opportunity and if (a) the Board of Managers determines that the Company will not pursue such Corporate Opportunity, it shall promptly provide written notice of such determination to the Notifying Manager/Officer and the Notifying Manager/Officer may pursue such Corporate Opportunity independently of the Company either by itself or in conjunction with third parties or (b) the Board of Managers determines that the Company will pursue such Corporate Opportunity, it shall promptly provide written notice of such determination to the Notifying Manager/Officer and the Notifying Manager/Officer shall not directly or indirectly pursue such Corporate Opportunity independently of the Company. For the avoidance of doubt, (i) a decision by the Board of Managers that the Company will not to pursue a Corporate Opportunity shall not be subject to challenge by any Member if the Board of Managers reasonably determined that the Company does not have the ability to fund such Corporate Opportunity through (A) a Capital Call that would not result in any Member becoming a Defaulting Member under Section 3.2(f) or (B) any other commercially reasonable source of funding that is readily available at such time (excluding for the purposes hereof the availability of any funds pursuant to Section 3.7), and (ii) no Manager shall have any obligation to offer any business opportunity other than a Corporate Opportunity to the Board of Managers, the Company or any of its Subsidiaries and will not be restricted from owning, operating, managing, controlling, engaging in, participating in, investing in, financing, rendering services for or otherwise carrying out any business opportunity that is not a Corporate Opportunity.

Section 8.8     Exculpation. No Manager, officer, agent or employee of the Company shall be personally liable for the return of any portion of the Capital Contributions (or any return thereon) of any Member. The return of such Capital Contributions (or any return thereon) shall be made solely from the Company’s assets. No Manager, officer, agent or employee of the Company shall be required to pay to the Company or to any Member any deficit in the Capital Account of any Member upon dissolution of the Company or otherwise. No Member shall have the right to demand or receive property other than cash for its Equity Interests in the Company. No Manager, officer, agent or employee of the Company shall be liable, responsible or accountable in damages or otherwise to the Company or any Member for any loss incurred as a result of any act or failure to act by such Person on behalf of the Company unless such loss is finally determined by a court of competent jurisdiction to have resulted solely from such Person’s fraud, willful misconduct or gross negligence.

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Section 8.9     Tax Elections and Reporting.

(a)        Generally. The Company shall make all such elections under the Code or Regulations as the Board of Managers may elect; provided, that the Company (i) shall make any election as necessary to have the TEFRA unified audit provisions apply, and (ii) if requested by a Member in connection with the Transfer of Equity Interests to a Permitted Transferee, shall file an election on behalf of the Company pursuant to Code Section 754 (and applicable state law) to adjust the basis of the Company’s assets.

(b)        Company Tax Returns. The Tax Matters Partner shall be charged with preparing, or causing to be prepared, at the cost of the Company and its Subsidiaries, all necessary tax returns (including information returns) for the Company and its Subsidiaries. Each Member shall provide such information, if any, as may be needed by the Tax Matters Partner and the Company or its Subsidiaries for purposes of preparing such tax returns.

(c)        Tax Audits. The Tax Matters Partner shall be (i) the “tax matters partner,” as such term is defined in Section 6231(a)(7) of the Code (as in effect immediately before the enactment of the Bipartisan Budget Act of 2015) (and any similar provision of state, local or foreign law) with all of the rights, duties and powers provided for in Sections 6221 through 6234, inclusive, of the Code (as in effect immediately before the enactment of the Bipartisan Budget Act of 2015) (and any similar provisions of state, local or foreign law) and (ii) the “partnership representative” for purposes of Section 6223(a) of the Code (as in effect following the enactment of the Bipartisan Budget Act of 2015) (and any similar provision of state, local or foreign law). The Tax Matters Partner is specifically directed and authorized to take whatever steps may be necessary or desirable to perfect such designation, including filing any forms or documents with the IRS and taking such other action as may from time to time be required under the Regulations. Expenses incurred by the Tax Matters Partner acting in its capacity as such shall be borne by the Company. Such expenses shall include fees of attorneys and other tax professionals, accountants, appraisers and experts, filing fees and reasonable out-of-pocket costs.

Section 8.10     Indemnification of the Board of Managers, Officers and Agents.

(a)        The Company shall indemnify and hold harmless the Managers, officers, agents and employees of the Company (each, an “Indemnified Party”) from and against any loss, expense, damage or injury suffered or sustained by them, by reason of any acts, omissions or alleged acts or omissions arising out of their activities on behalf of the Company or in furtherance of the interests of the Company, including but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim if the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claims are based were not a result of fraud, gross negligence or willful misconduct by such Indemnified Party. Any indemnification pursuant to this Section 8.10 shall be only from the assets of the Company.

(b)        Expenses (including attorneys’ fees) incurred by an Indemnified Party in a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding; provided, that if an Indemnified Party is advanced such expenses and it is later determined that such Indemnified Party was not entitled to indemnification with respect to such action, suit or proceeding, then such Indemnified Party shall reimburse the Company in full for such advances.

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(c)        No amendment, modification or deletion of this Section 8.10 will apply to or have any effect on the right of any Indemnified Party to indemnification for, or with respect to, any acts or omissions of such Indemnified Party occurring prior to such amendment, modification or deletion.

(d)        The Company shall maintain at all times in full force and effect insurance, at the Company’s expense, to protect itself, the Board of Managers, and current and former Managers and officers on such terms that the Board of Managers deem appropriate under the circumstances.

(e)        To the fullest extent permitted by applicable law, and except as otherwise expressly provided for in this Agreement, (i) no representative of any Member, the Company, the Company’s Subsidiaries or any of their respective Affiliates shall have any personal liability to any other Person resulting from, arising out of, or related to this Agreement, (ii) this Agreement may only be enforced against, and any proceedings for breach of this Agreement may only be made against the parties hereto, and (iii) no representative of any Member, the Company, the Company’s Subsidiaries or any of their respective Affiliates shall have any personal liability for any liabilities or obligations of any such Member, the Company, the Company’s Subsidiaries or any of their respective Affiliates for any action or proceeding (whether in tort, contract or otherwise) arising in connection with this Agreement and no personal liability with respect thereto shall attach to any such representative, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by the virtue of any statute, regulation or other applicable law, or otherwise.

Section 8.11     Primary Obligation. With respect to any Indemnified Party who is employed, retained or otherwise associated with, or appointed or nominated by, SLH or any of its Affiliates or MOI or any of its Affiliates and who acts or serves as a director, officer, manager, fiduciary, employee, consultant, advisor or agent of, for or to the Company or any of its Subsidiaries, the Company or such Subsidiaries, as applicable, shall be primarily liable for all indemnification, reimbursements, advancements or similar payments (the “Indemnity Obligations”) afforded to such Indemnified Party acting in such capacity or capacities on behalf or at the request of the Company or any of its Subsidiaries, in such capacity, whether the Indemnity Obligations are created by law, organizational or constituent documents, contract (including this Agreement) or otherwise. Notwithstanding the fact that SLH and/or any of its Affiliates, other than the Company, or MOI and/or any of its Affiliates, other than the Company (such persons, together with its and their respective heirs, successors and assigns, the “Member Parties”), may have concurrent liability to an Indemnified Party with respect to the Indemnity Obligations, the Company hereby agrees that in no event shall the Company or any of its Subsidiaries have any right or claim against any of the Member Parties for contribution or have rights of subrogation against any of the Member Parties through an Indemnified Party for any payment made by the Company or any of its Subsidiaries with respect to any Indemnity Obligation. In addition, the Company hereby agrees that in the event that any Member Parties pay or advance to an Indemnified Party any amount with respect to an Indemnity Obligation, the Company will, or will cause its Subsidiaries to, as applicable, promptly reimburse such Member Parties for such payment or advance upon request.

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Section 8.12     Expenses. The Company shall pay for all expenses incurred in connection with the operation of the Company’s business. The Members, Managers, officers, agents or employees of the Company shall be entitled to receive out of the Company’s funds reimbursement of all reasonable and documented Company expenses expended by such Persons in furtherance of the Company’s business subject to such policies as the Board of Managers may adopt.

Section 8.13     Standard of Care. Subject to Sections 8.6 and 8.7, the Managers, in the performance of their duties as such, shall owe to the Company and to the Members duties of loyalty and due care, in each case, of the type owed by the directors of a corporation to such corporation and its stockholders under the laws of the State of Delaware. For the avoidance of doubt, the fiduciary duties of each Manager of the Company in respect of “corporate opportunities” shall be limited to the communication of Corporate Opportunities to the Board of Managers (in his or her capacity as a Manager, in accordance with Section 8.7) and to refraining from pursuing any such Corporate Opportunities (directly or indirectly) that the Company determines to pursue in accordance with Section 8.7. No Manager shall be liable to the Company or the Members for any monetary damages for breach of fiduciary duty as a Manager other than for (a) breach of such Manager’s duty of loyalty to the Company or its Members, (b) acts or omissions that were not in good faith or which involve fraud, intentional misconduct or a knowing violation of law, or (c) any transaction from which the Manager derived an improper personal benefit.

Section 8.14     Additional Units; Additional Members.

(a)        Subject to the requirements set forth in Section 8.15, the Company may, at the discretion of the Board of Managers, (i) issue additional Common Units or other Equity Interests at any time and from time to time to any Person for the amount of consideration, if any, as determined by the Board of Managers and (ii) subject to paragraphs (b), (c) and (d) of this Section 8.14, admit such Person as a new member (an “Additional Member”) with all of the rights and obligations of a Member under this Agreement. Each Additional Member’s Capital Account balance shall initially equal the amount of cash, or the Contribution Value of any property, contributed by such Member to the Company and, if no cash or property is contributed by such Member to the Company, such Additional Member’s Capital Account balance shall initially equal zero.

(b)        Notwithstanding the provisions of Section 8.14(a), no Person may be admitted as an Additional Member if such admission would (i) cause the Company to be treated as an association taxable as a corporation for U.S. federal income tax purposes, (ii) cause the Company to be treated as a “publicly traded partnership” within the meaning of Code Section 7704, (iii) violate or cause the Company to violate any applicable U.S. federal, state or foreign law, rule or regulation including the Securities Act or any other applicable U.S. federal, state or foreign securities laws, rules or regulations, (iv) cause the Company to be an investment company required to be registered under the Investment Company Act of 1940, as amended, or (v) cause some or all of the Company’s assets to be “plan assets” or the trading and investment activity of the Company to be subject to ERISA and/or Section 4975 of the Code.

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(c)        Each Additional Member shall automatically be bound by all of the terms and conditions of this Agreement applicable to a Member.

(d)        Each Person desiring to become an Additional Member shall be admitted to the Company upon (i) the approval of the Board of Managers and (ii) the delivery of a joinder to this Agreement, in form and substance satisfactory to the Board of Managers and pursuant to which such Additional Member agrees to be bound by the terms and provisions of this Agreement, which has been duly executed and delivered to the Company and (iii) the execution and delivery of any other documentation required by the Board of Managers. The Company shall reflect each admission authorized under this Section 8.14 by preparing an amendment or an amendment and restatement, as applicable, to this Agreement, dated as of the date of such admission, to reflect such admission.

Section 8.15     Issuance of Equity Interests by the Company. Any issuance or sale of Equity Interests (other than issuance or sale of Exempt Interests) by the Company shall be subject to the following provisions:

(a)        Except as otherwise provided in this Section 8.15, each Member as of the Preemptive Offer Record Date shall have the right (the “Preemptive Right”), but not the obligation, to purchase or subscribe for up to its pro rata share (based on its respective Common Percentage Interest) of the Equity Interests proposed to be issued by the Company (such pro rata share, a Member’s “Base Amount”) and a share of any Unelected Amounts. The Preemptive Right shall be assignable by each Member to any Affiliate of such Member, so long as such assignment shall comply with the terms of Article 9 to the same extent as if such assignment were a Transfer of Equity Interests.

(b)        The Company shall give each Member written notice of the Company’s intention to issue or sell Equity Interests (a “New Issuance Notice”) which shall state (i) the terms of the Equity Interests and the number or amount proposed to be issued, (ii) the cash price per number or amount of the Equity Interests, (iii) the material terms and conditions of the sale or issuance of the Equity Interests, (iv) each Member’s right to purchase a portion of the Equity Interests pursuant to the terms and conditions set forth in Section 8.15(c), and (v) the record date for determining each Member’s Base Amount; provided, however, that if a record date is not specified in the New Issuance Notice, the record date shall be the date of the New Issuance Notice (the “Preemptive Offer Record Date”).

(c)        Each applicable Member shall have thirty (30) calendar days from the delivery date of the New Issuance Notice (the “Election Period”) to deliver written notice of its intention to purchase all or any portion of its Base Amount and, if applicable, Additional Amount at the price per Equity Interest and upon the terms and conditions set forth in the New Issuance Notice (the “Election Notice”). The Election Notice shall be irrevocable and must be received by the Company prior to the expiration of the Election Period, and the failure of any Member to deliver an Election Notice within the Election Period shall be deemed a waiver by such Member of its Preemptive Right with respect to any such Equity Interests. The Election Notice shall (i) state the quantity the Member intends to purchase of its Base Amount and (ii) indicate the maximum additional amount of Equity Interests that such Member would be willing to purchase (the “Additional Amount”), if any, of the remaining Base Amounts not elected by the other Members (the “Unelected Amounts”). Each Member that indicated that it would be willing to commit an Additional Amount will be deemed to have committed to purchase, in addition to such Member’s Base Amount, a pro rata portion of the Unelected Amounts (based on the respective Additional Amounts elected by each such participating Member) up to the Additional Amount set forth in such Member’s Election Notice. Any purchase of Equity Interests by a Member pursuant to this Section 8.15 shall be consummated on or prior to the later of (x) the date on which all other Equity Interests described in the applicable Issuance Notice are issued, sold or distributed and (y) the tenth (10th) Business Day following delivery of the Election Notice by such Member.

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(d)        Upon the expiration of the Election Period, the Company may sell or issue to other Persons all of the Equity Interests not purchased by the Members as provided in this Section 8.15 on terms and conditions, including price, not materially less favorable to the Company, taken as a whole, than those set forth in the New Issuance Notice; provided, that the sale or issuance is bona fide and is made pursuant to an agreement entered into within one hundred twenty (120) calendar days after the earlier to occur of (i) the waiver by all of the then-current Members of their Preemptive Right to purchase the Equity Interests and (ii) the expiration of the Election Period. If no such agreement is entered into within such one hundred twenty (120) calendar day period or if such sale or issuance is not consummated within ninety (90) calendar days after such agreement has been entered into, in each case, for any reason, then the restrictions provided for in this Section 8.15 shall again become effective, and no issuance and sale of Equity Interests may be made thereafter by the Company without again offering the Equity Interests in accordance with this Section 8.15; provided, that if such issuance or sale is subject to regulatory approval, such ninety (90) calendar day period shall be extended until the date that is ten (10) Business Days after all such approvals have been received.

(e)        Notwithstanding the foregoing provisions of this Section 8.15, Members shall not have the Preemptive Right to participate in the issuance or sale of any Equity Interests which are otherwise authorized to be issued in accordance with this Agreement (i) if such Equity Interests are being issued to management or key personnel of the Company representing not more than fifteen percent (15%) of the fully diluted outstanding Equity Interests of the Company, (ii) in connection with any bona fide, arm’s-length direct or indirect merger, acquisition, consolidation or similar transaction (regardless of the form or nature thereof), (iii) pursuant to a public offering of any Equity Interests in the Company, (iv) in connection with any bona fide, arm’s-length transaction with any Person that is deemed a strategic partner, as determined by the Board of Managers in good faith (other than any Affiliate of the Company), (v) if made upon conversion or exercise of any rights, convertible securities, options or warrants to purchase Equity Interests, (vi) if made by any Subsidiary of the Company to the Company or any of its direct or indirect wholly owned Subsidiaries or (vii) in connection with Section 3.2(f)(ii) or Section 3.8(b) (the Equity Interests described in the foregoing clauses (i) through (vii), “Exempt Interests”). The Company shall not be obligated to consummate any proposed issuance or sale of Equity Interests, nor be liable to any Member if the Company has not consummated any proposed issuance or sale of Equity Interests pursuant to this Section 8.15 for whatever reason, including if such issuance or sale would require any Equity Interests to be registered under any U.S. federal or state securities law (or if such issuance or sale would violate any of such laws or other applicable law, rule, court order or similar legal authority), regardless of whether it shall have delivered a New Issuance Notice or received any notice of exercise in respect of such proposed issuance or sale.

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(f)        Notwithstanding anything contained in this Section 8.15, the closing date of any proposed issuance or sale of Equity Interests to which this Section 8.15 applies may, at the Company’s discretion, occur prior to the expiration of the Election Period; provided, that in such case each Member (other than those who elected to purchase Equity Interests on such closing date) shall continue to have the right to exercise its rights under this Section 8.15 by delivering a notice of exercise within the Election Period pursuant to Section 8.15(c) to acquire from the Company (or, as determined by the Company, from the purchasers of the Equity Interests on such closing date) the number of Equity Interests determined in accordance with Section 8.15(a) at the price and on the terms specified in the New Issuance Notice.

(g)        Notwithstanding the other provisions of this Section 8.15, if the Managers determine that, in the best interests of the Company, the Company should issue or sell Equity Interests that would otherwise be required to be offered to the Members pursuant to this Section 8.15 prior to such issuance or sale, the Company may issue or sell such Equity Interests without first complying with the provisions of this Section 8.15; provided, however, that, within forty-five (45) calendar days after the consummation of such issuance or sale, the Company shall offer to each Member the opportunity to purchase the number of Equity Interests that such Member would have otherwise been entitled to purchase pursuant to the terms of this Section 8.15.

ARTICLE 9.      TRANSFERS OF INTERESTS BY MEMBERS

Section 9.1     General. No Member may Transfer all or any portion of its Equity Interests (any person who effects a Transfer being referred to as a “Transferor” and any person to whom a Transfer is effected being referred to as a “Transferee”), except in accordance with the terms and conditions set forth in this Article 9. No Transfer of an Equity Interest in the Company shall be effective until such time as all requirements of this Article 9 in respect thereof have been satisfied and, if consents, approvals or waivers are required by the Board of Managers, all of same shall have been confirmed in writing by the Board of Managers. Any Transfer or purported Transfer of an Equity Interest in the Company not made in accordance with this Agreement (a “Void Transfer”) shall be null and void and of no force or effect whatsoever. Any amounts otherwise distributable under Article 5 or Article 10 in respect of an Equity Interest in the Company that has been the subject of a Void Transfer may be withheld by the Company until the Void Transfer has been rescinded, whereupon the amount withheld (after reduction by any damages suffered by the Company attributable to such Void Transfer) shall be distributed without interest. Except as expressly permitted pursuant to the terms of this Agreement (including pursuant to Section 3.2(f)(i) and Section 3.2(g)(i)), or otherwise with the consent of the Board of Managers, no Member may directly or indirectly pledge, hypothecate, mortgage, or create a security interest in, or encumbrance upon, all or any of its Equity Interests.

Section 9.2     General Restrictions on Transfer.

(a)        A Member may not Transfer all or any portion of its Equity Interests to any Person; provided, that without the consent of the Managers or any other Member:

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(i)     any Member may Transfer all or a portion of its Equity Interests to one or more of its Permitted Transferees;

(ii)     subject to compliance with the terms and conditions of Section 9.3, Section 9.5 and Section 9.6, any Member may Transfer all or a portion of its Equity Interests to any Person;

(iii)     SLH shall have the right to, at any time elect by delivery of written notice to the Company and the other Members, initiate, cause or effectuate a Sale of the Company in accordance with the provisions of Section 9.4 (any such transaction, an “Approved Sale”), and, in the event that SLH elects to initiate, cause or effectuate an Approved Sale in accordance herewith, the terms and conditions of Section 9.3 and Section 9.5 shall not apply with respect thereto; and

(iv)     the Members may effect a Transfer in accordance with Section 3.2(f)(iii).

(b)        Any Transfer by a Member of its Equity Interests to a Transferee in accordance with this Agreement shall transfer to such Transferee all of such Member’s rights and obligations under this Agreement (including its right to appoint Managers, if any, pursuant to Section 8.3(a)). The Transferee of a Member’s Equity Interests in the Company may be admitted to the Company as a Substituted Member upon the prior consent of the Board of Managers. Unless a Transferee of a Member’s Equity Interests in the Company is admitted as a Substituted Member under this Section 9.2, it shall have none of the powers of a Member hereunder and shall have only such rights of an assignee under the Act as are consistent with this Agreement. No Transferee of a Member’s Equity Interests shall become a Substituted Member unless such Transfer shall be made in compliance with this Section 9.2 and Section 9.6.

(c)        Upon the Transfer of all the Equity Interests in the Company of a Member and effective upon the admission of its Transferee as a Substituted Member, the Transferor shall be deemed to have withdrawn from the Company as a Member.

(d)        Upon the death, disability, dissolution, resignation or withdrawal in contravention of Section 10.1, or the bankruptcy of a Member (the “Withdrawing Member”), the Company shall have the right to treat such Member’s successor(s)-in-interest as assignee(s) of such Member’s Equity Interests in the Company, with none of the powers of a Member hereunder and with only such rights of an assignee under the Act as are consistent with this Agreement. For purposes of this Section 9.2(d), if a Withdrawing Member’s Equity Interests in the Company are held by more than one Person (for purposes of this clause (d), the “Assignees”), the Assignees shall appoint (by delivery of written notice to the Company) one Person with full authority to accept notices and distributions with respect to such Equity Interests in the Company on behalf of the Assignees and to bind them with respect to all matters in connection with the Company or this Agreement.

(e)        Upon request of the Company, each Member agrees to provide to the Company information regarding its adjusted tax basis in its Equity Interests along with documentation substantiating such amount, and any other information, documentations and certifications necessary for the Company to comply with Section 743 of the Code and the Regulations thereunder.

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(f)        The Company shall reflect each Transfer and admission authorized under this Article 9 by preparing an amendment or an amendment and restatement, as applicable, to this Agreement, dated as of the date of such Transfer, to reflect such Transfer or admission.

Section 9.3     Right of First Offer. Prior to any Transfer by a Member of all or any portion of its Equity Interests other than (x) to a Permitted Transferee of such Member or (y) in connection with an Approved Sale, such Transferor Member must first comply with the provisions of this Section 9.3.

(a)        The Transferor shall first deliver to the other Member (the “Offeree”) and the Company a written notice (the “Offer Notice”) that sets forth (i) the amount of Equity Interests proposed to be Transferred (the “Subject Interest”), (ii) the Common Percentage Interest represented by the Subject Interest, (iii) the amount that the Transferor proposes to be paid in cash for the Subject Interest (the “Offer Price”) and the manner of payment therefor and (iv) the material terms and conditions of such proposed Transfer, which terms and conditions shall be reasonable (a bona fide offer) for such a proposed Transfer. The Offer Notice shall constitute an irrevocable offer by the Transferor to sell to the Offeree the Subject Interest for cash at the Offer Price on the terms set forth in the Offer Notice.

(b)        The Offeree shall have until the tenth (10th) Business Day following the delivery of the Offer Notice (the “Offer Period”) in which to notify the Transferor and the Company in writing that it accepts such offer as to all (but not less than all) of the Subject Interest offered to such Offeree for the Offer Price and on the terms and conditions set forth in the Offer Notice; provided, that the Offeree may, at any time, provide written notice to the Transferor and the Company that it will not will not exercise, and waives, its rights under this Section 9.3 (and failure to deliver such written notice of acceptance to the Transferor and the Company prior to the expiration of such ten (10)-Business Day period will constitute a waiver of such Offeree’s rights under this Section 9.3 with respect to such proposed Transfer).

(c)        If the Offeree accepts such offer with respect to all (but not less than all) of the Subject Interest, a closing of the purchase of such Subject Interest shall take place at the principal office of the Company at 10:00 A.M. on the tenth (10th) Business Day after the date on which the Offeree notifies the Transferor that it accepts such offer unless the Transferor and the Offeree mutually agree on a different place or time. The Offer Price shall be payable in accordance with the payment terms of the Offer Notice.

(d)        If the Offeree does not timely elect to purchase all (but not less than all) of the Subject Interest for the Offer Price prior to expiration of the Offer Period, the Transferor shall have the right, subject to the other provisions of this Article 9, after complying with the terms and conditions of Section 9.5, to sell the Subject Interest for a period of sixty (60) calendar days (i) at a price that is equal to or greater than the Offer Price and (ii) otherwise on other terms and conditions other than price (taken as a whole) no more favorable to the Transferees thereof than those offered to the Offerees in the Offer Notice. If the Transferor does not Transfer the Subject Interest before the end of such sixty (60)-calendar day period, such Transferor may not sell any Subject Interest without repeating the foregoing procedures.

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Section 9.4     Company Sale.

(a)        In the event that SLH elects to initiate, cause or effectuate an Approved Sale pursuant to Section 9.2(a)(iii), then, and at the request of SLH, (i) MOI shall (A) agree to sell, and sell, all of its Equity Interests and rights to acquire Equity Interests, if any, at the price and on the terms and subject to the conditions recommended by SLH in good faith and/or, if any vote is required, vote, or cause to be voted, all of its Equity Interests (whether at a meeting which has been duly called or by written consent), (B) cause any Manager appointed by MOI to the Board of Managers to vote in favor of, and (C) take all other necessary or desirable actions within its control (whether in the capacity as a Member, partner, Manager, officer, party to this Agreement or otherwise, and including attendance at meetings in person or by proxy for purposes of obtaining a quorum, execution of written consents in lieu of meetings and consenting to the termination or waiver of provisions of this Agreement as determined by SLH to be reasonably necessary or desirable) as reasonably requested by SLH, and (ii) the Company shall take all necessary or desirable actions within its control (including, if necessary, calling special meetings of the Board of Managers and Members) as reasonably requested by SLH, in each case to approve and effect the Approved Sale (regardless of the form or nature of such Approved Sale), including (A) preparing and executing such documents as may reasonably be required or desirable to effect the Approved Sale, at the price and on the terms and subject to the conditions recommended in good faith by SLH, (B) voting for, consenting to, cooperating in good faith with and not objecting to or otherwise impeding consummation of the Approved Sale and (C) making such other filings, seeking such other approvals and taking all such other actions as may be reasonably necessary or desirable (and as reasonably requested by SLH) to, among other things, obtain regulatory approval of such Approved Sale.

(b)        In furtherance of the provisions of this Section 9.4, MOI shall (i) waive all dissenter’s rights, appraisal rights and similar rights, if any, in connection with the Approved Sale and (ii) take all necessary and desirable actions reasonably requested by the Board of Managers or SLH in connection with the consummation of the Approved Sale, including voting to approve such transaction and executing the applicable definitive documentation and cooperating in obtaining any regulatory approvals of such Approved Sale. In the definitive documentation for any such Approved Sale, (A) each Member shall be obligated to provide with respect to such Member the same representations, warranties, covenants and agreements that SLH agrees to provide with respect to its ownership of the Common Units in connection with such Approved Sale and (B) each Member shall be obligated to join on a pro rata several and not joint basis (based on the relative consideration to be received in respect of the Common Units to be sold) in any indemnification obligations (including participating in any escrow arrangements) that SLH agrees to provide or undertake with respect to itself and/or the Company in connection with such Approved Sale; provided, that, other than in the case of fraud, no Member’s obligations for indemnification and similar obligations shall exceed the aggregate cash proceeds received by, and any amount deposited into escrow on behalf of, such Member on account of the Common Units sold in such Approved Sale; and provided, further, that no Member shall be obligated to enter into indemnification obligations with respect to any representations, warranties or covenants in the nature of those described in clause (A) to the extent relating to or in respect of any other Member or any other Person’s Equity Interests.

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(c)        All expenses incurred in connection with or arising out of an unconsummated Approved Sale (including financial advisors’ fees, attorneys’ fees and accountants’ fees), shall be paid by the Company or one of its Subsidiaries. All expenses incurred in connection with or arising out of a consummated Approved Sale (including financial advisors’ fees, attorneys’ fees and accountants’ fees) shall (i) if the proceeds in such Approved Sale are to be paid directly to the Members, be deducted or offset by the acquiror in such Approved Sale from the aggregate amount of proceeds otherwise payable to the Members in connection with such Approved Sale, or (ii) if the proceeds in such Approved Sale are to be paid directly to the Company, be deduced or offset by either (A) the acquiror in such Approved Sale or (B) the Company, in each case, from the aggregate amount of proceeds otherwise payable to the Company or distributable to the Members, as applicable, in connection with such Approved Sale.

(d)        Upon consummation of the Approved Sale, if MOI has not delivered any documents and instruments as contemplated by the applicable provisions of this Section 9.4, then MOI shall no longer be considered a holder of Equity Interests hereunder and MOI’s sole rights with respect to such Equity Interests shall be to receive the consideration receivable in connection with such Approved Sale upon delivery of the appropriate documents and instruments.

(e)        Upon the consummation of the Approved Sale, the net proceeds (whether cash, property, common stock or otherwise) shall (i) if paid directly to the Members, be paid to the Members according to the amounts to which they would be entitled under this Agreement and in the order of priority set forth in Section 10.3 or (ii) if paid directly to the Company, be distributed by the Company to the Members in accordance with Section 5.1.

(f)        MOI (and each of its Permitted Transferees) hereby (i) irrevocably appoints each of the SLH Managers as its agent and attorney-in-fact (the “Company Sale Agents”) (with full power of substitution) to execute all agreements, documents, instruments and certificates and take all actions necessary or desirable to effectuate any Approved Sale as contemplated under this Section 9.4, and (ii) grants to each Company Sale Agent a proxy (which shall be deemed to be coupled with an interest and to be irrevocable) to vote the Equity Interests having voting power held by such Person, if any, and exercise any consent rights applicable thereto in favor of any such Approved Sale as provided in this Section 9.4; provided, however, that no Company Sale Agent shall exercise such powers-of-attorney or proxies with respect to any such Person unless such Person refuses or fails to comply with its obligations under this Section 9.4. The agreements contained in this Section 9.4 are coupled with an interest and, except as expressly provided in this Agreement, may not be revoked or terminated during the term of this Agreement.

Section 9.5     Tag-Along Rights.

(a)        If, after compliance with the terms and conditions of Section 9.3, any Member (the “Tag-Along Seller”) proposes to Transfer all or any portion of its Common Units to any Person other than a Permitted Transferee of such Tag-Along Seller (such Person, the “Third-Party Buyer”; such Transfer, the “Tag-Along Sale”), then not less than forty-five (45) calendar days prior to the consummation of any such Tag-Along Sale, the Tag-Along Seller shall provide to the other Member (the “Tag-Along Rightholder”) and the Company a written notice (a “Tag-Along Notice”) specifying in reasonable detail (i) the portion of its Common Units to be Transferred to the Third-Party Buyer (the “Tag-Along Triggering Units”), (ii) the purchase price (including an estimate, in the Tag-Along Seller’s reasonable and good faith judgment, of the fair market value of any non-cash consideration) and form of consideration (including any potential purchase price adjustments or deferred consideration payments) to be paid by the Third-Party Buyer, (iii) the closing date of the Tag-Along Sale, (iv) the identity and address of the Third-Party Buyer (and, to the extent material, the direct and indirect beneficial owners of such Third-Party Buyer), (v) all transaction documents related to the Tag-Along Sale and (vi) all other relevant information as to such proposed transaction as may be reasonably necessary for the Tag-Along Rightholder to determine whether or not to participate in the Tag-Along Sale.

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(b)        The Tag-Along Rightholder shall have the right, but not the obligation, to participate in the Tag-Along Sale on the terms and conditions set forth in such Tag-Along Notice by delivering written notice (the “Tag-Along Acceptance Notice”) to the Tag-Along Seller prior to 5:00 P.M. (Eastern Time) on the twentieth (20th) calendar day after the date on which such Tag-Along Notice is delivered to the Tag-Along Rightholder and the Company (the “Tag-Along Expiration Date”); provided that the Tag-Along Rightholder may waive its tag-along rights under this Section 9.5 with respect to such Tag-Along Sale prior to the expiration of such twenty (20)-calendar day period by giving written notice thereof to the Tag-Along Seller and the Company (and failure to deliver a Tag-Along Acceptance Notice by the Tag-Along Expiration Date will constitute a waiver of such Tag-Along Rightholder’s tag-along rights under this Section 9.5 with respect to such Tag-Along Sale). The Tag-Along Acceptance Notice shall specify the number of Common Units that the Tag-Along Rightholder elects to Transfer in connection with such Tag-Along Sale (the “Tag-Along Units”) up to a maximum number of Common Units held by such Tag-Along Rightholder equal to the product of (i) the aggregate number of Common Units proposed to be sold by the Tag-Along Seller in such Tag-Along Sale multiplied by (ii) such Tag-Along Rightholder’s Common Percentage Interest determined as of the date of the applicable Tag-Along Notice. Subject to the other terms of this Section 9.5, the delivery of such Tag-Along Acceptance Notice shall constitute an irrevocable binding commitment by such Tag-Along Rightholder to Transfer the number of Tag-Along Units specified in the Tag-Along Acceptance Notice on the terms and conditions set forth in the Tag-Along Notice.

(c)        If the Tag-Along Rightholder delivers the Tag-Along Acceptance Notice in accordance with Section 9.5(b), then (w) such Tag-Along Rightholder’s Tag-Along Units will be included in such Tag-Along Sale and the Tag-Along Triggering Units to be Transferred by the Tag-Along Seller to the Third-Party Buyer in such Tag-Along Sale shall be reduced by the number of Tag-Along Units to be included, (x) such Tag-Along Seller (or any Affiliate thereof) may not Transfer any portion of the Tag-Along Triggering Units unless the Tag-Along Rightholder’s Tag-Along Units are also Transferred in connection with such Tag-Along Sale, (y) the Transfer by the Tag-Along Rightholder shall be on the same date and on terms and conditions as set forth in the Tag-Along Notice and at least as favorable to such Tag-Along Rightholder as the terms and conditions applying to the Tag-Along Seller in connection with such Tag-Along Sale, and (z) the following terms and conditions shall apply:

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(i)     each Tag-Along Rightholder shall deliver to the Third-Party Buyer (or to the Tag-Along Seller for delivery to the Third-Party Buyer) one or more instruments or certificates, properly endorsed for Transfer in accordance with the terms and conditions of such Tag-Along Notice applicable to the Tag-Along Rightholder, representing the portion of its Common Units to be Transferred in the Tag-Along Sale;

(ii)     the Tag-Along Rightholder shall (A) take all actions which the Tag-Along Seller deems reasonably necessary or desirable to consummate such transaction, (B) be obligated to provide the same representations, warranties, covenants and agreements with respect to such Tag-Along Rightholder as provided by the Tag-Along Seller, and (C) join on a pro rata several and not joint basis (based on the relative consideration to be received in respect of the Common Units to be sold) in any indemnification obligations (including participating in any escrow arrangements) that the Tag-Along Seller agrees to provide in connection with such Tag-Along Sale; provided, that, other than in the case of fraud, no Tag-Along Rightholder’s obligations for indemnification and similar obligations shall exceed the aggregate cash proceeds received by, and any amount deposited into escrow on behalf of, such Tag-Along Rightholder, on account of the Common Units sold in such Tag-Along Sale;

(iii)     at the time of consummation of the Tag-Along Sale, the Tag-Along Seller shall cause the Third-Party Buyer to remit directly to the Tag-Along Rightholder that portion of the sale proceeds to which such Tag-Along Rightholder is entitled by reason of its participation in such Tag-Along Sale; and

(iv)     the Tag-Along Rightholder and the Tag-Along Seller shall each pay its pro rata share (based upon the portion of the proceeds from the Tag-Along Sale to which each is entitled) of any reasonable and documented transaction costs associated with the Tag-Along Sale other than the legal expenses and selling commissions of the other participants in the Tag-Along Sale.

(d)        If the Tag-Along Seller does not receive a Tag-Along Acceptance Notice from the Tag-Along Rightholder prior to the Tag-Along Expiration Date, the Tag-Along Seller shall have ninety (90) calendar days after the Tag-Along Expiration Date to consummate the proposed transaction identified in the Tag-Along Notice at substantially the same price and on substantially the same the terms and conditions set forth in the Tag-Along Notice. If (i) at the end of such ninety (90) calendar day period, the Tag-Along Seller has not consummated the proposed transaction or (ii) the principal terms and conditions of the proposed transaction identified in the applicable Tag-Along Notice (including terms and conditions with respect to the price to be paid for the Common Units proposed to be Transferred in such proposed transaction) shall change, in any material respect, from those described in the Tag-Along Notice, then the Tag-Along Seller shall again be obligated to comply with the provisions of this Section 9.5 with respect to the proposed Transfer.

Section 9.6     Further Requirements. In addition to the other requirements of Section 9.2, and unless waived in whole or in part by the Board of Managers, no Transfer of all or any portion of a Member’s Equity Interests in the Company may be made unless the following conditions are met:

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(a)        the Transfer (and the admission of a Person as a Substituted Member in connection with such Transfer) would not (i) cause the Company to be treated as an association taxable as a corporation for U.S. federal income tax purposes, (ii) cause the Company to be treated as a “publicly traded partnership” within the meaning of Code Section 7704, (iii) violate or cause the Company to violate any applicable U.S. federal, state or foreign law, rule or regulation including the Securities Act or any other applicable U.S. federal, state or foreign securities laws, rules or regulations, (iv) cause the Company to be an investment company required to be registered under the Investment Company Act of 1940, as amended, or (v) cause some or all of the Company’s assets to be “plan assets” or the trading and investment activity of the Company to be subject to ERISA and/or Section 4975 of the Code;

(b)        the Transferor would not be a Prohibited Person;

(c)        the Transferor shall have delivered to the Company a fully executed copy of all documents relating to the Transfer, executed by both the Transferor and the Transferee, and the agreement of the Transferee in writing, and in form and substance satisfactory to the Board of Managers, to (i) be bound by the terms imposed upon such Transfer by the Board of Managers and by the terms of this Agreement and (ii) assume all obligations of the Transferor under this Agreement relating to the Equity Interests in the Company that are the subject of such Transfer; and

(d)        any waivers from the Board of Managers under this Section 9.6 shall be given or denied in the reasonable discretion of the Board of Managers. The form and content of all documentation delivered to the Board of Managers or the Company under this Section 9.6 shall be subject to the approval of the Board of Managers, which approval may be granted or withheld in the reasonable discretion of the Board of Managers.

Section 9.7     Consequences of Transfers Generally.

(a)        In the event of any Transfer or Transfers permitted under this Article 9, the Transferor and the Equity Interests that are the subject of such Transfer shall remain subject to this Agreement, and the Transferee shall hold such Equity Interests subject to all unperformed obligations of the Transferor. Any successor or Transferee hereunder shall be subject to and bound by this Agreement as if originally a party to this Agreement.

(b)        Unless a Transferee of a Member’s Equity Interests becomes a Substituted Member, such Transferee shall have no right to obtain or require any information or account of Company transactions, or to inspect the Company’s books or to vote on Company matters. Such a Transfer shall, subject to the penultimate sentence of Section 9.1, merely entitle the Transferee to receive the share of distributions, Net Income, Net Loss and items of income, gain, deduction and loss to which the Transferor otherwise would have been entitled. Each Member agrees that such Member will, upon request of the Board of Managers, execute such certificates or other documents and perform such acts as the Board of Managers deems appropriate after a Transfer of such Member’s Equity Interests (whether or not the Transferee becomes a Substituted Member) to preserve the limited liability of the Members under the laws of the jurisdictions in which the Company is doing business.

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(c)        The Transfer of a Member’s Equity Interests and the admission of a Substituted Member shall not be cause for dissolution of the Company.

Section 9.8     Capital Account; Equity Interest. Any Transferee of a Member under this Article 9 shall, subject to the penultimate sentence of Section 9.1, succeed to the portion of the Capital Account and Equity Interest so Transferred to such Transferee.

Section 9.9     Additional Filings; Governmental Compliance.

(a)        Upon the admission of a Substituted Member under Section 9.2, the Company shall cause to be executed, filed and recorded with the appropriate governmental agencies such documents (including amendments to this Agreement) as are required to accomplish such substitution.

(b)        In connection with any closing of a Transfer or other transaction pursuant to this Article 9, each of the parties to this Agreement shall (i) use all commercially reasonable efforts to take all steps necessary and desirable to obtain all required third party, governmental and regulatory consents and approvals to facilitate the consummation of such Transfer or other transaction, and (ii) use commercially reasonable efforts to delay any closing dates pursuant to this Article 9 to the extent required to allow any party to take such actions.

ARTICLE 10.      RESIGNATION OF MEMBERS;
TERMINATION OF COMPANY; LIQUIDATION
AND DISTRIBUTION OF ASSETS

Section 10.1     Resignation of Members. Except as otherwise specifically permitted in this Agreement, a Member may not resign or withdraw from the Company unless consented to by the Board of Managers. The Board of Managers shall reflect any such resignation or withdrawal by preparing an amendment or an amendment and restatement, as applicable, to this Agreement, dated as of the date of such resignation or withdrawal, and the resigning or withdrawing Member (or such Member’s successors-in-interest) shall have none of the powers of a Member hereunder and shall have only such rights of an assignee of a limited liability company interest under the Act as are consistent with the other terms and provisions of this Agreement and with no other rights under this Agreement. The remaining Members may, in their sole discretion, cause the Company to distribute to the resigning or withdrawing Member the balance in its Capital Account on the date of such resignation or withdrawal. Upon the distribution to the resigning or withdrawing Member of the balance in his Capital Account, the resigning or withdrawing Member shall have no further rights with respect to the Company. Any Member resigning or withdrawing in contravention of this Section 10.1 shall indemnify, defend and hold harmless the Company, the Board of Managers and all other Members from and against any losses, expenses, judgments, fines, settlements or damages suffered or incurred by the Company or any such other Member arising out of or resulting from such resignation or withdrawal.

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Section 10.2     Dissolution of Company.

(a)       The Company shall be dissolved, wound up and terminated as provided herein upon the first to occur of the following:

(i)        a decree of dissolution of the Court of Chancery of the State of Delaware pursuant to Section 18-802 of the Act;

(ii)      the determination of the Board of Managers to dissolve the Company in accordance with Section 8.2(b); or

(iii)     the occurrence of any other event that would make it unlawful for the business of the Company to be continued.

Except as expressly provided herein, the Members shall have no power to dissolve the Company.

(b)        Dissolution of the Company shall be effective as of the date on which the event occurs giving rise to the dissolution and all Members shall be given prompt notice thereof in accordance with Article 11, but the Company shall not terminate until the assets of the Company have been distributed as provided for in Section 10.3. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business, assets and affairs of the Company shall continue to be governed by this Agreement.

(c)        In the event of the dissolution of the Company for any reason, the Board of Managers or a liquidating agent appointed by the Board of Managers shall act as a liquidating agent (the Board of Managers or such liquidating agent, in such capacity, is hereinafter referred to as the “Liquidator”) and shall commence to wind up the affairs of the Company and to liquidate the Company assets. The Members shall continue to share all income, losses and distributions during the period of liquidation in accordance with Articles 4 and 5. The Liquidator shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Company assets pursuant to such liquidation, giving due regard to the activity and condition of the relevant market and general financial and economic conditions.

(d)        The Liquidator shall have all of the rights and powers with respect to the assets and liabilities of the Company in connection with the liquidation and termination of the Company that the Board of Managers would have with respect to the assets and liabilities of the Company during the term of the Company, and the Liquidator is hereby expressly authorized and empowered to execute any and all documents necessary or desirable to effectuate the liquidation and termination of the Company and the transfer of any Company assets.

(e)        Notwithstanding the foregoing, a Liquidator which is not a Member shall not be deemed a Member and shall not have any of the economic interests in the Company of a Member; and such Liquidator shall be compensated for its services to the Company at normal, customary and competitive rates for its services to the Company, as reasonably determined by the Board of Managers.

Section 10.3     Distribution in Liquidation.

(a)        The Liquidator shall distribute the Company’s assets in the following order of priority:

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(i)     first, to pay the costs and expenses of the winding up, liquidation and termination of the Company;

(ii)     second, to creditors of the Company, in the order of priority provided by law, including fees, indemnification payments and reimbursements payable to the Members or their Affiliates, but not including those liabilities (other than liabilities to the Members for any expenses of the Company paid by the Members or their Affiliates, to the extent the Members are entitled to reimbursement hereunder) to the Members in their capacity as Members;

(iii)     third, to establish reserves reasonably adequate to meet any and all contingent or unforeseen liabilities or obligations of the Company; provided, however, that, at the expiration of such period of time as the Liquidator may reasonably deem advisable, the balance of such reserves remaining after the payment of such contingencies or liabilities shall be distributed as hereinafter provided;

(iv)     fourth, the remainder, if any, in accordance with Sections 5.1 and 5.3 hereof.

(b)     If the Liquidator, in its sole discretion, determines that Company assets other than cash are to be distributed, then the Liquidator shall cause the Value of the assets not so liquidated to be determined (with any such determination normally made by the Board of Managers in accordance with the definition of “Value” being made instead by the Liquidator). Such assets shall be retained or distributed by the Liquidator as follows:

(i)     the Liquidator shall retain assets having a value, net of any liability related thereto, equal to the amount by which the cash net proceeds of liquidated assets are insufficient to satisfy the requirements of clauses (i), (ii), and (iii) of Section 10.3(a); and

(ii)     the remaining assets shall be distributed to the Members in the manner specified in clause (iv) of Section 10.3(a). If the Liquidator, in its sole discretion, deems it not feasible or desirable to distribute to each Member its allocable share of each asset, the Liquidator may allocate and distribute specific assets to one or more Members as the Liquidator shall reasonably determine to be fair and equitable, taking into consideration, inter alia, the Value of such assets and the tax consequences of the proposed distribution upon each of the Members (including both distributees and others, if any). Any distributions in-kind shall be subject to such conditions relating to the disposition and management thereof as the Liquidator deems reasonable and equitable.

Section 10.4     Final Reports. Within a reasonable time following the completion of the liquidation of the Company’s assets, the Liquidator shall deliver to each Member a statement which shall set forth the assets and liabilities of the Company as of the date of complete liquidation and each Member’s portion of distributions pursuant to Section 10.3.

Section 10.5     Rights of Members. Each Member shall look solely to the Company’s assets for all distributions with respect to the Company, and such Member’s share of profits or losses thereon, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member or the Board of Managers. No Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

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Section 10.6     Deficit Restoration. Notwithstanding any other provision of this Agreement to the contrary, upon liquidation of a Member’s Equity Interest in the Company (whether or not in connection with a liquidation of the Company), no Member shall have any liability to restore any deficit in its Capital Account. In addition, no allocation to any Member of any loss, whether attributable to depreciation or otherwise, shall create any asset of, or obligation to, the Company, even if such allocation reduces the Capital Account of any Member or creates or increases a deficit in such Capital Account; it is also the intent of the Members that no Member shall be obligated to pay any such amount to, or for the account of, the Company or any creditor of the Company. No creditor of the Company is intended as a third-party beneficiary of this Agreement nor shall any such creditor have any rights hereunder.

Section 10.7     Termination. The Company shall terminate when all property owned by the Company shall have been disposed of and the assets shall have been distributed as provided in Section 10.3. The Liquidator shall then execute and cause to be filed a Certificate of Cancellation of the Company in accordance with the Act and take such other actions as may be necessary or appropriate to terminate the Company.

ARTICLE 11.      NOTICES AND VOTING

Section 11.1     Notices. All notices, demands or requests required or permitted under this Agreement must be in writing, and shall be made by hand delivery, certified mail, overnight courier service, electronic mail or facsimile, and shall be given:

if to the Company, to:

Falcon Global Holdings LLC

7910 Main Street, 2nd Floor

Houma, Louisiana 70360

Attention: Jesus Llorca

Email: jllorca@seacormarine.com

if to SLH, to:

SEACOR LB Holdings LLC

c/o SEACOR Marine Holdings, Inc.

7910 Main Street, 2nd Floor

Houma, Louisiana 70360

Attention: Jesus Llorca

E-mail: jllorca@seacormarine.com

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with a copy, which shall not constitute notice to SLH, to:

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, NY 10005

Attn: David E. Zeltner

Email: dzeltner@milbank.com

if to MOI, to:

Montco Offshore, Inc.

17751 Hwy 3235

Galliano, LA 70354

Attention: Derek Boudreaux

Facsimile: (985) 325-6795

E-mail: derek.boudreaux@montco.com

with a copy, which shall not constitute notice to MOI, to:

DLA Piper LLP (US)

1000 Louisiana Street, Suite 2800

Houston, Texas 77002-5005

Attention: W. Christopher Schaeper

Facsimile: (713) 300-6008

E-mail: Chris.Schaeper@dlapiper.com

and if to any other Member, to the address, electronic mail address or facsimile set forth in the books and records of the Company, as provided by any such Member from time to time (which each Member shall be required to update promptly to the extent that such address, electronic mail address or facsimile changes).

Any such notice or communication shall be deemed given when delivered by hand, if delivered on a Business Day, the next Business Day after delivery by hand if delivered by hand on a day that is not a Business Day; three (3) Business Days after being deposited in the United States mail, postage prepaid, return receipt requested, if mailed; on the next Business Day after being deposited for next-day delivery with Federal Express or a similar overnight courier; when receipt is acknowledged, whether by facsimile confirmation or return electronic mail, if sent by facsimile or electronic mail on a Business Day; and the next Business Day following the day on which receipt is acknowledged whether by facsimile confirmation or return electronic mail, if sent by facsimile or electronic mail on a day that is not a Business Day.

ARTICLE 12.      AMENDMENT OF AGREEMENT

Section 12.1     Amendments. This Agreement and the Certificate may be amended or modified, or any provision hereof or thereof waived, only upon the affirmative consent of the Board of Managers and without the consent of any Member; provided, that solely to the extent any such amendment, modification or waiver would have a material and disproportionate adverse effect on the rights and obligations of any Member hereunder relative to rights and obligations of the other Members hereunder, then such amendment, modification or waiver will, in addition to such affirmative approval by the Board of Managers, require the prior written consent of each such affected Member.

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Section 12.2     Amendment of Certificate. Subject to Section 12.1, in the event that this Agreement shall be amended pursuant to this Article 12, the Board of Managers shall amend the Certificate to reflect such change if the Board of Managers deems such amendment of the Certificate to be necessary or appropriate.

Section 12.3     Power of Attorney. Each Member hereby irrevocably constitutes and appoints the Board of Managers as its true and lawful attorney-in-fact, with full power of substitution, in its name, place and stead to make, execute, sign, acknowledge (including swearing to), verify, deliver, record and file, on its behalf, the following (a) any amendment to this Agreement which complies with the provisions of Section 12.1 of this Agreement and (b) the Certificate and any amendment thereof required because this Agreement is amended, including an amendment to effectuate any change in the membership of the Company or in the Capital Contributions of the Members. This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of the Board of Managers and, as such (i) shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Company or the Board of Managers shall have had notice thereof, (ii) may be exercised for a Member by facsimile signature of the Board of Managers or, after listing all of the Members, including such Member, by a single signature of the Board of Managers acting as attorney-in-fact for all of them and (iii) shall survive the delivery of an assignment by a Member of the whole or any portion of its Equity Interest in the Company, except that when the assignee thereof has been approved by the Board of Managers for admission to the Company as a Substituted Member, this power-of-attorney given by the assignor shall survive the delivery of such assignment for the sole purpose of enabling the Board of Managers to execute, acknowledge, and file any instrument necessary to effect such substitution.

ARTICLE 13.      Representations, Warranties and Covenants

Section 13.1     Authorization; Validity and Enforceability; No Conflicts. Each Member hereby severally, but not jointly, represents and warrants to the Company and the other Members that:

(a)        such Member has full power, authority and legal capacity to execute and deliver this Agreement and to perform his, her or its obligations hereunder, and the execution, delivery and performance by such Member of this Agreement have been duly authorized by all necessary action and no consent or approval of any other Person is required in connection with the execution, delivery and performance of this Agreement by such Member;

(b)        this Agreement has been duly and validly executed and delivered by such Member and constitutes the binding obligation of such Member enforceable against such Member in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; and

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(c)        the execution, delivery and performance by such Member of this Agreement shall not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law to which such Member is subject; (ii) violate any order, judgment or decree applicable to such Member; or (iii) in the case of a Member that is not a natural Person, conflict with, or result in a breach or default under, any term or condition of its certificate of incorporation or by-laws, certificate of limited partnership or partnership agreement, certificate of formation or limited liability company agreement, or other governing documents, as applicable, or, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on such Member’s ability to satisfy its obligations hereunder or under any agreement or other instrument to which such Member is a party.

Section 13.2     Investment Purpose. Each Member hereby severally, but not jointly, represents and warrants to the Company and the other Members that (a) if such Member is an entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it purports to be organized; (b) unless disclosed to the Company in writing on, or prior to the date hereof, it is a United States person (as defined in Section 7701(a) of the Code); and (c) such Member is an “accredited investor”, as such term is defined in Rule 501 of the Securities Act, or any successor rule.

Section 13.3     Independent Inquiry. Each Member hereby severally, but not jointly, acknowledges, agrees, represents and warrants to the Company and the other Members that such Member has completed its own independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other advisors in determining the legal, tax, financial and other consequences of this Agreement and the suitability of this Agreement for such Member and its particular circumstances and has not relied upon any representations or advice by any other Member or their representatives or advisors or the Board of Managers.

Section 13.4     United States Citizenship. Each Member hereby severally, but not jointly, acknowledges, agrees, represents and warrants to the Company and the other Members that (a) such Member is a United States Citizen, and (b) for so long as it is a Member, such Member will remain a United States Citizen.

Section 13.5     Certain Agreements Concerning Idle Vessels.

(a)        Upon the completion of the reactivation of any Idle Vessel, the Company shall promptly deliver a written notice to SLH, which written notice shall attach an invoice for the Actual Reactivation Costs, determined as of the date of completion of the reactivation of such Idle Vessel, along with reasonably detailed documentation in respect of the amount of such Actual Reactivation Costs (such written notice, the “Reactivation Notice”). SLH shall promptly reimburse the Company in full (by wire transfer of immediately available funds to an account designated by the Company) for all Actual Reactivation Costs set forth in such Reactivation Notice.

(b)        In the event that SLH shall not have reimbursed the Company in full for the amount of Actual Reactivation Costs set forth in such Reactivation Notice by 5:00 P.M. (Eastern Time) on the date that is thirty (30) calendar days following the date of completion of the reactivation as set forth in such Reactivation Notice (the “Reimbursement Deadline”), then the then the outstanding and unpaid amount of Actual Reactivation Costs shall be subject to a premium (the “Reactivation Premium”) at a rate per annum equal to twelve percent (12%), compounding quarterly, from the first calendar day after the Reimbursement Deadline through the date upon which SLH pays (or is deemed to pay in accordance with Section 5.3(a) by an offset against distributions otherwise payable to SLH) the total amount of outstanding and unpaid Actual Reactivation Costs and the Reactivation Premium thereon (such aggregate amount, the “Reactivation Default Amount”).

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(c)        If SLH shall have failed to the Company the full amount of the Reactivation Default Amount within thirty (30) calendar days following the Reimbursement Deadline, then, upon written notice to SLH and the Company from MOI, MOI shall have the option but not the obligation elect by written notice to SLH and the Company any of the remedies described in Section 3.2(f)(i), Section 3.2(f)(ii) or Section 3.2(f)(iii) as if (i) the outstanding and unpaid amount of Actual Reactivation Costs is a Default Contribution, (ii) SLH is a Defaulting Member (iii) the Reactivation Default Amount is a Default Amount, and (iv) MOI is the Non-Defaulting Member, subject to the terms and conditions therein provided.

ARTICLE 14.      MISCELLANEOUS

Section 14.1     Confidentiality. Each party hereto agrees that, except with the prior written consent of the Board of Managers, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other parties hereto, the Company, any direct or indirect Subsidiary of the Company to which such party has been, or shall become privy, by reason of this Agreement or any of the Company’s Affiliates, discussions or negotiations relating to this Agreement or the relationship of the parties contemplated hereby; provided, however, that confidential information may be disclosed to a party’s directors, partners, officers, employees, advisors, financing sources or representatives (provided, that (x) such directors, partners, officers, employees, advisors, financing sources or representatives of any party will be informed by such party of the confidential nature of such information and shall be directed by such party to keep such information confidential in accordance with the contents of this Agreement and (y) each party will be liable for any breaches of this Section 14.1 by any of its directors partners, officers, employees, advisors, financing sources or representatives). The confidentiality obligations of this Section 14.1 do not apply to any information, knowledge or data (i) which is publicly available or becomes publicly available through no act or omission of the party wishing to disclose the information, knowledge or data; or (ii) to the extent that it is required to be disclosed by any applicable law, regulation or legal process or by the rules of any stock exchange, regulatory body or governmental authority. The provisions of this Section 14.1 shall survive termination of this Agreement.

Section 14.2     Entire Agreement. This Agreement collectively with the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede any prior agreement or understandings among them with respect to the subject matter hereof, and this Agreement may not be modified or amended in any manner other than as set forth herein.

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Section 14.3     Governing Law. THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT (WHETHER BASED UPON CONTRACT, TORT OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CONFLICT OF LAWS PROVISION THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

Section 14.4     Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER-CLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

Section 14.5     Consent to Jurisdiction; Services of Process and Venue. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY (OR, IF SUCH COURT DOES NOT HAVE JURISDICTION, TO THE SUPERIOR COURT OF NEW CASTLE COUNTY DELAWARE) AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURTS. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR SIMILAR DOCTRINE OR TO OBJECT TO VENUE WITH RESPECT TO ANY PROCEEDING BROUGHT IN ACCORDANCE WITH THIS SECTION, AND STIPULATES THAT THE DELAWARE COURT OF CHANCERY (OR, IF THAT COURT DOES NOT HAVE JURISDICTION, THE SUPERIOR COURT OF NEW CASTLE COUNTY DELAWARE) SHALL HAVE IN PERSONAM JURISDICTION AND VENUE OVER EACH OF THE PARTIES FOR THE PURPOSE OF LITIGATING ANY DISPUTE, CONTROVERSY, OR PROCEEDING ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER TO THIS AGREEMENT. EACH PARTY HEREBY AUTHORIZES AND AGREES TO ACCEPT SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST IT AS CONTEMPLATED BY THIS SECTION BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, TO ITS ADDRESS FOR THE GIVING OF NOTICES AS SET FORTH IN THIS AGREEMENT.

Section 14.6     Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain unaffected thereby and in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially, adversely and disproportionately to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

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Section 14.7     Successors and Assigns. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors and permitted assigns. Except as herein otherwise specifically provided, this Agreement and all of the terms and provisions hereof shall inure to the benefit of and be binding upon each of the parties hereto and their respective successors and permitted transferees, if any; provided, however, that no Transfer of the Equity Interest of any Member shall be made except in accordance with the provisions of Article 9.

Section 14.8     Captions. Captions and headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

Section 14.9     Counterparts. This Agreement may be executed in two or more counterparts, and with counterpart signature pages, each of which shall be an original, but all of which together shall constitute one and the same Agreement, binding on all of the parties hereto notwithstanding that all such parties have not signed the same counterpart. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by email in portable document format (pdf) or similar form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

Section 14.10     Waiver of Partition. Each Member hereby agrees that the Company assets are not, and will not, be suitable for partition. Accordingly, each of the Members hereby irrevocably waives any and all rights (if any) that such Member may have to maintain any action for partition of any of such assets.

Section 14.11     No Third-Party Beneficiaries. It is understood and agreed among the parties hereto that this Agreement is solely for the benefit of the parties hereto (and for Managers and former Managers, as applicable) and it is expressly not intended for the benefit of any creditor of the Company. Except and only to the extent provided by applicable law, no such creditor or any third party shall have any rights or any remedies, claims or causes of action under any provision of this Agreement between the Company, any Manager or former Manager and/or any Member with respect to any Capital Contribution or otherwise.

Section 14.12     Further Assurances. Each Member hereby agrees to grant any rights, enter into any contracts, execute any other instruments or perform any other acts that are, or may be, reasonably necessary or appropriate to effectuate and carry on the Company, the business of the Company or the purposes of this Agreement, including Section 3.2(f), Section 3.2(g) and Section 13.5(b) hereof.

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Section 14.13     Remedies and Waivers. No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or this Agreement shall impair such right, power or remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy provided by law or provided hereunder shall not preclude any other or further exercise of any other right, power or remedy. The rights, powers and remedies provided hereunder are cumulative and are not exclusive of any rights, powers and remedies provided by law.

Section 14.14     Specific Performance. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

[remainder of this page is intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

FALCON GLOBAL HOLDINGS LLC

By
Name:
Title:

MEMBERS:

Seacor LB holdings llc

By
Name:
Title:

montco offshore, inc.

By
Name:
Title:

[Signature Page to Falcon Global Holdings - Amended and Restated LLC Agreement]

Schedule I

Capital Accounts

The following is as of [_____], 2017

Name of Member	Initial Capital Account Balance[3]	Initial Capital Contribution[4]
SEACOR LB Holdings LLC	$[●]	$[●]
Montco Offshore, Inc.	$[●]	$[●]

3  Note to Draft: Amounts to equal the MOI Contribution Value and SLH Contribution Value, respectively, as determined in accordance with the Contribution Agreement.

4  Note to Draft: Amounts to equal the MOI Contribution Value and SLH Contribution Value, respectively, as determined in accordance with the Contribution Agreement.

[Schedule I]

Schedule II

Capitalization Table

The following is as of [_____], 2017:

Name of Member	Common Units
SEACOR LB Holdings LLC	[●]
Montco Offshore, Inc.	[●]
Total Units Issued	[●]

[Schedule II]

Schedule III

Vessels to be Reactivated

Vessel Name	Reactivation Cost
Legacy- 250	$800,000
Gale- 245	$750,000
Storm- 245	$1,200,000
Intervention- 200	$295,000
Supporter- 200	$375,000
Respect- 265	$1,100,000

[Schedule III]

Schedule IV

Affiliate transactions

[Schedule IV]

Schedule V

Board of Managers

SLH Managers:	[●]
[●]

MOI Manager:	[●]

[Schedule V]

Exhibit C

GUARANTEE FEE AGREEMENT

This GUARANTEE FEE AGREEMENT (this “Agreement”), dated as of [●], 2017, is entered into by and between SEACOR Marine Holdings Inc., a Delaware corporation (“SMH”), Falcon Global Holdings LLC, a Delaware limited liability company (the “Company”), Falcon Global USA LLC, a Delaware limited liability company and wholly-owned Subsidiary of the Company (“FG USA”), and solely for certain limited purposes of this Agreement, Montco Offshore, Inc., a Louisiana corporation (“MOI”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Contribution Agreement (as defined below).

WHEREAS, on August 10, 2017, SEACOR LB Holdings LLC, a Delaware limited liability company (“SLH”), and MOI entered into that certain Joint Venture Contribution and Formation Agreement (the “Contribution Agreement”) pursuant to which SLH and MOI agreed to form, and contribute certain assets and liabilities to, the Company;

WHEREAS, concurrently with the execution of this Agreement and the consummation of the transactions contemplated by the Contribution Agreement (the “Closing”), SLH and MOI are entering into that certain Amended and Restated Limited Liability Company Agreement of the Company (the “Company LLC Agreement”) to give effect to certain transactions contemplated by the Contribution Agreement and to continue the operation of the Company;

WHEREAS, pursuant to the terms and conditions of the Contribution Agreement, concurrently with the Closing, Falcon Global LLC, a Marshall Islands limited liability company (“FGL”), will become an indirect wholly-owned subsidiary of the Company;

WHEREAS, (a) pursuant to that certain Amended & Restated Guaranty, dated as of April 28, 2017 (the “FGL Guarantee”), SMH guarantees the payment of the full amount of principal and interest due under the FGL Term Loan, and (b) pursuant to that certain Guaranty, dated as of August 3, 2015 (the “MOI Guarantee”), MOI guarantees the payment of the full amount of principal and interest due under the FGL Term Loan;

WHEREAS, concurrently with the Closing, the Company (or one of its Subsidiaries) shall enter into the Financing Arrangements pursuant to the terms and conditions of the Contribution Agreement, and, in connection therewith, SMH shall enter into one or more guarantee or similar agreements pursuant to which SMH will guarantee in full the payment of interest (but not principal) due under such Financing Arrangements for a period of up to two (2) years following the Closing (the “Financing Arrangement Guarantee”);

WHEREAS, pursuant to (a) that certain Guaranty, dated as of December 22, 2016, SMH guarantees the payment of the full amount of principal and interest due under that certain Credit Agreement, dated as of June 28, 2017, providing for a Senior Secured Credit Facility, by and between SEACOR Eagle LLC, as borrower (“SEACOR Eagle”), DNB Bank ASA, as facility agent and security trustee, and the lenders party thereto, as amended, restated, supplemented or modified from time to time (the “Eagle Facility”), and (b) that certain Guaranty, dated as of December 22, 2016, SMH guarantees the payment of the full amount of principal and interest due under that certain Credit Agreement, dated as of June 28, 2017, providing for a Senior Secured Credit Facility, by and between SEACOR Hawk LLC, as borrower (“SEACOR Hawk”), DNB Bank ASA, as facility agent and security trustee, and the lenders party thereto, as amended, restated, supplemented or modified from time to time (the “Hawk Facility” and, collectively with the Eagle Facility, the “SLH Eagle/Hawk Facility”);

WHEREAS, concurrently with the Closing, the Company shall acquire all of the equity interests in C-Lift LLC, a Delaware limited liability company (“C-Lift”), which holds, as of Closing, all of the outstanding equity interests in each of SEACOR Eagle and SEACOR Hawk, and, in connection therewith, [SMH shall enter into one or more guarantee agreements] pursuant to which SMH will continue to guarantee in full the payment of interest (but not principal) due under the SLH Eagle/Hawk Facility for a period of up to two (2) years following the Closing (the “Eagle/Hawk Guarantee”);

WHEREAS, pursuant to the terms and conditions of the Contribution Agreement, concurrently with the Closing, SLH will cause SEACOR LB Offshore LLC, a Delaware limited liability company and wholly-owned subsidiary of SLH, to enter into sub-bareboat charters with the Company (or one of its wholly-owned Subsidiaries) with respect to each of (a) the Bareboat Charter Agreement, dated as of November 21, 2013 (the “Influence Charter”), by and between Banc of America Leasing & Capital, LLC, a Delaware limited liability company, and SEACOR LB Offshore LLC, a Delaware limited liability company (“Charterer”), concerning the U.S. flag anchor handling supply vessel named “SEACOR INFLUENCE”, Official No. 1218130, and (b) the Bareboat Charter Agreement, dated August 26, 2014 (the “Respect Charter” and, collectively with the Influence Charter, the “SLH Bareboat Charters”), by and between Capital One Equipment Finance Corp., a New York corporation, and Charterer, concerning the U.S. flag liftboat named “SEACOR RESPECT”, Official No. 1218277;

WHEREAS, (a) pursuant to that certain Guaranty, dated as of November 21, 2013 (the “Influence Bareboat Charter Guarantee”), SEACOR Holdings Inc., a Delaware corporation (“SEACOR”), guarantees in full the performance of certain obligations under the Influence Charter, and (b) pursuant to that certain Guaranty, dated as of August 26, 2014 (the “Respect Bareboat Charter Guarantee” and, collectively with the Influence Bareboat Charter Guarantee, the “Bareboat Charter Guarantees”), SEACOR guarantees in full the performance of certain obligations under the Respect Charter;

WHEREAS, pursuant to that certain Distribution Agreement, dated May 10, 2017, by and between SEACOR and SMH, SMH is obligated to (a) pay SEACOR a fee in respect of the Bareboat Charter Guarantees based on the aggregate amount of payments under the SLH Bareboat Charters guaranteed by SEACOR and (b) reimburse SEACOR (the “SMH Reimbursement Obligations”) for any amounts paid by SEACOR under the Bareboat Charter Guarantees; and

WHEREAS, in consideration of the benefit received by the Company and its Subsidiaries in connection with the FGL Guarantee, the Financing Arrangement Guarantee, the Eagle/Hawk Guarantee, and the SMH Reimbursement Obligations, and as a material inducement to the willingness of SMH to enter into, and/or continue its obligations under, the FGL Guarantee, the Financing Arrangement Guarantee, the Eagle/Hawk Guarantee and the SMH Reimbursement Obligations, as applicable, the Company and FG USA have agreed to pay SMH certain fees on the terms and conditions specified herein.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.     Guarantee Fee for FGL Guarantee.

(a)     From and after the date of this Agreement, SMH hereby agrees that it shall use its commercially reasonable efforts to cause the termination of the MOI Guarantee and the release in full of MOI from its obligations under the MOI Guarantee with no exceptions or contingencies (the occurrence of any such event, a “Removal Event”), and, upon the occurrence of a Removal Event, SMH shall provide written notice of such occurrence to MOI, together with copies of all applicable documentation evidencing such Removal Event. MOI agrees to, and to cause each of its Affiliates and Representatives (as applicable) to, cooperate in good faith with SMH in connection with its efforts to cause the occurrence of a Removal Event, including, without limitation, by promptly responding to any requests for information by SMH, participating in meetings with lenders and undertaking administrative or ministerial acts; provided that MOI shall not be obligated to pay any sums, incur any liabilities or obligations or alter any legal rights in connection with such cooperation.

(b)     SMH agrees that it shall continue to guarantee the payment of the full amount of principal and interest due under the FGL Term Loan in accordance with the FGL Guarantee for so long as the FGL Term Loan remains in effect and has not otherwise terminated or expired. Upon the occurrence of a Removal Event, and in consideration of the FGL Guarantee and the occurrence of any such Removal Event, the Company hereby agrees to pay SMH an annual fee (the “FGL Guarantee Fee”) equal to 1.0% per annum, compounding annually, of the aggregate amount of principal and interest outstanding from time to time under the FGL Term Loan (computed daily), during the period beginning from the date of such Removal Event through the earlier of the date on which (i) the FGL Guarantee is no longer in effect or has otherwise terminated or expired and none of SMH or any of its Affiliates are subject to any further obligations or liabilities in connection with the FGL Guarantee, (ii) the FGL Term Loan is terminated and none of the Company, FG USA or SMH (or any of their respective Affiliates) are subject to any further obligations or liabilities in connection with the FGL Term Loan, (iii) a Bankruptcy Event (as hereinafter defined) shall have occurred with respect to SMH, or (iv) SMH has breached a financial obligation under the FGL Guarantee. For purposes of this Agreement, a “Bankruptcy Event” shall have occurred with respect to a Person if  (A)  SMH shall commence any case, proceeding or other action (I) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (II) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or SMH shall make a general assignment for the benefit of its creditors; or (B) there shall be commenced against SMH any case, proceeding or other action of a nature referred to in clause (A) above which (I) results in the entry of an order for relief or any such adjudication or appointment or (II) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (C) there shall be commenced against SMH any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (D) SMH shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (A), (B), or (C) above; or (E) SMH shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

2.     Guarantee Fee for Financing Arrangement Guarantee. Subject to the Financing Arrangements being acceptable in accordance with Section 5.9 of the Contribution Agreement, SMH agrees to execute and deliver the Financing Arrangement Guarantee and comply with the terms thereof for so long as the Financing Arrangements remain in effect and have not otherwise terminated or expired. In consideration of the Financing Arrangement Guarantee, FG USA hereby agrees to pay SMH an annual fee (the “Financing Arrangement Guarantee Fee”) equal to 1.0% per annum, compounding annually, of the aggregate amount of interest (but not principal) outstanding from time to time under the Financing Arrangement (computed daily), during the period beginning from the Closing through the earlier of the date on which (a) the Financing Arrangement Guarantee is no longer in effect or has otherwise terminated or expired and none of SMH or any of its Affiliates are subject to any further obligations or liabilities in connection with the Financing Arrangement Guarantee, (b) the Financing Arrangement is terminated and none of the Company, FG USA or SMH (or any of their respective Affiliates) are subject to any further obligations or liabilities in connection with the Financing Arrangement, (c) a Bankruptcy Event shall have occurred with respect to SMH, or (d) SMH has breached a financial obligation under the Financing Arrangement Guarantee.

3.     Guarantee Fee for Eagle/Hawk Guarantee. SMH agrees that it shall continue to guarantee the payment of the aggregate amount interest (but not principal) due under the SLH Eagle/Hawk Facility in accordance with the Eagle/Hawk Guarantee for so long as the SLH Eagle/Hawk Facility remains in effect and has not otherwise terminated or expired. In consideration of the Eagle/Hawk Guarantee, the Company hereby agrees to pay SMH an annual fee (the “Eagle/Hawk Guarantee Fee”) equal to 1.0% per annum, compounding annually, of the aggregate amount of interest (but not principal) outstanding from time to time under the SLH Eagle/Hawk Facility (computed daily), during the period beginning from the Closing through the earlier of the date on which (a) the Eagle/Hawk Guarantee is no longer in effect or has otherwise terminated or expired and none of SMH or any of its Affiliates are subject to any further obligations or liabilities in connection with the Eagle/Hawk Guarantee, (b) the SLH Eagle/Hawk Facility is terminated and none of the Company, FG USA or SMH (or any of their respective Affiliates) are subject to any further obligations or liabilities in connection with the SLH Eagle/Hawk Facility, (c) a Bankruptcy Event shall have occurred with respect to SMH, or (d) SMH has breached a financial obligation under the Eagle/Hawk Guarantee.

4.     Fee for Bareboat Charter Guarantees. In consideration of the Bareboat Charter Guarantees, FG USA hereby agrees to pay SMH an annual fee (the “Bareboat Charter Reimbursement Fee”) equal to 0.5% per annum, compounding annually, of the aggregate amount of lease or charter payments under the SLH Bareboat Charters that are guaranteed by SEACOR from time to time under the Bareboat Charter Guarantees (computed daily), during the period beginning from the Closing through the earlier of the date on which (a) Bareboat Charter Guarantees are no longer in effect or have otherwise terminated or expired and none of SMH or any of its Affiliates are subject to any further obligations or liabilities in connection with the Bareboat Charter Guarantees, (b) the SLH Bareboat Charters are terminated and none of the Company, FG USA or SMH (or any of their respective Affiliates) are subject to any further obligations or liabilities in connection with the SLH Bareboat Charters, (c) a Bankruptcy Event shall have occurred with respect to SEACOR or (d) SMH has breached a financial obligation under the Bareboat Charter Guarantees.

5.     Payment of Fees. Each of the FGL Guarantee Fee (if any), the Financing Arrangement Guarantee Fee, the Eagle/Hawk Guarantee Fee and the Bareboat Charter Reimbursement Fee shall be payable in respect of any Fiscal Year (as defined in the Company LLC Agreement) of the Company within ten (10) Business Days after the end of such year (or, if such day is not a Business Day, on the first (1st) Business Day following such day), in cash by wire transfer of immediately available funds to an account designated in writing by SMH in advance of, or on, the date such payments are due. All fees under this Agreement shall be payable by the Company and MOI shall have no responsibility for the payment of any such fees pursuant to this Agreement.

6.     Specific Performance. Each party hereto acknowledges and agrees that the other parties would be damaged irreparably in the event that a party does not perform its obligations under this Agreement in accordance with its specific terms or otherwise breaches this Agreement, so that, in addition to any other remedy that a party hereto may have under law or equity, such party shall be entitled, without the requirement of posting a bond or other security, to injunctive relief to prevent any breaches of the provisions of this Agreement by the other parties and to enforce specifically this Agreement and the terms and provisions hereof.

7.     Amendments. No amendment, waiver, modification, replacement, termination or cancellation of any provision of this Agreement will be valid unless the same shall be in writing and signed by each of SMH, the Company, FG USA and, with respect to only Section 1(a), Section 1(b), and Sections 7 through Section 19 (inclusive), MOI.

8.     Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing except as expressly provided herein. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient; (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (c) upon receipt of confirmation of receipt if sent by facsimile transmission; (d) on the day such communication was sent by e-mail; or (e) three (3) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to the Company or FG USA, to:

Falcon Global Holdings LLC

7910 Main Street, 2nd Floor

Houma, Louisiana 70360

Attention: Jesus Llorca

E-mail: jllorca@seacormarine.com

If to SMH, to:

SEACOR Marine Holdings Inc.

7910 Main Street, 2nd Floor

Houma, Louisiana 70360

Attention: Jesus Llorca

E-mail: jllorca@seacormarine.com

with a copy (which copy shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, New York 10005
Attention: David E. Zeltner

Email: Dzeltner@milbank.com
Facsimile: (212) 822-5003

If to MOI, to:

Montco Offshore, Inc.

17751 Hwy 3235

Galliano, LA 70354

Attention: Derek Boudreaux

Facsimile: (985) 325-6795

E-mail: derek.boudreaux@montco.com

with a copy (which copy shall not constitute notice) to:

DLA Piper LLP (US)

1000 Louisiana Street, Suite 2800

Houston, Texas 77002-5005

Attention: W. Christopher Schaeper

Facsimile: (713) 300-6008

E-mail: Chris.Schaeper@dlapiper.com

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section 8.

9.     Waiver. Any waiver hereunder shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

10.     Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto.

11.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

12.     Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

13.     Headings. Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

14.     Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. It supersedes any prior agreement or understandings among them with respect to the subject matter hereof, and it may not be modified or amended in any manner other than as set forth herein.

15.     Mutual Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

16.     No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than each party hereto and their respective successors and permitted assigns.

17.     Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of New York (without giving effect to the principles of conflict of Laws thereof that would cause the application of the Laws of any other jurisdiction), except to the extent that the Laws of such state are superseded by the Bankruptcy Code.

18.     Submission to Jurisdiction; Service of Process.

(a)     Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the U.S. sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each party hereto hereby irrevocably and unconditionally agrees that all claims or causes of action (whether in contract, tort or otherwise) in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. Each party hereto agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)     Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or federal court. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)     Each party hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 8 hereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

19.     Waiver of Jury Trial. Each party hereto irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation or claim arising out of or relating to this Agreement or the transactions contemplated hereby.

[signatures on following page]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

FALCON GLOBAL HOLDINGS LLC

By:
Name:
Title:

SEACOR MARINE HOLDINGS INC.

By:
Name:
Title:

FALCON GLOBAL USA LLC

By:
Name:
Title:

MONTCO OFFSHORE, INC.

By:
Name:
Title:

[Signature Page to Guarantee Fee Agreement]

Exhibit D

OFFICE LEASE AGREEMENT

BETWEEN

ORGERON REAL ESTATE L.L.C.

(“Landlord”)

AND

FALCON GLOBAL HOLDINGS LLC (“TENANT”)

__________________, 2017

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24.	No Waiver	20

25.	Peaceful Enjoyment	20

26.	[Intentionally Omitted]	20

27.	Holding Over	20

28.	Subordination to Mortgage/Estoppel Certificate	21

29.	Notice	21

30.	Landlord’s Lien	22

31.	Surrender of Premises	22

32.	Rights Reserved to Landlord	22

33.	Miscellaneous.	22

34.	Entire Agreement	24

35.	LIMITATION OF LIABILITY	24

36.	WAIVER OF WARRANTY	25

37.	DETERMINATION OF CHARGES	25

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OFFICE LEASE AGREEMENT

This Office Lease Agreement (the “Lease”), is made and entered into on this _________________, 2017, between ORGERON REAL ESTATE L.L.C. (“Landlord”) and FALCON GLOBAL HOLDINGS LLC (“Tenant”).

W I T N E S S E T H:

1.     Definitions. The following are definitions of some of the defined terms used in this Lease. The definition of other defined terms are found throughout this Lease.

A.     “Building” shall mean the office building located at 17751 Highway 3235; Galliano, LA 70354.

B.     “Base Rent” Base Rent will be paid according to the following schedule, subject to the provisions of Section 5 hereof. For the purposes of this Section 1.B, “Lease Year” shall mean the twelve (12) month period commencing on the Commencement Date, and on each anniversary of the Commencement Date.

Period	Annual Base Rent	Monthly Installments of Base Rent
Months 1 to 12	$250,000.00	$20,833.33
Months 13 to 24	$250,000.00	$20,833.33

The Base Rent due for the first month during the Lease Term shall be paid by Tenant to Landlord contemporaneously with Tenant’s execution hereof.

C.     “Additional Rent” shall mean Tenant’s Pro Rata Share of Basic Costs and any other sums (exclusive of Base Rent) that are required to be paid to Landlord by Tenant hereunder, which sums are deemed to be Additional Rent under this Lease. Additional Rent and Base Rent are sometimes collectively referred to herein as “Rent.”

D.     “Basic Costs” shall mean all direct and indirect costs and expenses incurred in connection with the Building as more fully defined in Exhibit C attached hereto.

E.     “Commencement Date,” “Lease Term,” and “Termination Date” shall have the meanings set forth below:

(1)     The “Lease Term” shall mean a period of 24 months commencing on ________________ (the “Commencement Date”) and, unless sooner terminated as provided herein, end on ______________________ (the “Termination Date”).

F.     “Premises” shall mean all the office space located within the Building and outlined on Exhibit A to this Lease.

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G.     “Approximate Rentable Area in the Premises” shall mean the area contained within the demising walls of the Premises and any other area designated for the exclusive use of Tenant plus an allocation of the Tenant’s pro rata share of the square footage of the “Common Areas” and the “Service Areas” (as defined below). For purposes of the Lease it is agreed and stipulated by both Landlord and Tenant that the Approximate Rentable Area in the Premises is __________ square feet.

H.     “Tenant’s Pro Rata Share” shall mean 100%.

I.     “Permitted Use” shall mean general office use and no other use or purpose.

J.     “Guarantor(s)” shall mean any party that agrees in writing to guarantee Tenant’s obligations under this Lease.

K.     “Building Manager” shall mean such company as Landlord shall designate from time to time.

L.     “Building Standard” shall mean the type, brand, quality and/or quantity of materials Landlord designates from time-to-time to be the minimum quality and/or quantity to be used in the Building or the exclusive type, grade, quality and/or quantity of material to be used in the Building.

M.     “Business Day(s)” shall mean Mondays through Fridays exclusive of the normal business holidays of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord, from time to time during the Lease Term, shall have the right to designate additional Holidays, provided such additional Holidays are commonly recognized by other office buildings in the area where the Building is located.

N.     “Common Areas” shall mean those areas located within the Building or on the Property used for corridors, elevator foyers, mail rooms, restrooms, mechanical rooms, elevator mechanical rooms, property management office, janitorial closets, electrical and telephone closets, vending areas, and lobby areas (whether at ground level or otherwise), entrances, exits, sidewalks, skywalks, tunnels, driveways, parking areas and parking garages and landscaped areas and other similar facilities provided for the common use or benefit of tenants generally and/or the public.

O.     “Default Rate” shall mean the lower of (i) the Prime Rate plus six percent (6%) or (ii) the Maximum Rate.

P.     “Maximum Rate” shall mean the highest rate of interest from time-to-time permitted under applicable federal and state law.

Q.     “Normal Business Hours” for the Building shall mean 8:00 a.m. to 6:00 p.m. Mondays through Fridays, and 8:00 a.m. to 1:00 p.m. on Saturdays, exclusive of Holidays.

R.     “Prime Rate” shall mean the per annum interest rate announced by and quoted in the Wall Street Journal from time-to-time as the prime or base rate.

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S.     “Property” shall mean the Building and the parcel(s) of land on which it is located and other improvements located on such land.

T.     “Service Areas” shall mean those areas within the Building used for stairs, elevator shafts, flues, vents, stacks, pipe shafts and other vertical penetrations (but shall not include any such areas for the exclusive use of a particular tenant).

U.     Any notice required or permitted to be given pursuant to the terms of this Lease shall be sent by certified or registered U.S. mail return receipt requested, hand delivery or nationally recognized overnight courier. “Notice Addresses” shall mean the following addresses for Tenant and Landlord, respectively:

Tenant:

The Premises.

Landlord:

Orgeron Real Estate L.L.C.

2.     Lease Grant. Subject to and upon the terms herein set forth, Landlord leases to Tenant and Tenant leases from Landlord the Premises together with the right, in common with others, to use the Common Areas.

3.     Commencement Date/Possession. By taking possession of the Premises, Tenant is deemed to have accepted the Premises and agreed that the Premises is in good order and satisfactory condition, with no representation or warranty by Landlord as to the condition of the Premises or the Building or suitability thereof for Tenant’s use.

4.     Use. The Premises shall be used for the Permitted Use and for no other purpose. Tenant agrees not to use or permit the use of the Premises for any purpose which is illegal, dangerous to life, limb or property or which, in Landlord’s sole judgment, creates a nuisance or which would increase the cost of insurance coverage with respect to the Building. Tenant will maintain the Premises in a clean and healthful condition, and comply with all laws, ordinances, orders, rules and regulations of any governmental entity with reference to the use, condition, configuration or occupancy of the Premises. Tenant, within ten (10) days after the receipt thereof, shall provide Landlord with copies of any notices it receives with respect to a violation or alleged violation of any such laws, ordinances, orders, rules and regulations. Tenant, at its expense, will comply with the rules and regulations of the Building attached hereto as Exhibit B and such other rules and regulations adopted and altered by Landlord from time-to-time and will cause all of its agents, employees, invitees and visitors to do so. All such changes to rules and regulations will be reasonable and shall be sent by Landlord to Tenant in writing.

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5.     Base Rent.

A.     Tenant covenants and agrees to pay to Landlord during the Lease Term, without any setoff or deduction except as otherwise expressly provided herein, the full amount of all Base Rent and Additional Rent due hereunder and the full amount of all such other sums of money as shall become due under this Lease (including, without limitation, any charges for replacement of electric lamps and ballasts and any other services, goods or materials furnished by Landlord at Tenant’s request), all of which hereinafter may be collectively called “Rent.” In addition Tenant shall pay and be liable for, as Additional Rent, all rent, sales and use taxes or other similar taxes, if any, levied or imposed by any city, state, county or other governmental body having authority, such payments to be in addition to all other payments required to be paid to Landlord by Tenant under the terms and conditions of this Lease. Any such payments shall be paid concurrently with the payments of the Rent on which the tax is based. The Base Rent and Additional Rent for each calendar year or portion thereof during the Lease Term, shall be due and payable in advance in monthly installments on the first day of each calendar month during the Lease Term and any extensions or renewals hereof, and Tenant hereby agrees to pay such Base Rent and Additional Rent to Landlord without demand. If the Lease Term commences on a day other than the first day of a month or terminates on a day other than the last day of a month, then the installments of Base Rent and Additional Rent for such month or months shall be prorated, based on the number of days in such month. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the correct installment of Rent due under this Lease shall be deemed to be other than a payment on account of the earliest Rent due hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other available remedy. The acceptance by Landlord of an installment of Rent on a date after the due date of such payment shall not be construed to be a waiver of Landlord’s right to declare a default for any other late payment. All amounts received by Landlord from Tenant hereunder shall be applied first to the earliest accrued and unpaid Rent then outstanding. Tenant’s covenant to pay Rent shall be independent of every other covenant set forth in this Lease.

If at any time during the Lease Term or any renewal or extension thereof a tax or excise on rents, or other tax however described, including a franchise tax, margin tax, business tax or any other tax, (except any federal or state income tax imposed upon Landlord) is levied or assessed against Landlord by any lawful taxing authority on account of Landlord’s interest in this Lease or the rents, revenues, receipts, or other charges reserved hereunder, as a substitute in whole or in part, or in addition to the general taxes described in this Section 5.A, or imposed in order to fund, in whole or in part, previously assessed taxes, Tenant agrees to pay to Landlord upon demand, and in addition to the rentals and other charges prescribed in this Lease, the amount of such tax or excise. In the event any such tax or excise is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay same at such times and in such manner as the taxing authority shall require.

B.     To the extent allowed by law, all installments of Rent not paid when due shall bear interest at the Default Rate from the date due until paid. In addition, if Tenant fails to pay any installment of Base Rent and Additional Rent or any other item of Rent when due and payable hereunder and such failure continues for more than five (5) Business Days after Tenant’s receipt of written notice thereof, a “Late Charge” equal to five percent (5%) of such unpaid amount will be due and payable immediately by Tenant to Landlord.

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C.     The Additional Rent payable hereunder shall be adjusted from time-to-time in accordance with the provisions of Exhibit C attached hereto and incorporated herein for all purposes.

6.     Security Deposit. [Intentionally Omitted].

7.     Services to be Furnished by Landlord.

A.     Landlord agrees to furnish Tenant normal building services. If Tenant requests any other utilities or building services in addition to those identified above, or any of the above utilities or building services in frequency, scope, quality or quantities substantially greater than the standards set by Landlord for the Building, then Landlord shall use reasonable efforts to attempt to furnish Tenant with such additional utilities or building services. Landlord may impose a reasonable charge for such additional utilities or building services, which shall be paid monthly by Tenant as Additional Rent on the same day that the monthly installment of Base Rent is due.

B.     Except as otherwise expressly provided herein, the failure by Landlord to any extent to furnish, or the interruption or termination of these defined services in whole or in part, resulting from adherence to laws, regulations and administrative orders, wear, use, repairs, improvements alterations or any causes beyond the reasonable control of Landlord shall not render Landlord liable in any respect nor be construed as a constructive eviction of Tenant, nor give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement hereof. Should any of the equipment or machinery used in the provision of such services for any cause cease to function properly, Landlord shall use reasonable diligence to repair such equipment or machinery.

8.     Leasehold Improvements/Tenant’s Property. All fixtures, equipment, improvements and appurtenances attached to, or built into, the Premises at the commencement of or during the Lease Term, whether or not by, or at the expense of, Tenant (“Leasehold Improvements”), shall be and remain a part of the Premises; shall be the property of Landlord; and shall not be removed by Tenant except as expressly provided herein. All unattached and moveable partitions, trade fixtures, moveable equipment or furniture located in the Premises and acquired by or for the account of Tenant, without expense to Landlord, which can be removed without structural damage to the Building or Premises, and all personalty brought into the Premises by Tenant (“Tenant’s Property”) shall be owned and insured by Tenant. Landlord may, nonetheless, at any time prior to, or within one (1) month after, the expiration or earlier termination of this Lease or Tenant’s right to possession, require Tenant to remove any Leasehold Improvements performed by or for the benefit of Tenant after the date hereof provided that Landlord informed Tenant at the time of installation of such improvements that the same would have to be removed at the end of the term (the “Required Removables”) at Tenant’s sole cost. In the event that Landlord so elects, Tenant shall remove such Required Removables within ten (10) days after notice from Landlord, provided that in no event shall Tenant be required to remove such Required Removables prior to the expiration or earlier termination of this Lease or Tenant’s right to possession. In addition to Tenant’s obligation to remove the Required Removables, Tenant shall repair any damage caused by such removal and perform such other work as is reasonably necessary to restore the Premises to a “move in” condition. If Tenant fails to remove any specified Required Removables or to perform any required repairs and restoration within the time period specified above, Landlord, at Tenant’s sole cost and expense, may remove the Required Removables (and repair any damage occasioned thereby) and dispose thereof or deliver the Required Removables to any other place of business of Tenant, or warehouse the same, and Tenant shall pay the cost of such removal, repair, delivery, or warehousing of the Required Removables within five (5) days after demand from Landlord.

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9.     Signage. Tenant shall provide and install, at Tenant’s cost, all letters or numerals on the exterior of the Premises.

10.     Repairs and Alterations by Tenant.

A.     Except to the extent such obligations are imposed upon Landlord hereunder, Tenant shall, at its sole cost and expense, maintain the Premises in good order, condition and repair throughout the entire Lease Term, ordinary wear and tear excepted. Tenant agrees to keep the areas visible from outside the Premises in a neat, clean and attractive condition at all times. Tenant shall be responsible for all repairs replacements and alterations in and to the Premises, Building and Property and the facilities and systems thereof, the need for which arises out of (1) Tenant’s use or occupancy of the Premises (provided that the foregoing shall not be deemed to require that Tenant make any capital improvements or replace any equipment or systems serving the Premises), (2) the installation, removal, use or operation of Tenant’s Property (as defined in Section 8 above), (3) the moving of Tenant’s Property into or out of the Building, or (4) the act, omission, misuse or negligence of Tenant, its agents, contractors, employees or invitees. All such repairs, replacements or alterations shall be performed in accordance with Section 10.B below and the rules, policies and procedures reasonably enacted by Landlord from time to time for the performance of work in the Building. If Tenant fails to maintain the Premises in good order, condition and repair, Landlord shall give Tenant notice to perform such acts as are reasonably required to so maintain the Premises. If Tenant fails to promptly commence such work and diligently pursue it to its completion, then Landlord may, at its option, make such repairs, and Tenant shall pay the cost thereof to Landlord on demand as Additional Rent.

B.     Tenant shall not make or allow to be made any alterations, additions or improvements to the Premises, without first obtaining the written consent of Landlord in each such instance, which consent shall not be unreasonably withheld, delayed or conditioned. Prior to commencing any such work and as a condition to obtaining Landlord’s consent, Tenant must furnish Landlord with plans and specifications reasonably acceptable to Landlord (provided such plans and/or specifications actually exist); names and addresses of contractors reasonably acceptable to Landlord; copies of contracts; necessary permits and approvals; evidence of contractor’s and subcontractor’s insurance in accordance with Section 15 hereof. Tenant shall be responsible for insuring that all such persons procure and maintain insurance coverage against such risks, in such amounts and with such companies as Landlord may reasonably approve, including, but not limited to, Builder’s Risk and Worker’s Compensation insurance. All such improvements, alterations or additions shall be constructed in a good and workmanlike manner using Building Standard materials or other new materials of equal or greater quality. Landlord, to the extent reasonably necessary to avoid any disruption to the tenants and occupants of the Building, shall have the right to designate the time when any such alterations, additions and improvements may be performed and to otherwise designate reasonable rules, regulations and procedures for the performance of work in the Building. Upon completion, Tenant shall furnish “as-built” plans (if the same have been prepared), contractor’s affidavits and full and final waivers of lien and receipted bills covering all labor and materials. All improvements, alterations and additions shall comply with the insurance requirements, codes, ordinances, laws and regulations, including without limitation, the Americans with Disabilities Act. In addition, if Landlord so requests, Landlord shall be entitled to observe the construction of any alterations, additions or improvements that may affect the structure of the Building or any of the mechanical, electrical, plumbing or life safety systems of the Building. Landlord’s approval of Tenant’s plans and specifications for any work performed for or on behalf of Tenant shall not be deemed to be representation by Landlord that such plans and specifications comply with applicable insurance requirements, building codes, ordinances, laws or regulations or that the alterations, additions and improvements constructed in accordance with such plans and specifications will be adequate for Tenant’s use.

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11.     Use of Electrical Services by Tenant.

A.     Tenant shall pay Landlord as Additional Rent Tenant’s Pro Rata Share of Electrical Costs (defined below) for each applicable calendar year or portion thereof during the Lease Term. Before the Commencement Date and January 1 of each calendar year, or as soon thereafter as practical, Landlord shall make a good faith estimate of Electrical Costs for the applicable calendar year and Tenant’s Pro Rata Share. On or before the first day of each month during the calendar year, Tenant shall pay Landlord, as Additional Rent, a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of Electrical Costs. Landlord shall have the right from time to time to revise the estimate of Electrical Costs for the year and provide Tenant with a revised statement, and the amount Tenant shall pay each following month shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Electrical Costs by January 1 of a calendar year, Tenant shall continue to pay monthly based on the previous year’s estimate until Landlord provides Tenant with the new estimate. Upon receipt of the new estimate, an adjustment shall be made for any month during the current year for which Tenant paid monthly installments of Additional Rent based on the previous year’s estimate. Tenant shall pay Landlord the amount of any underpayment within 30 days after demand. Any overpayment shall, at Landlord’s option, be refunded to Tenant or credited against the installment of Additional Rent next due. Amounts paid by Tenant based on any estimate shall be subject to adjustment pursuant to the immediately following paragraph when actual Electrical Costs are determined for the calendar year.

Following the end of each calendar year, Landlord shall furnish Tenant with a statement of actual Electrical Costs for the previous calendar year. If the amount of estimated Electrical Costs paid by Tenant for the prior year is greater than Tenant’s Pro Rata Share of actual Electrical Costs for the prior year, Landlord shall apply the overpayment against Additional Rent next due or becoming due, provided that if the Term expires before the determination of the overpayment, Landlord shall refund the overpayment to Tenant after first deducting the amount of Rent due. Likewise, Tenant shall pay Landlord, within 30 days after demand, any underpayment for the prior year, whether or not the Lease has terminated prior to receipt by Tenant of a statement for the underpayment. This clause shall survive the expiration or earlier termination of this Lease.

B.     “Electrical Costs” means charges paid by Landlord for electricity.

C.     All electricity used by Tenant in the Premises shall, at Landlord’s option, be paid for by Tenant either: (1) through inclusion in Base Rent and Basic Costs (except as provided below with respect to excess usage); or (2) by a separate charge billed directly to Tenant by Landlord and payable by Tenant as Additional Rent within ten days after billing; or (3) by a separate charge or charges billed by the utility company(ies) providing electrical service and payable by Tenant directly to such utilities company(ies). Landlord shall have the right at any time and from time-to-time during the Lease Term to contract for electricity service from such providers of such services as Landlord shall elect (each being an “Electric Service Provider”). Tenant shall cooperate with Landlord, and the applicable Electric Service Provider, at all times and, as reasonably necessary, shall allow Landlord and such Electric Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring, and any other machinery within the Premises. Landlord shall in no way be liable or responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any change, failure, interference, disruption, or defect in the supply or character of the electric energy furnished to the Premises, or if the quantity or character of the electric energy supplied by the Electric Service Provider is no longer available or suitable for Tenant’s requirements, and no such change, failure, defect, unavailability, or unsuitability shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease.

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12.     Entry by Landlord. Tenant shall permit Landlord or its agents or representatives to enter into and upon any part of the Premises to inspect the same, or to show the Premises to prospective purchasers, mortgagees, tenants (during the last (12) twelve months of the Lease Term or earlier in connection with a potential relocation) or insurers, or to clean or make repairs, alterations, or additions thereto, including any work that Landlord deems necessary for the safety, protection or preservation of the Building or any occupants thereof, or to facilitate repairs, alterations or additions to the Building or any other tenant’s premises. Except for any entry by Landlord in an emergency situation or to provide normal cleaning and janitorial service, Landlord shall provide Tenant with reasonable prior notice of any entry into the Premises, which notice may be given verbally. Entry by Landlord hereunder shall not constitute a constructive eviction or entitle Tenant to any abatement or reduction of Rent by reason thereof.

13.     Assignment and Subletting.

A.     Except in connection with a Permitted Transfer (defined in Section 13.E below), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. Any attempted Transfer in violation of this Section 13, shall, exercisable in Landlord’s sole and absolute discretion, be voidable. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfer(s). In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease or any liability hereunder.

B.     If Tenant requests Landlord’s consent to a Transfer, Tenant shall submit to Landlord financial statements for the proposed transferee, a complete copy of a term sheet for the proposed assignment, sublease and other information as Landlord may reasonably request. Landlord shall within thirty (30) days after Landlord’s receipt of the required information and documentation either: (1) consent or reasonably refuse consent to the Transfer in writing; (2) in the event of a proposed assignment of this Lease or a proposed sublease of the entire Premises for the entire remaining term of this Lease, terminate this Lease effective the first to occur of ninety (90) days following written notice of such termination or the date that the proposed Transfer would have come into effect. If Landlord shall fail to notify Tenant in writing of its decision within such thirty (30) day period after the later of the date Landlord is notified in writing of the proposed Transfer or the date Landlord has received all required information concerning the proposed transferee and the proposed Transfer, Landlord shall be deemed to have refused to consent to such Transfer, and to have elected to keep this Lease in full force and effect. In addition, Tenant shall reimburse Landlord for its actual reasonable costs and expenses (including without limitation reasonable attorney’s fees) incurred by Landlord in connection with Landlord’s review of such requested Transfer or Permitted Transfer.

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C.     Tenant shall pay to Landlord 50% of all cash and other consideration which Tenant receives as a result of a Transfer (net of all costs and expenses incurred by Tenant in connection therewith) that is in excess of the rent payable to Landlord hereunder for the portion of the Premises and Term covered by the Transfer within ten (10) days following receipt thereof by Tenant. If Tenant is in Monetary Default (defined in Section 22 below), Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of any payments received (less Landlord’s share of any excess).

D.     Except as provided below with respect to a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership or similar entity, and the entity which owns or controls a majority of the voting shares/rights at the time changes for any reason (including but not limited to a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer. The foregoing shall not apply so long as Tenant is an entity whose outstanding stock is listed on a nationally recognized security exchange, or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed.

E.     Tenant may assign its entire interest under this Lease or sublet the Premises to any entity controlling or controlled by or under common control with Tenant or to any successor to Tenant by purchase, merger, consolidation or reorganization (hereinafter, collectively, referred to as “Permitted Transfer”) without the consent of Landlord, provided: (1) Tenant is not in default under this Lease; (2) if such proposed transferee is a successor to Tenant by purchase, said proposed transferee shall acquire all or substantially all of the stock or assets of Tenant’s business or, if such proposed transferee shall acquire all or substantially all of the stock or assets of Tenant’s business or, if such proposed transferee is a successor to Tenant by merger, consolidation or reorganization, the continuing or surviving corporation shall own all or substantially all of the assets of Tenant; (3) such proposed transferee shall have a net worth which is at least equal to the greater of Tenant’s net worth at the date of this Lease or Tenant’s net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization as evidenced to Landlord’s reasonable satisfaction; (4) such proposed transferee operates the business in the Premises for the Permitted Use and no other purpose; and (5) Tenant shall give Landlord written notice at least thirty (30) days prior to the effective date of the proposed purchase, merger, consolidation or reorganization. No such Permitted Transfer shall relieve the original Tenant from its obligations under this Lease.

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14.     Mechanic’s Liens. Tenant will not permit any mechanic’s liens or other liens to be placed upon the Premises, the Building, or the Property and nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any person for the performance of any labor or the furnishing of any materials to the Premises, the Building, or the Property or any part thereof, nor as giving Tenant any right, power, or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to any mechanic’s or other liens against the Premises, the Building, or the Property. In the event any such lien is attached to the Premises, the Building, or the Property, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same. Any amount paid by Landlord for any of the aforesaid purposes including, but not limited to, reasonable attorneys’ fees, shall be paid by Tenant to Landlord promptly on demand as Additional Rent. Tenant shall within ten (10) days of receiving such notice of lien or claim (a) have such lien or claim released or (b) deliver to Landlord a bond in form, content, amount and issued by surety, satisfactory to Landlord, indemnifying, protecting, defending and holding harmless the Indemnities against all costs and liabilities resulting from such lien or claim and the foreclosure or attempted foreclosure thereof. Tenant’s failure to comply with the provisions of the foregoing sentence shall be deemed an Event of Default under Section 22 hereof entitling Landlord to exercise all of its remedies therefor without the requirement of any additional notice or cure period.

15.     Insurance.

A.     Landlord shall maintain insurance on the Building and the improvements in the Premises (other than on Tenant’s Property or on any additional improvements constructed in the Premises by Tenant) in amounts not less than the full replacement cost thereof. The cost of such insurance shall be included as a part of the Basic Costs, and payments for losses thereunder shall be made solely to Landlord or the mortgagees of Landlord as their interests shall appear.

B.     Tenant shall maintain at its expense, (i) in an amount equal to full replacement cost, special form (formerly known as all risk) property insurance on all of its personal property, including removable trade fixtures and leasehold and tenant improvements, and Tenant’s Property located in the Premises and in such additional amounts as are required to meet Tenant’s obligations pursuant to Section 18 hereof and with deductibles in an amount reasonably satisfactory to Landlord, and (ii) a policy or policies of commercial general liability insurance (including endorsement or separate policy for owned or non-owned automobile liability) with respect to its activities in the Building and on the Property, with the premiums thereon fully paid on or before the due date, in an amount of not less than $2,000,000 per occurrence per person coverage for bodily injury, property damage, personal injury or combination thereof (the term “personal injury” as used herein means, without limitation, false arrest, detention or imprisonment, malicious prosecution, wrongful entry, libel and slander), provided that if only single limit coverage is available it shall be for at least $2,000,000 per occurrence with an umbrella policy of at least $5,000,000 combined single limit per occurrence. Tenant’s insurance policies shall name Landlord and Building Manager as additional insureds and shall include coverage for the contractual liability of Tenant to indemnify Landlord and Building Manager pursuant to Section 16 of this Lease and shall have deductibles in an amount reasonably satisfactory to Landlord. Prior to Tenant’s taking possession of the Premises, Tenant shall furnish evidence satisfactory to Landlord of the maintenance and timely renewal of such insurance, and Tenant shall obtain and deliver to Landlord a written obligation on the part of each insurer to notify Landlord at least thirty (30) days prior to the modification, cancellation or expiration of such insurance policies. In the event Tenant shall not have delivered to Landlord a policy or certificate evidencing such insurance at least thirty (30) days prior to the expiration date of each expiring policy, Landlord may obtain such insurance as Landlord may reasonably require to protect Landlord’s interest (which obtaining of insurance shall not be deemed to be a waiver of Tenant’s default hereunder). The cost to Landlord of obtaining such policies shall be paid by Tenant to Landlord as Additional Rent upon demand.

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C.     The insurance requirements set forth in this Section 15 are independent of the waiver, indemnification, and other obligations under this Lease and will not be construed or interpreted in any way to restrict, limit or modify the waiver, indemnification and other obligations or to in any way limit any party’s liability under this Lease. In addition to the requirements set forth in Sections 15 and 16, the insurance required of Tenant under this Lease must be issued by an insurance company with a rating of no less than A-VIII in the current Best’s Insurance Guide, or A- in the current Standard & Poor Insurance Solvency Review, or that is otherwise acceptable to Landlord, and admitted to engage in the business of insurance in the State of Texas; be primary insurance for all claims under it and provide that any insurance carried by Landlord and Landlord’s lenders is strictly excess, secondary and noncontributing with any insurance carried by Tenant; and provide that insurance may not be canceled, nonrenewed or the subject of material change in coverage of available limits of coverage, except upon thirty (30) days prior written notice to Landlord and Landlord’s lenders. Tenant will deliver either a duplicate original or a legally enforceable certificate of insurance on all policies procured by Tenant in compliance with Tenant’s obligations under this Lease, together with evidence satisfactory to Landlord of the payment of the premiums therefor, to Landlord on or before the date Tenant first occupies any portion of the Premises, at least thirty (30) days before the expiration date of any policy and upon the renewal of any policy. Landlord must give its prior written approval to all deductibles and self-insured retentions under Tenant’s policies. Tenant may comply with its insurance coverage requirements through a blanket policy, provided Tenant, at Tenant’s sole expense, procures a “per location” endorsement, or equivalent reasonably acceptable to Landlord, so that the general aggregate and other limits apply separately and specifically to the Premises.

D.     Neither Landlord nor Tenant shall be liable (by way of subrogation or otherwise) to the other party (or to any insurance company insuring the other party) for any personal injury or loss or damage to any of the property of Landlord or Tenant, as the case may be, with respect to their respective property, the Building, the Property or the Premises or any addition or improvements thereto, or any contents therein, to the extent covered by insurance carried or required to be carried by a party hereto even though such loss might have been occasioned by the negligence or willful acts or omissions of the Landlord or Tenant or their respective employees, agents, contractors or invitees. Since this mutual waiver will preclude the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), Landlord and Tenant each agree to give each insurance company which has issued, or in the future may issue, policies of insurance, with respect to the items covered by this waiver, written notice of the terms of this mutual waiver, and to have such insurance policies properly endorsed, if necessary, to prevent the invalidation of any of the coverage provided by such insurance policies by reason of such mutual waiver. For the purpose of the foregoing waiver, the amount of any deductible applicable to any loss or damage shall be deemed covered by, and recoverable by the insured under the insurance policy to which such deductible relates. In the event that Tenant is permitted to and self-insures any risk for which insurance is required to be carried under this Lease, or if Tenant fails to carry any insurance required to be carried by Tenant pursuant to this Lease, then all loss or damage to Tenant, its leasehold interest, its business, its property, the Premises or any additions or improvements thereto or contents thereof shall be deemed covered by and recoverable by Tenant under valid and collectible policies of insurance. Notwithstanding anything to the contrary herein, Landlord shall not be liable to the Tenant or any insurance company (by way of subrogation or otherwise) insuring the Tenant for any loss or damage to any property, or bodily injury or personal injury or any resulting loss of income or losses from worker’s compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of Landlord, its agents or employees, or Building Manager, if any such loss or damage was required to be covered by insurance to be procured by Tenant pursuant to this Lease.

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16.     Indemnity. To the extent not expressly prohibited by law, neither Landlord nor Building Manager nor any of their respective officers, directors, employees, members, managers, or agents shall be liable to Tenant, or to Tenant’s agents, servants, employees, customers, licensees, or invitees for any injury to person or damage to property caused by any act, omission, or neglect of Tenant, its agents, servants, employees, customers, invitees, licensees or by any other person entering the Building or upon the Property under the invitation of Tenant or arising out of the use of the Property, Building or Premises by Tenant and the conduct of its business or out of a default by Tenant in the performance of its obligations hereunder. Tenant hereby indemnifies and holds Landlord and Building Manager and their respective officers, directors, employees, members, managers and agents (“Indemnitees”), harmless from all liability and claims for any property damage, or bodily injury or death of, or personal injury to, a person in or on the Premises, or at any other place, including the Property or the Building and this indemnity shall be enforceable to the full extent whether or not such liability and claims are the result of the sole, joint or concurrent acts, negligent or intentional, or otherwise, of Tenant, or its employees, agents, servants, customers, invitees or licensees. SUCH INDEMNITY FOR THE BENEFIT OF INDEMNITEES SHALL BE ENFORCEABLE EVEN IF INDEMNITEES, OR ANY ONE OR MORE OF THEM HAVE OR HAS CAUSED OR PARTICIPATED IN CAUSING SUCH LIABILITY AND CLAIMS BY THEIR JOINT OR CONCURRENT ACTS, NEGLIGENT OR INTENTIONAL, OR OTHERWISE, BUT IN SUCH EVENT TENANT SHALL NOT BE RESPONSIBLE FOR THAT PORTION OF ANY LOSS WHICH IS HELD TO BE CAUSED BY THE NEGLIGENCE, WILFULL MISCONDUCT OR STRICT LIABILITY OF ONE OR MORE OF THE INDEMNITEES. Notwithstanding the terms of this Lease to the contrary, the terms of this Section shall survive the expiration or earlier termination of this Lease.

17.     Damages from Certain Causes. To the extent not expressly prohibited by law, Landlord shall not be liable to Tenant or Tenant’s employees, contractors, agents, invitees or customers, for any injury to person or damage to property sustained by Tenant or any such party or any other person claiming through Tenant resulting from any accident or occurrence in the Premises or any other portion of the Building caused by the Premises or any other portion of the Building becoming out of repair or by defect in or failure of equipment, pipes, or wiring, or by broken glass, or by the backing up of drains, or by gas, water, steam, electricity, or oil leaking, escaping or flowing into the Premises (except where due to Landlord’s willful failure to make repairs required to be made pursuant to other provisions of this Lease, after the expiration of a reasonable time after written notice to Landlord of the need for such repairs), nor shall Landlord be liable to Tenant for any loss or damage that may be occasioned by or through the acts or omissions of other tenants of the Building or of any other persons whomsoever, including, but not limited to riot, strike, insurrection, war, court order, requisition, order of any governmental body or authority, acts of God, fire or theft.

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18.     Casualty Damage. If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord. In case the Building shall be so damaged that substantial alteration or reconstruction of the Building shall, in Landlord’s sole opinion, be required (whether or not the Premises shall have been damaged by such casualty) or in the event there is less than two (2) years of the Lease Term remaining or in the event Landlord’s mortgagee should require that the insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt or in the event of any material uninsured loss to the Building, Landlord or Tenant may, at its option, terminate this Lease by notifying the other in writing of such termination within ninety (90) days after the date of such casualty. If Landlord does not thus elect to terminate this Lease, Landlord shall commence and proceed with reasonable diligence to restore the Building and the improvements in the Premises (except that Landlord shall not be responsible for delays not within the control of Landlord) to substantially the same condition in which it was immediately prior to the happening of the casualty. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof, except that, subject to the provisions of the next sentence, Landlord shall allow Tenant a fair diminution of Rent during the time and to the extent the Premises are unfit for occupancy.

19.     Condemnation. If the whole or any substantial part of the Premises or if the Building or any portion thereof which would leave the remainder of the Building unsuitable for use as an office building comparable to its use on the Commencement Date, or if the land on which the Building is located or any material portion thereof, shall be taken or condemned for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, then Landlord or Tenant may, at its option, terminate this Lease and the rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of said Premises or said portion of the Building or land shall occur. In the event this Lease is not terminated, the rent for any portion of the Premises so taken or condemned shall be abated during the unexpired term of this Lease effective when the physical taking of said portion of the Premises shall occur. All compensation awarded for any such taking or condemnation, or sale proceeds in lieu thereof, shall be the property of Landlord, and Tenant shall have no claim thereto, the same being hereby expressly waived by Tenant, except for any portions of such award or proceeds which are specifically allocated by the condemning or purchasing party for the taking of or damage to trade fixtures of Tenant, which Tenant specifically reserves to itself.

20.     Hazardous Substances.

A.     Tenant hereby represents and covenants to Landlord the following: No toxic or hazardous substances or wastes, pollutants or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, radon, and any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601-9657, as amended (“CERCLA”) (collectively, “Environmental Pollutants”) other than customary office supplies and cleaning supplies stored and handled within the Premises in accordance with all applicable laws, will be generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Property, and no activity shall be taken on the Property, by Tenant, its agents, employees, invitees or contractors, that would cause or contribute to (i) the Property or any part thereof to become a generation, treatment, storage or disposal facility within the meaning of or otherwise bring the Property within the ambit of the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. 5901 et. seq., or any similar state law or local ordinance, (ii) a release or threatened release of Environmental Pollutants from the Property or any part thereof within the meaning of, or otherwise result in liability in connection with the Property within the ambit of CERCLA, or any similar state law or local ordinance, or (iii) the discharge of Environmental Pollutants into any water source or system, the dredging or filling of any waters, or the discharge into the air of any emissions, that would require a permit under the Federal Water Pollution Control Act, 33 U.S.C. 1251 et. seq., or the Clean Air Act, 42 U.S.C. 7401 et. seq., or any similar state law or local ordinance.

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B.     As used herein “Environmental Laws” mean all present and future federal, state and municipal laws, ordinances, rules and regulations applicable to environmental and ecological conditions, and the rules and regulations of the U.S. Environmental Protection Agency, and any other federal, state or municipal agency, or governmental board or entity relating to environmental matters.

21.     Americans with Disabilities Act. Tenant agrees to comply with all requirements of the Americans with Disabilities Act (January 26, 1992), as amended, and the Texas Accessibility Standards (collectively, the “ADA”) applicable to the Premises and such other current acts or other subsequent acts, (whether federal or state) addressing like issues as are enacted or amended, from and after the Commencement Date (provided that Tenant shall not be required to make any alterations or improvements to the Building or the Premises as a result thereof unless the same is required as a result of Tenant’s specific manner of use or occupancy thereof (i.e., not just office use), and Landlord shall be solely responsible for all such alterations and improvements that are not the obligation of Tenant pursuant to the foregoing). Tenant agrees to indemnify and hold Landlord harmless from any and all expenses, liabilities, costs or damages suffered by Landlord as a result of additional obligations which may be imposed on the Building or the Property under such acts by virtue of Tenant’s specific manner of operations and/or occupancy.

22.     Events of Default.

The following events shall be deemed to be “Events of Default” under this Lease:

(1)     Tenant shall fail to pay when due any Base Rent, Additional Rent or other amount payable by Tenant to Landlord under this Lease (hereinafter sometimes referred to as a “Monetary Default”), which failure is not cured within ten (10) days after delivery to Tenant of notice of the occurrence of such failure.

(2)     Any failure by Tenant (other than a Monetary Default) to comply with any term, provision or covenant of this Lease, which failure is not cured within thirty (30) days after delivery to Tenant of notice of the occurrence of such failure provided, however, that if the term, condition, covenant or obligation to be performed by Tenant is of such nature that the same cannot reasonably be performed within such thirty-day period, such default shall be deemed to have been cured if Tenant commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same, and in fact, completes same within sixty (60) days after notice.

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(3)     Any failure by Tenant to observe or perform any of the covenants with respect to assignment and subletting set forth in Section 13.

(4)     Tenant shall (a) become insolvent, (b) make a transfer in fraud of creditors (c) make an assignment for the benefit of creditors, (d) file a petition under any section or chapter of the United States Bankruptcy Code, as amended, pertaining to bankruptcy, or under any similar law or statute of the United States or any State thereof, or Tenant shall be adjudged bankrupt or insolvent in proceedings filed against Tenant thereunder; or a petition or answer proposing the adjudication of Tenant as a bankrupt or its reorganization under any present or future federal or state bankruptcy or similar law shall be filed in any court and such petition or answer shall not be discharged or denied within sixty (60) days after the filing thereof.

(5)     A receiver or trustee shall be appointed for all or substantially all of the assets of Tenant or of the Premises or of any of Tenant’s property located thereon in any proceeding brought by Tenant, or any such receiver or trustee shall be appointed in any proceeding brought against Tenant and shall not be discharged within sixty (60) days after such appointment or Tenant shall consent to or acquiesce in such appointment.

(6)     The leasehold estate hereunder shall be taken on execution or other process of law in any action against Tenant.

(7)     The liquidation, termination, dissolution, forfeiture of right to do business of Tenant.

23.     Remedies.

A.     Upon the occurrence of any Event of Default, Landlord shall have the following rights and remedies, in addition to those allowed by law or equity, any one or more of which may be exercised without further notice to or demand upon Tenant and which may be pursued successively or cumulatively as Landlord may elect:

(1)     Landlord may re-enter the Premises and cure any default of Tenant, in which event Tenant shall, upon demand, reimburse Landlord as Additional Rent for any cost and expenses which Landlord may incur to cure such default; and Landlord shall not be liable to Tenant for any loss or damage which Tenant may sustain by reason of Landlord’s action, regardless of whether caused by Landlord’s negligence or otherwise;

(2)     Landlord may terminate this Lease by giving to Tenant notice of Landlord’s election to do so, in which event the Term shall end, and all right, title and interest of Tenant hereunder shall expire, on the date stated in such notice;

(3)     Landlord may terminate the right of Tenant to possession of the Premises without terminating this Lease by giving notice to Tenant that Tenant’s right to possession shall end on the date stated in such notice, whereupon the right of Tenant to possession of the Premises or any part thereof shall cease on the date stated in such notice; and

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(4)     Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease.

Landlord shall not be required to serve Tenant with any notices or demands as a prerequisite to its exercise of any of its rights or remedies under this Lease, other than those notices and demands specifically required under this Lease. TENANT EXPRESSLY WAIVES THE SERVICE OF ANY STATUTORY DEMAND OR NOTICE WHICH IS A PREREQUISITE TO LANDLORD’S COMMENCEMENT OF EVICTION PROCEEDINGS AGAINST TENANT, INCLUDING THE DEMANDS AND NOTICES SPECIFIED IN THE TEXAS PROPERTY CODE). TENANT WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LAWSUIT BROUGHT BY LANDLORD TO RECOVER POSSESSION OF THE PREMISES FOLLOWING LANDLORD’S TERMINATION OF THIS LEASE PURSUANT TO SECTION 23A(2) OR THE RIGHT OF TENANT TO POSSESSION OF THE PREMISES PURSUANT TO SECTION 23A(3) AND ON ANY CLAIM FOR DELINQUENT RENT WHICH LANDLORD MAY JOIN IN ITS LAWSUIT TO RECOVER POSSESSION.

B.     If Landlord exercises either of the remedies provided in Sections 23.A.(2) or 23.A.(3), Tenant shall surrender possession and vacate the Premises and immediately deliver possession thereof to Landlord, and Landlord may re-enter and take complete and peaceful possession of the Premises, with process of law, full and complete license to do so being hereby granted to Landlord, and Landlord may remove all occupants and property therefrom, using such force as may be necessary to the extent allowed by law, without being deemed guilty in any manner of trespass, eviction or forcible entry and detainer and without relinquishing Landlord’s right to Rent or any other right given to Landlord hereunder or by operation of law. In order to regain possession of the Premises and to deny Tenant access thereto, Landlord or its agent may, at the expense and liability of the Tenant, alter or change any or all locks or other security devices controlling access to the Premises without posting or giving notice of any kind to Tenant. Landlord shall have no obligation to provide Tenant a key to new locks installed in the Premises or grant Tenant access to the Premises so long as Tenant is in default under this Lease. Tenant shall not be entitled to recover possession of the Premises, terminate this Lease, or recover any actual, incidental, consequential, punitive, statutory or other damages or award of attorneys’ fees, by reason of Landlord’s alteration or change of any lock or other security device and the resulting exclusion from the Premises of the Tenant or Tenant’s agents, servants, employees, customers, licensees, invitees or any other persons from the Premises. Landlord may, without notice, remove and either dispose of or store, at Tenant’s expense, any property belonging to Tenant that remains in the Premises after Landlord has regained possession thereof. Tenant acknowledges that the provisions of this subparagraph of this Lease supersedes the Texas Property Code and Tenant further warrants and represents that it hereby knowingly waives any rights it may have thereunder.

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C.     If Landlord terminates the right of Tenant to possession of the Premises without terminating this Lease, Landlord shall have the right to immediate recovery of all amounts then due hereunder. Such termination of possession shall not release Tenant, in whole or in part, from Tenant’s obligation to pay Rent hereunder for the full Term, and Landlord shall have the right, from time to time, to recover from Tenant, and Tenant shall remain liable for, all Base Rent, Additional Rent and any other sums accruing as they become due under this Lease during the period from the date of such notice of termination of possession to the stated end of the Term. In any such case, Landlord may relet the Premises or any part thereof for the account of Tenant for such rent, for such time (which may be for a term extending beyond the Term) and upon such terms as Landlord shall determine and may collect the rents from such reletting. Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant relative to such reletting. Also, in any such case, Landlord may make repairs, alterations and additions in or to the Premises and redecorate the same to the extent deemed by Landlord necessary or desirable and in connection therewith change the locks to the Premises, and Tenant upon demand shall pay the cost of all of the foregoing together with Landlord’s expenses of reletting. The rents from any such reletting shall be applied first to the payment of the expenses of reentry, redecoration, repair and alterations and the expenses of reletting and second to the payment of Rent herein provided to be paid by Tenant. Any excess or residue shall operate only as an offsetting credit against the amount of Rent due and owing as the same thereafter becomes due and payable hereunder, and the use of such offsetting credit to reduce the amount of Rent due Landlord, if any, shall not be deemed to give Tenant any right, title or interest in or to such excess or residue and any such excess or residue shall belong to Landlord solely, and in no event shall Tenant be entitled to a credit on its indebtedness to Landlord in excess of the aggregate sum (including Base Rent and Additional Rent) which would have been paid by Tenant for the period for which the credit to Tenant is being determined, had no Event of Default occurred. No such reentry or repossession, repairs, alterations and additions, or reletting shall be construed as an eviction or ouster of Tenant or as an election on Landlord’s part to terminate this Lease, unless a written notice of such intention is given to Tenant, or shall operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, and Landlord, at any time and from time to time, may sue and recover judgment for any deficiencies remaining after the application of the proceeds of any such reletting.

D.     If this Lease is terminated by Landlord pursuant to Section 23.A.(2), Landlord shall be entitled to recover from Tenant all Rent accrued and unpaid for the period up to and including such termination date, as well as all other additional sums payable by Tenant, or for which Tenant is liable or for which Tenant has agreed to indemnify Landlord under any of the provisions of this Lease, which may be then owing and unpaid, and all costs and expenses, including without limitation court costs and attorneys’ fees incurred by Landlord in the enforcement of its rights and remedies hereunder, and, in addition, Landlord shall be entitled to recover as damages for loss of the bargain and not as a penalty (i) the unamortized portion of any concessions offered by Landlord to Tenant in connection with this Lease, including without limitation Landlord’s contribution to the cost of tenant improvements and alterations, if any, installed by either Landlord or Tenant pursuant to this Lease or any work letter in connection with this Lease, (ii) the aggregate sum which at the time of such termination represents the excess, if any, of the present value of the aggregate rents which would have been payable after the termination date had this Lease not been terminated, including, without limitation, Base Rent at the annual rate or respective annual rates for the remainder of the Term provided for in this Lease and the amount projected by Landlord to represent Additional Rent for the remainder of the Term over the then present value of the then aggregate fair rent value of the Premises for the balance of the Term, such present worth to be computed in each case on the basis of a ten percent (10%) per annum discount from the respective dates upon which such Rents would have been payable hereunder had this Lease not been terminated, and (iii) any damages in addition thereto, including without limitation reasonable attorneys’ fees and court costs, which Landlord sustains as a result of the breach of any of the covenants of this Lease other than for the payment of Rent.

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E.           Landlord shall use commercially reasonable efforts to mitigate any damages resulting from an Event of Default by Tenant under this Lease. Landlord’s obligation to mitigate damages after an Event of Default by Tenant under this Lease shall be satisfied in full if Landlord undertakes to lease the Premises to another tenant (a “Substitute Tenant”) in accordance with the following criteria:

(1)     Landlord shall have no obligations to solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises including, without limitation, the final and non-appealable legal right to relet the Premises free of any claim of Tenant;

(2)     Landlord shall not be obligated to lease or show the Premises, on a priority basis, offer the Premises to a prospective tenant when other premises in the Building suitable for that prospective tenant’s use are (or soon will be) available;

(3)     Landlord shall not be obligated to lease the Premises to a Substitute Tenant for a Rent less than the current fair market Rent then prevailing for similar uses in comparable buildings in the same market area as the Building, nor shall Landlord be obligated to enter into a new lease under other terms and conditions that are unacceptable to Landlord under Landlord’s then current leasing policies for comparable space in the Building;

(4)     Landlord shall not be obligated to enter into a lease with a Substitute Tenant whose use would:

(i)     violate any restriction, covenant, or requirement contained in the lease of another tenant of the Building;

(ii)     adversely affect the reputation of the Building; or

(iii)     be incompatible with the operation of the Building as an office building;

(5)     Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant which does not have, in Landlord’s reasonable opinion, sufficient financial resources to operate the Premises in a first class manner; and

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(6)     Landlord shall not be required to expend any amount of money to alter, remodel, or otherwise make the Premises suitable for use by a proposed Substitute Tenant unless:

(i)     Tenant pays any such sum to Landlord in advance of Landlord’s execution of a lease with such tenant (which payment shall not be in lieu of any damages or other sums to which Landlord may be entitled as a result of Tenant’s default under this Lease); or

(ii)     Landlord, in Landlord’s reasonable discretion, determines that any such expenditure is financially justified in connection with entering into any such substitute lease.

F.     All property of Tenant removed from the Premises by Landlord pursuant to any provision of this Lease or applicable law may be handled, removed or stored by Landlord at the cost and expense of Tenant, and Landlord shall not be responsible in any event for the value, preservation or safekeeping thereof. Tenant shall pay Landlord for all expenses incurred by Landlord with respect to such removal and storage so long as the same is in Landlord’s possession or under Landlord’s control. All such property not removed from the Premises or retaken from storage by Tenant within thirty (30) days after the end of the Term or the termination of Tenant’s right to possession of the Premises, however terminated, at Landlord’s option, shall be conclusively deemed to have been conveyed by Tenant to Landlord as by bill of sale without further payment or credit by Landlord to Tenant.

G.     Tenant hereby grants to Landlord a first lien upon the interest of Tenant under this Lease to secure the payment of moneys due under this Lease, which lien may be enforced in equity, and Landlord shall be entitled as a matter of right to have a receiver appointed to take possession of the Premises and relet the same under order of court.

H.     If Tenant is adjudged bankrupt, or a trustee in bankruptcy is appointed for Tenant, Landlord and Tenant, to the extent permitted by law, agree to request that the trustee in bankruptcy determine within sixty (60) days thereafter whether to assume or to reject this Lease.

I.     The receipt by Landlord of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction, and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of the rent due or to pursue any other remedies provided in this Lease. The acceptance by Landlord of rent hereunder shall not be construed to be a waiver of any breach by Tenant of any term, covenant or condition of this Lease. No act or omission by Landlord or its employees or agents during the term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

J.     In the event of any litigation between Tenant and Landlord to enforce any provision of this Lease or any right of either party hereto, the unsuccessful party to such litigation shall pay to the successful party all costs and expenses, including reasonable attorney’s fees, incurred therein. Furthermore, if Landlord, without fault, is made a party to any litigation instituted by or against Tenant, Tenant shall indemnify Landlord against, and protect, defend, and save it harmless from, all costs and expenses, including reasonable attorney’s fees, incurred by it in connection therewith. If Tenant, without fault, is made party to any litigation instituted by or against Landlord, Landlord shall indemnify Tenant against, and protect, defend, and save it harmless from, all costs and expenses, including reasonable attorney’s fees, incurred by it in connection therewith.

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K.     Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant, and affording such Landlord’s Mortgagee a reasonable opportunity to perform Landlord’s obligations hereunder.

24.     No Waiver. Failure of Landlord to declare any default immediately upon its occurrence, or delay in taking any action in connection with an Event of Default, shall not constitute a waiver of such default, nor shall it constitute an estoppel against Tenant or Landlord, but Tenant or Landlord shall have the right to declare the default at any time and take such action as is lawful or authorized under this Lease. Failure by Landlord to enforce its rights with respect to any one default shall not constitute a waiver of its rights with respect to any subsequent default.

25.     Peaceful Enjoyment. Tenant shall, and may peacefully have, hold, and enjoy the Premises, subject to the other terms hereof, so long as no Event of Default exists.

26.     [Intentionally Omitted].

27.     Holding Over. In the event of holding over by Tenant after expiration or other termination of this Lease or in the event Tenant continues to occupy the Premises after the termination of Tenant’s right of possession pursuant to Section 23.A(3) hereof, occupancy of the Premises subsequent to such termination or expiration shall be that of a tenancy at sufferance and in no event for month-to-month or year-to-year. Tenant shall, throughout the entire holdover period, be subject to all the terms and provisions of this Lease and shall pay for its use and occupancy an amount (on a per month basis without reduction for any partial months during any such holdover) equal to 150% times the sum of (a) the greater of then current market rate, or (b) the Base Rent and Additional Rent which would have been applicable had the Lease Term continued through the period of such holding over by Tenant. No holding over by Tenant or payments of money by Tenant to Landlord after the expiration of the Lease Term shall be construed to extend the Lease Term or prevent Landlord from recovery of immediate possession of the Premises by summary proceedings or otherwise unless Landlord has sent written notice to Tenant that Landlord has elected to extend the Lease Term. In addition to the obligation to pay the amounts set forth above during any such holdover period, Tenant shall also be liable to Landlord for all damages, including, without limitation, any consequential damages, which Landlord may suffer by reason of any holding over by Tenant and Tenant shall also indemnify Landlord against any and all claims made by any other tenant or prospective tenant against Landlord for delay by Landlord in delivering possession of the Premises to such other tenant or prospective tenant.

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28.     Subordination to Mortgage/Estoppel Certificate. Tenant accepts this Lease subject and subordinate to any mortgage, deed of trust or other lien presently existing or hereafter arising upon the Premises, or upon the Building and/or the Property and to any renewals, modifications, refinancings and extensions thereof, but Tenant agrees that any such mortgagee shall have the right at any time to subordinate such mortgage, deed of trust or other lien to this Lease on such terms and subject to such conditions as such mortgagee may deem appropriate in its discretion. The provisions of the foregoing sentence shall be self-operative and no further instrument of subordination shall be required. However, Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust or other lien now existing or hereafter placed upon the Premises, or the Building and/or the Property and Tenant agrees within ten (10) days after demand to execute such further instruments subordinating this Lease or attorning to the holder of any such liens as Landlord may request. The terms of this Lease are subject to approval by the Landlord’s existing lender(s) and any lender(s) who, at the time of the execution of this Lease, have committed or are considering committing to Landlord to make a loan secured by all or any portion of the Property, and such approval is a condition precedent to Landlord’s obligations hereunder. In the event that Tenant should fail to execute any subordination or other agreement required by this Section promptly as requested, Tenant hereby irrevocably constitutes Landlord as its attorney-in-fact to execute such instrument in Tenant’s name, place and stead, it being agreed that such power is one coupled with an interest in Landlord and is accordingly irrevocable. Tenant agrees that it will from time-to-time upon request by Landlord execute and deliver to such persons as Landlord shall request a statement in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which rent and other charges payable under this Lease have been paid, stating that Landlord is not in default hereunder (or if Tenant alleges a default stating the nature of such alleged default) and further stating such other matters as Landlord shall reasonably require. Tenant agrees periodically to furnish within ten (10) days after so requested by Landlord, ground lessor or the holder of any deed of trust, mortgage or security agreement covering the Building, the Property, or any interest of Landlord therein, a certificate signed by Tenant certifying (a) that this Lease is in full force and effect and unmodified (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (b) as to the Commencement Date and the date through which Base Rent and Tenant’s Additional Rent have been paid, (c) that Tenant has accepted possession of the Premises and that any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant, (d) that except as stated in the certificate no rent has been paid more than thirty (30) days in advance of its due date, (e) that the address for notices to be sent to Tenant is as set forth in this Lease (or has been changed by notice duly given and is as set forth in the certificate), (f) that except as stated in the certificate, Tenant, as of the date of such certificate, has no charge, lien, or claim of offset against rent due or to become due, (g) that except as stated in the certificate, Landlord is not then in default under this Lease, (h) intentionally omitted, (i) that there are no renewal or extension options, purchase options, rights of first refusal or the like in favor of Tenant except as set forth in this Lease, (j) the amount and nature of accounts payable to Landlord under terms of this Lease, and (k) as to such other matters as may be reasonably requested by Landlord or ground lessor or the holder of any such deed of trust, mortgage or security agreement. Any such certificate may be relied upon by any ground lessor, prospective purchaser, secured party, mortgagee or any beneficiary under any mortgage, deed of trust on the Building or the Property or any part thereof or interest of Landlord therein.

29.     Notice. Any notice required or permitted to be given under this Lease or by law shall be deemed to have been given if it is written and delivered in person or mailed by Registered or Certified mail, postage prepaid, or sent by a nationally recognized overnight delivery service to the party who is to receive such notice at the address specified in Section 1.Y of this Lease. When so mailed, the notice shall be deemed to have been given two (2) business days after the date it was mailed. When sent by overnight delivery service, the notice shall be deemed to have been given on the next business day after deposit with such overnight delivery service. The address specified in Section 1.Y of this Lease may be changed from time to time by giving written notice thereof to the other party.

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30.     Landlord’s Lien. In addition to any statutory lien for rent in Landlord’s favor, Landlord (the secured party for purposes hereof) shall have and Tenant (the debtor for purposes hereof) hereby grants to Landlord, a continuing security interest for all Base Rent, Additional Rent and other sums of money becoming due hereunder from Tenant, upon all goods, wares, equipment, fixtures, furniture, inventory, accounts, contract rights, chattel paper and other personal property of Tenant situated on the Premises subject to this Lease and such property shall not be removed therefrom without the consent of Landlord until all arrearages in Rent as well as any and all sums of money then due to Landlord hereunder shall first have been paid and discharged. In the event of a default under this Lease, Landlord shall have, in addition to any other remedies provided herein or by law, all rights and remedies under the Uniform Commercial Code, including without limitation the right to sell the property described in this Section at public or private sale upon ten (10) days notice to Tenant which notice Tenant hereby agrees is adequate and reasonable. Tenant hereby agrees to execute such other instruments necessary or desirable in Landlord’s discretion to perfect the security interest hereby created. Any statutory lien for Rent in not hereby waived, the express contractual lien herein being granted in addition and supplementary thereto. Tenant warrants and represents that the collateral subject to the security interest granted herein is not purchased or used by Tenant for personal, family or household purposes.

31.     Surrender of Premises. Upon the termination, whether by lapse of time or otherwise, or upon any termination of Tenant’s right to possession without termination of the Lease, Tenant will at once surrender possession and vacate the Premises, together with all Leasehold Improvements (except those Leasehold Improvements Tenant is required to remove pursuant to Section 8 hereof), to Landlord in good condition and repair, ordinary wear and tear excepted; conditions existing because of Tenant’s failure to perform maintenance, repairs or replacements as required of Tenant under this Lease shall not be deemed “reasonable wear and tear.” Tenant shall surrender to Landlord all keys to the Premises and make known to Landlord the explanation of all combination locks which Tenant is permitted to leave on the Premises. Subject to the Landlord’s rights under Section 23 hereof, if Tenant fails to remove any of Tenant’s Property within one (1) day after the termination of this Lease, or Tenant’s right to possession hereunder, Landlord, at Tenant’s sole cost and expense, shall be entitled to remove and/or store such Tenant’s Property and Landlord shall be in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay Landlord, upon demand, any and all reasonable expenses caused by such removal and all storage charges against such property so long as the same shall be in possession of Landlord or under the control of Landlord. In addition, if Tenant fails to remove any Tenant’s Property from the Premises or storage, as the case may be, within ten (10) days after written notice from Landlord, Landlord, at its option, may deem all or any part of such Tenant’s Property to have been abandoned by Tenant and title thereof shall immediately pass to Landlord under this Lease as by a bill of sale.

32.     Rights Reserved to Landlord. [Intentionally Omitted].

33.     Miscellaneous.

A.     If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

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B.     Tenant agrees not to record this Lease or any short form or memorandum hereof.

C.     This Lease and the rights and obligations of the parties hereto shall be interpreted, construed, and enforced in accordance with the laws of the State of Texas.

D.     Events of “Force Majeure” shall include strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions, or any other cause whatsoever beyond the control of Landlord or Tenant, as the case may be. Whenever a period of time is herein prescribed for the taking of any action by Landlord or Tenant (other than the payment of Rent and all other such sums of money as shall become due from Tenant hereunder), such party shall not be liable or responsible for, there shall be excluded from the computation of such period of time, any delays due to events of Force Majeure.

E.     Except as expressly otherwise herein provided, with respect to all required acts of Tenant, time is of the essence of this Lease.

F.     Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in the Building and Property referred to herein, and in such event and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of Landlord for the performance of such obligations.

G.     Landlord and Tenant hereby indemnify and hold each other harmless against any loss, claim, expense or liability with respect to any commissions or brokerage fees claimed on account of the execution and/or renewal of this Lease due to any action of the indemnifying party.

H.     Landlord and Tenant understand, agree and acknowledge that (i) this Lease has been freely negotiated by both parties; and (ii) in any controversy, dispute or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

I.     The headings and titles to the paragraphs of this Lease are for convenience only and shall have no effect upon the construction or interpretation of any part hereof.

J.     Tenant agrees that, as between Tenant and Landlord, Landlord has the sole and absolute right to contest taxes levied against the Premises and the Property (other than taxes levied directly against Tenant’s personal property within, or sales made from, the Premises). Therefore, Tenant, to the fullest extent permitted by law, irrevocably waives any and all rights that Tenant may have to receive from Landlord a copy of notices received by Landlord regarding the appraisal or reappraisal, for tax purposes, of all or any portion of the Premises or the Property (including, without limitation, any rights set forth in §41.413 of the Texas Property Tax Code, as such may be amended from time to time). Additionally, Tenant, to the fullest extent permitted by law, hereby irrevocably assigns to Landlord any and all rights of Tenant to protest or appeal any governmental appraisal or reappraisal of the value of all or any portion of the Premises or the Property (including, without limitation, any rights set forth in §41.413 and §42.015 of the Texas Property Tax Code, as such may be amended from time to time). Tenant agrees without reservation that it will not protest or appeal any such appraisal or reappraisal before a governmental taxing authority without the express written authorization of Landlord.

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34.     Entire Agreement. This Lease, including the following Exhibits:

Exhibit A - Outline and Location of Premises
Exhibit B – Rules and Regulations
Exhibit C - Payment of Basic Costs
Exhibit D - Additional Provisions

constitutes the entire agreement between the parties hereto with respect to the subject matter of this Lease and supersedes all prior agreements and understandings between the parties related to the Premises, including all lease proposals, letters of intent and similar documents. Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease. All understandings and agreements heretofore had between the parties are merged in this Lease which alone fully and completely expresses the agreement of the parties, neither party relying upon any statement or representation not embodied in this Lease. This Lease may be modified only by a written agreement signed by Landlord and Tenant. Landlord and Tenant expressly agree that there are and shall be no implied warranties of merchantability, habitability, suitability, fitness for a particular purpose or of any other kind arising out of this Lease, all of which are hereby waived by Tenant, and that there are no warranties which extend beyond those expressly set forth in this Lease.

35.     LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD TO TENANT FOR ANY DEFAULT BY LANDLORD UNDER THIS LEASE SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE BUILDING AND THE PROPERTY AND THE PROCEEDS THEREOF AND TENANT AGREES TO LOOK SOLELY TO LANDLORD’S INTEREST IN THE BUILDING AND THE PROPERTY AND THE PROCEEDS THEREOF FOR THE RECOVERY OF ANY JUDGMENT AGAINST THE LANDLORD, IT BEING INTENDED THAT LANDLORD SHALL NOT BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY. TENANT HEREBY COVENANTS THAT, PRIOR TO THE FILING OF ANY SUIT FOR DIRECT AND PROXIMATE DAMAGES, IT SHALL GIVE LANDLORD AND ALL MORTGAGEES WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES OR DEED OF TRUST LIENS ON THE PROPERTY, BUILDING OR PREMISES (“LANDLORD MORTGAGEES”) NOTICE AND REASONABLE TIME TO CURE ANY ALLEGED DEFAULT BY LANDLORD.

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36.     WAIVER OF WARRANTY. LANDLORD, ITS OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, ATTORNEYS AND CONTRACTORS, MAKE NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, BUILDING OR THE PREMISES OR ITS CONDITION. NO WARRANTY OF MATERIALS, WORKMANSHIP OR APPLIANCES HAS BEEN MADE OR IS EXPRESSED OR IMPLIED BY THIS LEASE. LANDLORD, ITS OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, ATTORNEYS AND CONTRACTORS EXPRESSLY DISCLAIM AND TENANT EXPRESSLY WAIVES ANY WARRANTY OF HABITABILITY, GOOD AND WORKMANLIKE CONSTRUCTION, SUITABILITY, OF DESIGN OR FITNESS FOR A PARTICULAR PURPOSE AND EXPRESSLY DISCLAIM AND TENANT EXPRESSLY WAIVES ANY WARRANTY AS TO THE ENVIRONMENT CONDITION OF THE PROPERTY, BUILDING OR PREMISES AND THE PRESENCE OR CONTAMINATION BY HAZARDOUS MATERIALS. TENANT IS NOT RELYING ON ANY REPRESENTATIONS BY LANDLORD OR LANDLORD’S OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, ATTORNEYS AND CONTRACTORS. TENANT EXPRESSLY WAIVES, TO THE EXTENT ALLOWED BY LAW, ANY CLAIMS UNDER FEDERAL, STATE OR OTHER LAW THAT TENANT MIGHT OTHERWISE HAVE AGAINST LANDLORD, ITS OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, ATTORNEYS AND CONTRACTORS RELATING TO THE CONDITION OF THE PROPERTY, BUILDING OR PREMISES OR THE IMPROVEMENTS OR PERSONAL PROPERTY LOCATED THEREON OR THE PRESENCE IN OR CONTAMINATION OF THE PROPERTY OR THE PREMISES BY HAZARDOUS MATERIALS.

37.     DETERMINATION OF CHARGES. Landlord and Tenant agree that each provision of this Lease for determining charges and amounts payable by Tenant (including provisions regarding Tenant’s Pro Rata Share of Basic Costs and Tenant’s Pro Rata Share of Electrical Costs) is commercially reasonable and, as to each such charge or amount, constitutes a statement of the amount of the charge or a method by which the charge is to be computed for purposes of Section 93.012 of the Texas Property Code.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease in multiple original counterparts as of the day and year first above written.

25

LANDLORD:

ORGERON REAL ESTATE L.L.C.

By:
Name:
Title:

TENANT:

FALCON GLOBAL HOLDINGS LLC

By:
Name:
Title:

26

EXHIBIT A

OUTLINE AND LOCATION OF PREMISES

A-1

EXHIBIT B

RULES AND REGULATIONS

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking garage associated therewith (if any), the Property and the appurtenances thereto:

1.     Sidewalks, entrances, passageways, courts, corridors, vestibules, halls, elevators and stairways in and about the Building shall not be obstructed nor shall objects be placed against glass partitions, doors or windows which would be unsightly from the Building’s corridors from the exterior of the Building.

2.     Plumbing, fixtures and appliances shall be used for only the purpose for which they were designed and no foreign substance of any kind whatsoever shall be thrown or placed therein. Damage resulting to any such fixtures or appliances from misuse by Tenant or its agents, employees or invitees, shall be paid for by Tenant and Landlord shall not in any case be responsible therefor.

3.     Any sign, lettering, picture, notice, advertisement installed within the Premises which is visible from the public corridors within the Building shall be installed in such manner, and be of such character and style, as Landlord shall approve, in writing in its reasonable discretion. No sign, lettering, picture, notice or advertisement shall be placed on any outside window or door or in a position to be visible from outside the Building. No nails, hooks or screws (except for customary artwork or wall hangings) shall be driven or inserted into any part of the Premises or Building except by Building maintenance personnel, nor shall any part of the Building be defaced or damaged by Tenant.

4.     Tenant shall not place any additional lock or locks on any door in the Premises or Building without Landlord’s prior written consent. A reasonable number of keys to the locks on the doors in the Premises shall be furnished by Landlord to Tenant at the cost of Tenant, and Tenant shall not have any duplicate keys made. All keys and passes shall be returned to Landlord at the expiration or earlier termination of this Lease.

5.     Tenant shall refer all contractors, contractors representatives and installation technicians for Landlord for Landlord’s supervision, approval and control before the performance of any contractual services. This provision shall apply to all work performed in the Building including, but not limited to installation of telephones, telegraph equipment, electrical devices and attachments, doors, entranceways, and any and all installations of every nature affecting floors, walls, woodwork, window trim, ceilings, equipment and any other physical portion of the Building.

6.     Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of any merchandise or materials which require the use of elevators, stairways, lobby areas, or loading dock areas, shall be restricted to hours designated by Landlord. Tenant must seek Landlord’s prior approval by providing in writing a detailed listing of such activity, which approval shall not be unreasonably withheld, delayed or conditioned. If approved by Landlord, such activity shall be under the supervision of Landlord and performed in the manner reasonably required by Landlord. Tenant is to assume all risk for damage to articles moved and injury to persons resulting from such activity. If any equipment, property and/or personnel of Landlord or of any other tenant is damaged or injured as a result of or in connection with such activity, Tenant shall be solely liable for any and all damage or loss resulting therefrom.

7.       All corridor doors, when not in use, shall remain closed. Tenant shall cause all doors to the Premises to be closed and securely locked before leaving the Building at the end of the day.

8.       Tenant shall keep all electrical and mechanical apparatus owned by Tenant free of unreasonable vibration, noise and airwaves which may be transmitted beyond the Premises.

9.       Canvassing, soliciting and peddling in or about the Building or Property is prohibited. Tenant shall cooperate and use its commercially reasonable efforts to prevent the same.

10.     Tenant shall not intentionally use the Premises in any manner which would overload the standard heating, ventilating or air conditioning systems of the Building.

11.     Tenant shall not utilize any equipment or apparatus in such manner as to create any magnetic fields or waves which adversely affect or interfere with the operation of any systems or equipment in the Building or Property.

12.     Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes.

13.     Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusements devices and machines for sale of beverages, foods, candy, cigarettes or other goods), except for those vending machines or similar devices which are for the sole and exclusive use of Tenant’s employees.

14.     Tenant shall utilize the termite and pest extermination service designated by Landlord to control termites and pests in the Premises. Except as included in Basic Costs, Tenant shall bear the cost and expense of such extermination services provided the same are at market rates.

15.     To the extent permitted by law, Tenant shall not permit picketing or other union activity involving its employees or agents in the Building or on the Property.

16.     Tenant shall comply with all applicable laws, ordinances, governmental orders or regulations and applicable orders or directions from any public office or body having jurisdiction, with respect to the Premises, the Building, the Property and their respective use or occupancy thereof. Tenant shall not make or permit any use of the Premises, the Building or the Property, respectively, which is directly or indirectly forbidden by law, ordinance, governmental regulation or order, or direction of applicable public authority, or which may be dangerous to person or property. No firearms or weapons shall be brought by Tenant or its employees into the Premises or the Building.

17.     Tenant shall not use or permit the Premises or any portion thereof to be used for lodging or for any illegal purpose.

18.     All deliveries to or from the Premises shall be made only at times, in the areas and through the entrances and exits designated for such purposes by Landlord. Tenant shall not permit the process of receiving deliveries to or from the Premises outside of said areas or in a manner which may interfere with the use by any other tenant of its premises or any common areas, any pedestrian use of such area, or any use which is inconsistent with good business practice.

19.     Tenant shall carry out Tenant’s permitted repair, maintenance, alterations, and improvements in the Premises only during times agreed to in advance by Landlord and in a manner which will not interfere with the rights of other tenants in the Building.

20.     Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, its occupants, entry and use, or its contents. Tenant, Tenant’s agents, employees, contractors, guests and invitees shall comply with Landlord’s reasonable requirements thereto.

21.     Landlord shall have the right to prohibit the use of the name of the Building by Tenant that in Landlord’s reasonable opinion may tend to impair the reputation of the Building or its desirability for Landlord or its other tenants. Upon written notice from Landlord, Tenant will refrain from and/or discontinue such publicity immediately.

22.     Tenant shall not sell or permit the sale of food in any form by Tenant or Tenant’s agents or employees in the Premises except through vending machines in employee lunch or rest areas within the Premises for use by Tenant’s employees only; or use any apparatus which might make undue noise or set up vibrations in the Building. Tenant will not, without Landlord’s consent, (a) permit any cooking on the Premises other than warming of pre-cooked food by the Tenant’s employees for consumption on the Premises, (b) operate any restaurant, luncheonette, cafeteria or other kitchen facility for the sale or service of food or beverages to the Tenant’s employees or others, or (c) cause or permit any odors of cooking or other processes or any unusual or objectionable odors to emanate from the Premises. No food or beverages will be carried in the Common Areas or elevators except in closed containers.

23.     Neither Tenant nor any of its employees, agents, contractors, invitees or customers shall smoke in any area designated by Landlord (whether through the posting of a “no smoking” sign or otherwise) as a “no smoking” area. In no event shall Tenant or any of its employees, agents, contractors, invitees or customers smoke in the hallways or bathrooms of the Building. Landlord reserves the right to designate, from time to time, additional areas of the Building as “no smoking “ areas and to designate the entire interior of the Building as a “no smoking” area.

EXHIBIT C

PAYMENT OF BASIC COSTS

A.     During each calendar year, or portion thereof, falling within the Lease Term, Tenant shall pay to Landlord as Additional Rent hereunder Tenant’s Pro Rata Share of Basic Costs (as defined below) for the applicable calendar year. In no event shall the amount required to be paid by Tenant with respect to Basic Costs for any calendar year during the Lease Term be less than zero. Prior to January 1 of each calendar year during the Lease Term, or as soon thereafter as practical, Landlord shall make a good faith estimate of Basic Costs for the applicable full or partial calendar year and Tenant’s Pro Rata Share thereof. On or before the first day of each month during such calendar year, Tenant shall pay Landlord, as Additional Rent, a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of the amount of Basic Costs. Landlord shall have the right from time to time during any such calendar year to revise the estimate of Basic Costs for such year and provide Tenant with a revised statements therefor (provided, however, Landlord agrees that Landlord shall not issue a revised statement more than twice in any calendar year), and thereafter the amount Tenant shall pay each month shall be based upon such revised estimate. If Landlord does not provide Tenant with an estimate of the Basic Costs by January 1 of any calendar year, Tenant shall continue to pay a monthly installment based on the previous year’s estimate until such time as Landlord provides Tenant with an estimate of Basic Costs for the current year. Upon receipt of such current year’s estimate, an adjustment shall be made for any month during the current year with respect to which Tenant paid monthly installments of Additional Rent based on the previous year’s estimate. Tenant shall pay Landlord for any underpayment upon demand. Any overpayment in excess of the equivalent of one (1) month’s Base Rent shall, at Landlord’s option, be refunded to Tenant or credited against the installment(s) of Additional Rent next coming due under the Lease. Any overpayment in an amount equal to or less than the equivalent of one (1) month’s Base Rent shall, at Landlord’s option, be refunded to Tenant or credited against the installment of Additional Rent due for the month immediately following the furnishing of such estimate. Any amount paid by Tenant based on any estimate shall be subject to adjustment pursuant to Paragraph B below, when actual Basic Costs are determined for such calendar year.

B.     As soon as is practical following the end of each calendar year during the Lease Term, Landlord shall furnish to Tenant a statement of Landlord’s actual Basic Costs for the previous calendar year. If for any calendar year the Additional Rent collected for the prior year, as a result of Landlord’s estimate of Basic Costs, is in excess of Tenant’s Pro Rata Share of the amount of Basic Costs for such prior year, then Landlord shall refund to Tenant any overpayment (or at Landlord’s option apply such amount against Additional Rent due or to become due hereunder). Likewise, Tenant shall pay to Landlord, on demand, any underpayment with respect to the prior year whether or not this Lease has terminated prior to receipt by Tenant of a statement for such underpayment, it being understood that this clause shall survive the expiration of this Lease.

C.     Basic Costs shall mean all direct and indirect costs, expenses paid and disbursements of every kind (subject to the limitations set forth below) which Landlord incurs, pays or becomes obligated to pay in each calendar year in connection with operating, maintaining, and repairing the Building and the Property including but not limited to, the following:

(1)     All labor costs for all persons performing services required or utilized in connection with the operation, repair, replacement and maintenance of and control of access to the Building and the Property, including but not limited to amounts incurred for wages, salaries and other compensation for services, professional training, payroll, social security, unemployment and other similar taxes, workers’ compensation insurance, uniforms, training, disability benefits, pensions, hospitalization, retirement plans, group insurance or any other similar or like expenses or benefits.

(2)     All Rent and/or purchase costs of materials, supplies, tools and equipment used in the operation, repair, replacement and maintenance and the control of access to the Building and the Property.

(3)     All amounts charged to Landlord by contractors and/or suppliers for services, replacement parts, components, materials, equipment and supplies furnished in connection with the operation, repair, maintenance, replacement and control of access to any part of the Building, or the Property generally, including the heating, air conditioning, ventilating, plumbing, electrical, elevator and other systems and equipment of the Building and the garage. Major repair items shall be amortized over their reasonable useful life, but in no event less than a period of five (5) years.

(4)     All premiums and deductibles paid by Landlord for fire, flood and extended insurance coverage, earthquake and extended coverage insurance, liability and extended coverage insurance, rent loss insurance, elevator insurance, boiler insurance and other insurance customarily carried from time to time by landlords of comparable office buildings or required to be carried by Landlord’s mortgagee.

(5)     Charges for all utilities, including but not limited to water, electricity, gas and sewer, but excluding those electrical charges for which tenants are individually responsible and except as otherwise provided in Section 11 of the Lease relating to Electrical Costs.

(6)     “Taxes,” which for purposes hereof, shall mean (a) all real estate taxes and assessments on the Property, the Building or the Premises, and taxes and assessments levied in substitution or supplementation in whole or in part of such taxes, (b) all personal property taxes for the Building’s personal property, including license expenses, (c) all taxes imposed on services of Landlord’s agents and employees, (d) all sales, use or other tax, excluding state and/or federal income tax now or hereafter imposed by any governmental authority upon rent received by Landlord, (e) all other taxes, fees or assessments now or hereafter levied by any governmental authority on the Property, the Building or its contents or on the operation and use thereof (except as relate to specific tenants), and (f) all costs and fees incurred in connection with seeking reductions in or refunds in Taxes including, without limitation, any costs incurred by Landlord to challenge the tax valuation of the Building or the Property, but excluding income taxes. Estimates of real estate taxes and assessments for any calendar year during the Lease Term shall be determined based on Landlord’s good faith estimate of the real estate taxes and assessments. Taxes and assessments hereunder are those accrued with respect to such calendar year, as opposed to the real estate taxes and assessments paid or payable for such calendar year.

(7)     All landscape expenses and costs of repairing, resurfacing and striping of the parking areas and garages of the Property, if any.

(8)       Cost of all maintenance service agreements, including those for equipment, alarm service, window cleaning, drapery or mini-blind cleaning, janitorial services, metal refinishing, pest control, uniform supply, landscaping and any parking equipment.

(9)       Cost of all other repairs, replacements and general maintenance of the Property and Building neither specified above nor directly billed to tenants, including the cost of maintaining all interior Common Areas including lobbies, multi-tenant hallways, restrooms and service areas.

(10)     The amortized cost of capital improvements made to the Building or the Property which are (a) primarily for the purpose of reducing operating expense costs or otherwise improving the operating efficiency of the Property or Building; or (b) required to comply with any laws, rules or regulations of any governmental authority or a requirement of Landlord’s insurance carrier. The cost of such capital improvements shall be amortized over their reasonable useful life, but in no event less than a period of five (5) years, and shall, at Landlord’s option, include interest at a rate that is reasonably equivalent to the interest rate that Landlord would be required to pay to finance the cost of the capital improvement in question as of the date such capital improvement is performed.

(11)     Any other charge or expense of any nature whatsoever which, in accordance with general industry practice with respect to the operation of a first class office building, would be construed as an operating expense.

D.     Basic Costs shall not include repairs and general maintenance paid from proceeds of insurance or by a tenant or other third parties, and alterations attributable solely to individual tenants of the Property. Further, Basic Costs shall not include the cost of capital improvements (except as above set forth), depreciation, interest (except as provided above with respect to the amortization of capital improvements), lease commissions, and principal payments on mortgage and other non-operating debts of Landlord. Capital improvements are more specifically defined as:

(1)     Costs incurred in connection with the original construction of the Property or with any major changes to same, including but not limited to, additions or deletions of corridor extensions, renovations and improvements of the Common Areas beyond the costs caused by normal wear and tear, and upgrades or replacement of major Property systems; and

(2)     Costs of correcting defects (including latent defects), including any allowances for same, in the construction of the Property or its related facilities; and

(3)     Costs incurred in renovating or otherwise improving, designing, redesigning, decorating or redecorating space for tenants or other occupants of the Property or other space leased or held for lease in the Property.

E.     Basic Costs shall not include any management fees or any other administrative costs incurred by Landlord, whether or not relating to the Building and the Property.

EXHIBIT D

ADDITIONAL PROVISIONS

1.     Renewal Option. Provided that no Event of Default exists at the time of renewal and no unpermitted assignment or sublease has occurred under any term or provision contained in this Lease, Tenant shall have the right and option (the “Renewal Option”) to renew this Lease, by written notice delivered to Landlord no later than nine months and no more than twelve months prior to the expiration of the initial Lease Term, or subsequent Renewal Term for up to three (3) additional term(s) (each, a “Renewal Term”) of twelve (12) months each, under the same terms, conditions and covenants contained in this Lease, except that (a) no abatements or other concessions, if any, applicable to the initial Lease Term shall apply to the Renewal Term; (b) the Base Rent shall be equal to the then current market rate for comparable office leases in the area of the Building as determined by Landlord, taking into account concessions, allowances and other inducements common in the market at that time for comparable tenants entering into new leases for new (i.e., not renewal) space in comparable buildings (but in no event less than then current Base Rent), (c) Tenant shall have no option to renew this Lease beyond the expiration of the Renewal Term; and (d) all leasehold improvements within the Premises shall be provided in their then existing condition (on an “As Is” basis) at the time the Renewal Term commences.

(a)     Failure by Tenant to notify Landlord in writing of Tenant’s election to exercise the Renewal Option herein granted within the time limits set forth for such exercise shall constitute a waiver of such Renewal Option. In the event Tenant elects to exercise the Renewal Option as set forth above, Landlord shall, within thirty (30) days thereafter, notify Tenant in writing of the proposed rental for the Renewal Term (the “Proposed Renewal Rental”). Tenant shall within thirty (30) days following delivery of the Proposed Renewal Rental by Landlord notify Landlord in writing of the acceptance or rejection of the Proposed Renewal Rental. If Tenant accepts Landlord’s proposal, then the Proposed Renewal Rental shall be the rental rate in effect during the applicable Renewal Term.

(b)     Failure of Tenant to respond in writing during the aforementioned thirty (30) day period shall be deemed an acceptance by Tenant of the Proposed Renewal Rental. Should Tenant reject Landlord’s Proposed Renewal Rental during such thirty (30) day period, then Landlord and Tenant shall negotiate during the thirty (30) day period commencing upon Tenant’s rejection of Landlord’s Proposed Renewal Rental to determine the rental for the Renewal Term. In the event Landlord and Tenant are unable to agree to a rental for the Renewal Term during said thirty (30) day period, then the Renewal Option shall terminate and be null and void and this Lease shall, pursuant to its terms and provisions, terminate at the end of the original Lease Term.

(c)     Upon exercise of the Renewal Option by Tenant and subject to the conditions set forth hereinabove, this Lease shall be extended for the period of such Renewal Term without the necessity of the execution of any further instrument or document, although if requested by either party, Landlord and Tenant shall enter into a written agreement modifying and supplementing this Lease in accordance with the provisions hereof. Any termination of this Lease during the initial Lease Term shall terminate all renewal rights hereunder.

D-1

Exhibit E

Printed by BIMCO's *idea*

BIMCO InterManager

SHIPMAN 2009

STANDARD SHIP MANAGEMENT AGREEMENT

PART I

1. Place and date of Agreement **Dubai, UAE** **6th August 2017**	2. Date of commencement of Agreement (Cls. 2, 12, 21 and 25) **TBD**
3. Owners (name, place of registered office and law of registry) (Cl. 1) (i) Name: **Falcon Global USA LLC** (ii) Place of registered office: **7910 Main Street, 2nd Floor, Houma, LA 70360, USA** (iii) Law of registry: **USA**	4. Managers (name, place of registered office and law of registry) (Cl. 1) (i) Name: **SEACOR Marine LLC** (ii) Place of registered office: **7910 Main Street, 2nd Floor, Houma, LA 70360, USA** (iii) Law of registry: **USA**
5. The Company (with reference to the ISM/ISPS Codes) (state name and IMO Unique Company Identification number. If the Company is a third party then also state registered office and principal place of business) (Cls. 1 and 9(c)(i)) (i) Name: **SEACOR Marine LLC** (ii) IMO Unique Company Identification number: **1076245** (iii) Place of registered office: **7910 Main Street, 2nd Floor, Houma, LA 70360, USA** (iv) Principal place of business: **USA**	6. Technical Management (state "yes" or "no" as agreed) (Cl. 4) **Yes** 7. Crew Management (state "yes" or "no" as agreed) (Cl. 5(a)) **Yes** 8. Commercial Management (state "yes" or "no" as agreed) (Cl. 6) **Yes**
9. Chartering Services period (only to be filled in if "yes" stated in Box 8) (Cl. 6(a)) **Until 1st July 2018, subject 30 days notice of termination.**	10. Crew Insurance arrangements (state "yes" or "no" as agreed) (i) Crew Insurances* (Cl. 5(b)): **Yes** (ii) Insurance for persons proceeding to sea onboard (Cl. 5(b)(i)): **Yes** *only to apply if Crew Management (Cl. 5(a)) agreed (see Box 7)
11. Insurance arrangements (state "yes" or "no" as agreed) (Cl. 7) **Yes**	12. Optional insurances (state optional insurance(s) as agreed, such as piracy, kidnap and ransom, loss of hire and FD & D) (Cl. 10(a)(iv)) **As required by charter with end user**
13. Interest (state rate of interest to apply after due date to outstanding sums) (Cl. 9(a)) **2% per month**	14. Annual management fee (state annual amount) (Cl. 12(a)) **$200,000 for scheduled fleet en bloc, payable in 4 equal quarterly payments of $50,000 each.**
15. Manager's nominated account (Cl. 12(a)) **Beneficiary Bank Details:** **Beneficiary: SEACOR Marine LLC** **Account No.: 25060601** **Bank Name: DnB Bank ASA** **SWIFT: DNBAUS33** **Routing Instructions:** **Intermediary Bank: Bank of New York Mellon** **SWIFT: IRVTUS3N** **ABA No.: 021-000-018**	16. Daily rate (state rate for days in excess of those agreed in budget) (Cl. 12(c)) **N/A** 17. Lay-up period / number of months (Cl. 12(d)) **N/A**
18. Minimum contract period (state number of months) (Cl. 21(a)) **N/A**	19. Management fee on termination (state number of months to apply) (Cl. 22(g)) **3 Months**
20. Severance Costs (state maximum amount) (Cl. 22(h)(ii)) **Actual and documented costs incurred by manager**	21. Dispute Resolution (state alternative Cl. 23(a), 23(b) or 23(c); if Cl. 23(c) place of arbitration must be stated) (Cl. 23) **(b) US law, New York arbitration**
22. Notices (state full style contact details for serving notice and communication to the Owners) (Cl. 24) **Falcon Global USA LLC** **7910 Main Street, 2nd Floor, Houma, LA 70360, USA** **with copy to Lee Orgeron:** **17751 Hwy 3235, Galliano, LA 70354** **Facsimile: (985) 325-6795 Email: Lee.Orgeron@montco.com**	23. Notices (state full style contact details for serving notice and communication to the Managers) (Cl. 24) **SEACOR Marine LLC** **7910 Main Street, 2nd Floor, Houma, LA 70360, USA** **Attn: Mr. Jesus Llorca**

It is mutually agreed between the party stated in Box 3 and the party stated in Box 4 that this Agreement consisting of PART I and PART II as well as Annexes "A" (Details of Vessel or Vessels), "B" (Details of Crew), "C" (Budget), "D" (Associated Vessels) and "E" (Fee Schedule) attached hereto, shall be performed subject to the conditions contained herein. In the event of a conflict of conditions, the provisions of PART I and Annexes "A", "B", "C", "D" and "E" shall prevail over those of PART II to the extent of such conflict but no further.

Signature(s) (Owners)	Signature(s) (Managers)

Continued

This document is a computer generated SHIPMAN 2009 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

Copyright, published by BIMCO. Explanatory Notes for SHIPMAN 2009 are available from BIMCO at www.bimco.org. First published 1988. Revised 1998 and 2009. Approved by the International Ship Managers' Association

Printed by BIMCO's *idea*

InterManager

ANNEX "A" (DETAILS OF VESSEL OR VESSELS)
TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT
CODE NAME: SHIPMAN 2009

Date of Agreement: **6th August 2017**

Name of Vessel(s): **AS PER SCHEDULE**

Particulars of Vessel(s): **As per specification sheet**

Copyright, published by BIMCO   Explanatory Notes for SHIPMAN 2009 are available from BIMCO at www.bimco.org   First published 1988. Revised 1998 and 2009   Approved by the International Ship Managers' Association

Continued

This document is a computer generated SHIPMAN 2009 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

Printed by BIMCO's *idea*

InterManager

ANNEX "B" (DETAILS OF CREW)
TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT
CODE NAME: SHIPMAN 2009

Date of Agreement: **N/A**

Details of Crew: **N/A**

Numbers	Rank	Nationality

Copyright, published by BIMCO   Explanatory Notes for SHIPMAN 2009 are available from BIMCO at www.bimco.org   First published 1988. Revised 1998 and 2009   Approved by the International Ship Managers' Association

Continued

This document is a computer generated SHIPMAN 2009 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

Printed by BIMCO's *idea*

InterManager

ANNEX "C" (BUDGET)
TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT
CODE NAME: SHIPMAN 2009

Date of Agreement: **N/A**

Managers' initial budget with effect from the commencement date of this Agreement (see **Box 2**): **N/A**

Copyright, published by BIMCO   Explanatory Notes for SHIPMAN 2009 are available from BIMCO at www.bimco.org   First published 1988 Revised 1998 and 2009   Approved by the International Ship Managers' Association

Continued

This document is a computer generated SHIPMAN 2009 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

Printed by BIMCO's *idea*

InterManager

ANNEX "D" (ASSOCIATED VESSELS)
TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT
CODE NAME: SHIPMAN 2009

NOTE: PARTIES SHOULD BE AWARE THAT BY COMPLETING THIS ANNEX "D" THEY WILL BE SUBJECT TO THE PROVISIONS OF SUB-CLAUSE 22(b)(i) OF THIS AGREEMENT.

Date of Agreement:

Details of Associated Vessels:

Copyright, published by BIMCO   Explanatory Notes for SHIPMAN 2009 are available from BIMCO at www.bimco.org   First published 1988. Revised 1998 and 2009   Approved by the International Ship Managers' Association

Continued

This document is a computer generated SHIPMAN 2009 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

Printed by BIMCO's *idea*

InterManager

ANNEX "E" (FEE SCHEDULE)
TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT
CODE NAME: SHIPMAN 2009

Copyright, published by BIMCO   Explanatory Notes for SHIPMAN 2009 are available from BIMCO at www.bimco.org   First published 1988. Revised 1998 and 2009.   Approved by the International Ship Managers' Association

Continued

This document is a computer generated SHIPMAN 2009 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
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Standard ship management agreement

SECTION 1 – Basis of the Agreement

1. Definitions

In this Agreement save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them:

"Company" (with reference to the ISM Code and the ISPS Code) means the organization identified in Box 5 or any replacement organization appointed by the Owners from time to time (see Sub-clauses 9(b)(i) or 9(c)(ii), whichever is applicable).

"Crew" means the personnel of the numbers, rank and nationality specified in Annex "B" hereto.

"Crew Insurances" means insurance of liabilities in respect of crew risks which shall include but not be limited to death, permanent disability, sickness, injury, repatriation, shipwreck unemployment indemnity and loss of personal effects (see Sub-clause 5(b) (Crew Insurances) and Clause 7 (Insurance Arrangements) and Clause 10 (Insurance Policies) and Boxes 10 and 11).

"Crew Support Costs" means all expenses of a general nature which are not particularly referable to any individual vessel for the time being managed by the Managers and which are incurred by the Managers for the purpose of providing an efficient and economic management service and, without prejudice to the generality of the foregoing, shall include the cost of crew standby pay, training schemes for officers and ratings, cadet training schemes, sick pay, study pay, recruitment and interviews.

"Flag State" means the State whose flag the Vessel is flying.

"ISM Code" means the International Management Code for the Safe Operation of Ships and for Pollution Prevention and any amendment thereto or substitution therefor.

"ISPS Code" means the International Code for the Security of Ships and Port Facilities and the relevant amendments to Chapter XI of SOLAS and any amendment thereto or substitution therefor.

"Managers" means the party identified in Box 4.

"Management Services" means the services specified in SECTION 2 - Services (Clauses 4 through 7) as indicated affirmatively in Boxes 6 through 8, 10 and 11, and all other functions performed by the Managers under the terms of this Agreement.

"Owners" means the party identified in Box 3.

"Severance Costs" means the costs which are legally required to be paid to the Crew as a result of the early termination of any contracts for service on the Vessel.

"SMS" means the Safety Management System (as defined by the ISM Code).

"STCW 95" means the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978, as amended in 1995 and any amendment thereto or substitution therefor.

"Vessel" means the vessel or vessels details of which are set out in Annex "A" attached hereto.

2. Commencement and Appointment

With effect from the date stated in Box 2 for the commencement of the Management Services and continuing unless and until terminated as provided herein, the Owners hereby appoint the Managers and the Managers hereby agree to act as the Managers of the Vessel in respect of the Management Services.

3. Authority of the Managers

Subject to the terms and conditions herein provided, during the period of this Agreement the Managers shall carry out the Management Services in respect of the Vessel as agents for and on behalf of the Owners. The Managers shall have authority to take such actions as they may from time to time in their absolute discretion consider to be necessary to enable them to perform the Management Services in accordance with sound ship management practice, including but not limited to compliance with all relevant rules and regulations.

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SECTION 2 – Services

4. Technical Management

(only applicable if agreed according to Box 6).

The Managers shall provide technical management which includes, but is not limited to, the following services:

(a) ensuring that the Vessel complies with the requirements of the law of the Flag State;

(b) ensuring compliance with the ISM Code;

(c) ensuring compliance with the ISPS Code;

(d) providing competent personnel to supervise the maintenance and general efficiency of the Vessel;

(e) arranging and supervising dry dockings, repairs, alterations and the maintenance of the Vessel to the standards agreed with the Owners provided that the Managers shall be entitled to incur the necessary expenditure to ensure that the Vessel will comply with all requirements and recommendations of the classification society, and with the law of the Flag State and of the places where the Vessel is required to trade;

(f) arranging the supply of necessary stores, spares and lubricating oil;

(g) appointing surveyors and technical consultants as the Managers may consider from time to time to be necessary;

(h) in accordance with the Owners' instructions, supervising the sale and physical delivery of the Vessel under the sale agreement. However services under this Sub-clause 4(h) shall not include negotiation of the sale agreement or transfer of ownership of the Vessel;

(i) arranging for the supply of provisions unless provided by the Owners; and

(j) arranging for the sampling and testing of bunkers.

5. Crew Management and Crew Insurances

(a) *Crew Management*

(only applicable if agreed according to Box 7)

The Managers shall provide suitably qualified Crew who shall comply with the requirements of STCW 95. The provision of such crew management services includes, but is not limited to, the following services:

(i) selecting, engaging and providing for the administration of the Crew, including, as applicable, payroll arrangements, pension arrangements, tax, social security contributions and other mandatory dues related to their employment payable in each Crew member's country of domicile;

(ii) ensuring that the applicable requirements of the law of the Flag State in respect of rank, qualification and certification of the Crew and employment regulations, such as Crew's tax and social insurance, are satisfied;

(iii) ensuring that all Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate Flag State requirements or such higher standard of medical examination as may be agreed with the Owners. In the absence of applicable Flag State requirements the medical certificate shall be valid at the time when the respective Crew member arrives on board the Vessel and shall be maintained for the duration of the service on board the Vessel;

(iv) ensuring that the Crew shall have a common working language and a command of the English language of a sufficient standard to enable them to perform their duties safely;

(v) arranging transportation of the Crew, including repatriation;

(vi) training of the Crew;

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(vii) conducting union negotiations; and

(viii) if the Managers are the Company, ensuring that the Crew, on joining the Vessel, are given proper familiarisation with their duties in relation to the Vessel's SMS and that instructions which are essential to the SMS are identified, documented and given to the Crew prior to sailing.

(ix) if the Managers are **not** the Company:

(1) ensuring that the Crew, before joining the Vessel, are given proper familiarisation with their duties in relation to the ISM Code; and

(2) instructing the Crew to obey all reasonable orders of the Company in connection with the operation of the SMS.

(x) Where Managers are **not** providing technical management services in accordance with Clause 4 (Technical Management):

(1) ensuring that no person connected to the provision and the performance of the crew management services shall proceed to sea on board the Vessel without the prior consent of the Owners (such consent not to be unreasonably withheld); and

(2) ensuring that in the event that the Owners' drug and alcohol policy requires measures to be taken prior to the Crew joining the Vessel, implementing such measures;

(b) Crew Insurances
(only applicable if Sub-clause 5(a) applies ***and*** *if agreed according to Box 10)*
The Managers shall throughout the period of this Agreement provide the following services:

(i) arranging Crew Insurances in accordance with the best practice of prudent managers of vessels of a similar type to the Vessel, with sound and reputable insurance companies, underwriters or associations. Insurances for any other persons proceeding to sea onboard the Vessel may be separately agreed by the Owners and the Managers (see Box 10);

(ii) ensuring that the Owners are aware of the terms, conditions, exceptions and limits of liability of the insurances in Sub-clause 5(b)(i);

(iii) ensuring that all premiums or calls in respect of the insurances in Sub-clause 5(b)(i) are paid by their due date;

(iv) if obtainable at no additional cost, ensuring that insurances in Sub-clause 5(b)(i) name the Owners as a joint assured with full cover and, unless otherwise agreed, on terms such that Owners shall be under no liability in respect of premiums or calls arising in connection with such insurances.

(v) providing written evidence, to the reasonable satisfaction of the Owners, of the Managers' compliance with their obligations under Sub-clauses 5(b)(ii), and 5(b)(iii) within a reasonable time of the commencement of this Agreement, and of each renewal date and, if specifically requested, of each payment date of the insurances in Sub-clause 5(b)(i).

6. Commercial Management
(only applicable if agreed according to Box 8).
The Managers shall provide the following services for the Vessel in accordance with the Owners' instructions, which shall include but not be limited to:

(a) seeking and negotiating employment for the Vessel and the conclusion (including the execution thereof) of charter parties or other contracts relating to the employment of the Vessel. If such a contract exceeds the period stated in Box 9, consent thereto in writing shall first be obtained from the Owners;

(b) arranging for the provision of bunker fuels of the quality specified by the Owners as required for the Vessel's trade;

(c) voyage estimating and accounting and calculation of hire, freights, demurrage and/or despatch monies due from or due to the charterers of the Vessel; assisting in the collection of any sums due to the Owners related to the commercial operation of the Vessel in accordance with Clause 11 (Income Collected and

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Expenses Paid on Behalf of Owners);

If any of the services under Sub-clauses 6(a), 6(b) and 6(c) are to be excluded from the Management Fee, remuneration for these services must be stated in Annex E (Fee Schedule). See Sub-clause 12(e).

(d) issuing voyage instructions;

(e) appointing agents;

(f) appointing stevedores; and

(g) arranging surveys associated with the commercial operation of the Vessel.

7. Insurance Arrangements

(only applicable if agreed according to Box 11).

The Managers shall arrange insurances in accordance with Clause 10 (Insurance Policies), on such terms as the Owners shall have instructed or agreed, in particular regarding conditions, insured values, deductibles, franchises and limits of liability.

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SECTION 3 – Obligations

8. Managers' Obligations

(a) The Managers undertake to use their best endeavours to provide the Management Services as agents for and on behalf of the Owners in accordance with sound ship management practice and to protect and promote the interests of the Owners in all matters relating to the provision of services hereunder.

Provided however, that in the performance of their management responsibilities under this Agreement, the Managers shall be entitled to have regard to their overall responsibility in relation to all vessels as may from time to time be entrusted to their management and in particular, but without prejudice to the generality of the foregoing, the Managers shall be entitled to allocate available supplies, manpower and services in such manner as in the prevailing circumstances the Managers in their absolute discretion consider to be fair and reasonable.

(b) Where the Managers are providing technical management services in accordance with Clause 4 (Technical Management), they shall procure that the requirements of the Flag State are satisfied and they shall agree to be appointed as the Company, assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code and the ISPS Code, if applicable.

9. Owners' Obligations

(a) The Owners shall pay all sums due to the Managers punctually in accordance with the terms of this Agreement. In the event of payment after the due date of any outstanding sums the Manager shall be entitled to charge interest at the rate stated in Box 13.

(b) Where the Managers are providing technical management services in accordance with Clause 4 (Technical Management), the Owners shall:

(i) report (or where the Owners are not the registered owners of the Vessel procure that the registered owners report) to the Flag State administration the details of the Managers as the Company as required to comply with the ISM and ISPS Codes;

(ii) procure that any officers and ratings supplied by them or on their behalf comply with the requirements of STCW 95; and

(iii) instruct such officers and ratings to obey all reasonable orders of the Managers (in their capacity as the Company) in connection with the operation of the Managers' safety management system.

(c) Where the Managers are **not** providing technical management services in accordance with Clause 4 (Technical Management), the Owners shall:

(i) procure that the requirements of the Flag State are satisfied and notify the Managers upon execution of this Agreement of the name and contact details of the organization that will be the Company by completing Box 5;

(ii) if the Company changes at any time during this Agreement, notify the Managers in a timely manner of the name and contact details of the new organization;

(iii) procure that the details of the Company, including any change thereof, are reported to the Flag State administration as required to comply with the ISM and ISPS Codes. The Owners shall advise the Managers in a timely manner when the Flag State administration has approved the Company; and

(iv) unless otherwise agreed, arrange for the supply of provisions at their own expense.

(d) Where the Managers are providing crew management services in accordance with Sub-clause 5(a) the Owners shall:

(i) inform the Managers prior to ordering the Vessel to any excluded or additional premium area under any of the Owners' Insurances by reason of war risks and/or piracy or like perils and pay whatever additional costs may properly be incurred by the Managers as a consequence of such orders including, if necessary, the costs of replacing any member of the Crew. Any delays resulting from negotiation with or replacement of any member of the Crew as a result of the Vessel being ordered to such an area

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shall be for the Owners' account. Should the Vessel be within an area which becomes an excluded or additional premium area the above provisions relating to cost and delay shall apply;

(ii) agree with the Managers prior to any change of flag of the Vessel and pay whatever additional costs may properly be incurred by the Managers as a consequence of such change. If agreement cannot be reached then either party may terminate this Agreement in accordance with Sub-clause 22(e); and

(iii) provide, at no cost to the Managers, in accordance with the requirements of the law of the Flag State, or higher standard, as mutually agreed, adequate Crew accommodation and living standards.

(e) Where the Managers are **not** the Company, the Owners shall ensure that Crew are properly familiarised with their duties in accordance with the Vessel's SMS and that instructions which are essential to the SMS are identified, documented and given to the Crew prior to sailing.

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SECTION 4 – Insurance, Budgets, Income, Expenses and Fees

10. Insurance Policies

The Owners shall procure, whether by instructing the Managers under Clause 7 (Insurance Arrangements) or otherwise, that throughout the period of this Agreement:

(a) at the Owners' expense, the Vessel is insured for not less than its sound market value or entered for its full gross tonnage, as the case may be for:

(i) hull and machinery marine risks (including but not limited to crew negligence) and excess liabilities;

(ii) protection and indemnity risks (including but not limited to pollution risks, diversion expenses and, except to the extent insured separately by the Managers in accordance with Sub-clause 5(b)(i), Crew Insurances);

NOTE: If the Managers are not providing crew management services under Sub-clause 5(a) (Crew Management) or have agreed not to provide Crew Insurances separately in accordance with Sub-clause 5(b)(i), then such insurances must be included in the protection and indemnity risks cover for the Vessel (see Sub-clause 10(a)(ii) above).

(iii) war risks (including but not limited to blocking and trapping, protection and indemnity, terrorism and crew risks); and

(iv) such optional insurances as may be agreed (such as piracy, kidnap and ransom, loss of hire and FD & D) (see Box 12)

Sub-clauses 10(a)(i) through 10(a)(iv) all in accordance with the best practice of prudent owners of vessels of a similar type to the Vessel, with sound and reputable insurance companies, underwriters or associations ("the Owners' Insurances");

(b) all premiums and calls on the Owners' Insurances are paid by their due date;

(c) the Owners' Insurances name the Managers and, subject to underwriters' agreement, any third party designated by the Managers as a joint assured, with full cover. It is understood that in some cases, such as protection and indemnity, the normal terms for such cover may impose on the Managers and any such third party a liability in respect of premiums or calls arising in connection with the Owners' Insurances.

If obtainable at no additional cost, however, the Owners shall procure such insurances on terms such that neither the Managers nor any such third party shall be under any liability in respect of premiums or calls arising in connection with the Owners' Insurances. In any event, on termination of this Agreement in accordance with Clause 21 (Duration of the Agreement) and Clause 22 (Termination), the Owners shall procure that the Managers and any third party designated by the Managers as joint assured shall cease to be joint assured and, if reasonably achievable, that they shall be released from any and all liability for premiums and calls that may arise in relation to the period of this Agreement; and

(d) written evidence is provided, to the reasonable satisfaction of the Managers, of the Owners' compliance with their obligations under this Clause 10 within a reasonable time of the commencement of the Agreement, and of each renewal date and, if specifically requested, of each payment date of the Owners' Insurances.

11. Income Collected and Expenses Paid on Behalf of Owners

(a) Except as provided in Sub-clause 11(c) all monies collected by the Managers under the terms of this Agreement (other than monies payable by the Owners to the Managers) and any interest thereon shall be held to the credit of the Owners in a separate bank account.

(b) All expenses incurred by the Managers under the terms of this Agreement on behalf of the Owners (including expenses as provided in Clause 12(c)) may be debited against the Owners in the account referred to under Sub-clause 11(a) but shall in any event remain payable by the Owners to the Managers on demand.

(c) All monies collected by the Managers under Clause 6 (Commercial Management) shall be paid into a bank account in the name of the Owners or as may be otherwise advised by the Owners in writing.

12. Management Fee and Expenses

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(a) The Owners shall pay to the Managers an annual management fee as stated in Box 14 for their services as Managers under this Agreement, which shall be payable in equal monthly instalments in advance, the first instalment (pro rata if appropriate) being payable on the commencement of this Agreement (see Clause 2 (Commencement and Appointment) and Box 2) and subsequent instalments being payable at the beginning of every calendar month. The management fee shall be payable to the Managers' nominated account stated in Box 15.

~~**(b)** The management fee shall be subject to an annual review and the proposed fee shall be presented in the annual budget in accordance with Sub-clause 13(a).~~

(c) The Managers shall, at no extra cost to the Owners, provide their own office accommodation, office staff, facilities and stationery. Without limiting the generality of this Clause 12 (Management Fee and Expenses) the Owners shall reimburse the Managers for postage and communication expenses, travelling expenses, and other out of pocket expenses properly incurred by the Managers in pursuance of the Management Services. ~~Any days used by the Managers' personnel travelling to or from or attending on the Vessel or otherwise used in connection with the Management Services in excess of those agreed in the budget shall be charged at the daily rate stated in Box 16.~~

(d) If the Owners decide to layup the Vessel and such layup lasts for more than the number of months stated in Box 17, an appropriate reduction of the Management Fee for the period exceeding such period until one month before the Vessel is again put into service shall be mutually agreed between the parties. If the Managers are providing crew management services in accordance with Sub-clause 5(a), consequential costs of reduction and reinstatement of the Crew shall be for the Owners' account. If agreement cannot be reached then either party may terminate this Agreement in accordance with Sub-clause 22(e).

(e) Save as otherwise provided in this Agreement, all discounts and commissions obtained by the Managers in the course of the performance of the Management Services shall be credited to the Owners.

13. Budgets and Management of Funds

~~**(a)** The Managers' initial budget is set out in Annex "C" hereto. Subsequent budgets shall be for twelve month periods and shall be prepared by the Managers and presented to the Owners not less than three months before the end of the budget year.~~

~~**(b)** The Owners shall state to the Managers in a timely manner, but in any event within one month of presentation, whether or not they agree to each proposed annual budget. The parties shall negotiate in good faith and if they fail to agree on the annual budget, including the management fee, either party may terminate this Agreement in accordance with Sub-clause 22(e).~~

(c) ~~Following the agreement of the budget~~, the Managers shall prepare and present to the Owners their estimate of the working capital requirement for the Vessel and shall each month request the Owners in writing to pay the funds required to run the Vessel for the ensuing month, including the payment of any occasional or extraordinary item of expenditure, such as emergency repair costs, additional insurance premiums, bunkers or provisions. Such funds shall be received by the Managers within ten running days after the receipt by the Owners of the Managers' written request and shall be held to the credit of the Owners in a separate bank account.

(d) The Managers shall at all times maintain and keep true and correct accounts in respect of the Management Services in accordance with the relevant International Financial Reporting Standards or such other standard as the parties may agree, including records of all costs and expenditure incurred, ~~and produce a comparison between budgeted and actual income and expenditure of the Vessel in such form and at such intervals as shall be mutually agreed.~~

The Managers shall make such accounts available for inspection and auditing by the Owners and/or their representatives in the Managers' offices or by electronic means, provided reasonable notice is given by the Owners.

(e) Notwithstanding anything contained herein, the Managers shall in no circumstances be required to use or commit their own funds to finance the provision of the Management Services.

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SECTION 5 – Legal, General and Duration of Agreement

14. Trading Restrictions

If the Managers are providing crew management services in accordance with Sub-clause 5(a) (Crew Management), the Owners and the Managers will, prior to the commencement of this Agreement, agree on any trading restrictions to the Vessel that may result from the terms and conditions of the Crew's employment.

15. Replacement

If the Managers are providing crew management services in accordance with Sub-clause 5(a) (Crew Management), the Owners may require the replacement, at their own expense, at the next reasonable opportunity, of any member of the Crew found on reasonable grounds to be unsuitable for service. If the Managers have failed to fulfil their obligations in providing suitable qualified Crew within the meaning of Sub-clause 5(a) (Crew Management), then such replacement shall be at the Managers' expense.

16. Managers' Right to Sub-Contract

The Managers shall not subcontract any of their obligations hereunder without the prior written consent of the Owners which shall not be unreasonably withheld. In the event of such a sub-contract the Managers shall remain fully liable for the due performance of their obligations under this Agreement.

17. Responsibilities

(a) *Force Majeure*
Neither party shall be liable for any loss, damage or delay due to any of the following force majeure events and/or conditions to the extent that the party invoking force majeure is prevented or hindered from performing any or all of their obligations under this Agreement, provided they have made all reasonable efforts to avoid, minimize or prevent the effect of such events and/or conditions:

(i) acts of God;

(ii) any Government requisition, control, intervention, requirement or interference;

(iii) any circumstances arising out of war, threatened act of war or warlike operations, acts of terrorism, sabotage or piracy, or the consequences thereof;

(iv) riots, civil commotion, blockades or embargoes;

(v) epidemics;

(vi) earthquakes, landslides, floods or other extraordinary weather conditions;

(vii) strikes, lockouts or other industrial action, unless limited to the employees (which shall not include the Crew) of the party seeking to invoke force majeure;

(viii) fire, accident, explosion except where caused by negligence of the party seeking to invoke force majeure; and

(ix) any other similar cause beyond the reasonable control of either party.

(b) *Liability to Owners*
(i) Without prejudice to Sub-clause 17(a), the Managers shall be under no liability whatsoever to the Owners for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the Management Services UNLESS same is proved to have resulted solely from the negligence, gross negligence or wilful default of the Managers or their employees or agents, or sub-contractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the Managers' personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Managers' liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of ten (10) times the annual management fee payable hereunder.

(ii) *Acts or omissions of the Crew* - Notwithstanding anything that may appear to the contrary in this

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Agreement, the Managers shall not be liable for any acts or omissions of the Crew, even if such acts or omissions are negligent, grossly negligent or wilful, except only to the extent that they are shown to have resulted from a failure by the Managers to discharge their obligations under Clause 5(a) (Crew Management), in which case their liability shall be limited in accordance with the terms of this Clause 17 (Responsibilities).

(c) *Indemnity*
Except to the extent and solely for the amount therein set out that the Managers would be liable under Sub-clause 17(b), the Owners hereby undertake to keep the Managers and their employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of this Agreement, and against and in respect of all costs, loss, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Managers may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

(d) *"Himalaya"*
It is hereby expressly agreed that no employee or agent of the Managers (including every sub-contractor from time to time employed by the Managers) shall in any circumstances whatsoever be under any liability whatsoever to the Owners for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 17 (Responsibilities), every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Managers or to which the Managers are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Managers acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 17 (Responsibilities) the Managers are or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

18. General Administration

(a) The Managers shall keep the Owners and, if appropriate, the Company informed in a timely manner of any incident of which the Managers become aware which gives or may give rise to delay to the Vessel or claims or disputes involving third parties.

(b) The Managers shall handle and settle all claims and disputes arising out of the Management Services hereunder, unless the Owners instruct the Managers otherwise. The Managers shall keep the Owners appropriately informed in a timely manner throughout the handling of such claims and disputes.

(c) The Owners may request the Managers to bring or defend other actions, suits or proceedings related to the Management Services, on terms to be agreed.

(d) The Managers shall have power to obtain appropriate legal or technical or other outside expert advice in relation to the handling and settlement of claims in relation to Sub-clauses 18(a) and 18(b) and disputes and any other matters affecting the interests of the Owners in respect of the Vessel, unless the Owners instruct the Managers otherwise.

(e) On giving reasonable notice, the Owners may request, and the Managers shall in a timely manner make available, all documentation, information and records in respect of the matters covered by this Agreement either related to mandatory rules or regulations or other obligations applying to the Owners in respect of the Vessel (including but not limited to STCW 95, the ISM Code and ISPS Code) to the extent permitted by relevant legislation.

On giving reasonable notice, the Managers may request, and the Owners shall in a timely manner make available, all documentation, information and records reasonably required by the Managers to enable them to perform the Management Services.

(f) The Owners shall arrange for the provision of any necessary guarantee bond or other security.

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(g) Any costs incurred by the Managers in carrying out their obligations according to this Clause 18 (General Administration) shall be reimbursed by the Owners.

19. Inspection of Vessel

The Owners may at any time after giving reasonable notice to the Managers inspect the Vessel for any reason they consider necessary.

20. Compliance with Laws and Regulations

The parties will not do or permit to be done anything which might cause any breach or infringement of the laws and regulations of the Flag State, or of the places where the Vessel trades.

21. Duration of the Agreement

(a) This Agreement shall come into effect at the date stated in Box 2 and shall continue until terminated by either party by giving notice to the other; in which event this Agreement shall terminate upon the expiration of the later of the number of months stated in Box 18 or a period of two (2) months from the date on which such notice is received, unless terminated earlier in accordance with Clause 22 (Termination).

(b) Where the Vessel is not at a mutually convenient port or place on the expiry of such period, this Agreement shall terminate on the subsequent arrival of the Vessel at the next mutually convenient port or place.

22. Termination

(a) *Owners' or Managers' default*

If either party fails to meet their obligations under this Agreement, the other party may give notice to the party in default requiring them to remedy it. In the event that the party in default fails to remedy it within a reasonable time to the reasonable satisfaction of the other party, that party shall be entitled to terminate this Agreement with immediate effect by giving notice to the party in default.

(b) *Notwithstanding Sub-clause 22(a):*

(i) The Managers shall be entitled to terminate the Agreement with immediate effect by giving notice to the Owners if any monies payable by the Owners and/or the owners of any associated vessel, details of which are listed in Annex "D", shall not have been received in the Managers' nominated account within ten days (10) of receipt by the Owners of the Managers' written request, or if the Vessel is repossessed by the Mortgagee(s).

(ii) If the Owners proceed with the employment of or continue to employ the Vessel in the carriage of contraband, blockade running, or in an unlawful trade, or on a voyage which in the reasonable opinion of the Managers is unduly hazardous or improper, the Managers may give notice of the default to the Owners, requiring them to remedy it as soon as practically possible. In the event that the Owners fail to remedy it within a reasonable time to the satisfaction of the Managers, the Managers shall be entitled to terminate the Agreement with immediate effect by notice.

(iii) If either party fails to meet their respective obligations under Sub-clause 5(b) (Crew Insurances) and Clause 10 (Insurance Policies), the other party may give notice to the party in default requiring them to remedy it within ten (10) days, failing which the other party may terminate this Agreement with immediate effect by giving notice to the party in default.

(c) *Extraordinary Termination*

This Agreement shall be deemed to be terminated in the case of the sale of the Vessel or, if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned or has been declared missing or, if bareboat chartered, unless otherwise agreed, when the bareboat charter comes to an end.

(d) *For the purpose of Sub-clause 22(c) hereof:*

(i) the date upon which the Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the Vessel's owners cease to be the registered owners of the Vessel;

(ii) the Vessel shall be deemed to be lost either when it has become an actual total loss or agreement has been reached with the Vessel's underwriters in respect of its constructive total loss or if such agreement with the Vessel's underwriters is not reached it is adjudged by a competent tribunal that a constructive

11

PART II
SHIPMAN 2009
Standard ship management agreement

loss of the Vessel has occurred; and

(iii) the date upon which the Vessel is to be treated as declared missing shall be ten (10) days after the Vessel was last reported or when the Vessel is recorded as missing by the Vessel's underwriters, whichever occurs first. A missing vessel shall be deemed lost in accordance with the provisions of Sub-clause 22(d)(ii).

(e) In the event the parties fail ~~to agree the annual budget in accordance with Sub-clause 13(b), or~~ to agree a change of flag in accordance with Sub-clause 9(d)(ii), or to agree to a reduction in the Management Fee in accordance with Sub-clause 12(d), either party may terminate this Agreement by giving the other party not less than one month's notice, the result of which will be the expiry of the Agreement at the end of the current budget period or on expiry of the notice period, whichever is the later.

(f) This Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver or administrator is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

(g) In the event of the termination of this Agreement for any reason other than default by the Managers the management fee payable to the Managers according to the provisions of Clause 12 (Management Fee and Expenses), shall continue to be payable for a further period of the number of months stated in Box 19 as from the effective date of termination. If Box 19 is left blank then ninety (90) days shall apply.

(h) In addition, where the Managers provide Crew for the Vessel in accordance with Clause 5(a) (Crew Management):

(i) the Owners shall continue to pay Crew Support Costs during the said further period of the number of months stated in Box 19; and

(ii) the Owners shall pay an equitable proportion of any Severance Costs which may be incurred, not exceeding the amount stated in Box 20. The Managers shall use their reasonable endeavours to minimise such Severance Costs.

(i) On the termination, for whatever reason, of this Agreement, the Managers shall release to the Owners, if so requested, the originals where possible, or otherwise certified copies, of all accounts and all documents specifically relating to the Vessel and its operation.

(j) The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination.

23. BIMCO Dispute Resolution Clause

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SHIPMAN 2009
Standard ship management agreement

~~English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.~~

~~The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.~~

~~The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.~~

~~Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.~~

(b) This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Agreement shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgment may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.

In cases where neither the claim nor any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced.

(c) This Agreement shall be governed by and construed in accordance with the laws of the place mutually agreed by the parties and any dispute arising out of or in connection with this Agreement shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.

(d) Notwithstanding Sub-clauses 23(a), 23(b) or 23(c) above, the parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Agreement.

(i) In the case of a dispute in respect of which arbitration has been commenced under Sub-clauses 23(a), 23(b) or 23(c) above, the following shall apply:

(ii) Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the "Mediation Notice") calling on the other party to agree to mediation.

(iii) The other party shall thereupon within 14 calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further 14 calendar days, failing which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal ("the Tribunal") or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator.

(iv) If the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between

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SHIPMAN 2009
Standard ship management agreement

In this Agreement:

(a) *Singular/Plural*

The singular includes the plural and vice versa as the context admits or requires.

(b) *Headings*

The index and headings to the clauses and appendices to this Agreement are for convenience only and shall not affect its construction or interpretation.

(c) *Day*

"Day" means a calendar day unless expressly stated to the contrary.

15

Exhibit F

DEPARTMENT OF HOMELAND SECURITY
U.S. Coast Guard
BILL OF SALE

OMB No: 1625-0027
Expires: 07/31/2019

1. VESSEL NAME	2. OFFICIAL NUMBER OR HULL ID NUMBER

3. NAME(S) AND ADDRESS(ES) OF SELLERS

3A. TOTAL INTEREST OWNED *(IF LESS THAN 100%):* ____________%

4. NAME(S) AND ADDRESS(ES) OF BUYER(S) AND INTEREST TRANSFERRED TO EACH

4A. TOTAL INTEREST TRANSFERRED (100% UNLESS OTHERWISE SPECIFIED): ____________%

4B. MANNER OF OWNERSHIP. UNLESS OTHERWISE STATED HEREIN, THIS BILL OF SALE CREATES A TENANCY IN COMMON, WITH EACH TENANT OWNING AN EQUAL UNDIVIDED INTEREST. CHECK ONLY ONE OF THE FOLLOWING BLOCKS TO SHOW ANOTHER FORM OF OWNERSHIP.

☐ JOINT TENANCY WITH RIGHT OF SURVIVORSHIP ☐ TENANCY BY THE ENTIRETIES ☐ COMMUNITY PROPERTY

☐ OTHER *(DESCRIBE)*

5. CONSIDERATION RECEIVED *(ONE DOLLAR AND OTHER VALUABLE CONSIDERATION UNLESS OTHERWISE STATED)*

6. I (WE) DO HEREBY SELL TO THE BUYER(S) NAMED ABOVE, THE RIGHT, TITLE AND INTEREST IDENTIFIED IN BLOCK 4 OF THIS BILL OF SALE, IN THE PROPORTION SPECIFIED HEREIN.

VESSEL IS SOLD FREE AND CLEAR OF ALL LIENS, MORTGAGES, AND OTHER ENCUMBRANCES OF ANY KIND AND NATURE, EXCEPT AS STATED ON THE REVERSE HEREOF. VESSEL IS SOLD TOGETHER WITH AN EQUAL INTEREST IN THE MASTS, BOWSPRIT, SAILS, BOATS, ANCHORS, CABLES, TACKLE, FURNITURE, AND ALL OTHER NECESSARIES THERETO APPERTAINING AND BELONGING, EXCEPT AS STATED ON THE REVERSE HEREOF.

7. SIGNATURES OF SELLER(S) OR PERSON(S) SIGNING ON BEHALF OF SELLER(S).	8. DATE SIGNED

9. NAME(S) OF PERSON(S) SIGNING ABOVE, AND LEGAL CAPACITY IN WHICH SIGNED *(E.G., OWNER, AGENT, TRUSTEE, EXECUTOR)*

10. ACKNOWLEDGMENT (TO BE COMPLETED BY NOTARY PUBLIC OR OTHER OFFICIAL AUTHORIZED BY A LAW OF A STATE OR THE UNITED STATES TO TAKE OATH.)

ON ____________________ THE PERSON(S) NAMED IN SECTION 9 STATE: __________
(DATE)
ABOVE ACKNOWLEDGED EXECUTION OF THE FOREGOING INSTRUMENT COUNTY: ____________________
IN THEIR STATED CAPACITY(IES) FOR THE PURPOSE THEREIN CONTAINED.

NOTARY PUBLIC:

____

MY COMMISSION EXPIRES: ____________________
(DATE)

CG-1340 (08/16) Previous Edition Obsolete Page 1 of 2

VESSEL DATA

(COMPLETE THIS SECTION ONLY IF VESSEL HAS NEVER BEEN DOCUMENTED AND DOES NOT HAVE A HULL IDENTIFICATION NUMBER.)

A. BUILDER	B. BUILDER'S HULL NUMBER
C. FORMER NAME(S)	D. FORMER MOTORBOAT NUMBERS
E. FORMER ALIEN REGISTRATIONS	F. DIMENSIONS L= B= D=
G. PERSON FROM WHICH SELLER OBTAINED VESSEL	SIGNATURE OF SELLER

WARRANTIES/APPURTENANCES/LIMITATIONS/EXCEPTIONS

INSTRUCTIONS

1. INDICATE CURRENT DOCUMENTED NAME. (IF VESSEL HAS NEVER BEEN DOCUMENTED SELLER MUST COMPLETE AND SIGN DATA SECTION ABOVE.)

2. INDICATE OFFICIAL NUMBER AWARDED TO VESSEL OR HULL IDENTIFICATION NUMBER ASSIGNED BY MANUFACTURER. (IF THE VESSEL HAS NO HULL IDENTIFICATION NUMBER AND HAS NEVER BEEN DOCUMENTED, SELLER MUST COMPLETE AND SIGN THE VESSEL DATA SECTION ABOVE.)

3. INSERT NAMES AND ADDRESSES OF ALL PERSONS SELLING VESSEL, ALONG WITH TOTAL INTEREST OWNED BY THOSE PERSONS. IF MORE ROOM IS NEEDED, AN ATTACHMENT MAY BE MADE SHOWING THE ADDRESSES OF THE SELLERS.

3A. SELF-EXPLANATORY.

4. INSERT NAMES AND ADDRESSES OF ALL BUYERS, ALONG WITH THE INTEREST TRANSFERRED TO EACH. IF THERE IS MORE THAN ONE BUYER AND NO DIVISION OF INTEREST IS SHOWN, THIS BILL OF SALE WILL RESULT IN EACH BUYER HOLDING AN EQUAL INTEREST. (IF MORE ROOM IS NEEDED, AN ATTACHMENT MAY BE MADE SHOWING THE ADDRESSES OF THE BUYERS.)

4A. SELF-EXPLANATORY.

4B. CHECK ONE OF THE BLOCKS TO CREATE A FORM OF OWNERSHIP OTHER THAN A TENANCY IN COMMON. IF "OTHER" IS CHECKED, THE FORM OF OWNERSHIP MUST BE DESCRIBED.

5. OPTIONAL IF THE AMOUNT PAID FOR THE VESSEL IS INSERTED, IT WILL BE NOTED ON THE VESSEL'S GENERAL INDEX.

6. SELF-EXPLANATORY. USE "REMARKS" SECTION ABOVE IF VESSEL IS NOT SOLD FREE AND CLEAR, OR TO LIST VESSEL APPURTENANCES WHICH ARE NOT SOLD WITH THE VESSEL.

7. SELF-EXPLANATORY.

8. SHOW THE DATE ON WHICH THE INSTRUMENT IS SIGNED.

9. IN ADDITION TO THE PRINTED OR TYPED NAME OF THE SIGNER, SHOW WHETHER THAT PERSON WAS ACTING AS AN OWNER, AS AN AGENT FOR AN OWNER, AS TRUSTEE, AS THE PERSONAL REPRESENTATIVE OR EXECUTOR OF AN ESTATE, OR OTHER CAPACITY WHICH ENTITLED THAT PERSON TO SIGN THE BILL OF SALE.

10. ANY ACKNOWLEDGMENT IN SUBSTANTIAL COMPLIANCE WITH THE LAW OF THE STATE WHERE TAKEN MAY BE ATTACHED TO THIS INSTRUMENT IN LIEU OF THE PREPRINTED ACKNOWLEDGMENT.

PRIVACY ACT STATEMENT

1. **AUTHORITY**: 46 U.S.C. CHAPTER 313, COMMERCIAL INSTRUMENTS AND MARITIME LIENS AND 46 CFR PART 67, DOCUMENTATION OF VESSELS.
2. **PURPOSE**: TO PUBLISH AND PROVIDE A PUBLIC RECORD (AVAILABLE FOR PUBLIC INSPECTION/COPYING) OF THE SALE OR CHANGE OF OWNERSHIP OF A VESSEL WHICH IS DOCUMENTED, WILL BE DOCUMENTED, OR HAS BEEN DOCUMENTED PURSUANT TO 46 U.S.C. CHAPTER 121.
3. **ROUTINE USES**: AUTHORIZED USCG PERSONNEL WILL USE THIS INFORMATION TO VALIDATE THE SALE AND TO DEVELOP STATISTICAL DATA RELATED TO DOCUMENTED VESSELS. ANY DISCLOSURES OF DATA WITHIN THIS RECORD WILL BE MADE IN ACCORDANCE DHS/USCG-013, MARINE INFORMATION FOR SAFETY AND LAW ENFORCEMENT (MISLE), 74 FEDERAL REGISTER (FR) 30305, JUNE 25, 2009.
4. **CONSEQUENCES OF FAILURE TO PROVIDE INFORMATION**: VOLUNTARY. HOWEVER, FAILURE TO PROVIDE THE REQUESTED INFORMATION COULD PREVENT THE BILL OF SALE FROM BEING FILED. FURTHERMORE, BILLS OF SALE WHICH ARE NOT FILED ARE DEEMED INVALID AGAINST ANY PERSON EXCEPT THE GRANTOR OR A PERSON HAVING ACTUAL KNOWLEDGE OF THE SALE.

AN AGENCY MAY NOT CONDUCT OR SPONSOR, AND A PERSON IS NOT REQUIRED TO RESPOND TO A COLLECTION OF INFORMATION UNLESS IT DISPLAYS A VALID OMB CONTROL NUMBER.

THE COAST GUARD ESTIMATES THAT THE AVERAGE BURDEN FOR THIS FORM IS 20 MINUTES. YOU MAY SUBMIT ANY COMMENTS CONCERNING THE ACCURACY OF THIS BURDEN ESTIMATE OR MAKE SUGGESTIONS FOR REDUCING THE BURDEN TO: U.S. COAST GUARD, NATIONAL VESSEL DOCUMENTATION CENTER, 792 T J JACKSON DRIVE, FALLING WATERS, WEST VIRGINIA 25419, OR OFFICE OF MANAGEMENT AND BUDGET, PAPERWORK REDUCTION PROJECT (1625-0027), WASHINGTON, DC 20503.

CG-1340 (08/16) Page 2 of 2

Exhibit G

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Agreement”) is made effective as of [●], 2017, by and between [________], a [________] (“Assignor”), and Falcon Global Holdings LLC, a Delaware limited liability company (“Assignee”). Assignor and Assignee are referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Contribution Agreement (as defined below).

WHEREAS, on August 10, 2017, SEACOR LB Holdings LLC, a Delaware limited liability company (“SLH”), and Montco Offshore, Inc., a Louisiana corporation (“MOI”) entered into that certain Joint Venture Contribution and Formation Agreement (the “Contribution Agreement”) pursuant to which SLH and MOI agreed to form, and contribute certain assets and liabilities to, Assignee; and

WHEREAS, concurrently with the consummation of the transactions contemplated by the Contribution Agreement, Assignor wishes to assign, and Assignee wishes to assume, (a) all of the [SLH Contributed Assets]//[MOI Contributed Assets] (other than the [SLH Contributed Equity Interests]//[MOI Contributed Equity Interests]) and (b) the [Contributed SLH Liabilities]//[Contributed MOI Liabilities], in each case, which are listed on Exhibit [A] hereto (collectively, the “Assigned Assets and Liabilities”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.     Assignment and Assumption. Assignor hereby sells, assigns, transfers, sets over, conveys and delivers to Assignee all of Assignor’s assets, liabilities and obligations in respect of the Assigned Assets and Liabilities and Assignee hereby (a) purchases, and accepts the conveyance, transfer, assignment and delivery of, Assignor’s assets, liabilities and obligations in respect of the Assigned Assets and Liabilities, and (b) assumes and agrees to perform all of Assignor’s obligations and liabilities under the Assigned Assets and Liabilities arising from and after the Closing, in each case in accordance with and subject to the terms and conditions of the Contribution Agreement.

2.     Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will, at the requesting Party’s sole cost and expense, take such further action (including the execution and delivery of such other reasonable instruments of sale, transfer, conveyance, assignment, assumption and confirmation, providing materials and information) as the other Party may reasonably request which actions shall be reasonably necessary to effectuate the transactions contemplated by this Agreement.

3.     Entire Agreement, Binding Effect. This Agreement, together with the Contribution Agreement and the other Related Agreements, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related thereto. This Agreement shall be binding upon, inure for the benefit of and be enforceable by the Parties and their respective successors and assigns.

4.     No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

5.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

6.     Headings. The section or paragraph headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

7.     Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any conflict or choice of law provision that would result in the application of the Laws of any other jurisdiction, except to the extent that the Laws of such state are superseded by the Bankruptcy Code. Each Party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Bankruptcy Court in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each Party hereto hereby irrevocably and unconditionally agrees that all claims or causes of action (whether in contract, tort or otherwise) in respect of any such action or proceeding may be heard and determined in any such court. Each Party hereto agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law or in equity. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.7 of the Contribution Agreement; provided, however, that nothing in this Section 7 shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any suit, action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. The Parties intend that all foreign jurisdictions will enforce any decree of the Bankruptcy Court in any litigation or claim arising out of or relating to this Agreement or the transactions contemplated hereby. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.     Severability. If any provision of this Agreement is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever so long as this Agreement, taken as a whole, still expresses the material intent of the Parties. The invalidity of any one or more phrases, sentences, clauses, sections or subsections of this Agreement shall not affect the remaining portions of this Agreement.

[Remainder of Page Left Intentionally Blank; Signature Page Follows.]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Agreement to be duly executed as of the day and year first above written.

[ASSIGNOR]

By:
Name:
Title:

FALCON GLOBAL HOLDINGS LLC

By:
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]

Exhibit H

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”), is entered into effective as of [●], 2017 (the “Effective Date”), by and between [SEACOR LB Holdings LLC, a Delaware limited liability company (“SLH”)]//[Montco Offshore, Inc., a Louisiana corporation (“MOI”)], and Falcon Global Holdings LLC, a Delaware limited liability company (the “Company”). Each of [SLH]//[MOI] and the Company may be referred to as a “Party” and may be collectively referred to as the “Parties”. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the JV Agreement (as defined below).

RECITALS

WHEREAS, on August 10, 2017, [SLH]//[SEACOR LB Holdings LLC, a Delaware limited liability company (“SLH”)], and [Montco Offshore, Inc., a Louisiana corporation (“MOI”)]//[MOI], entered into that certain Joint Venture Contribution and Formation Agreement (the “JV Agreement”), pursuant to which SLH and MOI agreed to form, and contribute certain assets and liabilities, to the Company;

WHEREAS, [SLH]//[MOI] currently, directly or indirectly, owns 100% of the equity interests of [SEACOR LB Offshore (MI) LLC, a Marshall Islands limited liability company (“SLBO”), and C-Lift LLC, a Delaware limited liability company (“C-Lift” and, collectively with SLBO, the “Contributed Entities”), (the “SLH Contributed Equity Interests”]//[Montco Global, LLC, a Marshall Islands limited liability company (“MGL”), (the “MOI Contributed Equity Interests”)]; and

WHEREAS, concurrently with the consummation of the transactions contemplated by the JV Agreement, on the Effective Date, [SLH]//[MOI] desires to sell, assign, convey, transfer, contribution and deliver to the Company, and the Company desires to purchase, acquire, accept and assume, all of the right, title and interest in and to the [SLH Contributed Equity Interests]//[MOI Contributed Equity Interests].

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties, intending to be legally bound, do hereby agree as follows:

1.     Contribution of the [SLH]//[MOI] Contributed Equity Interests by [SLH]//[MOI]; Membership. Effective as of the Effective Date, [SLH]//[MOI] hereby absolutely, irrevocably and unconditionally sells, assigns, conveys, transfers, contributes and delivers to the Company all of the right, title and interest in and to the [SLH]//[MOI] Contributed Equity Interests, and the Company hereby purchases, acquires, accepts and assumes all of [SLH]//[MOI]’s right, title and interest in and to the [SLH]//[MOI] Contributed Equity Interests, in each case in accordance with and subject to the terms and conditions of the JV Agreement. [SLH]//[MOI] and the Company hereby agree that upon the effectiveness of the transactions contemplated by the immediately preceding sentence, the Company shall be the sole member of [the Contributed Entities]//[MGL] and hold such [applicable SLH]//[MOI] Contributed Equity Interests on the books and records of [the respective Contributed Entity]//[MGL] and for all other purposes. [SLH]//[MOI] and the Company waive all other requirements for transfer, if any, found in the operating agreement or other organizational documents of [each Contributed Entity]//[MGL].

2.     Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will, at the requesting Party’s sole cost and expense, take such further action (including the execution and delivery of such other reasonable instruments of sale, transfer, conveyance, assignment, assumption and confirmation, providing materials and information) as the other Party may reasonably request which actions shall be reasonably necessary to effectuate the transactions contemplated by this Agreement.

3.     No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

4.     Entire Agreement, Binding Effect. This Agreement, together with the JV Agreement and the other Related Agreements, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related thereto. This Agreement shall be binding upon, inure for the benefit of and be enforceable by the Parties and their respective successors and assigns.

5.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

6.     Headings. The section or paragraph headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

7.     Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any conflict or choice of law provision that would result in the application of the Laws of any other jurisdiction, except to the extent that the Laws of such state are superseded by the Bankruptcy Code. Each Party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Bankruptcy Court in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each Party hereto hereby irrevocably and unconditionally agrees that all claims or causes of action (whether in contract, tort or otherwise) in respect of any such action or proceeding may be heard and determined in any such court. Each Party hereto agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law or in equity. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.7 of the JV Agreement; provided, however, that nothing in this Section 7 shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any suit, action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. The Parties intend that all foreign jurisdictions will enforce any decree of the Bankruptcy Court in any litigation or claim arising out of or relating to this Agreement or the transactions contemplated hereby. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

2

8.     Severability. If any provision of this Agreement is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever so long as this Agreement, taken as a whole, still expresses the material intent of the Parties. The invalidity of any one or more phrases, sentences, clauses, sections or subsections of this Agreement shall not affect the remaining portions of this Agreement.

[Remainder of Page Left Intentionally Blank; Signature Page Follows.]

3

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

[SEACOR LB HOLDINGS LLC]//[MONTCO OFFSHORE, INC.]

By:
Name:
Title:

FALCON GLOBAL HOLDINGS LLC

By:
Name:
Title:

[Signature Page to [SLH]//[MOI] Contribution Agreement]

Exhibit I

License Agreement

This License Agreement (this “Agreement”) is entered into this [●] day of [●], 2017, by and between [●], a [●] (“Licensor”), and each of the entities listed as a Licensee on Schedule A attached hereto (each a “Licensee”, and collectively, the “Licensees”).

RECITALS:

WHEREAS, on August 10, 2017, SEACOR LB Holdings LLC, a Delaware limited liability company (“SLH”), and Montco Offshore, Inc., a Louisiana corporation (“MOI”), entered into that certain Joint Venture Contribution and Formation Agreement (the “Contribution Agreement”) pursuant to which SLH and MOI agreed to form, and contribute certain assets to, Falcon Global Holdings LLC, a Delaware limited liability company (the “Company”);

WHEREAS, pursuant to the terms of, and concurrently with the consummation of the transactions contemplated by, the Contribution Agreement, SLH and MOI are entering into that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof (the “Company LLC Agreement”), to give effect to certain transactions contemplated by the Contribution Agreement and to continue the operation of the Company;

Whereas, Licensor is the owner of all right, title and interest in the names, trade names, trademarks, service marks, logos, trade dress and other indicia of origin that includes, relates to or derives from any such names, marks, logos, or dress, together with all intellectual property rights therein and goodwill associated therewith and symbolized thereby (collectively, “Intellectual Property”) described on Exhibit A attached hereto (the “Owned Marks”);

[WHEREAS, pursuant to (a) that certain Distribution Agreement, dated May 10, 2017, by and between Licensor and SEACOR Holdings Inc., a Delaware corporation (“SEACOR”), and (b) that certain License Agreement, dated [●], 2017, by and between Licensor and SEACOR, Licensor was granted and possesses a valid and enforceable perpetual right to use and sublicense the Intellectual Property described on Exhibit B attached hereto (the “Licensed Marks”);]1

Whereas, in connection with the consummation of the transactions contemplated by the Contribution Agreement, each Licensee desires to obtain a license to use the Owned Marks [and the Licensed Marks (collectively, the “Licensed Property”)], and Licensor desires to grant such licenses to each Licensee on terms more fully set forth herein; and

Whereas, it is the mutual desire and intention of the parties that the Licensees be authorized and permitted to use the respective [Owned Marks]//[Licensed Property] in the manner, and subject to the terms and conditions, set forth in this Agreement.

1   All provisions herein relating to Licensed Marks and Licensed Property apply only to the SLH License Agreement and will not be included in the License Agreement for MOI.

NOW THEREFORE, in consideration of the premises and the mutual covenants and promises of the parties, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.     Incorporation of Recitals. The Recitals set forth above are herein incorporated by reference and made a part of this Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Contribution Agreement.

2.     Grant of License. Licensor grants to each Licensee a fully paid-up, non-exclusive, non-assignable (except as provided in Section 10), non-sublicensable, royalty-free, limited license to use the [Owned Marks]//[Licensed Property] and the goodwill associated therewith during the term of this Agreement solely in connection with the ownership and operation of the Business contributed to the Company pursuant to the Contribution Agreement (the “License”). Nothing herein shall be construed to prevent Licensor from granting any other licenses for the use of the [Owned Marks]//[Licensed Property].

3.     Ownership Rights Reserved.

(a)     The parties acknowledge and agree that (i) all rights in and to the [Owned Marks]//Licensed Property] and all goodwill associated therewith are and shall remain vested in Licensor, (ii) Licensor is the sole owner of the Owned Marks, [(iii) Licensor has a valid and enforceable perpetual right to use and sublicense the Licensed Marks,] and (iv) this Agreement will not and does not create in any Licensee any ownership interest or legal title in or to the [Owned Marks]//[Licensed Property] and nothing herein shall grant to any Licensee any right, title or interest in the [Owned Marks]//[Licensed Property] other than the right to use the [Owned Marks]//[Licensed Property] in accordance with this Agreement. The Licensees’ use of the [Owned Marks]//[Licensed Property] and related goodwill shall inure solely to the benefit of and be on behalf of Licensor.

(b)     If at any time any Licensee acquires any rights (including Intellectual Property rights) in, or applications or registrations for, any of the [Owned Marks]//Licensed Property] (or any derivatives or other renderings thereof, or other indicia of origin that relates, or which is confusing similar, thereto, whether or not developed by such Licensee), upon Licensor’s request and at no expense to Licensor, such Licensee shall assign all such rights, applications, registrations, derivatives or other renderings and indicia of origin and other related rights to Licensor.

4.     Uses of [Owned Marks]//Licensed Property]. No Licensee shall alter the [Owned Marks]//[Licensed Property] in any way without the prior written consent of Licensor, which consent shall not be unreasonably withheld. No Licensee shall contest (a) Licensor’s ownership of the Owned Marks, (b) [SEACOR’s ownership of the Licensed Marks,] or (c) Licensor’s perpetual right to use the [Owned Marks]//[Licensed Property]. Each Licensee shall use all commercially reasonable efforts to assist Licensor to protect and enforce the [Owned Marks]//[Licensed Property] (including taking any action reasonably requested by Licensor in connection therewith), and each Licensee agrees that it shall not at any time do, or cause to be done, anything that would, in Licensor’s sole discretion, be detrimental to, injure or impair any of the [Owned Marks]//[Licensed Property] or its registration or goodwill, or any of Licensor’s common law or other rights in the [Owned Marks]//[Licensed Property], or the validity of (i) Licensor’s exclusive ownership of all right, title and interest in and to the Owned Marks, (ii) [SEACOR’s exclusive ownership of all right, title and interest in and to the Licensed Marks] and (iii) Licensor’s perpetual right to use the [Owned Marks]//[Licensed Property]. Each Licensee shall comply with all applicable laws, rules and regulations in the use of the [Owned Marks]//[Licensed Property] pursuant to this Agreement. Upon Licensor’s request, a Licensee hereunder shall provide to Licensor specimens of marketing and informational materials in order for Licensor to monitor consistency of such materials with such Licensee’s obligations under this Agreement.

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5.     Conformance with Standards. Each Licensee agrees that the nature and quality of the services supplied, actions taken, and the business conducted, in each case, in connection with the use of the [Owned Marks]//[Licensed Property], as permitted herein, shall conform to the Licensor’s quality standards established by Licensor’s use of the [Owned Marks]//[Licensed Property] in connection with the [MOI]//[SLH] Business immediately prior to the date of this Agreement. No Licensee shall use any of the [Owned Marks]//[Licensed Property] in connection with any services, actions or business that do not meet such standards. If Licensor determines, in its sole discretion, that any use of a Licensee of the [Owned Marks]//[Licensed Property] is inappropriate, disparaging, impairing, or harmful or detrimental to, the [Owned Marks]//[Licensed Property] and the goodwill associated therewith, such Licensee shall immediately cease and desist all such use and correct, cure or remedy such use in a manner acceptable to Licensor in its sole discretion.

6.     Term and Effect of Termination.

(a)     This Agreement will remain in full force and effect from the date of this Agreement until terminated in accordance with this Section 6.

(b)     This Agreement will terminate upon any of the following events:

i.	if any Licensee materially breaches this Agreement and fails, within fifteen (15) days after receiving written notice from Licensor of such breach, to cure such breach, if capable of being cured;

ii.	immediately upon none of Licensor, or any of Licensor’s controlled affiliates, being a Member (as defined in the Company LLC Agreement) of, or otherwise owning an interest in, the Company;

iii.

immediately upon delivery of written notice from Licensor to the Licensees, if any Licensee becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits an appointment of a receiver for its business or assets or becomes subject to any involuntary proceedings under any U.S. bankruptcy or insolvency law; and

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iv.	immediately, at any time, upon thirty (30) days written notice at the Licensor’s election, with or without cause.

(c)     In the event of termination of this Agreement, each Licensee shall take all necessary action to, as promptly as practicable following such termination, (i) remove the [Owned Marks]//[Licensed Property] from, or cover or conceal the [Owned Marks]//[Licensed Property] on, any assets or other properties of such Licensee or otherwise refrain from the use and display of any such assets or properties on which any of the [Owned Marks]//[Licensed Property] is affixed, and (ii) terminate any agreements relating to the [Owned Marks]//[Licensed Property] in accordance with the terms of such agreements.

(d)      This Section 6, Section 3(b) and Sections 7 through 20 shall survive any termination of this Agreement.

7.     Remedies; Indemnity.

(a)     Licensor assumes no liability to any Licensee or to third parties with respect to the activities undertaken by any Licensee with respect to the [Owned Marks]//[Licensed Property]. Licensor’s right to terminate this Agreement is not an exclusive remedy for any breach and Licensor shall be entitled alternatively, and cumulatively, to damages for any breach of this Agreement or to any other remedy available at law or in equity.

(b)     Each Licensee shall indemnify Licensor against any loss or losses incurred through claims, actions or lawsuits by third parties against (or involving) Licensor involving, in connection with, or arising from the License, or such Licensee’s use in any respect of the License, including, but not limited to, such Licensee’s rendering and/or promotion of any items developed by such Licensee under the [Owned Marks]//[Licensed Property], and will hold Licensor harmless for any damages, attorneys’ fees or otherwise, which Licensor may be required to pay as a result of such claims, actions or lawsuits being asserted against (or involving) Licensor involving, in connection with, or arising out of the License or such Licensee’s use in any respect of the License.

(c)     Each Licensee acknowledges and agrees that Licensor would be damaged irreparably in the event that any Licensee does not perform its obligations under this Agreement in accordance with its specific terms or otherwise breaches this Agreement, so that, in addition to any other remedy that Licensor may have under law or equity, Licensor shall be entitled, without the requirement of posting a bond or other security, to injunctive relief to prevent any breaches of the provisions of this Agreement by any Licensee and to enforce specifically this Agreement and the terms and provisions hereof.

8.     Entire Agreement. This Agreement, together with the Contribution Agreement, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. It supersedes any prior agreement or understandings among them with respect to the subject matter hereof, and it may not be modified or amended in any manner other than as set forth herein.

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9.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

10.     Assignment. Each Licensee, without Licensor’s prior consent, shall have the right to assign this Agreement and such Licensee’s rights hereunder to any of its controlled affiliates, without relieving such Licensee of its obligations hereunder. All other assignments of this Agreement or the rights hereunder by a Licensee hereunder shall require the prior written consent of the Licensor. Licensor may assign this Agreement in conjunction with the sale or other disposition of the [Owned Marks]//Licensed Property], or otherwise with the written consent of the Company. Any assignment or attempt by a party to assign any of its rights or delegate any of its duties hereunder in violation of this Section 10 shall be null and void and of no force and effect. An assignee hereunder must expressly assume, in writing, the obligations of its respective assignor hereunder. This Agreement will be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns.

11.     Amendments. No amendment, waiver, modification, replacement, termination or cancellation of any provision of this Agreement will be valid unless the same shall be in writing and signed by each of the parties hereto.

12.     Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing except as expressly provided herein. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient; (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (c) upon receipt of confirmation of receipt if sent by facsimile transmission; (d) on the day such communication was sent by e-mail; or (e) three (3) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to any Licensee, to:

Falcon Global Holdings LLC

7910 Main Street, 2nd Floor

Houma, Louisiana 70360

Attention: [_______]

Facsimile: [_______]

E-mail: [_______]

If to Licensor, to:

[●]

[●]

[●]

Attention: [●]

E-mail: [●]

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with a copy (which copy shall not constitute notice) to:

[●]

[●]

[●]

Attention: [●]

E-mail: [●]

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 8.

13.     Waiver. Any waiver hereunder shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

14.     Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

15.     Headings. Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

16.     Mutual Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

17.     No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than each party hereto and their respective successors and permitted assigns.

18.     Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of New York (without giving effect to the principles of conflict of Laws thereof that would cause the application of the Laws of any other jurisdiction), except to the extent that the Laws of such state are superseded by the Bankruptcy Code.

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19.     Submission to Jurisdiction; Service of Process.

(a)     Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the U.S. sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each party hereto hereby irrevocably and unconditionally agrees that all claims or causes of action (whether in contract, tort or otherwise) in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. Each party hereto agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)     Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or federal court. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)     Each party hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 8 hereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

20.     Waiver of Jury Trial. Each party hereto irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation or claim arising out of or relating to this Agreement or the transactions contemplated hereby.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

LICENSOR

[●]

By:

___________________________________

Name:

Title:

[Signature Page to License Agreement]

LICENSEES

Falcon Global Holdings LLC

By:

___________________________________

Name:

Title:

Falcon Global USA LLC

By:

___________________________________

Name:

Title:

[●]

By:

___________________________________

Name:

Title:

[Signature Page to License Agreement]

SCHEDULE A

1.	Falcon Global Holdings, LLC
2.	Falcon Global USA LLC
3.	[●]

[Schedule A]

EXHIBIT A

Owned Marks

[The Intellectual Property associated with the “Montco Offshore” name, mark and logo.] //[The Intellectual Property associated with the “SEACOR Marine” name, mark and logo and the “SEACOR Liftboats” name, mark and logo.]

[Exhibit A]

[EXHIBIT B]

[Licensed Marks]

[The Intellectual Property associated with the “SEACOR” name, mark and logo.]

[Exhibit B]